EXHIBIT 10(c)1

Georgia Power Company has requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Georgia Power Company has omitted such portions from this filing and filed them separately with the Securities and Exchange Commission. Such omissions are designated as "[***]."

ENGINEERING, PROCUREMENT AND CONSTRUCTION

AGREEMENT

BETWEEN

GEORGIA POWER COMPANY, FOR ITSELF AND AS AGENT FOR OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA AND THE CITY OF DALTON, GEORGIA, ACTING BY AND THROUGH ITS BOARD OF WATER, LIGHT AND SINKING FUND COMMISSIONERS, AS OWNERS

AND

A CONSORTIUM CONSISTING OF WESTINGHOUSE ELECTRIC COMPANY LLC AND STONE & WEBSTER, INC., AS CONTRACTOR

FOR

UNITS 3 & 4 AT THE VOGTLE ELECTRIC GENERATING PLANT SITE

IN WAYNESBORO, GEORGIA

DATED AS OF APRIL 8, 2008

Page
ARTICLE 1 DEFINITIONS	2
ARTICLE 2 INTERPRETATION	18
ARTICLE 3 SCOPE OF WORK	20
3.1 General Scope	20
3.2 Phase I-Limited Notice to Proceed	20
3.3 Phase II-Full Notice to Proceed	21
3.4 Project Schedule	21
3.5 Contractor Responsibilities	23
ARTICLE 4 OWNERS' RESPONSIBILITIES AND RIGHTS	38
4.1 Owners' Responsibilities	38
4.2 Owners' Right to Inspect, Stop and Re-Perform Work	40
ARTICLE 5 QUALITY ASSURANCE	41
5.1 Quality Assurance Program	41
5.2 Subcontractor and Vendor Quality Assurance	42
5.3 Quality Control and Inspection Activities	42
5.4 Access and Auditing on-Site and Other Facilities	42
5.5 Witness Points and Hold Points	43
ARTICLE 6 CONTRACT PRICE	44
6.1 Contract Price	44
ARTICLE 7 PRICE ADJUSTMENT PROVISIONS	44
7.1 Price Adjustment Methodology	44
7.2 [***]	44
7.3 [***]	44
ARTICLE 8 PAYMENTS	44
8.1 Respective Payment Responsibility	44
8.2 Payment for [***]	46
8.3 [***] Price Payments	46
8.4 Final Payment	47
8.5 Supporting Documentation; Payment Disputes	47
8.6 No Acceptance by Payment	48

i

(continued)

Page
8.7 Security for Payment by Owners	48
8.8 Separate Payments to Consortium Members	49
8.9 Conditions of Payments; Punch List Withholding	49
8.10 Long Lead Materials	50
ARTICLE 9 CHANGES	51
9.1 Entitlement to Change	51
9.2 Owner-Directed Changes	52
9.3 Effect of Changes	52
9.4 Notice of a Change	52
9.5 Disputes over Changes	53
9.6 Changes for Contractor's Convenience	53
ARTICLE 10 UNCONTROLLABLE CIRCUMSTANCES	54
10.1 Uncontrollable Circumstances	54
10.2 Burden of Proof	55
10.3 Excused Performance	55
ARTICLE 11 TESTING	55
11.1 Scope and Objective of Testing	55
11.2 Construction and Installation Tests	56
11.3 Preoperational System Tests	57
11.4 Start-up Tests Objectives and Protocol	58
11.5 Performance Tests	60
11.6 Performance Guarantees	63
ARTICLE 12 STAGES OF COMPLETION	65
12.1 Turnover	65
12.2 Unit Mechanical Completion	66
12.3 Start-up Test Completion	66
12.4 Substantial Completion	67
12.5 Punch List	68
12.6 Final Completion	68
ARTICLE 13 DELAY AND PERFORMANCE GUARANTEES; BONUSES	69

(continued)

Page
13.1 Delay Liquidated Damages	69
13.2 Early Completion Bonus	69
13.3 Performance Liquidated Damages	70
13.4 Performance Bonus	71
13.5 Payment	71
ARTICLE 14 WARRANTY	71
14.1 Equipment	71
14.2 Services	74
14.3 Warranty Period	75
14.4 Warranty Period Extension	76
14.5 Warranty of Title	76
14.6 Limitations and Disclaimers	76
ARTICLE 15 INDEMNITY	78
15.1 Third Party Claims	78
15.2 Damage to Property	78
15.3 Intellectual Property Indemnity	78
15.4 Nuclear Indemnity and Insurance	79
15.5 Indemnity Procedures	80
ARTICLE 16 INSURANCE	81
16.1 Type of Program	81
16.2 Phase I Insurance Requirements	82
16.3 Phase II Insurance Requirements	83
16.4 Additional Insurance Terms	85
ARTICLE 17 LIMITATION OF LIABILITY	85
17.1 No Consequential Damages	85
17.2 Maximum Total Liability	86
17.3 Division of Liability	86
17.4 Parent Guarantee	86
ARTICLE 18 LIENS; SECURITY	87
18.1 Liens	87

(continued)

Page
18.2 Discharge or Bond	87
ARTICLE 19 CONFIDENTIAL AND PROPRIETARY INFORMATION	88
19.1 Protection of Owner Confidential and Proprietary Information	88
19.2 Protection of Contractor's Confidential and Proprietary Information	89
19.3 Special Procedures Pertaining to Contractor's Confidential and Proprietary Information	91
19.4 Software	95
19.5 Publicity	95
19.6 Conditional License Grant	95
19.7 Procedures for Disclosure to Related Party Recipients	96
ARTICLE 20 REPRESENTATIONS AND WARRANTIES	97
20.1 Representations and Warranties of Contractor	97
20.2 Representations and Warranties of Owners	98
20.3 Direct Representations by Owners	99
20.4 Consortium Not a Partnership	99
ARTICLE 21 TITLE; RISK OF LOSS	99
21.1 Transfer of Title; Intellectual Property	99
21.2 Risk of Loss	100
ARTICLE 22 SUSPENSION AND TERMINATION	101
22.1 Suspension by the Owners for Convenience	101
22.2 Contractor Event of Default	101
22.3 Termination by Owners for Convenience	103
22.4 Termination because of Uncontrollable Circumstance, Government Action or Other Causes	103
22.5 Termination by Contractor	104
22.6 Actions Required of Contractor upon Termination	105
ARTICLE 23 SAFETY; INCIDENT REPORTING	105

(continued)

Page
23.1 Designated Contractor Safety Representative	105
23.2 OSHA and Other Laws	106
23.3 Cooperation in Governmental Investigations and Inspections	107
23.4 Audit	107
ARTICLE 24 QUALIFICATIONS AND PROTECTION OF ASSIGNED PERSONNEL	107
24.1 Contractor's Personnel	107
24.2 Screening Measures	109
24.3 Training of Employees	110
24.4 NRC Whistleblower Provision	110
24.5 Respirator Protection	110
ARTICLE 25 RECORDS AND AUDIT	110
25.1 Technical Documentation	110
25.2 Accounting Records	110
25.3 Maintenance of Records Generally	111
25.4 Right to Audit	111
25.5 Sales Tax Records	111
25.6 Acknowledgement of Owners' Co-ownership Agreements	112
ARTICLE 26 TAXES	112
26.1 Taxes	112
26.2 Changes in Import Fees and Duties	113
26.3 Sales and Use Tax on Equipment	113
26.4 Property Taxes	113
26.5 Tax Indemnification	113
26.6 Pollution Control Equipment Information	114
ARTICLE 27 DISPUTE RESOLUTION	114
27.1 Claims	114
27.2 Change Disputes	114
27.3 Resolution by Negotiation	114

v

(continued)

Page
27.4 Mediation	115
27.5 [***]	115
27.6 Exclusive Resolution Procedures; Equitable Remedies	118
27.7 Continuation of Work	118
ARTICLE 28 NOTICES	118
28.1 General	118
28.2 Notices Not Permitted by Facsimile or Email	119
ARTICLE 29 ASSIGNMENT	120
ARTICLE 30 WAIVER	120
30.1 Non Waiver	120
30.2 No Implied Waiver	121
ARTICLE 31 MODIFICATION	121
ARTICLE 32 SURVIVAL	121
ARTICLE 33 TRANSFER	121
ARTICLE 34 APPLICABLE LAW; WAIVER OF JURY TRIAL; VENUE	122
34.1 Governing Law	122
34.2 Waiver of Jury Trial	122
34.3 Venue	122
ARTICLE 35 FEDERAL ACQUISITION REGULATIONS REQUIREMENTS	122
35.1 Inclusion of FARs	122
35.2 Full Text of Clauses	123
35.3 Debarment	123
ARTICLE 36 RELATIONSHIP OF OWNERS AND CONTRACTOR	123
ARTICLE 37 THIRD PARTY BENEFICIARIES	124
ARTICLE 38 MISCELLANEOUS PROVISIONS	124
38.1 Rights Exclusive	124
38.2 Severability	124
38.3 Entire Agreement	124
38.4 Counterparts	124
38.5 Further Assurances	125

EXHIBITS

Exhibit	Description of Exhibit

A	Scope of Work/Supply and Division of Responsibilities
B	Contractor Organization Chart
C	Government Approvals
D	Description of Site
E-1	Project Schedule
E-2	Critical Milestones
F	Payment Schedules
G	Time and Material Rates and Charges
H	Pricing
I	Early Service Equipment
J	Price Adjustment Provisions
K	Contractor's Costs
L	Net Electric Guarantee Conditions and Load List
M	Form of Software License
N	Industry Codes and Standards
O-1	Proprietary Data Agreement
O-2	List of Intellectual Property Subject To Third Party License Terms
O-3-A	Related Party Recipient Form of Confidentiality Agreement
O-3-B	Form of Acknowledgement
O-3-C	Procedures for Disclosure to Related Party Recipients
P-1	Major Vendors
P-2	Subcontractors
Q	Equipment with Owner-Designated Witness and Hold Points
R	Site Condition Information
S	Form of Lien Waivers and Releases
T	Extended Equipment Warranty Periods
U	Form of Letter of Credit
V-1	Form of Toshiba Guarantee
V-2	Form of Shaw Guarantee
V-3	Form of Parent Company Guarantee
W	Monthly Status Report
X	Form of Contractor Affidavit
Y	Flow-Down Clauses
Z	Environmental, Health, and Safety Specifications

vii

ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

This ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT (the “Agreement”) is entered into as of the 8th day of April, 2008 (the “Effective Date”), by and between GEORGIA POWER COMPANY, a Georgia corporation (“GPC”), acting for itself and as agent for OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), an electric membership corporation formed under the laws of the State of Georgia, MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA, a public body corporate and politic and an instrumentality of the State of Georgia, and THE CITY OF DALTON, GEORGIA, an incorporated municipality in the State of Georgia acting by and through its Board of Water, Light and Sinking Fund Commissioners, and a consortium consisting of WESTINGHOUSE ELECTRIC COMPANY LLC, a Delaware limited liability company having a place of business in Monroeville, Pennsylvania (“Westinghouse”), and STONE & WEBSTER, INC. a Louisiana corporation having a place of business in Charlotte, North Carolina (“Stone & Webster”). Except where the context otherwise requires, Westinghouse and Stone & Webster hereinafter are individually referred to as a “Consortium Member” and collectively as “Contractor”. Owners and Contractor may be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Owners desire to develop, license, procure and have constructed a two-unit, nuclear-fueled electricity generation facility to be located at the existing site of the Vogtle Electric Generating Plant in Waynesboro, Georgia;

WHEREAS, it is the expectation of GPC that construction of the new facility will begin upon issuance of a certificate for public convenience and necessity by the Georgia Public Service Commission, that all costs incurred in the construction of the facility will be incurred in compliance with such certificate, as it may be amended, and that all costs incurred by GPC during the construction period and verified by the Georgia Public Service Commission will be included in the rate base and fully recovered;

WHEREAS, Westinghouse is engaged in the business of designing, developing, supplying and testing commercial nuclear facilities and has developed a pressurized water Nuclear Power Plant known as the AP1000 for which the U.S. Nuclear Regulatory Commission has issued a Standard Design Certification in the form of a rule set forth in Appendix D to 10 C.F.R. Part 52;

WHEREAS, Stone & Webster is engaged in the business of designing and constructing industrial and power generation facilities;

WHEREAS, Westinghouse and Stone & Webster desire to assist Owners in the licensing of and to design, engineer, procure, construct and test two AP1000 Nuclear Power Plants and related facilities, structures and improvements at the Vogtle plant site in Georgia to be designated VEGP Units 3 and 4; and

WHEREAS, Owners and Contractor now desire to enter into this Agreement to provide for, among other things, the design, engineering, procurement, installation, construction and technical support of start-up and testing of equipment, materials and structures comprising the Facility.

NOW, THEREFORE, in consideration of the recitals, the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties, intending to be legally bound, stipulate and agree as follows:

ARTICLE 1

DEFINITIONS

Defined Terms. For purposes of this Agreement, the following words and expressions shall have the meanings hereby assigned to them, except where the context clearly indicates a different meaning is intended.

“AAA” means the American Arbitration Association.

“[***]” has the meaning set forth in Section 7.2(a).

“[***]” has the meaning set forth in Section 7.2(a).

“[***]” has the meaning set forth in Section 7.2(a).

“[***]” has the meaning set forth in Section 7.2(a).

“[***]” has the meaning set forth in Section 7.2(a).

“AEA” means the Atomic Energy Act of 1954, 42 U.S.C. § 2011 et seq.

“Affected Party” has the meaning set forth in Section 10.1.

“Affiliate” means, with respect to any Party, any other Person that (a) owns or controls, directly or indirectly, the Party, (b) is owned or controlled by the Party, or (c) is under common ownership or control with the Party, where “own” means ownership of fifty percent (50%) or more of the equity interests or rights to distributions on account of equity of the Party and “control” means the power to direct the management or policies of the Party, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning set forth in the first paragraph above and shall include all Exhibits and amendments hereto (including Change Orders).

“AP1000 Facility Information” means the information within Contractor's Scope of Work, in the form of electronic databases, documents, and drawings that pertain to Facility design, engineering, licensing, analysis, installation, performance, testing, operation and maintenance and will be maintained by Contractor. Collectively, this information, either directly or by reference, will reflect the current approved AP1000 Nuclear Power Plant associated with Contractor’s Scope of Work, including but not limited to applicable design work performed under the NuStart program, at any point in time. The deliverable portion of this information, as defined in Table 2 of Exhibit A, will be provided to Owners via an Information Management System (IMS).

2

“AP1000 Nuclear Power Plant” means an electric generating plant utilizing the AP1000 standard design as certified by the Nuclear Regulatory Commission in Appendix D to 10 C.F.R. Part 52 and consisting of both the Standard Plant and the Non-Standard Plant as further described in Table 1 of Exhibit A.

“Appendix B Subcontractors” has the meaning set forth in Section 5.2.

“Arbitrable Claim” has the meaning set forth in Section 27.5(a).

“Arbitral Panel” has the meaning set forth in Section 27.5(b).

“Business Day” means every calendar day other than Saturday, Sunday or a legal holiday recognized by the State of Georgia.

“Chairman” has the meaning set forth in Section 27.5(b).

“Change” has the meaning set forth in Section 9.1.

"Change Dispute" has the meaning set forth in Section 27.2.

"Change Dispute Notice" has the meaning set forth in Section 27.2.

“Change in Law” means (a) the adoption or change, after the Effective Date, of or in the judicial or administrative interpretation of any Laws (excluding any Laws relating to net income Taxes), which is inconsistent or at variance with any Laws in effect prior to the Effective Date, (b) the imposition after the Effective Date of any requirement for a new Government Approval, or (c) the imposition by a Government Authority after the Effective Date of any condition or requirement (except to the extent that any conditions or requirements result from the acts or omissions of Contractor or a Subcontractor or Vendor) not required as of the Effective Date affecting the issuance, renewal or extension of a Government Approval. [***]

“Change Order” has the meaning set forth in Section 9.5.

“Claim” has the meaning set forth in Section 27.1.

“Claim Threshold Amount” means (i) for a monetary Claim, that a Party has in good faith alleged that such Claim involves an amount in controversy of greater than [***] and/or (ii) for a Claim involving an adjustment to the Project Schedule, that a Party has in good faith alleged that such Claim involves an adjustment to the Project Schedule in excess of [***]. If a Claim alleges both an amount and adjustment to the Project Schedule in controversy, such Claim will fall below the Claim Threshold Amount only if both (i) the amount in controversy is equal to or less than [***] and (ii) the adjustment to the Project Schedule in controversy is equal to or less than [***].

“Combined Operating License” or “COL” means the combined construction and operating license expected to be issued to the Owners pursuant to 10 C.F.R. Part 52 for the Facility.

3

“Combined Operating License Application” or “COLA” means the COL application for the Facility at the Site that will be submitted to the NRC, as such application may be updated or changed from time to time.

“Commercial Information” has the meaning set forth in Section 19.7.

“Confidential and Proprietary Information” means the terms of this Agreement and any and all information, data, software, matter or thing of a secret, confidential or private nature identified as confidential and/or proprietary information or the like by the Party which claims the information to be proprietary, relating to the business of the disclosing Party or its Affiliates, including matters of a technical nature (such as know-how, processes, data and techniques), matters of a business nature (such as information about schedules, costs, profits, markets, sales, customers, suppliers, the parties’ contractual dealings with each other and the projects that are the subject-matter thereof), matters of a proprietary nature (such as information about patents, patent applications, copyrights, trade secrets and trademarks), other information of a similar nature, and any other information which has been derived from the foregoing information by the receiving Party; provided, however, that Confidential and Proprietary Information shall not include information which: (a) is legally in possession of the receiving Party prior to receipt thereof from the other Party; (b) the receiving Party can show by reasonable evidence to have been independently developed by the receiving Party or its employees, consultants, Affiliates or agents; (c) enters the public domain through no fault of the receiving Party or others within its control; (d) is disclosed to the receiving Party by a third party, without restriction or breach of an obligation of confidentiality to the disclosing Party or (e) is legally required to be disclosed; provided that the receiving Party uses its reasonable best efforts to notify the other Party of a request or subpoena for the production of any such information and provides such Party with an opportunity to resist such a request or subpoena.

“Confidentiality Agreement” has the meaning set forth in Section 19.1(f).

“Consortium Member” has the meaning set forth in the opening paragraph of this Agreement.

“Construction and Installation Tests” means those tests as provided in Section 11.2.

“Construction Documents” means the detailed drawings and Specifications setting forth in detail the requirements for the construction of the Non-Standard Plant.

“Construction Equipment” means equipment, machinery, materials and/or test equipment used in the excavation, civil work, mechanical/electrical installation and/or testing of the Facility, until such equipment is no longer needed for tasks associated with Contractor’s Scope of Work, and which will not become a permanent part of the Facility.

“Contract Price” means the sum of the [***].

“Contractor” has the meaning set forth in the opening paragraph of this Agreement.

“Contractor Controlled Insurance Program” or “CCIP” has the meaning set forth in Section 16.1.

“Contractor Disclosable Information” has the meaning set forth in Section 19.3(a).

4

“Contractor Event of Default” has the meaning set forth in Section 22.2(a).

“Contractor Interests” means Contractor and its (or their) members, and its (or their) respective Affiliates, successors and assigns, including any tier of the foregoing, its (or their) Subcontractors and Vendors of any tier, and employees of all the foregoing, this being limited to activity connected in any way with this Agreement.

“Contractor Non-Disclosable Information” has the meaning set forth in Section 19.3(a).

“Contractor’s Authorized Representative” means the Person whom Contractor designates in writing to act on behalf of Contractor under this Agreement.

“Contractor’s Costs” has the meaning described in Exhibit K.

“Contractor’s Deductible Portion” means the portion of any applicable insurance deductibles for which Contractor shall be responsible as provided in Section 16.4(c).

“Contractor’s Government Approvals” means the Government Approvals identified in Exhibit C as being provided by Contractor.

“Contractor’s Project Director” means the individual whom Contractor designates in writing to administer this Agreement on behalf of Contractor and who shall also serve as Contractor’s Authorized Representative.

“Correction Period” means, for a Unit, the period commencing on the Guaranteed Substantial Completion Date for such Unit and ending upon [***].

“Corrective Action Program” means measures established to assure that conditions adverse to quality, including, but not limited to, failures, malfunctions, deficiencies, deviations, defective material and Equipment, and non-conformances are promptly identified and corrected. The measures shall assure that the cause of the condition is determined and corrective action taken to preclude repetition. The Corrective Action Program is part of the Quality Assurance Program.

“Critical Milestone” means each of the events set forth in Exhibit E-2.

“Dalton Utilities” has the meaning set forth in Section 8.1(a).

“Dalton Utilities Assets” has the meaning set forth in Section 8.1(a).

“Day” as used in the Agreement means a calendar day and includes Saturdays, Sundays and legal holidays.

“Delay Liquidated Damages” has the meaning set forth in Section 13.1.

“Design Bases” shall have the meaning ascribed to it in 10 C.F.R. § 50.2.

“Design Certification” means the standard design certification rule for the AP1000 Nuclear Power Plant set forth in Appendix D to 10 C.F.R. Part 52 (71 FR 4464; January 27, 2006).

5

“Design Control Document” or “DCD” means the AP1000 Nuclear Power Plant Design Control Document, APP-GW-GL-700, Rev. 16, together with Technical Report 134, revision 4.

“Design Development Documents” means those documents for the Non-Standard Plant consisting of drawings, models, specifications, plans and other documents necessary to fix and describe the Non-Standard Plant with respect to the civil engineering, structural, instrumentation, control, mechanical, electrical, plumbing, fire protection, acoustical and life safety systems to be incorporated therein.

“Designated Persons” has the meaning set forth in Section 4.2(a).

“Development Agreement” means that certain Plant Vogtle Owners Agreement Authorizing Development, Construction, Licensing and Operation of Additional Generating Units, by and among the Owners, dated as of May 13, 2005.

“Documentation” means the documents that Contractor has agreed to provide in its Scope of Work, the categories of which are described in Table 2 of Exhibit A.

“DOE” means the U.S. Department of Energy.

“DOR” has the meaning set forth in Section 25.4.

“Early Completion Bonus” has the meaning set forth in Section 13.2.

“Effective Date” has the meaning set forth in the opening paragraph of this Agreement.

“Environmental Laws” means any and all statutes, laws, treaties, decrees, executive orders, rules, regulatory orders, directives, judgments, writs, approvals, ordinances, policies, regulations, interpretations and permits or other similar legal requirements as in effect, and as may be amended during the term of this Agreement, of a court, arbitrator, or governmental or political agency, body, or instrumentality with jurisdiction over a Party, the Facility or any Hazardous Materials connected with the Work, relating or applicable to pollution, protection of the environment, and health and safety issues, and including Releases or threatened Releases of Hazardous Materials, Remediation due to Hazardous Materials, the manufacturing, generation, use, processing, treatment, recycling, storage, handling and disposal of Hazardous Materials, human or natural exposure to Hazardous Materials, and interference with the use of property caused by or resulting from Hazardous Materials. Environmental Laws include without limitation the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Oil Pollution Act, 33 U.S.C. Section 2701 et seq.; the Endangered Species Act, 16 U.S.C. Section 1531 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321, et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. (to the extent relating to human exposure to Hazardous Materials); the Homeland Security Appropriations Act of 2007, 109 P.L. 295; 120 Stat. 1355 (to the extent relating to the security of Hazardous Materials); the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Safe

6

Drinking Water Act, 42 U.S.C. Section 300f et seq.; Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; Atomic Energy Act, 42 U.S.C. Section 2014 et seq.; Nuclear Waste Policy Act, 42 U.S.C. Section 10101 et seq.; and their state, tribal and local counterparts or equivalents and regulations issued pursuant to any of those statutes.

“Equipment” means machinery, computer hardware and its associated software, apparatus, components, articles, materials and items of any kind that will become a permanent part of the Facility to be provided by the Contractor to the Owners under this Agreement, but excluding the Nuclear Fuel.

“Equipment Warranty” has the meaning set forth in Section 14.1(a).

“Equipment Warranty Period” means the Standard Equipment Warranty Period or the Extended Equipment Warranty Period, as applicable.

“Exhibit” means each one of the documents Exhibits A through Z annexed to this Agreement.

“Extended Equipment Warranty Period” has the meaning set forth in Section 14.3(a)(i).

“Facility” means the First Unit and the Second Unit and the Shared Facilities, including the systems, structures and components described in Table 1 of Exhibit A.

“Facility Purposes” has the meaning set forth in Section 19.2(a)(i).

“Final Completion” for a Unit means that a Unit has achieved the conditions set forth in Section 12.6(a).

“Final Payment Invoice” has the meaning set forth in Section 8.4.

“Final Safety Analysis Report” means the final safety analysis report to be submitted by Owners pursuant to 10 C.F.R. § 52.79(b) and as more specifically defined in 10 C.F.R. § 50.34(b).

“[***]” has the meaning set forth in Section 7.3(c).

“Financing Parties” means the lenders and financing institutions providing construction, interim and/or long-term financing for the Work and/or the Facility or any portion thereof, including any financing in the form of a synthetic lease or leveraged lease, and their assigns and a trustee or agent acting on behalf of the lenders or financing institutions.

[***]

“Fitch Ratings” means Fitch Ratings Ltd.

[***]

“Full Notice to Proceed” has the meaning set forth in Section 3.3(a).

“Georgia PSC” means the Georgia Public Service Commission and its staff.

7

“Georgia PSC Certification Order” means the final, unappealable order issued by the Georgia PSC with respect to GPC’s application for certification of the recovery of the costs of the Units.

“GPC” has the meaning set forth in the opening paragraph of this Agreement.

“Government Approval” means an authorization, consent, approval, clearance, license, ruling, permit, tariff, certification, exemption, filing, variance, order, judgment, no-action or no-objection certificate, certificate, decree, decision, declaration or publication of, notices to, confirmation or exemption from, or registration by or with a Government Authority relating to the design, engineering, procurement, installation, construction, testing, start-up, financing, completion, ownership, operation or maintenance of the Facility.

“Government Authority” means a federal, state, county, city, local, municipal, foreign or other government or quasi-government authority or a department, agency, subdivision, court or other tribunal of any of the foregoing that has jurisdiction over Owners, Contractor, the Facility or the activities that are the subject of this Agreement.

“Guaranteed Substantial Completion Date” means [***] 2016 for the First Unit and [***] 2017 for the Second Unit, as such dates may be extended pursuant to a Change Order or otherwise pursuant to the terms hereof.

“Hazardous Materials” means any and all chemicals, constituents, contaminants, pollutants, materials (including but not limited to petroleum or petroleum products), and wastes and any other carcinogenic, corrosive, ignitable, radioactive, reactive, toxic or otherwise hazardous substances, mixtures (whether solids, liquids, gases), daughter or degradation products or any similar substances now or at any time subject to regulation, control, remediation or otherwise addressed under Environmental Laws or considered to be hazardous or otherwise harmful to human health or the environment under such Environmental Laws and shall include those substances defined as a “source”, “special nuclear” or “by-product” material pursuant to Section 10 of the AEA (42 U.S.C. § 2014 et seq.) and those substances defined as “residual radioactive material” in Section 101 of the Uranium Mill Tailings Radiation Control Act of 1978 (42 U.S.C. §§ 7901 et seq.).

“Hold Point” means one of the hold points for Equipment manufacturing and tests for selected items of Equipment (including tests at the place of manufacture of the Equipment).

“[***]” has the meaning set forth in Section 9.1(d).

“[***]” has the meaning set forth in Section 7.2(a).

“Independent Engineer” means, if required by the Georgia PSC, Financing Parties or otherwise, a nationally recognized independent engineering firm, that is not an Affiliate of Owners or Contractor or a competitor of Owners or Contractor in the nuclear power plant market. An Independent Engineer shall be designated by the Georgia PSC, Financing Parties or otherwise, as applicable, and be reasonably acceptable to Owners and Contractor.

“[***]” has the meaning set forth in Section 7.2(b).

8

“Industry Codes and Standards” means the codes and standards set forth in Exhibit N.

“Insolvent” means, with respect to a Person, that such Person shall have commenced a voluntary bankruptcy proceeding, or an involuntary bankruptcy proceeding shall have been commenced against such Person and an order for relief shall have been entered as to such involuntary bankruptcy, or there shall have been appointed a trustee or receiver for such Person or for all or a substantial part of its property, or a case or proceeding shall have been commenced by or on behalf of such Person seeking reorganization, liquidation, dissolution, winding-up or other such relief in respect of such Person under a bankruptcy, insolvency or other similar act or law of any jurisdiction.

“Insurance Exclusions” has the meaning set forth in Section 14.1(b).

“Invitees” means, with respect to a Person, such Personnel or other Persons as have been permitted entry onto the Site by such Person.

“ITAAC” means the NRC inspections, tests and analyses and their associated acceptance criteria which are approved and issued for the Facility pursuant to 10 C.F.R. § 52.97(b)(1).

“Joint Test Working Group” has the meaning set forth in Section 11.1(b).

“Key Personnel” has the meaning set forth in Section 3.5(c).

“kWe” means kilowatt electric.

“kWh” means kilowatt-hours.

“Law” means (a) a constitution, statute, law, rule, regulation, code, treaty, ordinance, judgment, decree, writ, order, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, including without limitation Environmental Laws, or other governmental restriction or any similar form of decision of or determination by, or any binding interpretation or administration of any of the foregoing by, a Government Authority, whether now or hereafter in effect and (b) requirements or conditions on or with respect to the issuance, maintenance or renewal of a Government Approval or applications therefor, whether now or hereafter in effect, including without limitation the Georgia PSC Certification Order, the Licensing Basis, the Design Bases for the Facility and the COL.

“Licensed Operator” has the meaning set forth in Section 4.1(a).

“Licensing Basis” means the ITAAC, COL and other NRC rules, regulations, and requirements applicable to the Facility, including without limitation the Final Safety Analysis Report, licensee’s written commitments for ensuring compliance with and operation within applicable NRC requirements and the Facility-specific Design Bases (including without limitation all modifications and additions to such commitments that are docketed and in effect over the term of the COL).

“Lien” means a lien, mortgage, pledge, encumbrance, charge, security interest, option, right of first refusal, other defect in title or other restriction of any kind or nature.

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“Limited Notice to Proceed” has the meaning set forth in Section 3.2(b).

“[***]” has the meaning set forth in Section 11.6(b)(ii).

“[***]” has the meaning set forth in Section 8.10.

“Maintenance Procedures” means the procedures, written or electronic, required to perform predictive, corrective, and preventive maintenance of the Facility systems, components and structures, and those procedures required for calibration and testing of instrumentation and measurement systems and other components that are required for operation and maintenance of the Facility.

“Major Vendor” means any Vendor listed or identified in Exhibit P-1.

“Mandatory Spare Parts” means those items to be identified in Table 3 of Exhibit A pursuant to Section 3.5(i) as Mandatory Spare Parts and required to support initial plant startup and to perform routine maintenance of the Equipment during the first two (2) years of plant operation.

“Material Safety Data Sheets” are those sheets described in Section 3.5(o)(i).

“Maximum Liability Amount” has the meaning set forth in Section 17.2(a).

“[***] Moisture Carryover Amount” has the meaning set forth in Section 11.6(c).

“[***]” has the meaning set forth in Section 17.4(a)(1).

“Member” has the meaning set forth in Section 27.5(b).

“Milestone” means an event or series of events in the execution of the Work as set forth in the Milestone Payment Schedule.

“Milestone Payment” means the payment due with respect to a completed Milestone.

“Milestone Payment Schedule” means that portion of Exhibit F that includes the Milestones and associated Milestone Payments.

“[***]” has the meaning assigned in Section 11.6(b)(i).

“[***]” has the meaning assigned in Section 11.6(b)(i).

“Moisture Carryover” means the amount of condensate that coexists with saturated steam in a given system, determined by dividing the massflow rate of condensate by the total massflow rate of steam and condensate.

“Moisture Carryover Guarantee” has the meaning set forth in Section 11.6(c).

“[***]” has the meaning set forth in Section 13.3(b).

“Moisture Carryover Test” has the meaning set forth in Section 11.5(c)(iii).

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“Monthly Status Report” has the meaning set forth in Section 3.4(b).

“Moody’s” means Moody’s Investor Services, Inc.

“MWe” means megawatt electric.

“[***]” has the meaning set forth in Section 7.2(a).

“Net Unit Electrical Output” means the electrical power of a Unit measured at the high side of the main step-up transformer in accordance with the requirements and conditions set forth in Exhibit L.

“Net Unit Electrical Output Guarantee” has the meaning set forth in Section 11.6(a).

“Net Unit Electrical Output Liquidated Damages” has the meaning set forth in Section 13.3(a).

“Net Unit Electrical Output Test” has the meaning set forth in Section 11.5(c)(ii).

“Non-Standard Plant” means the systems, structures and components listed on Table 1 of Exhibit A as being supplied by Contractor that are not included in the Standard Plant.

“NRC” means the U.S. Nuclear Regulatory Commission and its staff.

“NSSS Thermal Performance Test” has the meaning set forth in Section 11.5(c)(i).

“Nuclear Fuel” means fabricated nuclear fuel and services meeting the principal design requirements referenced in the DCD.

“Nuclear Incident” means any occurrence that causes bodily injury, sickness, disease or death, or loss of or damage to property, or loss of use of property, arising out of or resulting from the radioactive, toxic, explosive, or other hazardous properties of source material, special nuclear material, or by-product material which is used in connection with the operation of the Facility. “Source material”, “special nuclear material”, and “by-product material”, as applicable to this Agreement shall have those meanings assigned by the AEA.

“NuStart” means NuStart Energy Development, LLC.

“Operating Procedures” means the procedures, written or electronic, developed by Contractor, in consultation with Owners, provided to Owners in order to operate the Standard Plant and Non-Standard Plant under normal, abnormal, emergency, shutdown, or startup conditions. The Operating Procedures developed for this Agreement will address, at a minimum, the programmatic requirements of the most current version of NRC Regulatory Guide 1.33, as of the date of Turnover.

“Operation and Maintenance Manuals” has the meaning set forth in Section 3.5(p).

“Optional Spare Parts” means those items that may be required to perform major maintenance of the equipment, such as periodic overhaul, or that could fail based on industry experience and for

11

which replacement parts may require longer lead times to obtain from the original equipment manufacturers.

“OSHA” has the meaning set forth in Section 23.2.

“OSHA Standards” has the meaning set forth in Section 23.2(b).

“Owner Controlled Insurance Program” or “OCIP” has the meaning set forth in Section 16.1.

“Owners” means all of GPC, Oglethorpe Power Corporation, the Municipal Electric Authority of Georgia and Dalton Utilities; provided that GPC shall act as agent for Oglethorpe Power Corporation, the Municipal Electric Authority of Georgia and Dalton Utilities as set forth in Section 4.1(a). “Owner” means any one of the Owners individually.

“Owners’ Authorized Representative” means the Person who Owners designate in writing to act on behalf of the Owners under this Agreement.

“Owners’ Engineer” means the Person(s) selected by Owners to perform services for Owners in connection with the Facility and solely for Facility Purposes, who is subject to the prior written approval of Contractor and who has entered into a non-disclosure agreement with Contractor and Owners relative to AP1000 Facility Information, the terms of which are at least as restrictive as those stated in Article 19.

“Owners’ Government Approvals” means the Government Approvals identified in Exhibit C as being provided by Owners.

“Owners’ Interests” means Owners and their respective members, Affiliates, successors and assigns, including any tier of the foregoing, their subcontractors (including suppliers) of any tier (other than Contractor, Subcontractors and Vendors), and employees of all the foregoing, this being limited to activity connected in any way with this Agreement.

“Ownership Agreement” means that certain Plant Alvin W. Vogtle Additional Units Ownership Participation Agreement among the Owners, dated as of April 21, 2006.

“Ownership Interest” means the respective ownership interest of an Owner in the Facility as determined from time to time pursuant to the Development Agreement and the Ownership Agreement.

“Parent Company Guarantees” has the meaning set forth in Section 17.4(a).

“Party” and “Parties” has the meaning set forth in the opening paragraph of this Agreement.

“Payment Schedules" means the schedules for payments set forth in Exhibit F.

“Performance Bonus” has the meaning set forth in Section 13.4.

“Performance Guarantees” means [***].

“Performance Liquidated Damages” means [***].

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“Performance Standards” has the meaning set forth in Section 3.5(b).

“Performance Tests” means the tests conducted as provided in Section 11.5(c).

“Person” means an individual, corporation, company, partnership, joint venture, association, trust, unincorporated organization or Government Authority.

“Personnel” means, with respect to a Person, such Person’s employees, officers, directors, agents, personnel, representatives, subcontractors and vendors of any tier.

“Phase I” means the portion of the Work described in Section 3.2.

“Phase II” means the portion of the Work described in Section 3.3.

“[***]” has the meaning set forth in Section 7.2(a).

“Power Revenue Bond Resolution” means the Power Revenue Bond Resolution adopted by the Municipal Electric Authority of Georgia on August 30, 1976 that, as amended, restated and supplemented, authorizes the issuance of both senior lien bonds and subordinated lien bonds for the purpose of financing the Municipal Electric Authority of Georgia’s “Project One” facilities.

“Preoperational Test Group” has the meaning set forth in Section 11.3(b).

“Preoperational Tests” means the tests conducted as provided in Section 11.3.

“Price Adjustment Provisions” means the terms set forth in Article 7 and Exhibit J.

“Price Book” means Contractor’s pricing proposal dated December 17, 2007, as amended as of April 8, 2008, and the underlying data that has been provided for Owners’ review, a copy of which shall be retained in a format agreeable to the Parties by an escrow agent mutually agreed to by the Parties.

“Prime Rate” means, as of a particular date, the prime rate of interest as published on that date in The Wall Street Journal, and generally defined therein as “the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks.” If The Wall Street Journal is not published on a date for which the interest rate must be determined, the prime interest rate shall be the prime rate published in The Wall Street Journal on the nearest-preceding date on which The Wall Street Journal was published. If The Wall Street Journal discontinues publishing a prime rate, the prime interest rate shall be the prime rate announced publicly from time to time by Bank of America, N.A. or its successor.

[***]

“Profit” means the aggregate of the profit for each Consortium Member as set forth in the Price Book.

“Progress Payment” means each of the progress payments set forth in Exhibit F.

“Project Safety Manual” has the meaning set forth in Section 3.5(r)(ii).

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“Project Schedule” means the schedule for the performance of the Work described in Section 3.4(a) and set forth in Exhibit E-1. Exhibit E-1 also sets forth a critical milestone date that Owners must meet in order to support the critical path schedule needed to achieve Substantial Completion of a Unit by the Guaranteed Substantial Completion Date for such Unit.

“Project Security Plan” has the meaning set forth in Section 3.5(s)(ii).

“Project Quality Assurance Program” or “PQAP” has the meaning set forth in Section 5.1.

“Project Quality Assurance Program Interface Plan” or “PQAPIP” has the meaning set forth in Section 5.1.

“Property Tax” has the meaning set forth in Section 26.4.

“Prudent Practices” means the practices, methods, standards and acts engaged in and generally acceptable to the nuclear power industry in the United States, including without limitation with respect to construction, that, at a particular time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made could have been expected to accomplish the desired result with due regard for Industry Codes and Standards, manufacturers’ warranties and applicable Law and consistent with good business practices, reliability, economy and safety.

“Punch List” has the meaning set forth in Section 12.5.

“Punch List Withholding Amount” has the meaning set forth in Section 8.9(d).

“Purchase Orders” means Contract Purchase Order No. 8000007 between GPC and Stone & Webster dated June 29, 2007 and Contract Purchase Order No. 8000014 between GPC and Westinghouse dated September 26, 2007; and change orders issued thereunder.

“Quality Assurance Program” has the meaning set forth in Section 5.1.

“Ready for Performance Test Date” has the meaning set forth in Section 11.5(d).

“Ready for Start-up Test Date” has the meaning set forth in Section 11.4(c).

“Recipient” has the meaning set forth in Section 19.2(b)(i).

“Recovery Plan” has the meaning set forth in Section 3.4(d)(i).

“Reference Conditions” has the meaning set forth in Exhibit L.

“Related Party Recipient” has the meaning set forth in Section 19.2(b)(i).

“Release” means spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping, exacerbating, aggravating, abandoning or disposing into or migration within the environment.

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“Remediation” means the investigation, removal, remediation and cleanup of, and other corrective action for, Hazardous Materials and/or damage to the environment caused by Hazardous Materials.

“S&P” means Standard and Poor’s Rating Group.

“Sales Tax” means sales, use or similar transactional tax imposed by any Taxing Authority on Contractor, a Subcontractor, a Vendor or Owners with respect to the transfer of property or the provision of services pursuant to the Work.

“Schematic Design Documents” means the design documents for the Non-Standard Plant consisting of drawings, models and other documents illustrating the scale and relationship of the components of the Non-Standard Plant.

“Scope of Work” means the Contractor’s scope of work and supply as set forth in Table 1 of Exhibit A.

“Services” means all labor, transportation, packaging, storage, designing, drawing, creating, engineering, demolition, Site preparation, manufacturing, construction, commissioning, installation, testing, equipping, verification, training, procurement, Documentation, licenses to intellectual property or otherwise and other work, services and actions (including pursuant to any warranty obligations) to be performed by Contractor hereunder (whether at the Site or otherwise) in connection with, or relating to, the Facility (or any component thereof, including any Equipment).

“Services Warranty” has the meaning set forth in Section 14.2(a).

“Services Warranty Period” has the meaning set forth in Section 14.3(b).

“SGA” means an amount for Westinghouse’s sales, general and administrative costs as set forth in Exhibit H.

“Shared Facilities” means those systems, structures and components that will be utilized by both Units.

“Shaw Guarantee” has the meaning set forth in Section 17.4(a).

“Site” means the premises (or portion thereof) owned or leased by the Owners on which the Facility will be located, and including construction laydown areas, as more specifically described in Exhibit D. “Site” shall not include the portions of the VEGP site dedicated solely to VEGP Units 1 and 2, except to the extent such portions are needed for access, ingress, egress, or will otherwise be impacted by the construction or operation of the Facility.

“Site Return Date” means the date on which care, custody and control of all or a portion of the Site is returned to Owners by Contractor, which shall occur at the earlier of the date when such portion of the Site is no longer needed for completion of the Work and the date when Owners require control of such portion of the Site to prepare for the arrival of Nuclear Fuel. In the event

15

that the Site is to be returned to Owners by Contractor in segments, the date that each segment is returned to Owners shall be the Site Return Date for such segment.

“Site Turnover Date” means the date on which care, custody and control of the Site is turned over by Owners to Contractor for the performance of the Work. In the event that the Site is to be turned over by Owners to Contractor in segments, the date that each segment is turned over to Contractor shall be the Site Turnover Date for such segment.

“Software” has the meaning set forth in Exhibit M.

“Southern Nuclear” means Southern Nuclear Operating Company.

“Specifications” means the design and procurement specifications and drawings, and changes thereto for the design, engineering, procurement, installation and construction of the Facility.

“SSDs” has the meaning set forth in Section 19.3(b)(viii).

“Standard Equipment Warranty Period” has the meaning set forth in Section 14.3(a)(i).

“Standard Plant” means the plant design features and buildings or structures in the scope of the AP1000 Nuclear Power Plant certification as shown in the DCD Site Plan, Figure 1.2-2.

“Start-up Test Completion” has the meaning set forth in Section 12.3(a).

“Start-up Test Group” has the meaning set forth in Section 11.4(b).

“Start-up Tests” means the tests conducted as provided in Section 11.4.

“Stone & Webster” has the meaning set forth in the opening paragraph of this Agreement.

“Subcontract” means a contract, purchase order or other writing between Contractor (or one of its Subcontractors or Vendors) and a Subcontractor or Vendor under which the Subcontractor or Vendor performs or provides a portion of the Work.

“Subcontractor” means a Person other than Contractor performing or providing any portion of the Work on the Site, whether hired directly by Contractor or by a Person hired by Contractor and including every tier of subcontractors, sub-subcontractors and so forth; provided, however, that Subcontractors shall not include the Personnel of a Vendor that are on the Site solely for the purpose of supervising or overseeing the installation of Equipment supplied by such Vendor, or Personnel that are on the Site solely for the purpose of delivering Equipment and are not involved in the unloading or unpacking of such Equipment.

“Substantial Completion” for a Unit means that the Unit shall have achieved the conditions set forth in Section 12.4.

“Substantial Completion Date” for a Unit means the date on which Substantial Completion of such Unit has occurred.

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“Tax” or “Taxes” means all federal, state, provincial, territorial, municipal, local or foreign income, profits, franchise, gross receipts, environmental, customs, duties, net worth, sales, use, goods and services, withholding, value added, ad valorem, employment, social security, disability, occupation, pension, real property, personal property (tangible and intangible), stamp, transfer, conveyance, severance, production, excise and other taxes, withholdings, duties, levies, imposts and other similar charges and assessments (including without limitation fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and interest thereon) imposed by or on behalf of a Taxing Authority.

“Tax Returns” means a report, return, declaration, claim for refund, information report or return or statement required to be supplied to a Taxing Authority in connection with Taxes, including a schedule or attachment thereto or amendment thereof.

“Taxing Authority” means a Government Authority exercising authority to impose, regulate, levy, assess or administer the imposition of a Tax.

“Technical Information” has the meaning set forth in Section 19.7.

“Technical Support” means the furnishing of technical guidance, advice and counsel with respect to Owners or their Personnel at the Site, and includes, but is not limited to, recommending a course of action with respect to Owners’ operation of a Unit or the Facility based upon current design, engineering, construction and testing practices, but does not include or require supervision, regulation, control, arbitration or measurement of Owners’ Personnel.

“Termination Costs” means with respect to a termination under Section 22.3, 22.4 or 22.5, the aggregate of the following [***]. All such expenses, proceeds and payment shall be substantiated by documentation reasonably satisfactory to Owners and subject to audit as set forth in Article 25.

“Third Party” means a Person other than Owners or Contractor or any other owners of VEGP Units 1 and 2 who are not also Owners. Third Parties shall include Owners’ and Contractor’s respective employees, agents and personnel as well as Owners’ and Contractor’s subcontractors and vendors of any tier.

“Third Party Claim” means a claim, demand or cause of action of any kind and character made by a Third Party and all damages, liabilities, losses, penalties, costs and expenses (including attorneys’ fees) related thereto.

“[***]” has the meaning set forth in Section 7.3(a).

[***]

[***]

[***]

“Toshiba Guarantee” has the meaning set forth in Section 17.4(a).

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“Turnover” has the meaning set forth in Section 12.1(a).

“Turnover Packages” means the documentation (including without limitation drawings, start-up procedures, log sheets, settings, and other items) in content acceptable to Owner, submitted by Contractor to Owners pursuant to Section 3.5(q), which demonstrates that the systems comprising the Facility have been completed in accordance with this Agreement.

“Uncontrollable Circumstance” has the meaning set forth in Section 10.1.

“Unit” means each AP1000 Nuclear Power Plant, as further described in Table 1 of Exhibit A, to be constructed hereunder as either VEGP Unit 3 or VEGP Unit 4. Each Unit includes the Equipment incorporated therein and the mechanical, nuclear, electronic, and electrical processes to be performed by such Equipment (individually and collectively). “First Unit” refers to the first such Unit to achieve Mechanical Completion pursuant to the Project Schedule and “Second Unit” refers to the second such Unit to achieve Mechanical Completion pursuant to the Project Schedule regardless of whether such Units have different numerical designations. “Units” means both the First Unit and the Second Unit.

“Unit Mechanical Completion” has the meaning set forth in Section 12.2.

“VEGP Units 1 and 2” means the existing Vogtle Electric Generating Plant located in Waynesboro, Georgia, designated as Units 1 and 2 as described in Nuclear Regulatory Commission License Nos. NPF-68 and NPF-81, respectively.

“Vendor” means a Person providing or supplying all or a portion of the Equipment for any portion of the Work whether hired directly by Contractor or by a Person hired by Contractor and including every tier of subsuppliers, sub-subsuppliers and so forth.

“Warranties” has the meaning set forth in Section 14.2(a).

“Warranty Period” has the meaning set forth in Section 14.3(b).

“Westinghouse” has the meaning set forth in the opening paragraph of this Agreement.

“Witness Point” means one of the witness points for Equipment manufacturing and tests for selected items of Equipment (including tests at the place of manufacture of the Equipment).

“Work” has the meaning set forth in Section 3.1.

ARTICLE 2

INTERPRETATION

2.1       Titles, headings, and subheadings of the various articles and paragraphs of this Agreement are used for convenience only and shall not be deemed to be a part thereof or be taken into consideration in the interpretation or construction of this Agreement.

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2.2       Words importing the singular only shall also include the plural and vice versa where the context requires. Words in the masculine gender shall be deemed to include the feminine gender and vice versa.

2.3       Unless the context otherwise requires, any reference to a document shall mean such document as amended, supplemented or otherwise modified and in effect from time to time.

2.4       Unless otherwise stated, any reference to a party shall include its successors and permitted assigns, and any reference to a Government Authority shall include an entity succeeding to its functions.

2.5       Wherever a provision is made in this Agreement for the giving of notice, consent or approval by a person, such notice, consent or approval shall be in writing, and the word “notify” shall be construed accordingly.

2.6       This Agreement and the documentation to be supplied hereunder shall be in the English language.

2.7       All monetary amounts contained in this Agreement refer to the currency of the United States unless otherwise specifically provided.

2.8       Unless the context requires otherwise, with regard to general oversight of the Work, review of the drawings and specifications and other documents, access to the Site and Work and other similar rights of Owners, the term Owners shall be deemed to also include Owners’ Authorized Representative, employees and agents. A reference contained herein to this Agreement or another agreement shall mean this Agreement or such other agreement, as they may be amended or supplemented, unless otherwise stated.

2.9       Words and abbreviations not otherwise defined in this Agreement which have well-known nuclear industry meanings in the United States are used in this Agreement in accordance with those recognized meanings.

2.10     Neither Contractor nor Owners shall assert or claim a presumption disfavoring the other by virtue of the fact that this Agreement was drafted primarily by legal counsel for the other, and this Agreement shall be construed as if drafted jointly by Owners and Contractor and no presumption or burden of proof will arise favoring or disfavoring a Party by virtue of the authorship of any of the provisions of this Agreement.

2.11     The word “hereby,” “herein,” “hereunder” or any other word of similar meaning refers to the entire document in which it is contained.

2.12     A reference to an Article includes all Sections and Subsections contained in such Article, and a reference to a Section or Subsection includes all subsections of such Section or Subsection.

2.13     All exhibits referred to in, and attached to, this Agreement are hereby incorporated herein in full by this reference.

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ARTICLE 3

SCOPE OF WORK

3.1       General Scope. Except as otherwise expressly set forth in Article 4 as being the responsibility of the Owners or in Owners’ scope as specified in Table 1 of Exhibit A, Contractor will, in accordance with this Agreement, perform or provide or cause to be performed or provided the management, labor, Equipment, Services and Technical Support required in connection with the design, engineering, permitting, procurement, construction, assembly, installation, training for operation of, commissioning, Technical Support of start-up and testing and completion of the Facility (including without limitation the Standard Plant in accordance with the DCD) as specified in the Scope of Work and in the other provisions of this Agreement (all of the foregoing, collectively, the “Work”). The Work includes all activities necessary to comply with the commitments in the COLA applicable to the design, procurement, construction and start-up of the Facility. The Work will be performed in two phases, as more fully described in Sections 3.2 and 3.3.

3.2	Phase I-Limited Notice to Proceed.

(a)       Phase I Scope. Phase I of the Work will consist of preliminary work commenced under the Purchase Orders and described in Table 6 of Exhibit A including without limitation Contractor’s engineering support and other services required by Owners to support Owners’ Government Approvals for the Facility, continuation of design work (other than design work performed under the NuStart program), project management, engineering and administrative support and the procurement of long lead-time Equipment. Contractor shall provide support to Owners in connection with such Government Approvals, including without limitation the certification proceeding respecting the Facility before the Georgia PSC scheduled for 2008. Such support may include making Personnel available to testify at formal and informal government proceedings, and providing the documents and information reasonably requested by Owners, including without limitation review of and comment on documents prepared by others, and amendments thereto, to address formal NRC licensing questions on a schedule that supports the Project Schedule, and other licensing support. The Parties acknowledge that not all Phase I Work will be completed under the Purchase Orders as of the Effective Date. The Parties agree that, as of a date mutually agreed by the Parties prior to issuance of the Full Notice to Proceed, the Purchase Orders shall be terminated and the remaining work thereunder will be subsumed by this Agreement. As of such agreed date, (i) the Purchase Orders shall be terminated and the remaining Work will be performed under the terms of this Agreement and (ii) the Contract Price shall be increased through a Change Order issued pursuant to Article 9 to account for the price of the remaining Phase I Work not yet paid by or due from Owners pursuant to the Purchase Orders that is subsumed by this Agreement.

(b)       Phase I Timing. Phase I commenced upon the earliest effective date of the Purchase Orders (such commencement to be deemed the “Limited Notice to Proceed”). The occurrence of the Limited Notice to Proceed does not require Owners to issue a Full Notice to Proceed. Phase I will end upon the earlier of issuance of the Full Notice to Proceed or termination of this Agreement in accordance with Article 22.

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3.3	Phase II-Full Notice to Proceed.

(a)       Phase II Scope and Timing. Phase II of the Work will consist of the remainder of the Work to commence upon Owners’ issuance of a written notice to Contractor to commence such work (the “Full Notice to Proceed”). Phase II shall continue through Final Completion unless this Agreement is terminated earlier in accordance with Article 22.

(b)       Full Notice to Proceed. Owners will provide at least thirty (30) Days' notice prior to the expected issuance of the Full Notice to Proceed. Failure to issue the Full Notice to Proceed by [***] shall constitute a Change and shall entitle Contractor to seek a Change Order pursuant to Article 9. After the Owners’ issuance of the Full Notice to Proceed, Contractor shall perform only that portion of the Work that is allowed by Law and Government Approvals, including, but not limited to, the COL.

(c)       Notice of Commencement. Contractor shall, in addition to any other requirements of Law, at its expense and prior to starting work at the Site, file a “Notice of Commencement” with the Clerk of the Superior Court for Burke County, and post a copy of said notice in a prominent location at the Site, in accordance with O.C.G.A. Section 44-14-361.5(b). A stamped, filed copy of such Notice of Commencement, and a photograph of such notice posted at the Site, shall be furnished to the Owners prior to the start of any Work at the Site and as a condition precedent to any further payments under this Agreement.

(d)       Owners shall provide Contractor at least thirty (30) Days notice prior to the date on which Contractor may commence the pouring of first concrete for the First Unit.

3.4	Project Schedule.

(a)       Project Schedule. The Project Schedule is attached to this Agreement as Exhibit E-1. The Project Schedule (and any revisions thereto) incorporates a Primavera (level III integrated CPM) schedule, linked to Intergraph Design Review 3D modeling package to enable 4D (3D v. time) visualization. The Project Schedule (and any revisions thereto) will include a construction plan and schedule report. Contractor shall perform the Work under this Agreement in accordance with the Project Schedule. Contractor shall not change the Guaranteed Substantial Completion Dates, any Critical Milestones or the Milestone Payment Schedule without the prior written approval of Owners except as otherwise expressly permitted by this Agreement. Changes made to the Project Schedule by Contractor also shall not adversely affect the time allotted for the performance by Owners of any Owners’ responsibilities under this Agreement without the Owners’ prior written approval.

(b)       Monthly Status Report. On or before the tenth (10th) Day of each month (unless some other frequency is agreed upon by the Parties), Contractor shall submit to Owners, for Owners’ review and comment, a written status report covering the prior month (a “Monthly Status Report”). The report shall be prepared in an electronic format reasonably acceptable to Owners and substantially in the form of Exhibit W, and shall include (i) a description of the progress of the Work against the Project Schedule, including

21

critical path activities interconnected by schedule logistics, (ii) a statement of significant issues which remain unresolved and Contractor’s recommendations for resolving the same, (iii) a summary of significant Facility events which are scheduled or expected to occur during the following interval, and (iv) additional information reasonably requested by Owners. Such report also shall include any events or circumstances involving Contractor or Subcontractor Personnel reported to Contractor with respect to Work performed at the Site and/or reportable by Contractor to the NRC or another Government Authority along with a listing and discussion of any OSHA reportable injuries for that month for Work performed at the Site. The Project Schedule and Monthly Status Reports shall be available to Owners in paper form, at the Site (following Full Notice to Proceed) or such other location mutually agreed upon by the Parties.

(c)       Status Meetings. Following the issuance of the Limited Notice to Proceed, Contractor shall attend and participate in regular meetings with Owners which shall occur monthly (or upon such other interval as the Parties agree) for the purpose of discussing the relevant Monthly Status Report (if applicable) and anticipating and resolving problems. Such meetings may be held by conference call or video conference. Contractor shall prepare and promptly deliver to Owners written minutes of each meeting, which Owners shall respond to promptly in writing should they have comments. In addition, following the Full Notice to Proceed, Contractor shall attend and participate in weekly (or upon such other interval as the Parties agree) meetings with Owners for the purpose of discussing the status and progress of the Work. Contractor shall also invite Owners to attend regularly scheduled meetings with Subcontractors and Vendors at which the status and progress of the Work is discussed.

(d)	Schedule Delay; Recovery Plan.

(i)        If, during the performance of the Work, Contractor is delayed such that the critical path for Substantial Completion of a Unit is projected to finish [***] or more after the Guaranteed Substantial Completion Date for such Unit, or the critical path for Unit Mechanical Completion for a Unit is projected to cause [***] or more delay (after the Guaranteed Substantial Completion Date for such Unit) in achieving Substantial Completion of such Unit, for any reason (as indicated in Contractor’s Monthly Status Report or as recognized and reported by either Party immediately upon the realization of such projected delay), Owners may require Contractor to prepare a proposed plan that feasibly explains how Contractor will regain compliance with the critical path schedule (each such plan a “Recovery Plan”), and Contractor will participate in such meetings as Owners may reasonably require in connection with the production and implementation of such Recovery Plan.

(ii)       Contractor will submit such proposed Recovery Plan to Owners within a reasonable period of time (considering the complexity of the issues involved) after receiving notification from Owners of its requirement but not more than [***] after notification by Owners. Upon receipt of such proposed Recovery Plan, Owners will review and comment upon the same. Contractor will accept and incorporate Owners’ reasonable comments and resubmit, within [***] of receiving such comments, the proposed Recovery Plan to Owners. Contractor will implement the approved

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Recovery Plan, and will use commercially reasonable efforts to adhere to such Recovery Plan in order to regain compliance with the critical path schedule, including without limitation the utilization of additional shifts, additional manpower, overtime and re-sequencing of activities. Owners’ approval of the Recovery Plan will not relieve Contractor of any of its obligations under this Agreement.

(iii)                Owners may request that Contractor accelerate any aspect of the Project Schedule via a request for a Change Order pursuant to Article 9. Contractor shall use commercially reasonable efforts to meet Owners’ request; however, the extent of any acceleration and the means for achieving such acceleration shall be subject to the mutual agreement of the Parties, such agreement not to be unreasonably withheld or delayed. In the event that the Parties agree upon the acceleration of the Project Schedule, and other than in connection with a recovery from delays caused by Contractor or its Personnel, such acceleration shall constitute a Change and shall entitle Contractor to seek a Change Order pursuant to Article 9.

3.5	Contractor Responsibilities.

(a)       Engineering and Design Services. Contractor represents and warrants that it has thoroughly familiarized itself with the Scope of Work, and agrees that it will provide the engineering and design services necessary for the Work (including without limitation applicable design work performed under the NuStart program) that meet the requirements set forth as the responsibilities of Contractor in the Scope of Work; provided, however the DOE funded component of the cost of work performed under cooperative agreements with the DOE, or work performed under contract between Contractor and NuStart, shall not be included in the Contract Price. Contractor will cooperate with the engineering efforts of Owners, NuStart and the Independent Engineer and will assist Owners’ legal, financial, design and construction consultants and other Designated Persons during the design and construction of the Facility. If such requested cooperation and assistance is not specifically described or listed in the Scope of Work, such Work shall be done on a [***]. Engineering work requiring certification by Law shall be certified by professional engineers, licensed and properly qualified to perform such engineering services, or as otherwise required by Law. Contractor shall also comply with applicable Laws respecting licensing of general contractors.

(i)        Documentation – Standard Plant. Table 2 in Exhibit A lists the categories and types of documentation that will be provided to Owners for the Standard Plant as part of this Agreement. Documentation that is provided as part of the Standard Plant will not be subject to Owners’ review and approval process.

(ii)       Documentation Non-Standard Plant. Table 2 in Exhibit A lists the categories and types of documentation that will be provided to Owners for the Non-Standard Plant as part of this Agreement. Contractor will prepare, by the date specified in the Project Schedule, Schematic Design Documents, Design Development Documents, and Construction Documents. Contractor shall identify in the drawings or documentation the originator of the drawings and/or documentation if the originator is other than Contractor. Documentation that is provided as part of the Non-Standard Plant

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will be subject to Owners’ review and acceptance process set forth in Section 3.5(a)(iii) hereof.

(iii)      Owners’ Review and Acceptance of Schematic Design Documents, Design Development Documents and Construction Documents Non-Standard Plant.

(A)      Contractor’s P&IDs, general arrangement, one-line drawings, system design specifications and procurement specifications for the Non-Standard Plant shall be submitted to Owners for review and acceptance of general design, general dimensions, and apparent suitability in accordance with this Agreement, such acceptance not to be unreasonably withheld. Owners shall review and provide changes to such documents within [***] of receipt from Contractor. Contractor shall make changes to such documents that Owners determine in their reasonable judgment are necessary consistent with Prudent Practices and any such change shall be deemed to be a Change and shall entitle Contractor to seek a Change Order pursuant to Article 9 if the change to the document impacts the Project Schedule, increases the costs of Equipment or materials or requires additional labor hours for installation; provided that if the change is required so that the Work conforms to the Performance Standards, Contractor shall not be entitled to a Change Order. If Owners request any changes after such [***] period, and such request delays the performance of the Work in accordance with the Project Schedule, such request shall constitute a Change and shall entitle Contractor to seek a Change Order pursuant to Article 9. Notwithstanding the foregoing, to the extent that a change required by Owners pursuant to this paragraph conflicts with any other provision of this Agreement or obligation of Contractor hereunder (other than a change required to conform the Work to the Performance Standards), such required change shall constitute a Change and shall entitle Contractor to seek a Change Order pursuant to Article 9.

(B)      Owners reserve the right to review and express any objections to the Schematic Design Documents, Design Development Documents and Construction Documents for the Non-Standard Plant. Upon request of Owners, Contractor shall submit such documents to Owners for review and comment. Contractor shall make changes to documents that Owners determine in their reasonable judgment are necessary for operability and maintainability purposes. In the event that Owners’ review delays the performance of the Work in accordance with the Project Schedule, such delay shall constitute a Change and shall entitle Contractor to seek a Change Order pursuant to Article 9. In addition, to the extent that a change required by Owners pursuant to this paragraph following the Effective Date has an effect on the Work of the type described in Section 9.3, such required change shall constitute a Change and shall entitle Contractor or Owners, as the case may be, to seek a Change Order pursuant to Article 9.

(C)      Owners’ acceptance of Documentation under this Section 3.5 shall mean that Owners have no objection to the adoption or use by Contractor of such Documentation at Contractor’s own risk and responsibility. Contractor shall have no claim relating to any such matter or document accepted, including without limitation any claims relating to the failure or inefficiency of any method accepted. The acceptance by the Owners shall not in any way be deemed to release the Contractor from full responsibility for

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complete and actual performance of the Work in accordance with the terms of this Agreement; neither shall such acceptance release the Contractor from any liability placed upon Contractor by any provision of this Agreement, including without limitation Contractor’s obligations of indemnity; provided, however, that if (i) Owners direct Contractor to use documentation or data to which Contractor has raised reasonable objections or (ii) Owners supply documentation or data to Contractor on which Contractor is entitled to rely and such documentation or data is in error and such error would not have been reasonably discernable from a review of such documentation or data by a contractor using Prudent Practices, Contractor shall not be responsible for any errors or omissions that result from the use of such documentation or data that Owners have directed Contractor to use or on which Contractor was entitled to rely. Subject to the preceding sentence, the Parties acknowledge that Owners’ judgments regarding the Contractor submitted documents are administrative in nature and do not relieve Contractor of its obligations under this Agreement.

(D)      Owners’ acceptance of Documentation shall not relieve the Contractor of responsibility for design, engineering, Equipment, installation, construction, start-up and testing that meet the requirements of this Agreement and that will operate satisfactorily under the specified conditions, nor will it relieve Contractor from responsibility for detail dimensions. Contractor shall maintain in good order and make available to Owners at the Site at least one record copy of the Schematic Design Documents, Design Development Documents and Construction Documents as part of the Documentation (which may be in whole or in part in electronic form).

(iv)      AP1000 Facility Information. The AP1000 Facility Information shall be controlled and maintained by Contractor for such period of time as is required by Contractor’s Quality Assurance Program or, for information not covered by such Quality Assurance Program, in accordance with Contractor’s document retention procedures. The AP1000 Facility Information shall contain each Facility-deliverable document and information, either directly or by reference, relative to Facility and Site specific engineering and design, licensing, project management, schedule, supply chain management, fabrication, construction, testing, commissioning and startup. A means to access and print out documentation and information in the AP1000 Facility Information shall be made available to Owners through an information management system.

(b)       Performance Standards. All Work performed under this Agreement shall be performed (i) in a professional, prudent and workmanlike manner by qualified persons using competent, professional knowledge and judgment at the degree of skill and care customary to the nuclear power industry, and (ii) in accordance with Law, this Agreement (including without limitation the Documentation), applicable Industry Codes and Standards and Prudent Practices (the “Performance Standards”). In the event of a conflict between any of the authorities in the foregoing sentence, applicable Laws shall control over the terms of this Agreement, Prudent Practices and Industry Codes and Standards; the terms of this Agreement shall control over Prudent Practices and Industry Codes and Standards; and Industry Codes and Standards shall control over Prudent Practices; provided, however, that Contractor shall bring any conflict it identifies to the attention of Owners before taking action with respect to such conflict that would be contrary to any of the Performance

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Standards. Except as otherwise expressly stated in this Agreement, the terms of this Agreement excluding the Exhibits shall control over any conflicting provisions contained in the Exhibits.

(c)       Contractor’s Key Personnel and Labor. Exhibit B contains a chart of Contractor’s intended organization for its performance under this Agreement, including those positions to be designated as “key” management for the performance of the Work (the “Key Personnel”). Contractor shall provide the resumes of the persons filling the Key Personnel positions to Owners for their approval, which approval shall not be unreasonably withheld. Owners will review these resumes of Key Personnel and provide Contractor with comments and/or approval within [***] from the date of submission of such resumes to Owners. Once Owners have approved any such person, Contractor shall not remove or replace such person from such position without Owners’ prior written consent, which shall not be unreasonably withheld. If at any time during the performance of the Work, any of Contractor’s personnel becomes, for any reason, unacceptable to Owners, then, upon notice from Owners, Contractor will replace such unacceptable individual with an individual reasonably acceptable to Owners. If at any time during the performance of the Work any of the Key Personnel should no longer be available to perform services in connection with the Work notwithstanding the commercially reasonable efforts of Contractor, then Contractor will replace such individual with an individual acceptable to Owners. The costs associated with the addition, replacement or renewal of any such personnel, whether at Owners’ request or otherwise, will be borne by Contractor. Contractor’s Project Director shall act as Contractor’s Authorized Representative.

(d)       Control of Work. Subject to the requirements of this Agreement, Contractor shall be solely responsible for and shall be free to choose construction means, methods, techniques, sequences, procedures, and safety and quality assurance and quality control programs in connection with the performance of the Work. Contractor shall furnish the labor, tools, equipment and materials, and engage in such other activities necessary to perform the Work properly and safely and shall be solely responsible for the actions of Contractor, its Subcontractors, Vendors and the Personnel and Invitees of any of them subject to Section 15.1(a). Contractor, in performing the Work, is and shall perform as an independent contractor and shall not act as an agent or employee of Owners, except as provided in Section 5.1.

(e)       Suitability of the Site. Based on the information provided to Contractor pursuant to Section 4.1(d), Contractor has conducted a reasonable investigation of the Site, has notified Owners of any Site conditions that were discernible from such investigation that will affect the cost or schedule for the construction of the Facility and has factored such Site conditions into the Documentation for the Facility. Following the Effective Date, any subsurface or other site conditions discovered at the Site or changes in the Site parameters that do not conform to the information provided by Owners (or not discernible from Contractor’s investigation) shall constitute a Change and shall entitle Contractor to seek a Change Order pursuant to Article 9. Subject to Owners’ obligations and Contractor’s rights under this Section 3.5(e), Contractor will (i) be responsible for the removal of obstructions from the Site necessary for performance of the Work, (ii) arrange and pay for disposal of sewage and wastes as necessary, (iii) subject to Owners’ rights in

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Section 21.1(b), provide for the procurement of or disposal of, as necessary, soil, gravel and similar materials, and (iv) provide adequate treatment of and protection against water runoff, including without limitation storm water and wastewater, resulting from Contractor’s and/or its Subcontractors’ work. Contractor will provide for the collection, treatment and disposal of groundwater resulting from Contractor’s and its Subcontractors’ work.

(f)        Equipment. Contractor will procure in Contractor’s name, pay for, receive, transport to the Site and store as an independent contractor and not as agent for Owners, the Equipment described as within Contractor’s Scope of Work in Exhibit A, as well as materials and supplies and the manufacturing and related services (whether on or off the Site) for construction of and incorporation into the Facility which are required for completion of the Work in accordance with this Agreement and are not explicitly specified as being furnished by Owners pursuant to Article 4. The components listed below, that are common to both Units, shall be supplied by the same Vendor, on an individual item basis, for both Units; [***]

The components listed below, on an individual basis, will be supplied by same Vendor for each Unit, [***].

The components or items of equipment listed below can be supplied from a variety of Vendors:

•	Build-to-print tanks
•	Build-to-print heat exchangers
•	Bulk purchase commodities (cable, steel, piping, cement, etc.)
•	Commodity components such as non-safety valves, switches, etc.

(g)       Inspection, Component Testing and Expediting. This Section is intended to address components testing only; Sections 3.5(k) and (l) and Article 11 address Facility testing.

(i)        Testing Responsibilities. Contractor will perform the inspections, component testing, expediting, quality surveillance and traffic services as necessary for the performance of the Work. Contractor’s responsibilities under this Section shall include inspecting and testing such materials and equipment as are customarily inspected and/or tested in accordance with Prudent Practices in connection with work of the same nature as the Work, including inspecting the Work in progress at intervals appropriate to the stage of construction, fabrication or shipment on or off the Site as necessary to ensure that such Work is proceeding in accordance with this Agreement and the Project Schedule and to protect Owners against defects and deficiencies in such Work.

(ii)       Owners’ Right to be Present. Contractor will notify Owners via updates to the Project Schedule of any testing to or inspections of any components of the Work, provided that such updates shall be made at least (A) [***] in advance of such testing or inspection, for any testing or inspection outside the Site; and (B) three (3) Business Days in advance of such testing or inspection, for any testing or inspection at the Site. Owners will have continuous access to the updated Project

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Schedule. Owners and the Independent Engineer shall each have the option of being present at the tests and inspections on or off the Site, at the work facilities of Major Vendors and Appendix B Subcontractors, and, in the event that the progress and quality of the Work are not proceeding in accordance with this Agreement and the Project Schedule, in addition to any other remedies available under this Agreement, shall be entitled to make recommendations to Contractor for the purpose of remedying such deficiencies. No inspection nor observance of any inspection or testing performed or failed to be performed by Owners, its Designated Persons or the Independent Engineer or any of their respective representatives hereunder shall be deemed to constitute a waiver of any of Contractor’s obligations under this Agreement or be construed as an approval or acceptance of the Work.

(h)       Temporary Facilities, Utilities, Fuels, Chemicals and Consumables. Exhibit A specifies the division of responsibilities between Owners and Contractor for utilities during construction and for the provision of temporary facilities, water, lubricants, fuel, chemicals and consumables during construction and testing of the Facility.

(i)	Spare Parts.

(i)        Mandatory Spares. Within [***] after finalization of the AP1000 Nuclear Power Plant design, Contractor shall provide Owners with a list of spare parts for the Facility referred to as “Mandatory Spare Parts”. At that time, Contractor and Owners shall negotiate in good faith to reach mutual agreement on the price for such Mandatory Spare Parts. As part of Contractor’s Scope of Work, Contractor shall provide the Mandatory Spare Parts to Owners by the completion of the Start-up Tests or as otherwise agreed to in the Project Schedule. All of the foregoing spare parts will be considered to be parts supplied to Owners under this Agreement, and title thereto will pass to Owners in accordance with Section 21.1(a). During the Standard Equipment Warranty Period, Owners shall use commercially reasonable efforts to maintain an inventory of spare parts equivalent to the Mandatory Spare Parts and shall make such spare parts available to Contractor. If Contractor uses any of Owners’ Mandatory Spare Parts to perform the Work (including without limitation Work pursuant to the Warranties), Contractor will promptly replace such parts with functionally equivalent parts reasonably acceptable to Owners or parts otherwise acceptable to Owners.

(ii)       Optional Spare Parts. Within [***] after finalization of the AP1000 Nuclear Power Plant design, Contractor will provide Owners with a list of Optional Spare Parts that are recommended by Contractor and Vendors supplying the Equipment comprising the Facility. Within one hundred and eighty (180) Days following receipt of Contractor’s list or as otherwise agreed to in the Project Schedule, Owners shall identify to Contractor the Optional Spare Parts which Owners want Contractor to procure, if any, and the Parties shall determine a mutually agreeable delivery schedule for such Optional Spare Parts. Owners may, in their sole discretion, procure any of such recommended long-term operational spare parts directly from the vendors thereof. Owners will make the spare parts so procured available to Contractor for use during the Work (as supplements for the spare parts procured by Contractor under Section 3.5(i)(i)). Contractor shall have the right to use spare parts that are in Owners’ inventory

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specifically for use on the Units during the performance of the Work or to remedy a Warranty item; however, prior to Substantial Completion of the Second Unit or in response to the use of a spare part during a Warranty repair, Contractor shall repair, replace and/or pay fair market value for such spare parts used by Contractor. Contractor will coordinate with Owners concerning the delivery and storage of spare parts.

(iii)      Contractor shall not use any spare parts dedicated to VEGP Units 1 and 2 except on written terms and conditions acceptable to Owners.

(j)        Personnel Training. Commencing as early as necessary in order to support the Facility’s start-up and testing operations, Contractor shall provide [***] training in the operation and maintenance of the component equipment comprising the Facility as requested by Owners.

(k)       Preoperational Testing, Start-Up and Initial Operation. The Work shall include Technical Support of Owners for preoperational testing and start-up of each Unit and its components, in accordance with Article 11, the calibration of controls and equipment, and initial operation of a Unit through Substantial Completion of the Unit. The need for repairs, adjustments or other corrections to the Facility due to the fault of Owners’ Personnel or Uncontrollable Circumstances shall constitute a Change and shall entitle Contractor to seek a Change Order pursuant to Article 9. Subject to such right to seek a Change Order, Contractor will be responsible for any repairs, adjustments and other non-operational Work required in connection with such start-up and initial operation. In addition, Contractor shall be responsible to arrange for one or more designated representatives of a Vendor to be present as necessary to advise upon technical issues relating to the start-up, commissioning and testing of such Vendor’s Equipment. Contractor will promptly inform Owners of any anticipated changes to the testing dates shown on the Project Schedule. Owners will be permitted to have their own Personnel and other designated Persons (including personnel of the Independent Engineer) on the Site to observe and verify the start-up and synchronization activities.

(l)        Performance Testing. The Work shall include Technical Support for the performance, and re-performance, as necessary, of the Performance Tests required by the provisions of Article 11. Owners will be permitted to have their own Personnel and other designated Persons (including without limitation personnel of the Independent Engineer) on the Site to observe and verify such testing.

(m)	Clean-Up and Waste Disposal.

(i)        During Work’s Progress. During the performance of the Work, Contractor shall keep the Site and any other area utilized by Contractor during construction clean and free from accumulations of waste materials, (other than Hazardous Materials, which are addressed in Section 3.5(o)) rubbish and other debris resulting from the Work. As part of the Work, in accordance with Owners’ Site rules and procedures (which shall be provided to Contractor), Contractor will remove such rubbish, waste materials and debris on a reasonably regular basis, or as may otherwise reasonably be required by Owners, and dispose of the same in accordance with this Agreement and

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applicable Laws. In the event that following notice by Owners to Contractor, Contractor should fail within a reasonable period of time to clean or clear the Site and other affected areas as required above, Owners may perform such work and charge Contractor with the reasonable cost of performing such work.

(ii)       Prior to Substantial Completion. Prior to Substantial Completion of a Unit, Contractor will completely clean the vicinity of the Unit, and any other area utilized by Contractor during construction of the Unit, and will remove the waste materials (other than Hazardous Materials, which are addressed in Section 3.5(o)), rubbish, Contractor’s tools, Construction Equipment, machinery, surplus materials and other debris from the vicinity of the Unit and handle or dispose of the same, in accordance with applicable Laws. Contractor will leave the Facility and the Site in a clean, safe and useable condition. If Contractor has failed to diligently begin its obligations under this Section within [***] or complete its obligations within [***] after Substantial Completion of a Unit, then Owners, after having given prior notice to Contractor and a reasonable opportunity to cure, may clean the vicinity of the Unit and remove the waste materials, rubbish, Contractor’s tools, Construction Equipment, machinery, surplus materials and other debris from the vicinity of the Unit. The reasonable costs incurred by Owners to take such actions will be for the account of Contractor, and Contractor will reimburse such amounts to Owners. The taking of such actions by Owners will not relieve Contractor of its obligations under this Agreement and applicable Laws.

(n)       Equipment Storage. Contractor shall comply with the receipt, storage and maintenance provisions specified in Contractor’s “Construction Execution Plan,” as identified in Table 1 of Exhibit A, and the Quality Assurance Program. During the construction of the Facility, Contractor shall warehouse or otherwise provide appropriate storage, in accordance with manufacturers’ recommendations, for the materials, supplies, Equipment and spare parts to be incorporated into the Facility and/or required for permanent and temporary construction.

(o)	Hazardous Materials.

(i)        Material Safety Data Sheets. To the extent required by applicable Law, Contractor shall provide to Owners the “Material Safety Data Sheets” covering Hazardous Materials to be furnished, used, applied or stored by Contractor, or its Subcontractors, at the Site in connection with the Work. Contractor shall coordinate with Owners’ Authorized Representative to provide a listing of such Hazardous Materials and their quantities at the Site for purposes of chemical inventory reporting pursuant to 40 C.F.R. Part 370 and similar state regulations. Unless authorized in writing by Owners in advance, Contractor shall not use asbestos in the Facility.

(ii)       Preventative Measures. Contractor shall take measures necessary to prevent the Release by Contractor, its Subcontractors, or by the Personnel or Invitees of any of them, of Hazardous Materials at the Facility or adjacent areas in violation of applicable Laws. When the use or storage of explosives or other Hazardous Materials or equipment is necessary for the performance of the Work, Contractor shall

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exercise the utmost care and shall carry on its activities under the supervision of properly qualified personnel in accordance with applicable Laws. Under no circumstances shall Contractor allow explosives or blasting on the Site without the specific written consent in each instance of Owners. Contractor shall provide not less than three (3) Business Days’ notice of each proposed use of explosives or blasting, and each such use shall require a separate specific written acceptance by the Owners. In addition, Contractor shall, no less than one hour prior to each blasting or explosive event, contact the VEGP Unit 1 Shift Supervisor by telephone to provide notification of such event (if the Shift Supervisor is unavailable, Contractor shall call the VEGP Unit 1 Unit Operator). Before Unit Mechanical Completion of the Second Unit, Contractor shall remove from the Site and surrounding area in accordance with applicable Laws explosives and other Hazardous Materials supplied or generated by Contractor or its Personnel, unless the same have been permanently incorporated into the Facility; provided that, if any such explosives and other Hazardous Materials are necessary for completion of the Work, Contractor shall be permitted to retain such explosives and other Hazardous Materials at the Site but only if, and to the extent, in compliance with the COL and applicable Laws and only until completion of the Work.

(iii)      Notice Requirements. Contractor shall immediately notify Owners of: (A) any Releases of Hazardous Materials in violation of Law by Contractor, Subcontractors, or by the Personnel or Invitees of any of them, that occur in connection with the performance of the Work at the Site; (B) material violations and investigations, actions, claims, suits, notices of violation, fines, penalties, orders, and other proceedings related to material violations or alleged material violations of Environmental Laws, including, but not limited to, Government Approvals issued thereunder, which are asserted against Contractor, its Subcontractors, or the Personnel or Invitees of any of them, in connection with the Work or their activities on or in connection with the Facility and/or Site; (C) Contractor’s discovery of any Hazardous Materials at the Site or adjacent areas; and (D) material developments with respect to Sections 3.5(o)(iii)(A), 3.5(o)(iii)(B), and/or 3.5(o)(iii)(C). Contractor shall also notify the applicable Government Authorities as required by applicable Law following a Release by Contractor, its Subcontractors, or the Personnel or Invitees of any of them, at the Site of Hazardous Materials, and shall promptly provide Owners with a copy of such notification(s).

(iv)      Contractor Releases; Removal Obligations. Prior to Unit Mechanical Completion of a Unit, Contractor will be responsible for the proper handling, collection, containerizing, storage, removing from such Unit and areas adjacent thereto, transportation and for properly disposing of, at treatment, storage and disposal facilities approved by Owners and otherwise in a manner acceptable to Owners and in compliance with this Agreement and applicable Law, Hazardous Materials generated, Released or accumulated by Contractor or any Subcontractor in the course of performing the Work on such Unit. Except as provided under Section 3.5(o)(v), Contractor shall be the generator of record for such Hazardous Materials and shall obtain a site-specific EPA Identification Number which will be used to identify itself as such on all manifests, hazardous waste reports, and other relevant documents.

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(v)       Pre-Existing Hazardous Materials. In the event Contractor encounters on the Site material reasonably believed to be Hazardous Material that existed prior to the Site Turnover Date (or the relevant Site Turnover Date for the portion of the Site on which the material was encountered), then Contractor will immediately suspend performance of Work in the area affected and report the condition to Owners in writing. Contractor will not thereafter resume performance of the Work in the affected area except with the prior written permission of Owners. To the extent Contractor’s performance of the Work is affected by such suspension of the Work in the affected area in accordance with this Section 3.5(o)(v), such effect shall constitute a Change and shall entitle Contractor to seek a Change Order pursuant to Article 9.

(p)       Operation and Maintenance Manuals. Not less than [***] prior to the Guaranteed Substantial Completion Date for a Unit, Contractor shall prepare and deliver to Owners for Owners’ acceptance preliminary manuals for the start-up, operation and maintenance of the Unit including the Operating Procedures and Maintenance Procedures (as set forth in Table 5 to the Scope of Work). This delivery will be made through Owners having electronic access to the manuals through the AP1000 Facility Information. Owners will review these preliminary manuals and provide Contractor with comments thereto within [***] from the date of submission of such manuals to Owners. Contractor will make the revisions to such manuals as reasonably requested by Owners, and once Owners are satisfied with the contents of such manuals, they will be deemed to be accepted (such accepted manuals, the “Operation and Maintenance Manuals”), and the final manuals will be included in the AP1000 Facility Information as a condition to the achievement of Substantial Completion of each Unit.

(q)       Turnover Packages. Contractor shall create, maintain, update and compile Turnover Packages during the course of the Work and will deliver to Owners such Turnover Packages prior to, and as a condition of, Turnover for such Equipment.

(r)	Safety Program.

(i)        Contractor Responsibility. Subject to Owners’ obligations for security of the portion of the Site on which the First Unit is located following Unit Mechanical Completion of such Unit, Contractor shall be responsible for the safety of Contractor, its Subcontractors, and the Personnel and Invitees of any of them, Owners’ Interests, and the public affected by the performance of the Work.

(ii)       Project Safety Manual. Contractor shall develop a comprehensive safety program that governs all of Contractor’s activities at the Site in connection with its performance of the Work. The safety program shall be reflected in writing in the form of a written project safety manual and provided to Owners no later than September 30, 2008 (the “Project Safety Manual”). Contractor’s Project Safety Manual shall, at a minimum, (a) meet the standards and requirements contained in Contractor’s generic project safety manual that has been provided to Owners; (b) incorporate and comply with the requirements of Article 23 as well as the applicable VEGP Unit 1 and 2 safety requirements, (c) meet the standard of care for such programs as established by nationally recognized firms which provide goods and services in

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connection with nuclear construction projects or other large industrial construction projects, (d) comply with applicable Laws including the COL and license requirements of VEGP Units 1 and 2, and (e) provide other reasonable protection to prevent harm, damage, injury or loss (including without limitation ecological harm or nuisance resulting from contamination, noise or other causes arising from the performance of the Work). If Owners reasonably believe that the Project Safety Manual does not meet the foregoing standards, they shall notify Contractor of such deficiencies in writing and Contractor shall promptly correct such deficiencies in the Project Safety Manual and implement the corrections into the performance of the Work. Contractor and its Personnel shall take reasonable precautions for the safety of, and shall provide reasonable protection to prevent damage, injury or loss to Persons and property resulting from the Work, including, without limitation:

(A)      Contractor or Subcontractor employees and other Persons performing the Work and Persons who may be affected by the performance of the Work;

(B)      the Equipment to be incorporated into the Facility, whether in storage on or off the Site or under the care, custody or control of Contractor or its Personnel; and

(C)      all materials and equipment and other real and personal property at or adjacent to the Site or in the vicinity thereof, including without limitation VEGP Units 1 and 2 and structures, equipment, facilities, trees, shrubs, lawns, walks, pavements, roadways and utilities.

(iii)      Safeguards. Contractor and its Personnel shall erect, maintain or undertake, as required by existing conditions and the performance of this Agreement, reasonable safeguards for the safety and protection of Persons and property, including without limitation posting danger signs and other warnings against hazards, promulgating safety regulations, and notifying Owners and users of adjacent sites and utilities. Those precautions will, if appropriate, include providing security guards.

(iv)      Failure to Take Sufficient Precautions. Whenever, in the reasonable opinion of Owners, Contractor has failed to take sufficient precautions for the safety of Contractor, its Subcontractor, and the Personnel and Invitees of any of them, Owners’ Interests, and the public or the protection of the Facility or of structures or property on or adjacent to the Site or on the VEGP Units 1 and 2 site, creating, in the reasonable opinion of Owners, a situation requiring immediate action, then Owners, after having given reasonable prior notice to Contractor, may cause such sufficient precautions to be taken or provide such protection. The taking of such precautions or protection by Owners or its agents or representatives shall be for the account of Contractor and will not relieve Contractor of its obligations under this Agreement and applicable Laws, and Contractor shall reimburse Owners for the reasonable cost thereof.

(v)       Protection of Units 1 and 2. No activity of Contractor shall interfere with the operation of VEGP Units 1 and 2. Accordingly, Contractor shall

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comply with the restrictions on the VEGP site respecting operation of VEGP Units 1 and 2. For example, offsite power feeds to the plant shall not be interrupted without the written consent of Owners.

(vi)      Emergencies. In the event of an emergency endangering or potentially endangering life or property, Contractor shall take such actions as may be reasonable and necessary to prevent, avoid or mitigate injury, damage or loss and shall promptly report each such emergency, and Contractor’s responses thereto, to Owners. Contractor agrees to provide to Owners the name, title and phone number of its emergency contact person prior to the commencement of the Work.

(s)	Project Security Plan.

(i)        Contractor shall be responsible for the security of each portion of the Site beginning on the applicable Site Turnover Date. Security of the portion of the Site on which the First Unit is located (together with any construction laydown and staging areas no longer needed by Contractor) shall transfer from Contractor to Owners on the Site Return Date for the First Unit portion of the Site. Security of the portion of the Site on which the Second Unit is located (together with any construction laydown and staging areas no longer needed by Contractor) shall transfer from Contractor to Owners on the Site Return Date for the Second Unit portion of the Site. Upon Final Completion, security for any remaining construction laydown and staging areas shall transfer from Contractor to Owners.

(ii)       At least [***] prior to the Site Turnover Date, Contractor shall submit to Owners for their acceptance a security program that addresses both the construction project and the interface with Owners’ existing operating VEGP Units 1 and 2 (the “Project Security Plan”). At least [***] prior to the Site Return Date of the First Unit portion of the Site, Contractor shall submit to Owners for their acceptance a revised Project Security Plan that addresses the Second Unit construction project and the interface with VEGP Units 1 and 2 and the First Unit. Such programs shall address industrial security as well as nuclear security issues, based on the phase of construction.  Contractor’s security plan shall, at a minimum, (A) meet the standard of care for such plans as established by nationally recognized firms which provide goods and services of a similar nature, (B) include measures for heightened security as necessary due to the status of the VEGP Units 1 and 2 site and the First Unit portion of the Site, as applicable, and (C) comply with applicable Laws including without limitation NRC regulations and requirements.  Contractor’s Project Security Plan shall address in the level of detail required by Owners the interface between Contractor’s security plan and that of the Owners.  Such plan shall include a method acceptable to Owners for controlling, identifying and monitoring Contractor’s Personnel and Invitees in the areas in which the Work is to be performed.  Owners shall review the Project Security Plan and the revisions thereto and provide Contractor with comments thereto within [***] from the date of submission of the Project Security Plan or the revisions thereto to Owners.  If Owners reasonably believe that the Project Security Plan does not meet the foregoing standards, the Owners’ Authorized Representative shall notify Contractor of such deficiencies in

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writing and Contractor shall promptly correct such deficiencies in the Project Security Plan and implement the corrections into the performance of the Work.

(iii)      Contractor shall implement, maintain and cause Contractor’s Personnel and Invitees to comply with the Project Security Plan. At no time will Contractor, including its Personnel or Invitees, interfere with, violate, or impede the Owners’ security program. Contractor shall comply with Owners’ site rules at any time Contractor requires access to VEGP Units 1 and 2, and, upon Turnover of individual systems, structures and components of the new Units, the requirement to abide by Owners’ security program and site rules extends to the systems turned over to Owners.

(t)        Royalties and Fees. Contractor shall pay the royalties and license fees, if any, for materials, methods, processes and systems that are incorporated into the Facility or used in completion of the Work. [***]. In performing the Work, Contractor and its Subcontractors and Vendors shall not incorporate into the Facility or use materials, methods, processes or systems which involve the use of confidential information, intellectual property or proprietary rights which Owners, Contractor or its Subcontractors or Vendors do not have the right to use or which may result in claims or suits, against Owners, Contractor or its Subcontractors or Vendors arising out of claims of infringement of domestic or foreign patent rights, copyrights or other proprietary rights, or applications for any such rights, or use of confidential information.

(u)	Subcontracting.

(i)        Major Vendors. Exhibit P-1 sets forth a list of Contractor’s Major Vendors. After the Effective Date, Contractor shall provide updates to the Exhibit P-1 list whenever such list is no longer accurate. Contractor shall seek Owners' input concerning Contractor’s selection of Vendors to conduct its Scope of Work with respect to the Standard Plant, but Contractor shall have sole discretion as to its choice of Vendors for such scope. Contractor shall work proactively with Owners to choose acceptable Vendors for performance of the Work that is part of the Non-Standard Plant. Owners shall have the right to recommend additions to Exhibit P-1 from time to time, subject to Contractor’s approval, which approval shall not be unreasonably withheld.

(ii)       Subcontractors. Exhibit P-2 sets forth a list of Subcontractors. In the event that Contractor desires to use any Subcontractor for Work on the Site that is not on Exhibit P-2, it shall notify Owners and, within [***] of such notice, Owners shall notify Contractor if such proposed Subcontractor is not acceptable to Owners (such acceptance not to be unreasonably withheld). If Owners fail to provide such notice within such [***] period, then Owners shall be deemed to have approved such proposed Subcontractor. Owners shall have the reasonable right to request removal from the Site of any Subcontractor deemed unacceptable to Owners, which request shall not be unreasonably denied by Contractor. Unless otherwise agreed to by Owners in writing, Contractor shall not use any Subcontractor that has (w) an Experience Modification Ratio (as calculated in accordance with the definition of the National Council on Compensation Insurance, Inc.) of 1.0 or greater within the previous three years; (x) a Recordable Case Incidence Rate (as calculated in accordance with 29 C.F.R.

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Section 1904.4) of 3.0 or greater within the previous three years; (y) a Days Away From Work Rate (previously known as the Lost Time Incidence Rate, and as calculated in accordance with 29 C.F.R. Section 1904.7) of 1.5 or greater within the previous three years; or (z) one or more fatalities during the last three years.

(iii)      No Privity with Owners. Notwithstanding any agreement with Subcontractors or Vendors, Contractor shall be solely responsible for the Work. Except as otherwise provided herein, Owners shall not be deemed to have any contractual obligation or relationship with any Subcontractor or Vendor. Contractor shall be as fully responsible for the acts, performance, and omissions of its Subcontractors and Vendors and of the personnel either directly or indirectly employed by its Subcontractors and Vendors as Contractor is for its own acts, performance and omissions.

(iv)      Flow-Down Clauses. Contractor shall use commercially reasonable efforts to include in its Subcontracts provisions which impose obligations on Subcontractors and Vendors that are consistent with the obligations imposed on Contractor in the provisions of this Agreement listed in Exhibit Y as those terms are applicable to the scope of work being performed by the Subcontractor or Vendor and subject to the limitations set forth in any such provision or Exhibit Y.

(v)       Termination for Convenience. Subcontracts with Major Vendors and Subcontractors must be terminable for convenience, and related termination fees thereunder must be commercially reasonable in light of the value of the services or materials provided at the time when the termination fee applies and in no event shall such termination fees include payment for any costs, losses, damages, injuries or claims of the type disclaimed under Section 17.1.

(vi)      Payment. Contractor shall be solely responsible for paying each Subcontractor and Vendor for services, equipment, material or supplies in connection with the Work and the Facility.

(vii)     Subcontractor and Vendor Warranties. As a condition to Final Completion, Contractor shall assign to Owners its rights under such Subcontractor and Vendor warranties that continue past the end of the Warranty Period, with such assignment to be effective as of the end of the Warranty Period. Contractor shall use commercially reasonable efforts to secure consent to such assignment from each such Subcontractor and Vendor such that the warranties will be enforceable directly by Owners. Upon Final Completion, Contractor shall deliver to Owners unpriced copies of such Subcontracts. Contractor shall not, and Contractor shall take commercially reasonable actions to ensure that Contractor’s Subcontractors and Vendors do not, take any action which could release, void, impair or waive any Subcontractor or Vendor warranties.

(viii)    Assignment of Subcontracts. Contractor shall use commercially reasonable efforts to obtain the agreement of Major Vendors, Subcontractors with Subcontracts in excess of [***] and such other Vendors as are agreed by the Parties, that Contractor’s rights and obligations under the Subcontracts may

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be, at Owners’ option, and without requiring the prior consent of the relevant Subcontractor or Vendor, in whole or in part, assigned and delegated by Contractor to GPC as agent for Owners. Each such Subcontract shall provide that, upon notification to the Subcontractor or Vendor (and Contractor) from Owners that (A) the Agreement has been terminated, (B) Contractor’s right to proceed with the Work has been terminated pursuant to Section 22.2, and (C) Owners will thereafter be assuming the portion of Contractor’s obligations under such Subcontract related to the Work, such Subcontractor or Vendor shall continue to perform the portion of its responsibilities under such Subcontract related to the Work for the benefit of Owners and shall recognize Owners as being vested with all the rights and responsibilities of Contractor under such portion of such Subcontract related to the Work. If Contractor is unable to obtain such agreement in advance from a Vendor, it shall promptly notify Owners; however, in the event that this Agreement is terminated, Contractor shall work cooperatively with Owners to obtain the agreement of the Vendor to assignment of its Subcontract or the relevant portion thereof at that time. It should be noted that the Subcontracts that Contractor will have with [***] associated with the Work will not be directly assignable to Owners in the event of termination of this Agreement. Notwithstanding the foregoing, it is specifically understood and agreed (and each Subcontract shall clarify) that no Subcontractor or Vendor shall have any right to look to Owners for the performance of such portion of Contractor’s obligations under any Subcontract related to the Work unless and until Owners have assumed such performance obligations in writing.

(v)       Contractor’s Government Approvals. Subject to the provisions of Article 10, Contractor shall be responsible for obtaining, maintaining and paying for Contractor’s Government Approvals as necessary to achieve the Project Schedule. Owners shall provide Contractor reasonable cooperation and assistance in obtaining and maintaining Contractor’s Government Approvals.

(w)	ITAACs.

(i)        Contractor shall be responsible for those ITAACs associated with each system, structure, or component within Contractor’s Scope of Work as set forth in Exhibit A. Following the Effective Date, any new or additional ITAAC, or change or modification to the ITAAC associated with each system, structure, or component listed on Exhibit A, that Owners propose be added to Contractor’s Scope of Work shall constitute a Change and shall entitle Contractor to seek a Change Order pursuant to Article 9. To the extent that such changes or modifications are the result of Contractor’s acts or omissions, then Contractor shall not be entitled to a Change Order.

(ii)       Contractor shall be responsible for conducting, or causing to be conducted, the inspections, tests and analyses associated with each Unit’s ITAAC within Contractor’s Scope of Work in accordance with the Project Schedule. Upon completion of such inspections, tests and analyses, Contractor shall be responsible for preparing and delivering to Owners the Documentation or other deliverables to demonstrate and confirm that the related acceptance criteria associated with such inspections, tests and analyses as applicable to each Unit within Contractor’s Scope of Work have been satisfied.

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(x)       Support for Government Approvals. Contractor shall provide support to Owners in connection with Owners’ Government Approvals, including without limitation making personnel available to testify at formal and informal government proceedings, and providing the documents and information reasonably requested by Owners, without limitation, including review and comment to sections prepared by others, and amendments thereto, to address formal NRC licensing questions on a schedule that supports the Project Schedule and licensing support services. [***]

ARTICLE 4

OWNERS' RESPONSIBILITIES AND RIGHTS

4.1       Owners’ Responsibilities. Owners shall perform the responsibilities set forth in this Article and elsewhere in this Agreement, including Exhibit A, at its own expense and at those times as may be required pursuant to the Project Schedule.

(a)       Appointment of Agents. Owners have appointed GPC as their agent for all purposes under this Agreement pursuant to the Ownership Agreement, with the power and authority to bind Owners to their obligations herein. Except as provided in Sections 8.1 and 8.7, all obligations required under this Agreement to be fulfilled by the Owners will be performed by or at the direction of GPC, as agent for the Owners. Copies of the Ownership Agreement have been provided to and received by Contractor. Owners will not materially change (in terms of the effect of any change on the agent’s authority with respect to this Agreement) the agency authority granted to GPC (or a successor agent) under the Ownership Agreement without Contractor’s prior written approval. GPC, acting for itself and as agent for the other Owners, has appointed Southern Nuclear as agent for the implementation and administration of this Agreement. Southern Nuclear is the exclusive licensed operator of VEGP Units 1 and 2 and will be the licensed operator (“Licensed Operator”) of the Facility having exclusive control over licensed activities at the Facility.

(b)       Owners’ Authorized Representative. Owners shall appoint Owners’ Authorized Representative (and shall have the right to appoint a successor or replacement Authorized Representative) with whom Contractor may consult at all reasonable times and whose written instructions, requests and decisions shall be binding upon Owners as to all matters pertaining to this Agreement. Contractor shall have the right to rely upon a communication from Owners’ Authorized Representative as a communication on behalf of all of the Owners, and shall not rely upon any instruction or direction issued by any other representatives of Owners. Owners’ Authorized Representative shall not have any authority to amend this Agreement except in compliance with the provisions of Article 31.

(c)       Access. From and after the time the Project Schedule indicates that Contractor is required to have access to the Site, Owners shall provide Contractor, at no additional cost to Contractor, rights of access to such portions of the Site as Contractor may reasonably require for the construction of the Facility and for Contractor’s office, warehouse, shop buildings, welding facilities, Contractor’s equipment storage, lay down area, and employee parking. Owners shall cooperate with Contractor so as to minimize disruption by Owners of Contractor’s performance of the Work, and Contractor shall cooperate with

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Owners so as to avoid disruption by Contractor and its Personnel of operation of the existing VEGP Units 1 and 2.

(d)       Site Conditions and Site Parameters. Owners have conducted investigations to determine the suitability of the Site for the Facility. This information, as identified in Exhibit R, has been furnished to and received by Contractor and Contractor is entitled to rely on such information. Owners shall be responsible for the accuracy and completeness of the Site information provided to Contractor.

(e)       Fuel and Utilities. Owners shall provide the electrical interconnect for power to be exported from the Facility at the interconnection points identified or to be identified in Exhibit A. Owners shall provide an electrical interconnect for the Facility at a voltage of 13.8 kV at the construction site boundary for electrical power necessary for construction and testing of the Facility at the time required pursuant to the Project Schedule. Contractor shall be responsible for the lines, cable, transformers, switchgear, equipment, etc. from the interconnection point to Contractor’s facilities. Exhibit A specifies the division of responsibilities between Owners and Contractor for utilities during construction and for the provision of temporary facilities, water, lubricants, fuel, chemicals and consumables during construction and testing of the Facility. Owners shall provide all Nuclear Fuel for testing, startup and operation of the Facility and shall receive all energy generated during testing. The Parties agree that Contractor has no ownership or other rights with respect to such test energy and that all proceeds of the sale or other disposition of the test energy belongs to Owners.

(f)        Operation and Maintenance Staff. For those activities supported and/or conducted by Owners under Articles 11 and 12, Owners shall provide fully trained and qualified operation and maintenance personnel for testing and operation and maintenance of a Unit or the Facility consistent with Contractor’s requirements as set forth in Table 4 of Exhibit A. If Contractor determines that additional operation and maintenance personnel are needed (and provided that such determination has been made in order to comply with Prudent Practices), Contractor shall have the right to require that additional operation and maintenance personnel be provided by Owners upon reasonable advance notice [***] for maintenance personnel [***] for operations personnel) to, and following discussions with, Owners.

(g)       Job Site Rules. Owners shall cooperate with Contractor in the development of the Project Safety Manual and Project Security Plan. Subject to the requirements of the operating licenses for VEGP Units 1 and 2, to the extent applicable, and the COL for the Units, Owners, their representatives and agents shall abide by the Project Safety Manual and Project Security Plan.

(h)       Owners’ Government Approvals. Owners shall be responsible for obtaining, maintaining and paying for Owners’ Government Approvals (including the COL and Georgia PSC Certification Order) and for the communications with any Government Authorities regarding such Government Approvals. Owners shall provide as much advance notice as practical of the need for the testimony of Contractor’s Personnel at proceedings before Government Authorities.

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(i)        Licensing Basis. Owners shall provide a copy to Contractor of any “written commitments” of Owners (as referred to in the definition of Licensing Basis) that could reasonably be expected to affect the Scope of Work promptly upon the issuance thereof.

4.2	Owners’ Right to Inspect, Stop and Re-Perform Work.

(a)       Owners’ Right to Inspect. Subject to Section 5.5, Owners shall have the right to have its inspectors, engineers or other representatives of Owners authorized to do so (the “Designated Persons”) or the Independent Engineer inspect the Work in order to assure that the Work complies with the requirements of this Agreement, including Contractor’s Quality Assurance Program, and to determine whether the Work is being prosecuted at a rate consistent with the Project Schedule.

(i)                  The Designated Persons shall be permitted to: (A) follow the progress of the Work and identify defective or nonconforming materials or equipment at source of supply, in process of manufacture, or at point of delivery and (B) monitor actions taken in accordance with Section 4.2(b). The Owners' Authorized Representative shall have the right to stop Work in accordance with Section 4.2(c). Inspection by the Designated Persons shall not be deemed to (A) be supervision by Owners of Contractor and (B) shall not relieve Contractor of any responsibility for performing the Work in accordance with this Agreement. Any acceptance or approval by the Designated Persons shall in no event be deemed to constitute final acceptance of same by Owners, but shall be only for the purpose of assuring that the Work complies with this Agreement. Owners may report to Contractor any unsafe or improper conditions or practices observed at the job site for action by Contractor in correction or enforcement.

(ii)       Without limiting Owners’ rights under Article 5, the Designated Persons and the Independent Engineer shall have access to the Work and to applicable parts of Contractor’s (or its Major Vendors’) facilities engaged in the Work wherever located at reasonable times and subject to the reasonable requirements of Contractor or its Major Vendors and Appendix B Subcontractors. Contractor shall not require the Designated Persons or the Independent Engineer to execute documents, releases or waivers purporting to release Contractor from liability for any bodily injury and Contractor shall use commercially reasonable efforts to obtain agreement from its Major Vendors and Appendix B Subcontractors that they will not require such releases from the Designated Persons or Independent Engineer when at the Major Vendors' and Appendix B Subcontractors’ facilities. Contractor (or its Major Vendors or Appendix B Subcontractors) shall afford the Designated Persons and/or the Independent Engineer without charge such reasonable and safe facilities on Contractor’s premises (or those of its Major Vendors and Appendix B Subcontractors) as are appropriate to conveniently observe and inspect the Work in progress and have such other conveniences as would normally accompany such inspection.

(b)       Defective Work. If Owners’, the Designated Persons’ or the Independent Engineer’s inspection reveals any non-compliance or any other defects in any portion of Work, then Contractor shall, promptly upon its receipt of notice from Owners,

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evaluate such defect or non-compliance in accordance with its Corrective Action Program and shall promptly take such actions as are required to correct such defect or non-compliance, as well as its cause, in accordance with its Corrective Action Program. Contractor shall not receive a Change Order for such correction (for price or schedule relief). Contractor shall comply with the requirements of 10 C.F.R. Part 21 and 10 C.F.R. § 50.55(e), as appropriate.

(c)       Right to Stop Work for Cause. If Contractor fails to perform the evaluation required under Section 4.2(b) or fails to promptly take corrective action for any defect or non-compliance in Work as required under Section 4.2(b) or if Contractor fails to identify the root cause of such defect or non-compliance (if root cause is applicable to such non-compliance) within a reasonable period of time consistent with the Corrective Action Program, then Owners, by a written order signed by Owners’ Authorized Representative, may order Contractor to stop performance of the portion of the Work affected thereby, until the cause of such order has been eliminated; provided, however, that this right of Owners to stop Contractor’s performance will not give rise to a duty on the part of Owners to exercise this right for the benefit of Contractor or any other person or entity. In addition, Owners, by written order signed by Owners’ Authorized Representative, may order Contractor to stop performance if the activities or past practices of Contractor or its Personnel or Invitees at the Site reasonably appear to Owners to cause or threaten to cause excessive or serious personal injuries or damage to property. In the event of a stop Work order issued by Owner in accordance with this Section 4.2(c), Contractor shall not be entitled to a Change Order extending the Project Schedule or adjusting the Contract Price. The cost of any delays experienced by Contractor as a result of a stop Work order issued by Owners in accordance with this Section 4.2(c) shall be to the account of Contractor. Owners’ right to stop Work under this Section 4.2 will be without prejudice to any other right or remedy Owners may have hereunder. Notwithstanding the foregoing provisions of this Section 4.2(c), in the event Owners request that any Work be uncovered to determine whether it is deficient, such request shall constitute a Change and shall entitle Contractor to seek a Change Order pursuant to Article 9 unless the Work is found to be deficient.

ARTICLE 5

QUALITY ASSURANCE

5.1       Quality Assurance Program. Contractor has sole responsibility for the quality assurance and quality control of the Work. Contractor has provided to Owners its quality assurance program consisting of each Consortium Member’s Quality Assurance Program that has been approved by the NRC (“Quality Assurance Program”). The Quality Assurance Program and any changes thereto shall meet the requirement of 10 C.F.R. Part 50, Appendix B and ASME NQA-1 – 1994 and be accepted by the NRC and accepted by Owners. Contractor’s Quality Assurance Program is subject to review and audit by Owners for compliance with 10 C.F.R. Part 50 Appendix B and ASME NQA-1 - 1994. Contractor, with input from Owners, has prepared the project specific clarifications and modifications with respect to the Quality Assurance Program and has set forth such items in the “Project Quality Assurance Program Interface Plan” or “PQAPIP”. The PQAPIP will be developed as part of the standard AP1000 Nuclear Power Plant procedures and will be delivered to Owners for

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their review and approval, which shall be completed within [***] after Owners’ receipt of the PQAPIP. Any changes to the PQAPIP that Owners require that are not the result of a Contractor error shall constitute a Change and shall entitle Contractor to seek a Change Order pursuant to Article 9. Owners' review and acceptance of the PQAPIP shall not relieve Contractor from its obligations to comply with the requirements of this Agreement and 10 C.F.R. Part 50, Appendix B. The Quality Assurance Program and the PQAPIP will collectively be the “Project Quality Assurance Program” or “PQAP”. Contractor shall provide Owners with five (5) copies of the PQAP and Quality Assurance Program or make them available electronically. Contractor shall follow the PQAP throughout its performance of the Work. The PQAP and associated policies and procedures shall address Contractor’s Scope of Work, including without limitation systems, structures and components in a manner consistent with their classification with respect to their importance to nuclear safety (i.e., safety related, important to safety, non-safety related) or their importance to the capacity, operability and reliability of the Facility as classified in the DCD. The PQAP shall support Owners’ compliance with 10 C.F.R. Part 50, Appendix B and shall be subject to review and audit by the Owners at the Owners’ request. For purposes of the American Society of Mechanical Engineers (ASME) Code, Contractor shall be designated as Owner’s agent.

5.2       Subcontractor and Vendor Quality Assurance. In accordance with the PQAP, Contractor shall also require Subcontractors and Vendors performing Work within the scope of 10 C.F.R. Part 50, Appendix B (collectively the “Appendix B Subcontractors”), and which provide materials, services or both that are nuclear safety related or important to nuclear safety, to establish, implement and maintain appropriate quality assurance programs at each location where Work is being performed (which may either be the PQAP or such other quality assurance program capable of being audited to the quality program requirements for the scope of supply) consistent with the nuclear safety quality classification of their portion of the Work. As between Contractor and Owners, Contractor shall be responsible for the performance of Work by Appendix B Subcontractors within the scope of 10 C.F.R. Part 50, Appendix B. Audit reports of the Appendix B Subcontractors shall be made available for review by Owners or their Designated Persons. At their own cost, Owners or their Designated Persons may participate in scheduled audits of Appendix B Subcontractors performed by Contractor.

5.3       Quality Control and Inspection Activities. Contractor shall be responsible to perform the quality control and inspection activities in accordance with the PQAP. The quality control and inspection activities will be consistent with the nuclear safety quality classification of the system, structure or component under evaluation. The Persons performing quality control functions for Contractor shall have sufficient authority and organizational freedom to identify quality problems; to initiate, recommend, or provide solutions; and to verify implementation of solutions. Such Persons performing quality control functions shall report to a management level such that this required authority and organizational freedom, including sufficient independence from cost and schedule when contrary to safety considerations, is provided.

5.4       Access and Auditing on-Site and Other Facilities. Contractor shall provide Owners, the Designated Persons and the Independent Engineer with reasonable access during normal working hours to the Work at the Site and at applicable portions of Contractor’s premises and working facilities, and with pertinent documentation and other necessary

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information and assistance relating to the Work, for auditing of activities for conformance with the requirements of the PQAP. Such audits of Contractor shall be coordinated with Contractor. Contractor shall include in its direct Subcontracts with Major Vendors and Appendix B Subcontractors acknowledgement of the same such right of access by Owners, its Designated Persons and the Independent Engineer at Major Vendors’ and Appendix B Subcontractors’ premises and working facilities and shall require such Major Vendors and Appendix B Subcontractors to include such rights in their contracts with their Appendix B Subcontractors. This right of access to both the Site and Contractor’s, Major Vendors’, and Appendix B Subcontractors’ other facilities extends to representatives of the NRC for the purpose of performing quality assurance and quality control activities. Quality assurance and quality control activities at Major Vendors’ and Appendix B Subcontractors’ premises and working facilities shall be limited to participation in scheduled audits and execution of witness points identified as Witness Points and Hold Points, such as in-process testing and final product review for acceptance. Quality assurance and quality control review of Major Vendors and Appendix B Subcontractors includes activities necessary to address quality issues which may arise at the sub-supplier level. In cases where Contractor incurs additional cost from Major Vendors and Appendix B Subcontractors due to Owners’ request to perform additional quality assurance and quality control activities beyond these activities, such additional activities shall constitute a Change and shall entitle Contractor to seek a Change Order pursuant to Article 9. As directed by Owners, Contractor shall implement, and require its Subcontractors, Major Vendors and Appendix B Subcontractors to implement, measures necessary to be taken to ensure compliance with this Agreement where such measures are identified as a result of a quality assurance audit or surveillance carried out by the Owners, the Designated Persons and/or the Independent Engineer. The rights of access described above are subject to reasonable restrictions to protect the proprietary information of a Major Vendor or Appendix B Subcontractor and as may be restricted by applicable Law. However, if it is determined that the Work was not being done in accordance with the requirements of this Agreement, Owners shall not be liable for the cost and schedule impacts, if any, related to same and Contractor shall not be entitled to a Change Order.

5.5	Witness Points and Hold Points.

(a)       Contractor shall include in applicable Subcontracts Witness Points and Hold Points and shall identify the associated Witness Points and Hold Points via inclusion of the Witness Points and Hold Points in the manufacturing and fabrication schedules. Such schedules shall be made available to Owners for review. Solely for the components listed in Exhibit Q, after review of the schedules, Owners shall notify Contractor of those Witness Points and Hold Points Owners identify as Owner-designated Witness Points or Owner-designated Hold Points. Contractor shall add the Owner-designated Witness Points and Hold Points to the Project Schedule. If after review of the schedules, Owners add more Witness Points or Hold Points than are identified on the initial manufacturing and fabrication schedules for the components listed in Exhibit Q or add additional components to Exhibit Q, Owners and Contractor shall mutually agree upon those additions, and such added Witness Points and Hold Points shall constitute a Change and entitle Contractor to seek a Change Order pursuant to Article 9. Contractor shall provide Owners access to or copies of the applicable manufacturing and fabrication schedules and regular updates to these schedules, such that Owners have advance notice of approaching scheduled Witness Points and Hold

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Points. Owners shall be notified in writing by Contractor of Owner-designated Witness Points and Hold Points [***] prior to the scheduled activity.

(b)       Work may proceed with and beyond Owner-designated Witness Points, in the absence of Owners’ or their Designated Persons’ participation without a written waiver. Work may not proceed with or beyond Owner-designated Hold Point without a written waiver from Owners, provided that delays incurred by Contractor as a result of Owners’ failure to attend a Hold Point shall constitute a Change and shall entitle Contractor to seek a Change Order pursuant to Article 9. Requests by Owners to witness tests or conduct surveillance after the scheduled point in time designated for a Witness Point shall be accommodated by Contractor only if technically feasible and shall constitute a Change and shall entitle Contractor to seek a Change Order pursuant to Article 9.

(c)       Witnessing of tests or other surveillance by Owners shall be at Owners’ expense. If Owners perform the surveillance or elect not to perform a surveillance, such surveillance or waiver will not relieve Contractor of its obligations under this Agreement.

ARTICLE 6

CONTRACT PRICE

6.1	Contract Price. The Contract Price consists of [***].

ARTICLE 7

PRICE ADJUSTMENT PROVISIONS

7.1       Price Adjustment Methodology.  The amounts payable to Contractor under this Agreement shall be subject to the Price Adjustment Provisions described in this Article 7 and in Exhibit J. [***].

7.2	[***]
7.3	[***]

ARTICLE 8

PAYMENTS

8.1       Respective Payment Responsibility. Owners shall be severally, not jointly, liable for the payments due hereunder; provided, however, that GPC shall act on behalf of all Owners for purposes of the receipt of invoices and aggregating the payments received from the Owners prior to making payment of the Contract Price in accordance with the provisions of this Agreement. Each individual Owner is responsible for that percentage of the Contract Price that is equivalent to such individual Owner’s respective Ownership Interest at the time such payment obligation accrues. In the event that an Owner does not pay in full the amount that is due from such Owner, and another Owner does not make such payment on behalf of

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such non-paying Owner, GPC shall notify Contractor no later than the due date for the payment of the identity of the Owner(s) that did not pay in full and the amount of such shortfall in payment from such Owner(s).

(a)	For all purposes of this Agreement:

(i) the term “Dalton Utilities” shall mean only the utility company, property and assets operated by the Board of Water, Light and Sinking Fund Commissioners of the City of Dalton, Georgia d/b/a Dalton Utilities, its successors, successors-in-title or assigns, including without limitation any successors to the business of Dalton Utilities; and

(ii) the term “Dalton Utilities Assets” shall mean collectively (A) all property or assets of Dalton Utilities, including without limitation all electric power generation, transmission and distribution assets owned or operated by the City of Dalton and contract rights and receivables related thereto, which now or at any time in the future are owned, used or operated by Dalton Utilities, and such property and assets shall include without limitation any sale, insurance, condemnation or other proceeds with respect to such property and assets; and (B) all accounts receivable, debts, income or other amounts owed to Dalton Utilities.

(b)       Notwithstanding any other term or provision of this Agreement to the contrary, the Parties hereby agree that:

(i) if any Party obtains any money judgment against Dalton Utilities because of Dalton Utilities’ default under this Agreement or breach by Dalton Utilities of any representation or warranty under this Agreement, such Party’s sole remedy to satisfy the judgment shall be to levy against and sell, and/or garnish or otherwise realize upon, any and all of the Dalton Utilities Assets;

(ii) payments of all amounts of any kind or nature whatsoever that may at any time be due and owing by Dalton Utilities pursuant to the terms of, or resulting from, this Agreement shall be payable solely out of the Dalton Utilities Assets and shall not be payable from any other source, including without limitation the “General Fund” of the City of Dalton;

(iii) no such payments shall be, or be deemed to be, a debt of the City of Dalton under any circumstance or for any purpose whatsoever, nor shall this Agreement constitute a pledge of the full faith and credit of the City of Dalton, nor shall the City of Dalton appropriate or be required to appropriate funds to pay for any amounts due under this Agreement;

(iv) no Party will ever have the right to compel the exercise of any taxing power of the City of Dalton to pay any amount due from Dalton Utilities under this Agreement, nor to enforce payment thereof against any property of the City of Dalton other than the Dalton Utilities Assets;

(v) no Party shall have any recourse for payment hereunder against any source of funds of the City of Dalton other than the Dalton Utilities Assets, and each Party hereby irrevocably and unconditionally waives any recourse or claim it may or could otherwise

45

have or allege to have against any payment source of the City of Dalton other than the Dalton Utilities Assets; and

(vi) no provision of this Agreement is intended to, nor shall any such provision in any way (A) grant, convey or otherwise extend to any Party any lien, encumbrance or other charge against the Dalton Utilities Assets, or (B) modify, impair, subordinate or otherwise affect the rights, obligations and privileges of Dalton Utilities arising under the City of Dalton, Georgia Combined Utilities Revenue Bonds, Series 1997, the City of Dalton, Georgia Combined Utilities Revenue Bonds, Series 1999, or any other obligation of Dalton Utilities, it being understood and agreed that the revenues of Dalton Utilities and all funds created and maintained pursuant to any ordinance enacted for the purpose of issuance of any such bonds are subject to a prior and superior lien to secure such bonds, and shall not be subject to levy, seizure or other adverse action as may constitute a default with respect to such bonds.

8.2	Payment for [***].

(a)       Contractor shall be compensated by Owners for [***]. On or before the [***] of each month, Contractor shall provide Owners with an invoice setting forth the actual amounts of [***] incurred during the prior month, together with such supporting documentation as is reasonably requested by Owners. Subject to the further provisions of this Article 8, payment shall be due from Owners within [***] following receipt of the invoice.

(b)       Contractor shall be compensated by Owners for [***]. On or before the [***] of the month following any month in which Contractor has incurred costs [***], Contractor shall provide Owners with an invoice setting forth the [***] and that were incurred during the prior month, together with such supporting documentation as is reasonably requested by Owners. Subject to the further provisions of this Article 8, payment shall be due from Owners of the amounts invoiced under this Section 8.2(b) within [***] following receipt of the invoice.

8.3       [***] Price Payments. Contractor shall be paid for the portions of the Contract Price constituting [***] in accordance with the Payment Schedule in Exhibit F. For Milestone Payments, the applicable portion of [***] shall be invoiced by Contractor upon the completion (or substantial completion as provided below) of each Milestone. [***] Submittal of each invoice by Contractor for a Milestone Payment shall constitute a representation by Contractor that it has performed and provided the Work required to complete the corresponding Milestone for such Milestone Payment in accordance with this Agreement or otherwise covered by such invoice. Subject to the further provisions of this Article 8, payment shall be due from Owners within [***] following receipt of the invoice. Milestones are not required to be completed in the sequence set forth in the Milestone Payment Schedule, nor must invoices for completed Milestones be submitted in the sequence set forth in Milestone Payment Schedule; provided that the aggregate value of invoices for Milestones submitted by Contractor at any given point in time shall not [***] of the aggregate value of the Milestones shown on the Milestone Payment Schedule as of such point in time. With the

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written consent of Owners, Contractor shall have the option to submit an invoice for substantially completed Milestones on a pro rata basis.

8.4       Final Payment. Upon achievement of Final Completion for each Unit, Contractor shall submit to Owners an invoice for the final Milestone Payment and other payments due under this Agreement (the “Final Payment Invoice”) which shall set forth the remaining amounts due to it pursuant to this Agreement. When submitting the Final Payment Invoice, Contractor shall: (i) submit a written discharge, in form and substance reasonably satisfactory to both Parties, confirming that the total of the Final Payment Invoice represents full and final settlement of the monies due to Contractor for the performance of the Work under this Agreement and (ii) include the lien waivers, releases and Contractor’s affidavit required by Section 8.9(a)(ii) conditioned on Contractor receiving payment pursuant to the Final Payment Invoice. Payment of the Final Payment Invoice shall be due from Owners within [***] following receipt of the invoice.

8.5	Supporting Documentation; Payment Disputes.

(a)       If requested by Owners, Contractor shall submit invoices in a format agreed to by the Parties. Contractor shall make available such documentation and materials as Owners may reasonably require, including without limitation, if applicable, Contractor’s most accurate and current data concerning physical progress of the Work, substantiating Contractor’s right to payment of an invoice. If an invoice is deficient in any material respect, Contractor may be required by Owners to resubmit that invoice in proper form; provided, however, that Owners shall pay such portion of the invoice that is not deficient and [***] of such portion of the invoice, if any, in dispute, as provided in Section 8.5(b). Owners shall review each invoice and shall take exceptions, if any, by providing Contractor with written notice by the earlier of (i) such date the invoice is paid by Owners or (ii) [***] after Owners receive the invoice along with evidence which reasonably documents the contractual basis of such exceptions. If Owners provide no exceptions within such time, Owners shall pay Contractor, within the time specified for payment above.

(b)       Payment shall not waive Owners’ right to dispute an invoice. Owners may only withhold [***] of the disputed portion of an invoice and such dispute shall be resolved in good faith in accordance with Article 27. Once the dispute is resolved, Owners shall pay any additional amount due or Contractor shall refund any amount by which it was overpaid, as applicable, within thirty (30) Days after the date of the final resolution, together with interest at a rate equal to [***], applied from the original due date of the payment [***] until paid (or in the case of any overpayment, from the date paid until refunded by Contractor).

(c)       Notwithstanding the foregoing, Owners may take advantage of any discount identified in Contractor’s invoice for prompt payment. If for any reason Owners fail to pay Contractor for the sums due and owing (other than [***] of the sums that are the subject of a good faith dispute) by the due date, a late payment charge shall accrue at a rate equal to [***]. If Owners fail to make payment of an undisputed amount within [***] following the due date, or fail to make payment of the portion of a disputed payment as required by Section 8.5(b) within [***] of the date such payment is required, Contractor shall

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have the right to suspend performance of the Work until such time as such payment is made as if Owners had ordered a suspension in accordance with Section 22.1.

8.6       No Acceptance by Payment. Owners’ payment of an invoice or portion thereof does not constitute approval or acceptance of any item or cost in that invoice nor shall it be construed to relieve Contractor of any of its obligations under this Agreement.

8.7	Security for Payment by Owners.

(a)       In the event that (i) the credit rating of (A) the senior unsecured debt (or issuer rating in the absence of a senior unsecured debt rating) of GPC, (B) the senior unenhanced debt of Dalton Utilities, (C) the senior unenhanced secured debt of Oglethorpe Power Corporation or (D) the senior unenhanced global scale rating to municipal obligations or equivalent rating scale of the Municipal Electric Authority of Georgia issued with respect to the Power Revenue Bond Resolution falls below any two of the following (or, if only rated by two of the following, falls below either, or, if only rated by one of the following, falls below such rating) or in the event that such Owner no longer has a credit rating from any of the following: (x) Baa3 by Moody’s (if rated by Moody’s), (y) BBB minus by S&P (if rated by S&P) or (z) BBB minus by Fitch Ratings (if rated by Fitch Ratings), or (ii) the maturity of any indebtedness of such Owner which in the aggregate exceeds One Hundred Fifty Million Dollars ($150,000,000) is accelerated by the holder or holders thereof as a result of a default thereunder, then no more than eight (8) Business Days after such Owner’s receipt of a written demand from Contractor, such Owner shall provide Contractor with a letter of credit substantially in the form attached as Exhibit U (or such other form of irrevocable standby letter of credit as may be consistent with accepted international banking customs and practices prevailing at the time of issuance, provided that such form is reasonably acceptable to Contractor), from a bank having a long-term senior unsecured debt rating of A minus or higher (by S&P) or A3 or higher (by Moody’s), with total assets of at least Ten Billion Dollars ($10,000,000,000), and with a branch located in the United States, and in an amount equal to the [***] remaining in the Payment Schedules, multiplied by such Owner's Ownership Interest, or such other collateral reasonably acceptable to Contractor.

(b)             Notwithstanding the requirements of Section 8.7(a), in the event that an Owner is required to provide a letter of credit pursuant to Section 8.7(a), such Owner shall have the option, in lieu of providing such letter of credit, of providing either (i) a parent company guaranty in the form attached as Exhibit V-3, and with a stated limit of the guarantor’s liability under section 2.1 of such guaranty that is no less than that amount required for the letter of credit, provided that this option shall no longer be available to such Owner if and when the credit ratings of the parent company guarantor are such that they would trigger the letter of credit requirement of Section 8.7(a) if such credit ratings applied to the parent company guarantor or (ii) cash in the same amount as required for the letter of credit deposited into an account designated by Contractor for the benefit of Contractor under the exclusive control of Contractor free and clear of all liens (including the liens of any lenders) of any Person other than Contractor. Any such account shall be established and maintained at the expense of such Owner and held by a depositary bank acceptable to Contractor pursuant to a control agreement in form and substance acceptable to Contractor.

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(c)             Contractor may make a demand for payment against the security provided by any Owner pursuant to Sections 8.7(a) or (b) in the event that any such Owner has failed to make a payment when due pursuant to the provisions of this Agreement or in order to recover any damages to which Contractor is otherwise entitled under this Agreement as a result of any such Owner’s failure to satisfy any of its obligations under this Agreement no sooner than [***] following such failure and any applicable cure period. In the event of such a demand for payment, then, except in the circumstance when the Contractor elects to terminate this Agreement pursuant to Section 22.5, the applicable Owner or Owners shall within [***] replenish any letter of credit (or cash), if applicable, being held by Contractor with respect to such Owner to the full amount required by such Owner pursuant to Sections 8.7(a) and (b). If at any time the security held by Contractor exceeds the amount of security required by the applicable provisions of this Section 8.7, Contractor shall permit Owners to replace or amend the security and/or shall release such security so that the amount of the security held by Contractor is equal to the amount required by the provisions of this Section 8.7.

(d)       If, following the issuance by an Owner of a letter of credit (or cash) to Contractor, the credit rating of such Owner returns to levels above those at which the letter of credit (or cash) is required pursuant to Sections 8.7(a) and (b), all outstanding letter(s) of credit (or cash) shall be released by Contractor within [***]; provided, however, that the provisions of Sections 8.7(a) and (b) shall apply again in the event of any subsequent lowering of the credit rating of such Owner below the levels stated in Section 8.7(a) that are applicable to such Owner.

8.8       Separate Payments to Consortium Members. Each Contractor invoice shall designate the actual amounts of the invoice payment that is to be paid to each Consortium Member. GPC, on its own behalf and as agent for the other Owners, shall make payment to each Consortium Member in the amounts indicated in the invoice.

8.9	Conditions of Payments; Punch List Withholding.

(a)       Required Submittals. In addition to the requirements of Section 8.5 above, Owners shall not be required to make any payment to Contractor pursuant to this Article 8 if Contractor has not provided the submittals described in this Section 8.9(a):

(i)        Interim Lien Waivers and Releases. In order to be valid, each monthly invoice submitted by Contractor must be accompanied by interim lien waivers and releases, in the form and substance as set forth in Exhibit S, executed by Contractor with respect to the Work completed prior to the date of such invoice.

(ii)       Final Lien Release; Contractor’s Affidavit. In order to be valid, Contractor’s invoice for the final payment from Owners under the Agreement must be accompanied by (A) lien releases and waivers executed by Contractor in the form and substance as set forth in Exhibit S and (B) Contractor’s affidavit in the form and substance as set forth in Exhibit X executed by Contractor; provided, however, to the extent that one or more disputed claims is identified on the final lien releases and waivers form, then the Contractor’s affidavit shall be provided contemporaneously with the resolution of such disputed claim(s). The Parties further acknowledge that the final lien

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waiver form contained in Exhibit S contains a notation indicating that the final lien waiver is “unconditional.” Notwithstanding this notation, the Parties agree that the final lien waiver form is conditional, consistent with the language in the lien waiver form itself and with the language in the applicable Georgia statute, on the receipt of the payment referenced in the lien waiver form.

(b)       Withholding to Protect Owners from Loss. Owners may, without prejudice to any other rights Owners may have, withhold all or any portion of any payment to such extent as may be necessary in Owners’ reasonable opinion to protect Owners from loss due to liens filed by Contractor or any of its Personnel against either the Facility, the Site or any other property of Owners other than liens filed as a result of Owners’ breach of their obligations to make payments to Contractor hereunder. When Contractor has remedied the cause for withholding any payment and has furnished evidence of such remedy that is satisfactory to Owners, Owners will make the payment so withheld to Contractor within thirty (30) Days following Owners’ receipt of such evidence. If Contractor, after receipt of notice from Owners, fails or refuses to remedy the cause for withholding such payment within the time specified in the notice, then Owners may, without prejudice to any other rights Owners may have, remedy it and charge Contractor for the cost of such remedy including without limitation Owners’ expenses, such as attorneys' fees and other legal fees and disbursements. Such action by Owners will not be or be considered to be a waiver of any default by Contractor under this Agreement.

(c)       Lien Bonds. Owners shall release any payments withheld due to any Lien if Contractor provides to Owners at Contractor’s sole expense (i) a lien bond which is (A) issued by a surety company acceptable to Owners, (B) in form and substance satisfactory to Owners, and (C) in an amount not less than [***] of such Lien claim or (ii) cash or a letter of credit or other security in form and substance satisfactory to Owners in an amount not less than [***] of such Lien claim. By posting a lien bond, however, Contractor shall not be relieved of any obligations (including its indemnity obligations) under this Agreement.

(d)       Withholding to Ensure Completion of the Punch List. Upon creation of the Punch List in accordance with Section 12.5, Owners may withhold from the Milestone Payment due to Contractor upon Substantial Completion an amount equal to [***] of the total projected cost of completing the Punch-List items (such amount, the “Punch List Withholding Amount”). The applicable amount withheld will be released upon completion of each Punch List item. In lieu of such retention, Contractor shall have the right to provide a letter of credit (in an amount equal to the Punch List Withholding Amount) to Owners for the completion of the Punch List, in which case the amount retained for the Punch List shall be released to Contractor.

(e)	[***]

(f)        Payment or Use Not Acceptance. No payment to Contractor or any use of the Facility shall constitute an acceptance of any of the Work furnished by Contractor or shall relieve Contractor of any of its obligations or liabilities with respect thereto.

8.10	Long Lead Materials. [***]

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ARTICLE 9

CHANGES

9.1       Entitlement to Change. The following (each, a “Change”) shall entitle Contractor or Owners, as the case may be, to seek a Change Order in accordance with the procedures set forth in this Article 9 to the extent that a Change occurs following the Effective Date. In addition, Contractor shall be entitled to seek a Change Order in accordance with the procedures set forth in this Article 9 for (i) any Change that occurs after January 22, 2008 [***] of which Owners were notified and have accepted prior to the Effective Date to the extent such Change has not already been reflected in the Contract Price or Project Schedule and (ii) for the price of Phase I Work not yet paid for under the Purchase Orders that are subsumed by this Agreement, as provided in Section 3.2(a).

(a)       any addition to, deletion from, or modification of the Facility as described in this Agreement, or any change in the Work that is agreed by the Parties or imposed (except to the extent that any change in Work is imposed as a result of the acts or omissions of Contractor or a Subcontractor or Vendor, which acts or omissions are inconsistent with the Performance Standards) by (1) [***] or (2) the Georgia PSC Certification Order;

(b)       the COL is not issued by the date that is [***] or notice that the Contractor is released to commence pouring safety related concrete is not received by Contractor [***] prior to the Guaranteed Substantial Completion Date for the First Unit, [***];

(c)       any breach by Owners of their obligations under this Agreement (including without limitation the obligations under Section 4.1), or delay or other demonstrable adverse impact on Contractor’s or a Subcontractor’s or Vendor’s activities under this Agreement resulting from delay by Owners in giving a required approval or in performing any of the Owners’ responsibilities under Section 4.1 (other than to the extent of any delay for which Contractor is responsible) or interference with the Work contrary to the provisions of this Agreement by Owners or Owners’ Personnel (other than Contractor, its Subcontractors or Vendors or the Personnel or Invitees of any of them);

(d)       a Change in Law other than such matters that are addressed in Section 9.1(a); provided, however, that a Change in Law shall not constitute a Change to the extent such Change in Law affects [***]; and

(e)       the events or circumstances described in the following Sections of this Agreement that are stated in said Sections to constitute a Change: Sections 3.2(a), 3.3(b), 3.4(d)(iii), 3.5(a)(iii)(A), 3.5(a)(iii)(B), 3.5(e), 3.5(f), 3.5(k), 3.5(o)(v), 3.5(w)(i), 4.2(c), 5.1, 5.4, 5.5(a), 5.5(b), 9.2, 10.3, 11.1(b), 11.4(b), 11.4(c)(i), 11.4(c)(iii), 11.5(a), 11.5(c)(i), 11.5(d)(i), 11.5(d)(iii), 12.6(c), 14.1(b), 14.2(b), 14.3(a)(ii), 15.2(b), 16.1, 16.3(b), 21.2(a) and 22.1(a).

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9.2       Owner-Directed Changes. It is the intent of the Parties to preserve the design of the Standard Plant, including the approach to the supply chain, construction, licensing, operation and maintenance. With respect to the Standard Plant, Owners shall only have the right to direct a Change in the design of the Facility or the Scope of Work or Project Schedule provided that such Change is technically feasible and does not affect (a) the DCD, (b) the COLA content or schedule or (c) [***]. Any such Change in the design, upon being determined by Contractor to meet these criteria, shall constitute a Change and shall entitle Contractor to seek a Change Order subject to the provisions of Sections 9.3 through 9.5.

9.3       Effect of Changes. To the extent that a Change adversely affects Contractor’s or its Subcontractors’ or Vendors’ ability to perform the Work, increases Contractor’s costs for the Work, affects Contractor’s ability to achieve the Performance Guarantees or Warranties or its other obligations under this Agreement, or causes a delay in the Project Schedule, such Change shall entitle Contractor to a Change Order as appropriate to the extent allowed under Sections 9.3(a) and 9.3(b) to the Contract Price, the Project Schedule, the Payment Schedules, the Guaranteed Substantial Completion Dates, the Critical Milestones and/or such other parts of this Agreement as may be affected by such Change; [***]. Each Party shall reasonably cooperate with the other Party in preserving the standardization of the design and finality of the DCD. Notwithstanding the foregoing, [***]. To the extent that a Change enhances Contractor’s or its Subcontractors’ or Vendors’ ability to perform the Work, reduces Contractor’s costs for the Work or its other obligations under this Agreement, or shortens the Project Schedule, Owners shall be entitled to a Change Order as appropriate to the Contract Price, the Project Schedule, the Payment Schedules, the Guaranteed Substantial Completion Dates, the Critical Milestones and/or such other parts of this Agreement as may be affected by such Change

(a)       Changes to the Project Schedule. Any adjustment of time to the Project Schedule shall be the number of Days, at a maximum, equal to the number of Days of delay (or saved Days) in the sequence of the impacted Work demonstrated by Contractor (or by Owners with respect to saved Days) as resulting from the event or events necessitating the Change Order, with due regard for reasonable mitigating measures available to Contractor.

(b)       Changes to the Contract Price. Any increase (or decrease, in the context of a Change Order decreasing the amount of Work to be performed) in the Contract Price, if any, resulting from a Change shall be determined and shall be payable by (or due to) Owners as follows:

(i)	[***]

(ii)     if the Parties do not agree, then until such matter is resolved and the payment for such Change is determined pursuant to Article 27 [***];

(c)	[***]

9.4       Notice of a Change. Contractor shall submit notice of a Change to Owners as soon as reasonably practicable under the circumstances after becoming aware of the Change.

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Such notice shall be followed by delivery to Owners of the following information as it becomes available:

(a)       detailed supporting information demonstrating the effect of the Change on the provisions of this Agreement, including without limitation the Contract Price and Project Schedule [***];

(b)	options to mitigate the costs or delays associated with the Change;

(c)       an evaluation of the impact on the Licensing Basis as of the date of the Change; and

(d)	a written proposal for executing the Work insofar as it will be changed.

9.5       Disputes over Changes. Failure by Contractor to provide notice of a Change as set forth above shall not reduce Contractor’s entitlement to an adjustment as set out in Section 9.3, unless such failure has a materially adverse impact on Owners; provided, however, that Contractor shall not be entitled to such adjustment unless notice of a Change is provided to Owners as soon as reasonably practicable but in no event later than [***] subsequent to the discovery of circumstances that Contractor believes give rise to the need for a Change. A written document describing the amendments to this Agreement as a result of a Change (a “Change Order”) shall be agreed to in writing by the Parties. No Change Order shall be authorized by Owners unless signed by Owners’ Authorized Representative. Each Change Order shall show the adjustments agreed by the Parties. If Owners request a proposal for a change in the Work from Contractor or should Contractor submit a claim for a Change under Section 9.1, a Change Order shall be issued to reimburse Contractor for its charges for any estimating and design services. In the event the Parties are unable to agree on any aspect of a Change Order, the dispute will be resolved in accordance with the provisions of Article 27. The Parties will continue to perform their respective obligations under this Agreement in accordance with Section 27.7 unless the Parties otherwise mutually agree in writing.

9.6       Changes for Contractor’s Convenience. Contractor shall have the right to take any action that is consistent in all material respects with this Agreement and that Contractor determines to be reasonably necessary to meet the requirements of this Agreement, including, for example, making field changes or correcting deficiencies. However, in the event that Contractor desires to make substitutions of Equipment or materials set out in the Specifications or deletions from or modifications to the Facility or Work as described in Exhibit A or the Licensing Basis and such action (a) would cause the Equipment or materials or such aspect of the Work (following the finalization of the design of the applicable system, component or structure) to no longer conform to the Standard Plant, (b) would be contrary to the COL or the DCD, or (c) would be contrary to material provisions of this Agreement, Contractor shall obtain Owners’ written approval prior to undertaking such change, which will not be unreasonably withheld or delayed. Contractor shall also provide to Owners licensing evaluations and licensing support to develop license amendment requests to the NRC for changes proposed by Contractor to the NRC Design Certification to the extent such design changes will impact the Licensing Basis of the Facility. Contractor shall not be entitled to any

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adjustment to the Contract Price, Project Schedule, Guaranteed Substantial Completion Dates, Critical Milestones, Performance Guarantees, Warranties or any other term or condition of this Agreement in respect of any change permitted pursuant to this Section 9.6.

ARTICLE 10

UNCONTROLLABLE CIRCUMSTANCES

10.1     Uncontrollable Circumstances. As used in this Agreement, an “Uncontrollable Circumstance” means any event to the extent that it: (a) prevents or delays the affected Party (the “Affected Party”) from performing its obligations under this Agreement or complying with any conditions required by the other Party under this Agreement or affects the costs of performing the Work; and (b) is unforeseeable and is beyond the reasonable control of and not the result of the fault or negligence of the Affected Party or such Affected Party’s Personnel; and (c) could not have been prevented by the Affected Party’s or its Personnel’s exercise of reasonable diligence. To the extent that the preceding conditions are satisfied, Uncontrollable Circumstances include, without limitation, the following events or circumstances:

(i)        war, civil insurrection, riots, sabotage or acts of terrorism;

(ii)       acts of God, including flash floods, hurricanes, tornadoes, typhoons, lightning strikes, earthquakes and the like;

(iii)	fire or explosion;

(iv)      governmental actions or omissions, including the suspension, termination, interruption, denial, delay in obtaining or failure of renewal or issuance of any Government Approval relating to the Work;

(v)	epidemics, quarantines, embargoes or blockades;

(vi)      strikes, other concerted labor actions or slowdowns which are not occurring exclusively at the Site, or those occurring exclusively at the Site, to the extent caused by an action or inaction by Owners or their Personnel; and

(vii)	[***]

Notwithstanding anything in this Section 10.1 to the contrary, in no instance will the following be considered events beyond Contractor’s or its Personnel’s reasonable control or constitute an Uncontrollable Circumstance: (A) equipment failure, except when such failure is caused by a separate Uncontrollable Circumstance; (B) an act or omission of a Subcontractor or Vendor, except to the extent such act or omission is caused by an event that would constitute an Uncontrollable Circumstance if such event were experienced directly by a Party; (C) price fluctuations with respect to materials, supplies or components of equipment related to items to be supplied by Contractor under this Agreement; (D) mere economic hardship; (E) Site specific strikes or other Site specific labor actions other than those listed in clause (vi) above; or [***].

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10.2     Burden of Proof. The burden of proof as to whether an Uncontrollable Circumstance has occurred shall be upon the Party claiming an Uncontrollable Circumstance.

10.3     Excused Performance. To the extent that the Affected Party is rendered wholly or partly unable to perform its obligations under this Agreement because of an Uncontrollable Circumstance, such circumstance shall constitute a Change and shall entitle such Affected Party to seek a Change Order pursuant to Article 9, which action shall be the sole remedy of such Affected Party; provided that:

(a)       the Affected Party shall give written notice to the other Party describing the particulars of the occurrence as soon as reasonably practicable under the circumstances but in any event no later than [***] after the Affected Party becomes aware of the Uncontrollable Circumstance;

(b)       the suspension of performance resulting from such Uncontrollable Circumstance shall be of no greater scope and of no longer duration than is reasonably required by the Uncontrollable Circumstance;

(c)       no obligations of either Party which arose before the occurrence causing the suspension of performance are excused as a result of the occurrence;

(d)       the Affected Party must continue to perform its obligations under this Agreement to the extent possible, and the Affected Party must use commercially reasonable efforts to overcome, cure, remove, otherwise correct, minimize and contain costs and expenses and mitigate and remedy the damages, delays and effects of the Uncontrollable Circumstance and its inability to perform its obligations under this Agreement as a result thereof; and

(e)       when the Affected Party is able to resume performance of its obligations hereunder, that Party shall give the other Party written notice to that effect and shall promptly resume such performance.

ARTICLE 11

TESTING

11.1	Scope and Objective of Testing.

(a)       The scope of testing associated with this Article 11 covers that testing which takes place for each Unit at the Site and is in addition to the component testing addressed in Section 3.5(g). The testing that will be performed on-Site consists of Construction and Installation Tests, Preoperational Tests, Start-up Tests and the Performance Tests, each as described in this Article 11.

(b)       The “Joint Test Working Group” consists of an organizational group of representative personnel from each Party performing testing services, technical supervision and/or field support working with Owners’ operating organization. The Joint Test Working Group shall oversee the implementation of the Preoperational Tests program

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and the Start-up Tests program, including planning, scheduling and performance of all Preoperational Tests and Start-up Tests. Contractor shall have overall responsibility and authority for technical direction of the initial test program, consisting of the Construction and Installation Tests and Preoperational Tests, for conducting those tests in accordance with the Project Schedule, and will act as the chairman of the Joint Test Working Group. Upon Unit Mechanical Completion, the Joint Test Working Group chairman will continue to have overall responsibility and authority for the technical direction of the Start-up Test program, but operation and control of the Unit shall reside entirely with Owners. To support the Preoperational Tests, Startup Tests and Performance Tests, Owners shall supply, at a minimum, the operating and plant staff as designated in Table 4 of Exhibit A, as may be amended per mutual agreement upon finalization of the startup administrative manual. Owners shall be responsible for conducting the Start-up Tests and the Performance Tests to be conducted in accordance with the Project Schedule and any delay in performance of the tests not due to the fault of Contractor or its Personnel shall constitute a Change and entitle Contractor to seek a Change Order pursuant to Article 9. Contractor shall use reasonable efforts to accommodate Owners in performing Start-up Tests and Performance Tests during times of the day that will allow Owners to maximize the revenues from the sale of test energy provided that such accommodation does not cause Contractor to be delayed in meeting the Project Schedule. The Joint Test Working Group shall review and evaluate Construction and Installation Test, Preoperational Test and Start-up Test results and test turnover packages and recommend acceptance of the turnover to Owners. The start-up administrative manual shall include administrative procedures that provide detailed requirements and govern the execution of activities associated with the conduct of the test program, including the organization, structure and functional relationships of the Joint Test Working Group and the start-up organization. The start-up administrative manual shall be based on the Contractor’s AP1000 Nuclear Power Plant startup administrative manual and shall be delivered to Owners [***] prior to the commencement of the Preoperational Tests. Any revisions thereto shall be subject to Owners' review. If Owners request a change to the startup administrative manual that is not the result of a Contractor error or omission, such request shall constitute a Change and entitle Contractor to seek a Change Order pursuant to Article 9.

11.2	Construction and Installation Tests.

(a)       The adequacy of construction and installation of components and systems shall be verified by construction inspection and installation tests. During the construction period, Contractor shall erect the structure, install plant equipment and perform construction verification and inspection tests. All of these activities shall be executed, controlled, and documented in accordance with Contractor’s approved procedures.

(b)       During construction, installation of components associated with the various systems will be completed. The associated piping, wiring, equipment, and controls shall be verified to be installed in accordance with approved final design drawings. Construction and Installation Tests shall be performed and all appropriate documentation and exceptions to construction verification tests, or incomplete tests shall be recorded as turnover exceptions. On a system basis, completion of this program shall demonstrate that the system is ready for preoperational testing. Where applicable, Preoperational Tests may proceed prior to completion of this program.

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11.3     Preoperational System Tests. Following the Construction and Installation Tests of the particular components and systems, the preoperational system tests shall be conducted. Activities during the Preoperational Tests shall be conducted in accordance with the start-up administrative manual. All system/component testing not completed before Turnover will also be conducted under the start-up administrative manual. Initially, the Joint Test Working Group shall prepare the system/components for dynamic testing. Systems shall be flushed, tuned, and prepared for preoperational and acceptance testing. The Joint Test Working Group, while coordinating any remaining functional testing, shall provide technical direction for Owners’ operations personnel in the initial starting and operation of the various systems.

(a)       Preoperational Tests shall be performed to demonstrate that the components and systems perform in accordance with selected design requirements so that initial Nuclear Fuel loading, initial criticality and subsequent power operation can be safely undertaken in accordance with Law and applicable Government Approvals. Preoperational Tests at elevated pressure and temperature are referred to as hot functional tests. Contractor shall provide [***] advance notice to Owners of the scheduled testing dates via updates to the Project Schedule.

The general objectives of the Preoperational Test program are the following:

•	Demonstrate that essential plant components and systems, including alarms and indications, meet appropriate requirements based on the design.
•	Provide documentation of the performance and condition of the components and systems.
•	Provide baseline test and operating data on equipment and systems for future use and reference.
•	Operate Equipment for a sufficient period to demonstrate performance in accordance with the Preoperational Test procedures.
•	Demonstrate that the systems operate on an integrated basis.

Abstracts for the Preoperational Tests for portions of systems/components that perform safety-related functions; perform defense-in-depth functions; contain, transport, or isolate radioactive material; and for other applicable systems are specified in Chapter 14 of the DCD.

(b)       Contractor shall develop the Preoperational Test procedures consistent with its procedures for the Standard Plant and shall provide the Preoperational Test procedures to Owners in advance of the testing. A team referred to as the “Preoperational Test Group” will be established by the Joint Test Working Group and be manned by each Party's personnel per Table 4 of Exhibit A. The Preoperational Test Group will consist of engineering test leads and test personnel. The Preoperational Test Group shall be responsible for conducting the Preoperational Tests in accordance with the Project Schedule.

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(c)       Facility equipment used in the performance of Preoperational Tests will be operated by Owners in accordance with appropriate operating procedures, thereby giving Owners’ operating staff an opportunity to gain experience in using these procedures and demonstrating their adequacy prior to Unit initial criticality.

(d)       Contractor shall review the results of the Preoperational Tests with the Preoperational Test Group and notify Owners when they may proceed with the Start-up Test program.

11.4	Start-up Tests Objectives and Protocol.

(a)       The Start-up Test program begins with initial Nuclear Fuel loading after the Preoperational Tests have been successfully completed. Start-up Tests can be grouped into four broad categories:

•	Tests related to initial Nuclear Fuel loading.
•	Tests performed after initial Nuclear Fuel loading but prior to initial criticality.
•	Tests related to initial criticality and those performed at low power (less than five percent (5%)).
•	Tests performed at power levels greater than five percent (5%).

During performance of the Start-up Test program, Owners’ operating staff shall have the opportunity to obtain practical experience in the use of normal and abnormal Operating Procedures while a Unit progresses through heatup, criticality, and power operations.

(b)	The general objectives of the Start-up Test program are to:
•	Install the Nuclear Fuel in the Unit reactor vessel in a controlled and safe manner.
•

Verify that the Unit reactor core and components, Equipment, and systems required for control and shutdown have been assembled according to design and meet specified performance and other requirements of this Agreement.

•	Achieve initial criticality and operation at power in a controlled and safe manner.
•	Verify that the operating characteristics of the Unit reactor core and associated control and protection equipment are consistent with design requirements and accident analysis assumptions.

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•	Obtain the required data and calibrate equipment used to control and protect the Facility.
•	Verify that the Unit responds to the transient tests as described in the Design Control Document.

Abstracts of the Start-up Tests are provided in Chapter 14 of the DCD. Contractor shall develop the Start-up Test procedures per the guidelines documented in Chapter 14 of the DCD, in accordance with its procedures for the Standard Plant and will provide the Start-up Test procedures to Owners [***] the testing and, in the case of any Site-specific matters or whenever required by Law, shall be subject to the Owners’ and/or Licensed Operator’s acceptance, which acceptance shall not be unreasonably withheld. The Start-up Test procedures will be developed as part of the standard AP1000 Nuclear Power Plant procedures and test program. Therefore, any changes to these standard test procedures that Owners require that are not the result of a Contractor error or omission shall constitute a Change and shall entitle Contractor to seek a Change Order pursuant to Article 9. A team referred to as the “Start-up Test Group” will be established by the Joint Test Working Group and be manned by each Party’s personnel as per Table 4 of Exhibit A. The Start-up Test Group will consist of engineering test leads and test personnel. The Start-up Test Group shall be responsible for conducting the Start-up Tests in accordance with the agreed upon Project Schedule.

(c)       Contractor shall give notice to Owners of the date (the “Ready for Start-up Test Date”) when the Unit is ready, or would have been ready, except for a delay caused by Owners or their Personnel or resulting from an Uncontrollable Circumstance, for the Start-up Tests on such Unit to begin.

(i)        In the event of any such delay, such delay shall constitute a Change and entitle Contractor to seek a Change Order pursuant to Article 9. If the Work is suspended as a result of the delay, the Parties shall determine as part of the Change Order process such matters as (A) maintenance procedures for the Unit to be followed by Owners until the Start-up Test can occur, (B) whether or not Contractor should demobilize its forces for the duration of the suspension, (C) if demobilization is to occur, Contractor’s Personnel that shall either remain on the Site for the purpose of monitoring the maintenance of the Units and/or be permitted to examine the Unit and Owners’ maintenance records on a routine basis to determine whether the agreed maintenance procedures are being followed and (D) validation procedures to be undertaken on the Unit to re-determine its readiness for the Start-up Test prior to conducting the Start-up Test.

(ii)       To the extent that a delay caused by Owners or their Personnel or resulting from an Uncontrollable Circumstance delays any Start-up Test by more than [***] from the Ready for Start-up Test Date, Contractor shall be entitled to the Milestone Payment(s) that would be due upon or prior to Start-up Test Completion, minus the component of the Milestone Payment attributable to the technical direction to have been provided by Contractor for such Start-up Test(s).

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(iii)      At such time as Owners are ready for the Start-up Test to be conducted, Contractor shall (if applicable) re-mobilize at the Site on a mutually agreed date and shall proceed to conduct the Start-up Test, followed by the Performance Tests and the other activities required to achieve Substantial Completion and Final Completion. The Project Schedule will be revised pursuant to the Change Order procedure to reflect the additional time, if any, that Contractor will require for the performance of the Start-up Test as a result of changed circumstances in its staffing and other factors resulting from the delay in performance of the test. Prior to initiating the Start-up Test, Contractor shall have the right, pursuant to the agreed validation procedures determined as described in clause (i) above, to assess whether any degradation to the operational performance of the Unit has occurred. To the extent that degradation to the operational performance of the Unit has occurred for reasons other than due to the acts or omissions of Contractor or its Personnel, such degradation shall constitute a Change and shall entitle Contractor to seek a Change Order pursuant to Article 9 for the costs and time required to perform corrections to the Unit to return it to a state ready for the Start-up Test.

(iv)      If the delay caused by Owners or their Personnel or resulting from an Uncontrollable Circumstance delays any Start-up Test by more than [***] from the Ready for Start-up Test Date, then Contractor will be deemed for all purposes to have completed the Start-up Test, and at such time, if any, as Owners are ready for the Start-up Test to be conducted, Contractor’s sole responsibility hereunder with respect to such Start-up Test shall be to provide technical direction for the testing on [***].

11.5	Performance Tests.

(a)       Performance Test Procedures. Contractor shall develop the Performance Test procedures consistent with its procedures for the Standard Plant and shall provide the Performance Test procedures to Owners [***] the testing and, in the case of any Site-specific matters or whenever required by Law, shall be subject to the Owners’ and/or Licensed Operator’s acceptance, which acceptance shall not be unreasonably withheld. The Performance Test procedures will be developed as part of the standard AP1000 Nuclear Power Plant procedures and test program. Therefore, any changes to these standard test procedures that Owners require that are not the result of a Contractor error or omission shall constitute a Change and shall entitle Contractor to seek a Change Order pursuant to Article 9. Documentation of the performance of the tests and results of the tests shall be created and maintained by Contractor and delivered to Owners as a condition of Final Completion.

(b)       Owners’ Responsibilities. Owners shall provide all consumables, semi-skilled and skilled labor, fully trained and licensed operators and such other material or services that are reasonably requested by Contractor for the tests. Contractor shall maintain an adequate construction staff and labor on Site to support the testing process.

(c)       AP1000 Performance Tests. Contractor will perform the Performance Tests in accordance with Contractor document, APP-GW-T1R-600, “AP1000 Performance Test Requirements and Bases,” which also includes the designation of the ASME Power Test Codes used for the Performance Tests. The revision level of APP-GW-T1R-600 shall be that

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as of the Effective Date or as otherwise agreed to by the Parties. Per APP-GW-T1R-600, the Performance Tests will consist of the following tests: (i) NSSS Thermal Performance Test, (ii) Turbine Generator Output Test (i.e., Net Unit Electrical Output Test) and (iii) Steam Generator Moisture Carryover Test. In addition, certain baseline performance data shall be collected during the Performance Tests. [***]. Acceptance requirements associated with specific Performance Tests are provided below. Otherwise the acceptance criteria shall be as designated in the associated standard AP1000 Nuclear Power Plant test procedures.

(i)                  NSSS Thermal Performance Test. A test (the “NSSS Thermal Performance Test”) shall be run at [***] licensed thermal power as indicated by the secondary calorimetric. The thermal power shall be at the highest maintainable power level, but in no event less than [***] licensed thermal power in order to conduct this test. The purpose of this test is to verify the reliable operation of the Unit and that the nuclear steam supply system indicated power level, as measured by the secondary calorimetric, is greater than or equal to [***] licensed thermal power during a period of continuous operation of [***]. Such test shall be satisfactorily completed when the Unit has demonstrated this capability for such continuous period. The measurement frequency shall be every sixty (60) minutes throughout the test. If there is any reduction in the thermal power output [***] or delay in the performance of the NSSS Thermal Performance Test that is not due to an error or omission of Contractor or its Personnel, Contractor shall re-run the NSSS Thermal Performance Test when such circumstances abate, but the interruption or delay in the performance of the test shall constitute a Change and entitle Contractor to seek a Change Order pursuant to Article 9. If the reduction in the thermal power output [***] or delay is not due to an error or omission of Contractor or its Personnel or Uncontrollable Circumstances, the hours of continuous operation performed prior to such reduction or delay shall be credited toward the period of [***] of continuous operation once the NSSS Thermal Performance Test is resumed.

(ii)       Net Unit Electrical Output Performance Test. A test (the “Net Unit Electrical Output Test”) shall be run to determine whether the Unit meets the Net Unit Electrical Output Guarantee [***]. This test is referred to as the Turbine Generator Output Test in document APP-GW-T1R-600. The Net Unit Electrical Output Test for the Unit shall be conducted for a continuous [***] hour period during the Performance Tests. In accordance with the further requirements of Section 11.6(a), the measurement frequency shall be every sixty (60) minutes throughout the test, and the average value of those data points shall be used to determine compliance with the Net Unit Electrical Output Guarantee.

(iii)      Moisture Carryover Test. A test (the “Moisture Carryover Test”) shall be run to determine whether the Unit meets the Moisture Carryover Guarantee. The steam from the two (2) steam generators per Unit shall be sampled while the Unit is operating at a nominal rating of [***] thermal power. If the Unit is unable to reach [***] thermal power, the test must run at the highest maintainable power level but in no event less than or equal to [***] thermal power. The Moisture Carryover is measured using a tracer method. The method involves the addition of a known quantity of a suitable tracer to the secondary system. After a prescribed equilibrium time, samples shall be simultaneously withdrawn from each steam generator blowdown line, the main steam lines and the main feedwater lines. The concentration ratio of the tracer found in

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the steam sample to that found in the liquid sample shall be used to calculate the Moisture Carryover. The Moisture Carryover Test may be conducted concurrently with the Net Electrical Output Test. Such test will be satisfactorily completed when it has demonstrated that the Unit is capable of meeting the Moisture Carryover Guarantee.

(iv)      Major Equipment Operation and Collection of Performance Baseline Data. In addition to systems that are referenced as part of conducting the Performance Tests, during the Performance Tests, data will be taken to allow verification of the proper operation of and to obtain baseline performance data for the following other major components of Equipment:

•	Steam Turbine Generator
•	Moisture Separator Reheaters
•	Feedwater Heaters
•	Condenser
•	Main Cooling Tower
•	Feedpumps
•	Circulating Water Pumps

(d)       Readiness for Performance Tests. Contractor shall give notice to Owners of the date (the “Ready for Performance Test Date”) when the Unit is ready, or would have been ready within the next [***] except for a delay caused by Owners or their Personnel or resulting from an Uncontrollable Circumstance, for the Performance Tests on such Unit to begin. In the event that there has been a delay in conducting the Start-up Test due to a delay caused by Owners or their Personnel or resulting from an Uncontrollable Circumstance, then the Ready for Performance Test Date shall be [***] after the Ready for Start-up Test Date [***].

(i)        In the event of any such delay, such delay shall constitute a Change and entitle Contractor to seek a Change Order pursuant to Article 9. If the Work is suspended as a result of the delay, the Parties shall determine as part of the Change Order process such matters as (A) maintenance procedures for the Unit to be followed by Owners until the Performance Tests can occur, (B) whether or not Contractor should demobilize its forces for the duration of the suspension, (C) if demobilization is to occur, Contractor Personnel that shall either remain on the Site for the purpose of monitoring the maintenance of the Units and/or be permitted to examine the Unit and Owners’ maintenance records on a routine basis to determine whether the agreed maintenance procedures are being followed and (D) validation procedures to be undertaken on the Unit to re-determine its readiness for the Performance Tests prior to conducting the Performance Tests.

(ii)       To the extent that a delay caused by Owners or their Personnel or resulting from an Uncontrollable Circumstance delays the Performance Tests by more than [***] from the Ready for Performance Test Date, Contractor shall be entitled to the Milestone Payment that would be due upon Performance Test completion, minus the component of the Milestone Payment attributable to the technical direction to have been provided by Contractor for such Performance Tests.

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(iii)      At such time as Owners are ready for the Performance Tests to be conducted, Contractor shall (if applicable) re-mobilize at the Site on a mutually agreed date and shall proceed to conduct the Performance Tests, followed by the other activities required to achieve Substantial Completion and Final Completion. The Project Schedule shall be revised subject to the Change Order provisions of Article 9 to reflect the additional time, if any, that Contractor will require for the performance of the Performance Tests as a result of changed circumstances in its staffing and other factors resulting from such delay in performance of the test. Prior to initiating the Performance Tests, Contractor shall have the right, pursuant to the agreed validation degradation to the operational performance of the Unit has occurred. To the extent that degradation to the operational performance of the Unit has occurred for reasons o procedures determined as described in clause (i) above, to assess whether any ther than due to the acts or omissions of Contractor or its Personnel, such degradation shall constitute a Change and Contractor shall (without duplication of Change Orders which Contractor receives under Section 11.4(c)(iii)) be entitled to seek a Change Order pursuant to Article 9 for the costs and time required to perform corrections to the Unit to return it to a state ready for the Performance Tests.

(iv)      If the delay caused by Owners or their Personnel or resulting from an Uncontrollable Circumstance delays the Performance Tests by more than [***] from the Ready for Performance Test Date, then Contractor will be deemed for all purposes to have completed the Performance Tests, and at such time, if any, as Owners are ready for the Performance Tests to be conducted, Contractor’s sole responsibility hereunder with respect to such Performance Tests shall be to provide technical direction for the testing on [***].

11.6	Performance Guarantees.

(a)       Net Unit Electrical Output Guarantee. Subject to the limits of liability set forth in Section 13.3 and subject to the provisions of this Agreement and in accordance with the Operating Procedures and Maintenance Procedures and Facility Manuals, Contractor guarantees that a Unit, when loaded with the Nuclear Fuel, shall produce a Net Unit Electrical Output of [***] MWe as evidenced by the Net Unit Electrical Output Test (the “Net Unit Electrical Output Guarantee”).

(i)        In the event a Unit does not meet the Net Unit Electrical Output Guarantee as of the Guaranteed Substantial Completion Date due to Contractor’s or its Personnel’s acts or omissions, Contractor shall, at its sole option, (A) perform, at its own expense, such repair, replacement or adjustment or modification to enable such Unit to produce the guarantee or (B) subject to the provisions below in this Section 11.6(a)(i) [***] pay the applicable Net Unit Electrical Output Liquidated Damages. The decision to repair, replace, adjust or modify shall be made by Contractor, after consultation with Owners. Contractor’s repair, replacement, adjustment or modifications to a Unit shall not interfere with Owners’ commercial operation of such Unit. The time period during which Contractor shall have this right to repair, replace, adjust or modify the Unit to improve performance shall terminate at the end of the Correction Period. At any time during the Correction Period, but subject to Contractor’s obligations under Section 11.6(b),

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Contractor shall have the right to terminate its efforts to improve the performance of the Unit and pay the applicable Net Unit Electrical Output Liquidated Damages. If Contractor has previously paid Net Unit Electrical Output Liquidated Damages and, as a result of Contractor’s efforts, as of the end of the Correction Period (or such earlier time as the Net Unit Electrical Output Guarantee has been met or Contractor has determined that further repairs, replacements, adjustments or modifications to improve performance are not practicable), the Unit is able to meet the Net Unit Electrical Output Guarantee or Contractor has been able to increase the Net Unit Electrical Output from the level at which the Net Unit Electrical Output Liquidated Damages were previously paid, in each case as demonstrated by a Net Unit Electrical Output Test, Contractor shall be entitled to a refund of all or the applicable portion of the Net Unit Electrical Output Liquidated Damages paid by Contractor, calculated as provided in Section 13.3. Amounts expended by Contractor in its efforts to meet the Net Unit Electrical Output Guarantee shall not limit or affect Contractor’s obligation to pay Net Unit Electrical Output Liquidated Damages.

(ii)       The Net Unit Electrical Output Guarantee is subject to the conditions stated in Section 14.6(c) and to the following:

(A)      Owners have provided access to the electrical grid and sufficient electrical load to perform the test.

(B)      The Net Unit Electrical Output Guarantee shall be demonstrated by the Net Unit Electrical Output Test to be conducted at the times set forth in Section 11.5(c)(ii) and subject to measurement and adjustment based on the Reference Conditions and other conditions and requirements set forth in Exhibit L.

(C)      Necessary auxiliary equipment for producing the Net Unit Electrical Output shall include only the Equipment loads provided in Exhibit L.

(D)      Completion of the Net Unit Electrical Output Test or re-test that demonstrates the achievement of the Net Unit Electrical Output Guarantee or the payment of the Net Unit Electrical Output Liquidated Damages to Owners shall relieve Contractor of any further obligation with respect to the Net Unit Electrical Output Guarantee.

(b)	[***]

(c)       Moisture Carryover Guarantee. Contractor guarantees, subject to the provisions of this Agreement and in accordance with the Operation and Maintenance Manuals, that each Unit, when completed and loaded with Nuclear Fuel, will be capable of producing steam with a Moisture Carryover limit of [***] at the exit of the steam generator dryers and prior to entering the flow limiting nozzles (the “Moisture Carryover Guarantee”). The maximum amount of Moisture Carryover shall be [***] at the exit of the steam generator dryers and prior to entering the flow limiting nozzles (the “Maximum Moisture Carryover Amount”).

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(i)        If the calculated Moisture Carryover is greater than the Moisture Carryover Guarantee as of the Guaranteed Substantial Completion Date of a Unit due to Contractor’s or its Personnel’s acts or omissions, Contractor shall, at its sole option, [***].

(ii)       The Moisture Carryover Guarantee is based upon the Unit operating at the conditions set forth in the AP1000 Nuclear Power Plant Start-up Test Procedure for the Moisture Carryover Test.

(iii)	[***]

(d)       Contractor Burden of Proof. Contractor shall bear the burden of proving that a failure to meet the Net Unit Electrical Output Guarantee, [***] or Moisture Carryover Guarantee was not due to an act or omission of Contractor or its Personnel.

ARTICLE 12

STAGES OF COMPLETION

12.1	Turnover.

(a)       Sequential Turnover. Turnover refers to the sequential mechanical completion of each system and structure of a Unit. “Turnover” of a system or structure shall occur upon the satisfaction of the following conditions:

(i)        Such system or structure (and components thereof) shall be physically completed in accordance with the requirements of this Agreement, the COL, and applicable Industry Codes and Standards (except for Punch-List items) and Law;

(ii)       The systems comprising such system or structure shall have been checked for alignment, lubrication, rotation and electrical continuity and hydrostatic and pneumatic pressure integrity;

(iii)      Such system or structure (and components thereof) shall have been flushed and cleaned out and shall be ready to support the commencement of the Preoperational Tests;

(iv)      Construction and Installation Tests and Preoperational Tests of such system or structure shall have been satisfactorily completed;

(v)       Structures or portions thereof shall be completed, necessary coatings applied and the area cleaned;

(vi)      Applicable ITAAC for the system or structure (and components thereof) shall have been met in accordance with ITAAC procedures to be developed by mutual agreement of Contractor and Owners, including a requirement to demonstrate that an ITAAC previously met for such system or structure (or components thereof) has not been compromised since initial satisfaction; and

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(vii)     The Turnover Package for the system or structure (and any components thereof), including without limitation applicable Documentation for the system or structure, shall have been delivered to Owners.

(b)       Notice and Acceptance of Turnover. When Contractor believes the provisions of Section 12.1(a) have been satisfied with respect to each system or structure, Contractor shall deliver a written notice of such determination through the Joint Test Working Group to Owners with sufficient detail to enable Owners to determine whether Contractor has achieved such requirements. Owners shall accept such system or structure as having achieved Turnover, by delivering to Contractor notice of that acceptance within [***] following receipt of Contractor’s notice that Turnover has occurred; alternatively, Owners may disagree that Turnover has occurred by notifying Contractor in writing of why they disagree that Turnover of such system or structure has occurred, in which case (and without prejudice to Contractor’s right to submit a Claim) Contractor shall take such corrective actions as are necessary and resubmit its written notice of determination to Owners in accordance with this Section 12.1(b). If no notice is issued by Owners within the required time period, Owners will be deemed to have accepted that Turnover of such system or structure has occurred; provided, however, that in the event more than [***] are delivered to Owners within [***], for each additional Turnover Package delivered to Owners within such [***], Owners shall receive an incremental [***] to review such Turnover Package [***]. The date of Turnover for a system or structure shall be the date of Owners’ acceptance or deemed acceptance of Contractor’s notice in accordance with the procedures in this Section 12.1(b). Upon Turnover of a system or structure, Contractor shall turn over risk of loss and care, custody, control and operation of such system, structure or component to Owners in accordance with Section 21.2.

12.2     Unit Mechanical Completion. “Unit Mechanical Completion” shall be achieved for a Unit when the final system or structure of such Unit needed for the commencement of the Start-Up Tests for the Unit has achieved Turnover in accordance with Section 12.1. When submitting its written notice of determination under Section 12.1(b) for such final system or structure, Contractor shall include notice that Unit Mechanical Completion will occur upon the Turnover of such system or structure.

12.3	Start-up Test Completion.

(a)       “Start-up Test Completion” for a Unit shall be deemed to have occurred upon satisfactory completion of the Start-up Test for the Unit or, in the circumstances specified in Section 11.4(c)(iv), upon deemed completion of the Start-up Test.

(b)       Contractor shall notify Owners when the provisions of Section 12.3(a) have been satisfied. Owners shall accept such Unit as having achieved Start-up Test Completion, by delivering to Contractor notice of that acceptance within [***] following receipt of Contractor’s notice that Start-up Test Completion has occurred; alternatively, Owners may disagree that Start-up Test Completion has occurred by notifying Contractor in writing of why they disagree that Start-up Test Completion has occurred. If no notice is issued by Owners within the required time period, Owners will be deemed to have accepted that Start-up Test Completion has occurred. The date of Start-up Test Completion shall be

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the date the Unit has achieved Start-up Test Completion and not the date of Owners’ acceptance.

12.4	Substantial Completion.

(a)       “Substantial Completion” of a Unit shall be deemed to have occurred upon:

(i)        achievement of Unit Mechanical Completion, Preoperational Test Completion in accordance with Section 11.3 and Start-up Test Completion in accordance with Section 11.4 or, in the circumstances specified in Section 11.4(c)(iv), upon deemed completion of the Start-up Test;

(ii)       achievement of the [***] or, in the circumstances specified in Section 11.5(d)(iv), upon deemed completion of the Performance Tests;

(iii)      (A) achievement of the Performance Guarantees for the Unit or the payment of applicable Performance Liquidated Damages by Contractor or (B) Owners have placed the Unit into commercial operation (provided that such action shall not negate Contractor’s obligation to pay Performance Liquidated Damages) or (C) in the circumstances specified in Section 11.5(d)(iv), upon deemed completion of the Performance Tests;

(iv)      Contractor has caused the Work on such Unit and associated portions of the Site (to the extent required as in the case of Section 3.5(m)(ii)) to be completed except for Punch List items pursuant to the terms hereof;

(v)       Contractor has delivered the interim lien waivers and releases required pursuant to Section 8.9(a)(i), as well as proof of satisfaction or bonding of all liens; and

(vi)      Contractor has delivered certificates of occupancy and all remaining Documentation other than such Documentation to be delivered upon Final Completion.

(b)       Notice and Acceptance of Substantial Completion. When Contractor believes the provisions of Section 12.4(a) have been satisfied, Contractor shall deliver to Owners a written notice of such determination with sufficient detail to enable Owners to determine whether Contractor has achieved such requirements. Owners shall accept such Unit as having achieved Substantial Completion, by delivering to Contractor notice of that acceptance within [***] following receipt of Contractor’s certification that Substantial Completion has occurred or by notifying Contractor in writing of why it disagrees that Substantial Completion has occurred. If no notice is delivered by Owners within such [***], Substantial Completion will be deemed to have occurred as of the date of Contractor’s notice. If Owners notify Contractor that such requirements have not been met, Contractor will promptly undertake such action or work as necessary to achieve such requirements and shall then issue another written certification of Substantial Completion to Owners stating that Contractor believes such requirements have been achieved. Such procedure shall be repeated

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until Substantial Completion is achieved. Upon Owners’ acceptance or deemed acceptance of a Unit having achieved Substantial Completion, the date of Substantial Completion shall be the date of Contractor’s most recent written certification of satisfaction of the Substantial Completion requirements.

12.5     Punch List. Prior to Substantial Completion of a Unit, Contractor shall submit to Owners for their review and approval a comprehensive list of remaining Work, which shall be of a minor nature and not prevent commercial operation of the Unit (the “Punch List”). Owners will review the Punch List and provide Contractor with comments thereto and/or approval thereof within [***] from the date of submission of the Punch List to Owners. Owners shall have the right to withhold the Punch-List Withholding Amount from the payment due upon Substantial Completion of the Unit, which amount shall be released to Contractor in accordance with Section 8.9(d).

12.6	Final Completion.
(a)	“Final Completion” of a Unit shall be deemed to have occurred upon:
(i)	the Unit’s achievement of Substantial Completion;

(ii)       the completion of the Punch List items in accordance with this Agreement;

(iii)      Contractor has delivered all lien waivers and releases and Contractor Affidavit required pursuant to Section 8.9(a)(ii), as well as proof of satisfaction or bonding of all liens;

(iv)      Contractor has assigned Subcontractor and Vendor warranties as required pursuant to Section 3.5(u)(vii); and

(v)       the delivery to Owners of the remaining Documentation, including without limitation copies of any Subcontracts required to be delivered pursuant to Section 3.5(u)(vii).

(b)       When Contractor believes the provisions of Section 12.6(a) have been satisfied, Contractor shall deliver to Owners a written notice of such determination with sufficient detail to enable Owners to determine whether Contractor has achieved such requirements. Owners shall accept the Unit as having achieved Final Completion, by delivering to Contractor notice of that acceptance within [***] following receipt of Contractor’s certification that Final Completion has occurred or by notifying Contractor in writing of why it disagrees that Final Completion has occurred. If no notice is delivered by Owners, Final Completion will be deemed to have occurred as of the date of Contractor’s notice. If Owners notify Contractor that such requirements have not been met, Contractor will promptly undertake such action or work as necessary to achieve such requirements and shall then issue another written certification of Final Completion to Owners stating that Contractor believes such requirements have been achieved. Such procedure shall be repeated until Final Completion is achieved. Upon Owners’ acceptance or deemed acceptance of a Unit having achieved Final Completion, the date of Final Completion shall be the date of

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Contractor’s most recent written certification of satisfaction of the Final Completion requirements.

(c)       In the event that Contractor is unable to achieve Final Completion of a Unit within [***] following Substantial Completion of the Unit [***] due to the fact that Owners limit Contractor’s access to the Facility or otherwise do not allow Contractor to take the necessary actions to achieve Final Completion, then as of such date, Contractor shall be paid for all amounts that would be due upon Final Completion for completed Work, but in no event shall Contractor be paid for Work that is not completed. Contractor shall complete the Work at such time as Owners provide access to the Facility or allow the necessary actions to take place. In the event that the delay in completion of the Work results in increased costs for Contractor, such delay shall constitute a Change and shall entitle Contractor to seek a Change Order pursuant to Article 9 for such increased costs.

ARTICLE 13

DELAY AND PERFORMANCE GUARANTEES; BONUSES

13.1     Delay Liquidated Damages. The Parties agree that it would be extremely difficult and impracticable under presently known and anticipated facts and circumstances to ascertain and fix the actual damages Owners would incur if a Unit does not achieve Substantial Completion by the Guaranteed Substantial Completion Date for such Unit and, accordingly, if a Unit does not achieve Substantial Completion by such Unit’s Guaranteed Substantial Completion Date, as such date may be extended pursuant to this Agreement, Owners’ remedy for such delay shall be to recover from Contractor as liquidated damages, and not as a penalty, liquidated damages (“Delay Liquidated Damages”) as follows:

[***]

The amount of proceeds to which Owners are entitled on a daily basis pursuant to the delay in start-up insurance coverage (following the deductible period thereunder) shall, if procured pursuant to Section 16.3, reduce the Delay Liquidated Damages due from Contractor for each Day for which such insurance is payable; provided that in the event the daily amount of such insurance proceeds exceed the daily Delay Liquidated Damages, Contractor shall have no claim to such excess. Beginning with the date that [***].

In no event shall the total Delay Liquidated Damages for the failure to achieve Substantial Completion of a Unit on or prior to the Guaranteed Substantial Completion Date for such Unit exceed in the aggregate an amount equal to [***]. Payment of the Delay Liquidated Damages shall be Owners’ sole and exclusive remedy for Contractor’s failure to achieve Substantial Completion of a Unit on or before the Guaranteed Substantial Completion Date for such Unit; however, Delay Liquidated Damages are intended only to cover damages suffered by Owners as a result of delay and shall not affect the right of Owners to terminate the Agreement pursuant to Article 22 or their remedies provided for in Article 22 as a result of such termination.

13.2     Early Completion Bonus.  In the event Substantial Completion of a Unit occurs prior to the Guaranteed Substantial Completion Date for such Unit, then Owners shall pay to

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Contractor a bonus (“Early Completion Bonus”) equal to [***] for each Day between the Substantial Completion Date and the Guaranteed Substantial Completion Date, including the Guaranteed Substantial Completion Date; provided, however, that in no event will the Early Completion Bonus for a Unit exceed [***] and provided further that in no event shall the Early Completion Bonus combined for both Units plus the Performance Bonus combined for both Units exceed an amount equal to [***].

13.3	Performance Liquidated Damages.

(a)       If a Unit does not meet the Net Unit Electrical Output Guarantee as of the Guaranteed Substantial Completion Date for such Unit due to an act or omission of Contractor or its Personnel, Owners’ remedy for such failure [***] shall be to recover from Contractor liquidated damages (“Net Unit Electrical Output Liquidated Damages”) in the dollar amount determined as set forth in the next sentence for each whole KWe that the Net Unit Electrical Output as demonstrated by a Net Unit Electrical Output Test is below the Net Unit Electrical Output Guarantee; [***]. To determine the Net Unit Electrical Output Liquidated Damages, [***]

In the event that, as provided in Section 11.6(a)(i), Contractor is entitled to receive a refund of all or the applicable portion of the Net Unit Electrical Output Liquidated Damages paid, there shall be deducted from the refund the amount of [***] for each Day that the Unit operated below the Net Unit Electrical Output Guarantee.

(b)        If a Unit does not meet the Moisture Carryover Guarantee as of the Guaranteed Substantial Completion Date for such Unit due to an act or omission of Contractor or its Personnel, Owners’ remedy for such failure [***]:

% Moisture Carryover (Plant Average at exit of steam generator dryers)	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(c)       The Parties agree that it would be extremely difficult and impracticable under presently known and anticipated facts and circumstances to ascertain and fix the actual damages Owners would incur in the event that the Unit fails to meet the Performance Guarantees, and, accordingly Owners’ remedy for such failure shall be to recover from Contractor as liquidated damages, and not as a penalty, the Performance Liquidated Damages.

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13.4     Performance Bonus.  Following Substantial Completion of a Unit [***] the Net Unit Electrical Output will be measured to determine an average Net Unit Electrical Output for such Unit. [***].

13.5     Payment. The Delay Liquidated Damages and Performance Liquidated Damages, if due, shall be due and payable by Contractor to Owners within [***] following receipt of a written statement from Owners that such amounts are due. The Early Completion Bonus, if due for a Unit, shall be paid within [***] following the Guaranteed Substantial Completion Date for such Unit. The Performance Bonus, if due for a Unit, shall be paid within [***]. If the payment of any such amount is disputed, then the Party owing money to the other Party shall pay [***] of such disputed amounts pending resolution of such dispute in accordance with Article 27. Once the dispute is resolved, the additional amount due, if any, shall be paid, or the excess amount paid, if any, shall be refunded, by the applicable Party, within [***] after the date of the final resolution, together with [***].

ARTICLE 14

WARRANTY

14.1	Equipment.

(a)       Equipment Warranty. Contractor warrants that the Equipment furnished hereunder, including the Units and the systems and structures associated therewith, will be: [***]; provided, however, that to the extent an Extended Equipment Warranty Period for such Equipment is provided pursuant to Exhibit T, such Extended Equipment Warranty Period shall be subject to the terms of such Warranty set forth in Exhibit T. The Equipment Warranty does not apply to the expected, routine (i.e., a frequency typical in industry experience) replacement of consumables such as, but not limited to, gaskets, seals, filters, electronic tubes, packing, fuses, transistors and light bulbs. Contractor shall deliver to Owners Exhibit T for Owners’ review and approval no later than [***].

(b)       Equipment Warranty Remedy. If Owners discover that any Equipment is non-conforming or fails during the Equipment Warranty Period as provided in Section 14.3(a), Owners shall, within the Equipment Warranty Period, promptly notify Contractor of such non-conformance or failure along with evidence which reasonably demonstrates Contractor’s responsibility therefor. Upon receipt of such notice, Contractor shall: (i) repair, replace, redesign, modify or adjust Equipment, structures or components as required to cure such non-conformance or failure; [***]; and (iv) perform such tests as are reasonably necessary to demonstrate the cure of such nonconformance, failure, loss or damage. [***]. For the above losses or damages which are covered under Owners’ insurance coverages, (a) the amount equal to the difference between Contractor’s Deductible Portion and the applicable insurance deductible plus (b) the cost necessary to repair or replace such losses or damages that are in excess of such insurance coverages or not otherwise reimbursed by such coverages (unless due to the Insurance Exclusions), shall constitute a Change and entitle Contractor to seek a Change Order pursuant to Article 9. Contractor will use reasonable efforts to perform the Warranty Work at a time responsive to and consistent with the Owners’ requirements for the safe, reliable and efficient operation of the Facility. The

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decision to repair, replace, redesign, modify or adjust will be made by Contractor with input from Owners. [***] Should investigation by Contractor reveal that a defect or failure is not covered by the Equipment Warranty, Owners shall reimburse Contractor for the repair work undertaken by Contractor on a [***].

(c)       Warranty Work Deferral. At Owners’ option, Warranty Work may be deferred until the time of the Unit’s next regularly scheduled refueling outage and the Warranty provisions hereunder shall apply notwithstanding that such outage occurs after the end of the Equipment Warranty Period. If Contractor advises Owners that deferral of the Warranty Work can reasonably be expected to cause damage to the Unit and/or Equipment, Owners may elect to use the Unit and/or Equipment at their own risk and expense, without recourse against Contractor.

(d)       Additional Owners’ Obligations. As long as any Equipment is subject to the Equipment Warranty or Services Warranty, Owners shall:

(i)        Afford Contractor an opportunity to review Owners’ system of developing and recording data related to Facility performance;

(ii)       Provide authorized personnel of Contractor and its Subcontractors and Vendors reasonable access to the Facility should Contractor decide to observe the manner in which the Facility is operated and maintained; and

(iii)      Provide authorized personnel of Contractor and its Subcontractors and Vendors reasonable access to operation and maintenance records of Owners.

Should the Owners not provide any of the foregoing, such action shall cause Contractor’s obligations to terminate with respect to the particular claimed defect.

(e)       Working Access to Equipment and Plant Support Activities to be Provided by Owners. The plant personnel and facilities to be provided by Owners in accordance with Section 14.1(b) are listed below. Owners shall also provide this support after Unit Mechanical Completion should Contractor be required to repair or replace Equipment after Unit Mechanical Completion but before the Warranty Period has commenced.

(i)        operations support to establish the required plant conditions (i.e., operating mode) for the repairs;

(ii)       make the plant systems, structures, and components available and placed in the proper configuration;

(iii)	provide the valve clearances and tag-outs necessary;

(iv)      provide the necessary licensed operators in the control room and containment as required by the COL;

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(v)       establish and maintain appropriate and acceptable industrial safety conditions in accordance with Laws, Prudent Practices, and Licensed Operator policy such that reasonably unencumbered access to the required work areas is enabled for all personnel;

(vi)      as appropriate, provide body harnesses and/or personal flotation devices in sufficient quantities such that reasonably unencumbered access to the required work areas is enabled for all personnel;

(vii)     provide safe scaffolding meeting applicable OSHA standards (as required);

(viii)	provide suitable ambient lighting;

(ix)      if reasonably required, provide free and unobstructed access to the work site, including maintained storage areas and roadways, and floor conditions shall be suitable for crane and truck operation;

(x)       if reasonably required, provide access such as remove/reinstall cubicle plugs and other related plant facilities, such as piping, ductwork, cable trays, platforms, insulation, etc.;

(xi)      provide logistics support and labor for moving equipment/ materials into and out of the plant and shipping;

(xii)     provide lay down area(s) for equipment storage, set-up, staging and operation. (Area requirements will depend on the scope of services performed);

(xiii)    provide areas for storage of (A) low specific activity, and (B) clean equipment boxes and/or (C) Sealands. (The area(s) will vary depending on storage configurations and scope of services);

(xiv)    establish and maintain appropriate and acceptable radiological conditions in accordance with Laws, Prudent Practices, and Licensed Operator policy, including, but not limited to, any required decontamination to reasonable limits that will allow Contractor to perform its obligations under this Article 14, such that reasonably unencumbered access to the required work areas is enabled for all personnel;

(xv)     provide anti-contamination clothing, lockers, change area, dosimetry, health physics and radiation protection service and badging for Site access as typically required;

(xvi)    provide official whole body exposure data for Contractor’s Personnel upon personnel departure from the site;

(xvii)   provide Gamma isotopic analysis to determine radioactivity of waste;

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(xviii)  provide breathing air and respiratory protection as necessary;

(xix)	provide plant compressed air as required;
(xx)	provide air for ventilation;
(xxi)	provide 110V, 220V and 480V power as required;
(xxii)	provide plant and deionized water;

(xxiii)  make available to Contractor, and maintain in an operable condition those hand tools, special tools, and calibrated equipment as is available on-Site as requested by Contractor;

(xxiv)  allow access to machine shop and welding facilities and associated tradesmen, and hot tool crib access, as required;

(xxv)   provide crane operators, including polar crane availability on an as needed basis, and any other personnel necessary to complete the tasks outside of Contractor scope;

(xxvi)  provide for consumables such as wipes and rags, and disposal of all contaminated materials;

(xxvii) provide QA/QC coverage as required in the Site approved procedures; and

(xxviii) provide outside phone lines, sanitation facilities and drinking water.

14.2	Services

(a)       Services Warranty. Contractor warrants that the services required as part of the Work will be performed in conformance with the requirements of this Agreement, including without limitation the Performance Standards (the “Services Warranty”). The Services Warranty and the Equipment Warranty are collectively the “Warranties”.

(b)       Services Warranty Remedy. If Owners discover that any portion of the Services required as part of the Work fails to comply with the Services Warranty, Owners shall, within the Services Warranty Period, promptly notify Contractor of such non-conformance along with evidence which reasonably demonstrates Contractor’s responsibility therefor. Upon such notice, Contractor shall (i) promptly re-perform the non-conforming Services and any additional Work required under the Equipment Warranty, [***] and (iv) perform such tests as are reasonably necessary to demonstrate the cure of such nonconformance, failure, loss or damage. [***] For the above losses or damages which are covered under Owners’ insurance coverages, (a) the amount equal to the difference between Contractor’s Deductible Portion and the applicable insurance deductible plus (b) the cost

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necessary to repair or replace such losses or damages that are in excess of such insurance coverages or not otherwise reimbursed by such coverages (unless due to the Insurance Exclusions), shall constitute a Change and entitle Contractor to seek a Change Order pursuant to Article 9. Contractor shall use reasonable efforts to perform the Warranty Work at a time responsive to and consistent with the Owners’ requirements for the safe, reliable and efficient operation of the Facility in accordance with Owners’ operational requirements and needs. At Owners’ option, Warranty Work may be deferred until the time of the Unit’s next regularly scheduled refueling outage and the Warranty provisions hereunder shall apply notwithstanding that such outage occurs after the end of the Services Warranty Period. If Contractor advises Owners that deferral of the Warranty Work can reasonably be expected to result in damage to the Unit and/or Equipment which occurs after Contractor’s advice and results from deferral of such Warranty Work, Owners may elect to use the Unit and/or Equipment at their own risk and expense, without recourse against Contractor. The decision to repair, replace, redesign, modify or adjust will be made by Contractor with input from Owners. [***]. Should investigation by Contractor reveal that the non-conformance is not covered by the Services Warranty, Owners shall reimburse Contractor for the reperformance of the Work undertaken by Contractor on [***].

14.3	Warranty Period
(a)	Equipment Warranty Period.

(i)        Except for the Equipment listed in Exhibit I, the Equipment Warranty for a Unit will commence upon [***] and will expire on the date that is [***] (the “Standard Equipment Warranty Period”); provided, however, that for those items of Equipment listed in Exhibit T, an extended time period as set forth in Exhibit T (the “Extended Equipment Warranty Period”) shall apply.

(ii)       [***]. Upon the expiration of the applicable Equipment Warranty Period, all such Equipment Warranty obligations will terminate.

(iii)      For the Equipment listed in Exhibit I which is placed into service prior to Substantial Completion, the Equipment Warranty will commence upon such date when an item in Exhibit I is placed into service and will expire on [***]. If, however, any such item of Equipment is placed into service prior to Substantial Completion of the applicable Unit for the sole purpose of being used by Contractor to support its performance of the Work, the Equipment Warranty will commence upon the Substantial Completion Date of such applicable Unit and will expire on the [***]. Contractor shall give notice to Owner within [***] after an item from Exhibit I has been placed into service.

(b)       Services Warranty Period. The Services Warranty will be concurrent with the Standard Equipment Warranty Period (the “Services Warranty Period”). The Services Warranty Period, together with the Standard or Extended Equipment Warranty Period, as the case may be, are defined as the “Warranty Period”. Upon the expiration of the Services Warranty Period, all such Services Warranty obligations will terminate.

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(c)       The Parties acknowledge that the Warranties are given by Contractor to Owners in addition to any Subcontractor and Vendor warranties that Contractor assigns to Owners pursuant to Section 3.5(u)(vii), and that the expiration of the Warranty Period is only applicable to the Warranties and will have no effect on any assigned Subcontractor and Vendor warranties that may be of longer duration; provided that Contractor shall have no responsibility or liability for any assigned Subcontractor or Vendor warranties to the extent that they extend beyond the Warranty Periods following the date of such assignment.

14.4	Warranty Period Extension.

(a)       Extension for Corrected Work. Any Work re-performed and any part of the Facility that is reworked, repaired or replaced in satisfaction of Contractor’s obligations in connection with the Warranties will be re-warranted by Contractor pursuant to the same Warranty set forth in Sections 14.1(a) and 14.2(a), and Contractor will have the same obligations in relation thereto as set forth in those Sections, for a period equal to the longer of: [***].

(b)       Extension for Total Shutdown. If, during the Standard Equipment Warranty Period, a Unit is shut down (other than for the purpose of scheduled or routine maintenance) and to the extent that such shutdown is due to a non-conformance covered by the Warranties, [***].

14.5     Warranty of Title. Contractor represents and warrants that the Work and the Equipment furnished by it and its Vendors that become part of the Facility or are otherwise furnished to Owners shall be legally and beneficially owned by Owners free from any Liens (other than Liens created by the actions of Owners, including non-payment).

14.6	Limitations and Disclaimers.

(a)       EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE WARRANTIES AND REMEDIES SET FORTH IN THIS ARTICLE 14 FOR ANY NON-CONFORMANCE OF EQUIPMENT OR SERVICES ARE THE EXCLUSIVE WARRANTIES AND REMEDIES FOR SUCH NON-CONFORMANCE OF EQUIPMENT OR SERVICES AND ARE IN LIEU OF ALL OTHER WARRANTIES AND REMEDIES FOR SUCH NON-CONFORMANCE OF EQUIPMENT OR SERVICES WHETHER STATUTORY, EXPRESS OR IMPLIED (INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE IN TRADE) AND WHETHER CLAIMS BY OWNERS ARE BASED IN CONTRACT, IN TORT (INCLUDING FAULT, NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE.

(b)       Any warranties not expressly made in this Agreement are expressly waived by the Owners.

(c)       Notwithstanding the foregoing provisions of this Article 14, Contractor shall have no liability hereunder for non-conformance of Equipment or material or performance, to the extent that it results, in whole or in part, from any of the following and

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is not attributable to any acts or omissions of Contractor, its Subcontractors or Vendors or the Personnel of any of them:

(i)        Operation of the Facility outside of the Design Bases of the Equipment or integrated system;

(ii)       Use, handling, storage, operation or maintenance of the Equipment or material therein in violation of manufacturer’s written instructions (provided that such instructions have been delivered to Owners) or Prudent Practices or operation outside the guidelines of the Specifications following Turnover of a system or structure;

(iii)      Alteration, abuse or misuse of the Equipment unless such alteration is approved by Contractor;

(iv)      Any operation or maintenance of the Equipment that is not in accordance with either of the Operating Procedures or Maintenance Procedures;

(v)       Operation or maintenance by personnel not qualified in accordance with Southern Nuclear's standard qualification requirements for operating or maintenance personnel; or

(vi)      Use of Nuclear Fuel in the Unit that is not designed and fabricated by Westinghouse.

(d)       Contractor shall be relieved from fulfilling its Warranty obligations as specified in this Article 14 to the extent that:

(i)	A Nuclear Incident occurs, and

(ii)       the consequences, including radiation, of such Nuclear Incident prevent Contractor from performing such Warranty obligations; provided, however, that Contractor shall be obligated to fulfill such Warranty obligations at such time as Contractor or its Personnel are permitted to enter the work area pursuant to applicable Law.

(e)       In any action taken by Contractor to satisfy a claim by Owners under any of the Warranties specified herein, Contractor shall be entitled to whatever financial relief is provided by the insurers pursuant to Owners’ insurance policies with respect to loss or damage caused by the breach of any such Warranty.

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ARTICLE 15

INDEMNITY

15.1	Third Party Claims.

(a)       Except with respect to a Nuclear Incident, Contractor shall indemnify, defend and hold harmless Owners and Owners' Interests, and their respective partners, shareholders, officers, directors, employees and lenders from and against any and all Third Party Claims associated with [***]. This Contractor indemnity obligation is conditioned upon Owners giving Contractor prompt notice of any claims for which it seeks indemnity hereunder (along with documentation which reasonably evidences Contractor’s responsibility therefor) and Owners providing such assistance and cooperation in the defense of indemnified claims as Contractor shall reasonably request as set forth in more detail in Section 15.5.

(b)       Except with respect to a Nuclear Incident, Owners shall indemnify, defend and hold harmless Contractor and Contractor Interests and their respective partners, shareholders, officers, directors and lenders from and against any and all Third Party Claims associated [***]. Owners’ indemnity obligation is conditioned upon Contractor giving the Owners prompt notice of any claims for which it seeks indemnity hereunder (along with documentation which reasonably evidences Owners’ responsibility therefor) and Contractor providing such assistance and cooperation in the defense of indemnified claims as the Owners shall reasonably request as set forth in more detail in Section 15.5.

15.2	Damage to Property.

(a)       To the extent that Contractor, its Subcontractors or Vendors, or the employees of the foregoing acting within the scope of their employment, as a result of their negligence, willful misconduct or strict liability, cause any loss or damage to VEGP Units 1 and 2 that does not arise out of or result from a Nuclear Incident, Contractor shall be solely responsible to pay for [***]. The foregoing provisions are for the sole benefit of Owners, and the Parties do not intend such provisions to be for the benefit of any Third Party, including without limitation any insurer.

(b)       Except as otherwise provided in Section 21.2(a) [***]. Contractor shall use reasonable efforts to perform the repairs at a time responsive to and consistent with the Owners’ requirements for the safe, reliable and efficient operation of the Facility in accordance with Owners’ operational requirements and needs.

15.3     Intellectual Property Indemnity. Contractor shall indemnify and defend, or at its option settle, any action brought against Owners, their Affiliates or any of their respective Personnel to the extent based on a claim that any Equipment or Work constitutes an infringement or misappropriation of any intellectual property rights of any Third Party including, without limitation any U.S. patents, copyrights, trade secrets, trademark rights, confidentiality rights or other intellectual property rights and, if timely notified in writing and given authority and reasonable assistance for the defense of same, Contractor shall pay the damages, liabilities, costs, losses and expenses (including attorneys' fees) awarded therein

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against Owners. If a claim of infringement is made, Contractor may, or if the use of the item is enjoined, Contractor shall, at its expense and option, (a) procure for Owners the right to continue using such item, (b) replace such item with a non-infringing item that meets the requirements of this Agreement, or (c) modify such item such that it becomes non-infringing while still meeting the requirements of this Agreement. These provisions do not apply to the extent any item furnished hereunder is modified or combined by Owners or others with items not furnished by Contractor or its Subcontractors or Vendors. If a suit or proceeding is brought against Contractor arising out of a modification or combination, then Owners shall protect Contractor to the same extent that Contractor has agreed to protect Owners in this Section 15.3.

15.4	Nuclear Indemnity and Insurance.

(a)       Notwithstanding any other provisions to the contrary, Owners shall maintain insurance to cover Public Liability Claims as defined in 42 U.S.C. § 2014(w) in such form and in such amount to meet the financial protection requirements of the Atomic Energy Act of 1954, as amended, and regulations promulgated pursuant thereto.

(b)       Owners shall maintain a governmental indemnity agreement pursuant to the Atomic Energy Act of 1954, as amended, and regulations promulgated pursuant thereto.

(c)       In the event that the financial protection system contemplated by Section 170 of the Atomic Energy Act of 1954, as amended, is repealed or changed, Owners will maintain in effect liability protection through governmental indemnity, limitation of liability to third parties and/or insurance of comparable coverage which will not result in a material impairment of the protection afforded Contractor and Contractor Interests by such nuclear liability protection system which is in effect as of the Effective Date, [***] Owners shall ensure that Contractor, Contractor Interests and Subcontractors are included in the omnibus definition of “insured” under such alternate insurance coverage or are otherwise included as additional insureds at no cost to Contractor.

(d)       In no event shall Contractor, Contractor Interests or Subcontractors or Vendors be responsible to Owners (or any of the owners of VEGP Units 1 and 2) for personal or bodily injury (including death), property damage, loss or damage to any property at the Site and VEGP Units 1 and 2, or for any indirect, special, incidental, punitive or consequential loss, damage or injury, whether or not based on any claim of fault, negligence or strict liability, where any of the foregoing arises out of or results from a Nuclear Incident and Owners hereby release Contractor, Contractor Interests and Subcontractors and Vendors from any such liability.

(e)       Nuclear Property Insurance. Owners shall take reasonable steps to maintain property insurance in reasonable amounts and at reasonable costs with respect to the Facility and the Site and the VEGP Units 1 and 2 sites (and associated structures) as may be available from the existing nuclear property insurance pools (e.g., Nuclear Electric Insurance Limited – NEIL), or other sources and consistent with the then current industry practice, providing protection against physical loss or damage to the Facility and the VEGP site. The

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limits of insurance shall also be maintained in accordance with the requirements of the NRC and in a manner and to the extent that property of similar character is usually insured by companies similarly situated to Owners with like properties. Such insurance shall cover Contractor and Contractor Interests (other than Affiliates of either Consortium Member unless such Affiliates are also either performing Work or are Subcontractors or Vendors of the Contractor) to the extent of their interest in any loss paid thereunder, and as between Owners and Contractor, Owners hereby waive all rights to proceeds from such insurance and rights of subrogation on behalf of themselves and their insurers for any loss or damage covered by such insurance to the extent of Contractor’s or Contractor Interests’ loss during the Work and thereafter whether liability for such loss or damage arises in contract, tort or otherwise, and irrespective of fault, negligence, strict liability or otherwise. Owners shall use commercially reasonable efforts to extend such insurance coverage to include Affiliates of Consortium Members that are not performing Work.

(f)        Duration. The protection provided pursuant to this Section 15.4 shall be taken out prior to the first delivery of Nuclear Fuel at the Site, and shall remain in effect until the permanent decommissioning of the Facility; provided, however, that upon permanent cessation of operation, the coverages and limits of insurance may be reduced to the extent permitted by the NRC.

15.5	Indemnity Procedures.

(a)       The indemnifying Party shall have the right to conduct and control, through counsel of its own choosing, reasonably acceptable to the indemnified Party, the defense of any claim for which it has an indemnity obligation hereunder; provided that, upon acceptance of the indemnity obligations hereunder, the indemnifying Party shall waive any right to protest or challenge its indemnity obligations. The indemnifying Party shall keep the indemnified Party fully informed in the conduct of the proceeding.

(b)       The indemnified Party may, at its election, participate in the defense thereof at its sole cost and expense; provided, however, that if (i) the indemnifying Party shall fail to defend any claim for which it has an indemnity obligation hereunder, (ii) the Parties mutually agree in writing to allow the indemnified Party to assume the defense of such claim and forego any indemnity claimed under this Article, (iii) in the reasonable opinion of legal counsel for the indemnified Party, such claim involves the potential imposition of a criminal liability on the indemnified Party, its directors, officers, employees or agents, or (iv) in the reasonable opinion of legal counsel for the indemnified Party, an actual or potential conflict of interest exists where it is advisable for such indemnified Party to be represented by separate counsel, then the indemnified Party shall be entitled to control and assume responsibility for the defense of such claim, at the cost and expense of the indemnifying Party. The indemnifying Party may, in any event, participate in such proceedings at its own cost and expense. The indemnified Party shall not have the right to settle without the written consent of the indemnifying Party (which consent shall not be unreasonably withheld), unless, in the written opinion of the indemnified Party’s legal counsel, such claim is meritorious.

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(c)       The indemnifying Party, in the defense of any such litigation, other proceeding or other claim, shall have the right in its sole discretion to settle a claim for which it has an indemnity obligation hereunder only if (i) settlement involves only the payment of money and execution of appropriate releases of the indemnified Party, (ii) there is no finding or admission of any violation of Law or violation of the rights of the indemnified Party, and (iii) the indemnified Party will have no liability with respect to such compromise or settlement. Otherwise, no such claim shall be settled or agreed to without the prior written consent of the indemnified Party, which shall not be unreasonably withheld.

(d)       The indemnified Party and the indemnifying Party (i) shall fully cooperate in good faith in connection with such defense and shall cause their legal counsel and accountants to do the same, (ii) shall make available to the other Party the relevant books, records, and information (in such Party’s control) during normal business hours, and (iii) shall furnish to each other, at the indemnifying Party’s expense, such other assistance as the other Party may reasonably require in connection with such defense, including making employees of the indemnified Party available to testify and assist others in testifying in any such proceedings.

ARTICLE 16

INSURANCE

16.1     Type of Program. During Phase I and no later than ninety (90) Days before Phase II, Owners, in consultation with Contractor, shall determine an acceptable insurance program for the Work for Phase II generally following the requirements enumerated in this Section 16.1 and Section 16.3 hereof and subject to Contractor’s concurrence, not to be unreasonably withheld, including when such insurance coverages shall be effective, which may be either a Contractor-Controlled Insurance Program (“CCIP”) or an Owner-Controlled Insurance Program (“OCIP”), together with the levels of deductibles and other matters affecting the coverages to be obtained, including coverages which may not be covered by a CCIP or OCIP program such as builder’s risk, construction equipment insurance, etc. The builder’s risk program may be taken out and maintained during Phase I if mutually agreed by the Parties. Any policies provided by Owners shall be subject to Contractor’s review and approval, which shall not be unreasonably withheld. Contractor will be provided with a copy of the policies of any Owner-furnished coverages promptly after they are put in place. Owners’ insurers shall be contractually bound to endeavor to provide Contractor [***] prior notice of any cancellation of any of Owners’ insurance policies. Owners shall provide notice to Contractor upon Owners’ receipt of any notice of cancellation of or material change to any of Owners’ insurance policies required to be provided hereunder. If Contractor is to provide a CCIP or other required coverages that have not been identified as Contractor’s responsibility in this Article 16, the cost of such insurance shall constitute a Change and shall entitle Contractor to seek a Change Order for such costs pursuant to Article 9. Owners hereby waive on behalf of their insurers (covering the builders’ risk insurance policy) all rights of subrogation against Contractor or any Contractor Interest, on account of any loss of or damage to or loss of use of any property at the Facility and the Site arising from the Work during the Work and thereafter, and regardless of whether such loss is related to a Nuclear Incident or a non-nuclear incident, and whether liability for such loss or damage arises in contract, tort or

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otherwise and irrespective of fault, negligence, strict liability or otherwise. Should any of Owners’ insurance policies not be put in place when required by Contractor, or should any such policies be cancelled or materially changed during the Work, Contractor may immediately suspend the performance of its Work as if Owners had ordered a suspension pursuant to Section 22.1.

16.2	Phase I Insurance Requirements.

(a)       During Phase I, Contractor agrees to furnish and maintain at all times during the course of the Phase I Work to be performed hereunder, Worker’s Compensation, liability and other insurance coverage below in the amounts as follows:

(i)	Worker’s Compensation – [***].

(ii)       Employer’s Liability, including an all-states endorsement [***]

(iii)      Commercial General Liability, including Contractual, Independent Contractors - Bodily Injury and Property Damage Combined Single Limit [***] Personal Injury – [***] and Products and Completed Operations [***]

(iv)      Automobile Liability coverage including owned, hired, and non-owned automotive equipment used in connection with the insured operation - Bodily injury and Property Damage Combined – [***]. Owners shall provide similar coverage for any of their owned, hired and non-owned automotive equipment.

(v)	Contractor’s Equipment Coverage – [***].

(vi)      Professional Liability with a coverage limit of [***] on a per claim and [***] for the Work. Notwithstanding the foregoing, this coverage shall be taken out within [***] after the Effective Date.

(vii)     Umbrella or Excess liability insurance following the form of the primary liabilities set out in subsections (ii), (iii) and (iv) of this Section 16.2(a) and providing limits of [***] excess of the primary coverage on the project per occurrence and in the aggregate.

(b)       Within [***] after the execution of this Agreement, Contractor shall furnish to Owners one or more insurance certificates which evidence the above coverages. Such certificate shall provide that [***] written notice be given to Owners prior to any material change or cancellation of the insurance. Contractor shall name Owners, their subsidiaries, their successors and assigns, Southern Nuclear and Southern Company Services, Inc., and the officers, directors, agents (as agreed by the Parties) and employees of any of them, as additional insureds (except for Worker’s Compensation and Professional Liability) but only for their vicarious liability arising out of Contractor’s negligent operations, and

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provide waiver of subrogation on all policies. The preceding condition shall apply irrespective of the terms of any certificate of insurance.

(c)       All such insurance shall be with sound insurance companies which have an AM Best Rating of A- VII as the minimum and authorized to do business in the state where the Work is to be performed. None of the liability policies shall have any “other insurance” clause or language which would jeopardize the primacy of Contractor’s insurance with respect to the Owners’ self-insured retention or excess insurance policies. The above requirements may be met by both Consortium Members providing separate certificates. Any such limits of coverages may be met in one or more layers of coverage.

(d)       Neither a failure of Contractor or Owners to provide the required certificate or policy of insurance nor Contractor’s submission of a certificate of insurance not in conformance with the insurance requirements stated in Article 15 and Article 16 shall relieve Contractor or Owners from the obligation to have in force the required insurance coverages.

16.3	Phase II Insurance Requirements.

(a)       Owner- or Contractor- Controlled Insurance Program. Not later than [***] prior to the start of Phase II, Owners shall implement an OCIP for Phase II. In the event that Owners elect not to implement an OCIP program, Contractor shall have the option to implement a CCIP, the terms of which shall be subject to Owners' approval, which shall not be unreasonably withheld, or if Contractor elects not to implement a CCIP, Contractor and Owners shall mutually agree on appropriate insurance coverages. [***] the total amount of the General Liability Insurance including Excess coverage shall be [***] on a per occurrence and aggregate basis, or as the Parties otherwise mutually agree. Such program shall name Contractor, Contractor Interests and all Subcontractors as additional insureds (without having any liability for the payment of premiums).

(b)       Builder’s Risk and Other Property Coverage. Owners shall, during Phase I or prior to Phase II, as mutually agreed upon, obtain Builder’s Risk insurance, with coverages determined appropriate by the Parties. Such Builder's Risk policy shall (A) name Contractor and all Subcontractors as additional insureds (without having any liability for the payment of premiums); (B) cover all risks of loss or damage to the Facility in an amount that is [***] (I) during construction, (II) during storage on the Site, (III) during the Work including testing, and (IV) until fully replaced by Owners’ operating property coverages; (C) [***] provide coverage for resultant damage due to any error in design, defects in equipment or material or faulty workmanship; and (D) [***] provide delay in start-up coverage [***] in an amount on a daily basis equal to the daily Delay Liquidated Damages. The Parties will work in good faith to mutually agree on policies and deductibles that are available on commercially reasonable terms as well as policies to cover transportation of materials and equipment within the contiguous United States to the extent not covered by Open Cargo Insurance, taking into consideration whether it is more cost effective to add transit coverage to the Builder’s Risk policy or to have Owners purchase a separate master transit insurance policy. If Contractor is to provide coverage for transportation of materials and equipment including without limitation the coverages in Section 16.3(c)(iii), the cost of such insurance

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shall constitute a Change and shall entitle Contractor to seek a Change Order for such costs pursuant to Article 9. If at any time following issuance of the Full Notice to Proceed (or prior thereto if mutually agreed upon by the Parties), Owners do not have Builder’s Risk coverage or the OCIP coverage (if to be provided by Owners) in place, Contractor shall be entitled to suspend performance of the Work at the Site as if Owners had ordered a suspension pursuant to Section 22.1. If there is a loss sustained by Contractor to which the Builder's Risk coverage applies, any proceeds from such insurance applicable to such loss that are paid directly to Owners by the insurers shall promptly be paid over by Owners to Contractor.

(c)       Regardless of whether Owners or Contractor adopts an OCIP or CCIP, as applicable, Contractor shall be responsible for maintaining the following insurance coverages during Phase II:

(i)        Professional Liability: Contractor shall continue to carry Professional Liability Insurance described under Section 16.2(a)(vi).

(ii)       Pollution Liability: Contractor shall provide Pollution Liability insurance, which includes the sudden or accidental release of any material that may be considered a pollutant at or around the worksite, as a result of the work done by Contractor or any tier subcontractor [***]. This coverage may be obtained during Phase I as the Parties mutually agree.

(iii)      Open Cargo Insurance: [***] for materials and equipment to be transported to the Site.

(iv)      Automobile Liability Coverage: shall be obtained, including owned, hired, and non-owned automotive equipment used in connection with the insured operation - Bodily injury and Property Damage Combined [***]. Owners shall provide similar coverage for any of its owned, hired and non-owned automotive equipment.

(d)       Contractor shall name Owners, their subsidiaries, their successors and assigns, Southern Nuclear and Southern Company Services, Inc., and the officers, directors, agents (as agreed by the Parties) and employees of any of them, as additional insureds (except for Worker’s Compensation and Professional Liability) but only for their vicarious liability arising out of Contractor’s negligent operations, and provide waiver of subrogation on all policies. These conditions shall apply irrespective of the provisions of any certificate of insurance.

(e)       Within [***] prior to issuance of the Full Notice to Proceed, each Party required to obtain insurance hereunder shall furnish to the other Party one or more insurance certificates which evidence the above coverages. Such certificate shall provide that [***] written notice be given to the other Party prior to any cancellation of the insurance.

(f)        All such insurance shall be with sound insurance companies which have an AM Best Rating of A- VII as the minimum and authorized to do business in the state where the Work is to be performed. None of the liability policies shall have any “other insurance” clause or language which would jeopardize the primacy of such insurance with

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respect to the other Party's self-insured retention or excess insurance policies. For insurance to be procured by Contractor, the above requirements may be met by both Consortium Members providing separate certificates. Any such limits of coverages may be met in one or more layers of coverage.

(g)       Neither a failure of Contractor or Owners to provide the required certificate or policy of insurance nor a Party’s submission of a certificate of insurance not in conformance with the insurance requirements stated in Article 15 and Article 16 shall relieve Contractor or Owners from the obligation to have in force the required insurance coverages.

16.4	Additional Insurance Terms.

(a)       If a Party is responsible, pursuant to this Agreement, for any loss or damage sustained by the other Party and that loss or damage is covered by an insurance policy, the Parties agree to use commercially reasonable efforts to collect insurance proceeds pursuant to such policy. To the extent that such insurance proceeds are collected, then the Party responsible for the loss or damage pursuant to the terms of this Agreement shall be entitled to receive such insurance proceeds directly from the insurer or to have them paid over by the other Party, if such other Party has received such proceeds.

(b)       To the extent that Contractor is entitled to a payment from an insurer under the OCIP for any claim for which Contractor is required to indemnify Owners under Article 15, Contractor shall be responsible for the deductible, not to exceed the Contractor’s Deductible Portion per occurrence.

(c)       Contractor’s responsibility for a portion of the applicable insurance deductible (“Contractor’s Deductible Portion”) pursuant to Sections 14.1(b), 14.2(b), 15.2(a), 15.2(b), 16.4(b) and 21.2(a) shall be limited to [***] on a per occurrence basis.

ARTICLE 17

LIMITATION OF LIABILITY

17.1     NO CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL CONTRACTOR OR CONTRACTOR INTERESTS OR OWNERS OR OWNERS' INTERESTS BE LIABLE, WHETHER BASED ON CONTRACT (INCLUDING BREACH, WARRANTY, ETC.) OR TORT (INCLUDING FAULT, NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE, UNDER ANY WARRANTY OR OTHERWISE, RELATING TO OR ARISING OUT OF THE WORK OR THIS AGREEMENT, FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, PENAL, OR INCIDENTAL LOSS, DAMAGE OR INJURY, INCLUDING ANY SUCH DAMAGES WHICH RESULT FROM LOSS OF USE OF PROPERTY, EQUIPMENT OR SYSTEMS, LOSS BY REASON OF FACILITY SHUTDOWN OR SERVICE INTERRUPTION, COSTS OF CAPITAL OR EXPENSES THEREOF, LOSS OF PROFITS OR REVENUES OR THE LOSS OF USE THEREOF, LOST BUSINESS OPPORTUNITY, OR COST OF PURCHASED OR REPLACEMENT POWER (INCLUDING ADDITIONAL EXPENSES INCURRED IN USING EXISTING POWER FACILITIES) OR FROM CLAIMS OF CUSTOMERS. [***]

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17.2	Maximum Total Liability.

(a)       NOTWITHSTANDING ANY OTHER PROVISION TO THE CONTRARY, CONTRACTOR’S AND CONTRACTOR INTERESTS’ TOTAL AGGREGATE LIABILITY UNDER THIS AGREEMENT, ARISING OUT OF OR IN CONNECTION WITH THE WORK OR THIS AGREEMENT, WHETHER BASED ON CONTRACT (INCLUDING BREACH, WARRANTY, INDEMNITY, ETC.), TORT (INCLUDING FAULT, NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE TO OWNERS OR OWNERS' INTERESTS (THE “MAXIMUM LIABILITY AMOUNT”) SHALL NOT EXCEED AN AMOUNT EQUAL TO [***] PERCENT [***] OF THE CONTRACT PRICE OF THE UNIT GIVING RISE TO THE CLAIM; PROVIDED, HOWEVER, THAT THE MAXIMUM LIABILITY AMOUNT SHALL [***]

(b)       [***]. For the avoidance of doubt, Contractor's liability to Third Parties is not limited by this Section 17.2. For the purpose of determining whether the Maximum Liability Amount has been exceeded, insurance proceeds received from any insurance policies and payments made by Contractor directly to Third Parties for Third Party Claims shall not be included.

(c)       IN NO EVENT MAY ANY CLAIM BY OWNERS AGAINST CONTRACTOR ARISING OUT OF OR IN CONNECTION WITH THE WORK OR THIS AGREEMENT, WHETHER BASED ON CONTRACT (INCLUDING BREACH, WARRANTY, INDEMNITY, ETC.), TORT (INCLUDING FAULT, NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE BE BROUGHT [***].

17.3	Division of Liability.
(a)	Consortium Members. The Consortium Members agree that [***].

(b)       Owners. The Parties agree that the Owners are severally, and not jointly, liable for Owners’ obligations hereunder.

17.4	Parent Guarantee.

(a)       Simultaneously with the execution of this Agreement, (i) Westinghouse shall furnish a parent company guarantee substantially in the form attached as Exhibit V-1, whereby Toshiba Corporation guarantees the payment obligations of Westinghouse under this Agreement, as the same may be amended, supplemented or otherwise changed in accordance with the provisions of this Agreement (the “Toshiba Guarantee”) and (ii) Stone & Webster shall furnish a parent company guarantee substantially in the form attached as Exhibit V-2, whereby The Shaw Group, Inc. guarantees the payment obligations of Stone & Webster under this Agreement, as the same may be amended, supplemented or otherwise changed in accordance with the provisions of this Agreement (the “Shaw Guarantee”, and together with the Toshiba Guarantee, the “Parent Company Guarantees”). In the event that (x) the credit rating of the senior unsecured debt (or issuer rating in the absence of a senior unsecured debt rating) of Toshiba Corporation falls below [***].

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(b)       Owners may make a demand for payment against the security provided by Westinghouse or Shaw pursuant to Section 17.4(a) in the event that Contractor has failed to make a payment when due pursuant to the provisions of this Agreement or in order to recover any damages to which Owners are otherwise entitled under this Agreement as a result of Contractor’s failure to satisfy any of its obligations under this Agreement no sooner than [***] following such failure and any applicable cure period. [***].

(c)	[***]

ARTICLE 18

LIENS; SECURITY

18.1     Liens. Contractor shall keep the Facility, the Site and the Equipment free from Liens of Contractor and any of its Personnel (other than Liens arising from acts of Owners or Owners’ breach of its obligation hereunder to make payments to Contractor), and shall promptly notify Owners of any known Liens filed against the Facility, the Site, or the Equipment and any structures comprising the Facility or located on the Site filed by Contractor or a Subcontractor or Vendor. Contractor shall indemnify, defend and hold harmless Owners from any Lien placed against Owners’ property by any Subcontractor or Vendor including those arising from nonpayment to any Subcontractor or Vendor in connection with the Work; provided that such Lien is not the result of Owners’ breach of their payment obligations under this Agreement. If Owners seek indemnification for any Lien, Owners shall:

(a)       give Contractor prompt written notice of any Lien of which they have knowledge and applicable documentation regarding the Lien;

(b)	cooperate in the defense of the Lien; and

(c)       give Contractor sole control of the defense and settlement, to the extent of Contractor’s liability, for the Lien.

18.2     Discharge or Bond. Contractor shall take prompt steps to discharge or bond any Lien filed against the Facility, any Equipment, and any structures comprising the Facility or located on the Site by any Subcontractor or Vendor based on a claim for payment by Contractor in connection with the Work. If Contractor fails to discharge or promptly bond any Lien, in addition to any other rights of Owners under this Agreement, Owners shall have the right, upon notifying Contractor in writing and providing Contractor reasonable time to indemnify, discharge or bond the Lien, to take reasonable actions and steps to satisfy, defend, settle or otherwise remove the Lien at Contractor’s expense, including reasonable attorneys’ fees, costs and expenses. Owners shall have the right to recover these expenses from Contractor. Contractor shall have the right to contest any Lien, provided it first provides to the lien holder, a court or other third Person, as applicable, a bond or other assurances of payment necessary to remove the Lien related to the Work from the Site and the Facility in accordance with the Laws of the State of Georgia.

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ARTICLE 19

CONFIDENTIAL AND PROPRIETARY INFORMATION

19.1	Protection of Owner Confidential and Proprietary Information.

(a)       Title to Confidential and Proprietary Information provided by Owners to Contractor and all copies made by or for Contractor in whole or in part from such Confidential and Proprietary Information remains with Owners. Contractor agrees that it will not, during or for [***] after the term of this Agreement, disclose any Confidential and Proprietary Information of Owners and their Affiliates, which is provided to Contractor during the performance of Work under this Agreement to any Person (other than Subcontractors or Vendors, as required for the performance of the Work; provided that such Subcontractors or Vendors agree in writing to be bound by the same obligation of non-disclosure and confidentiality as provided in this Section 19.1(a)), or to the general public for any reason or purpose whatsoever without the prior written consent of Owners, and that such Confidential and Proprietary Information received by Contractor shall be used by it exclusively in connection with the performance of its responsibilities relating to the Work for the Facility. Notwithstanding the foregoing, the above [***] period shall not apply to Confidential and Proprietary Information of Owners which is defined by Law as Owners’ trade secrets, which Confidential and Proprietary Information shall be maintained as confidential and proprietary by Contractor as permitted under applicable Law. Nothing herein grants the right to Contractor (or implies a license under any patent) to sell, license, lease, or cause to have sold any Confidential and Proprietary Information supplied by Owners under this Agreement. However, nothing herein shall prevent Contractor from disclosing Confidential and Proprietary Information of Owners or their Affiliates as required by Law or an order of a Government Authority; provided that Contractor shall, if Contractor has adequate advance notice, give Owners reasonable notice so as to allow Owners to seek a protective order or similar protection. If, in the opinion of its legal counsel and in the absence of a protective order or waiver, Contractor is legally compelled to disclose Owners’ Confidential and Proprietary Information, Contractor will disclose only the minimum amount of such information or data as, in the opinion of its legal counsel, is legally required. In any such event, Contractor agrees to use good faith efforts to ensure that the Confidential and Proprietary Information that is so disclosed will be accorded confidential treatment. In addition, Contractor may, upon Owners’ written permission, which shall not be unreasonably withheld, and in accordance with the below, be authorized to receive and use certain Confidential and Proprietary Information of Owners for the limited use and purposes of performing or assisting in the performance of start-up, commissioning, licensing and start-up maintenance services for other AP1000 Nuclear Power Plant owners. Any such request by Contractor shall identify (i) the specifics of the Owners’ Confidential and Proprietary Information to be used, (ii) the specific use and purposes for which it is intended to be applied by Contractor, including an explanation of why Contractor requires Owner’s Confidential and Proprietary Information, (iii) whether Contractor intends to disclose such information to Third Parties, and if so, the identity of such Third Parties, and (iv) Contractor’s assurances that it will exercise reasonable efforts consistent with its efforts to protect against the unauthorized disclosure of its own Confidential and Proprietary Information, to preclude against the unauthorized disclosure or publication of Owner’s Confidential and Proprietary Information. Contractor shall obtain written assurances from any Third Party recipients that they will not use, disclose or publish Owners’ Confidential

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and Proprietary Information except as expressly authorized by Owners for the limited use and purposes identified by Contractor as required in (ii) above.

(b)       In the use of any Confidential and Proprietary Information of the other Party for the purpose of providing required information to, and/or securing Government Approvals from, any Government Authority, Owners and Contractor will cooperate to minimize the amount of such information furnished consistent with the interests of the other Party and the requirements of the Government Authority involved.

(c)       Nothing herein shall prevent Contractor from disclosing to the appropriate Government Authority any noncompliance or violation of Laws within the jurisdiction of such Government Authority.

(d)       Should Contractor discover a breach of the terms and conditions of a non-disclosure and confidentiality agreement with a Third Party to which it is permitted to disclose Owners' Confidential and Proprietary Information under Section 19.1(a), Contractor will promptly notify Owners of such breach and provide to Owners necessary information and support pertaining to any suit or proceeding brought by Owners against Recipient for such breach.

(e)       Owners shall not be responsible to Contractor or Third Parties for the consequence of the use or misuse of Owners’ Confidential and Proprietary Information by Contractor or Third Parties and Owners make no warranties, express or implied, to the extent of any use or misuse of Owners’ Confidential and Proprietary Information by Contractor or Third Parties.

(f)        Notwithstanding anything to the contrary in this Agreement, any Confidential and Proprietary Information furnished by Owners to Contractor prior to the issuance of the Full Notice to Proceed and any disclosures thereof by Contractor shall be governed exclusively by the provisions of that certain Amended and Restated Confidentiality Agreement among the Owners and Contractor dated as of March 11, 2008 (the “Confidentiality Agreement”). Following the issuance of the Full Notice to Proceed, any such disclosures thereof by Contractor shall be governed exclusively by the provisions of this Section 19.1.

19.2	Protection of Contractor’s Confidential and Proprietary Information.
(a)	Owners’ Use.

(i)      Owners agree not to use Confidential and Proprietary Information provided by Contractor or copies thereof unless [***] (collectively, the “Facility Purposes”). Nothing herein grants the right to Owners (or implies a license under any patent) to sell, license, lease, or cause to have sold any Confidential and Proprietary Information supplied by Contractor under this Agreement.

(ii)     Title to Confidential and Proprietary Information provided by Contractor to Owners and all copies made by or for Owners in whole or in part from such Confidential and Proprietary Information remains with Contractor. Owners shall include Contractor’s confidential or proprietary markings as provided by Contractor on all copies

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thereof and excerpts made therefrom except with respect to excerpts made or used internally by Owners for Facility Purposes; provided, however, that Owners shall destroy any such excerpts which do not include Contractor’s confidential or proprietary markings when no longer needed for the purpose for which they were made. Except as otherwise provided under this Section 19.2 or Section 19.3, Owners agree to keep such Confidential and Proprietary Information confidential, to use such Confidential and Proprietary Information only for the Facility Purposes and not to sell, transfer, sublicense, disclose or otherwise make available any of such Confidential and Proprietary Information to others (other than Affiliates). However, nothing in this Article 19 shall prevent Owners from disclosing Confidential and Proprietary Information of Contractor or its Affiliates as required by Law or an order of a Government Authority (including without limitation the COL and/or Georgia PSC Certification Order); provided that Owners shall, if Owners have adequate advance notice, give Contractor reasonable notice so as to allow Contractor to seek a protective order or similar protection. If, in the opinion of Owners’ legal counsel and in the absence of a protective order or waiver, Owners are legally compelled to disclose Confidential and Proprietary Information, Owners will disclose only the minimum amount of such information or data as, in the opinion of Owners’ legal counsel, is legally required. In any such event, Owners agree to use good faith efforts to ensure that Confidential and Proprietary Information that is so disclosed will be accorded confidential treatment.

(iii)      Contractor hereby grants to Owners and their Affiliates, officers, directors, employees or attorneys who have a need for access to know such Confidential and Proprietary Information reasonably related to the exercise of any rights of the Owners hereunder a transferable (but only as part of the sale or transfer of the Facility or the operating responsibilities related thereto), royalty-free, fully paid up, irrevocable, nonexclusive, perpetual license to use and copy Contractor’s Confidential and Proprietary Information but only for the Facility Purposes (and for the associated simulator).

(b)	Owners’ Disclosure to Third Party Recipients.

(i)        The disclosure by Owners to Third Parties (hereinafter referred to as “Recipients” or “Recipient”) of Contractor’s Confidential and Proprietary Information that has been furnished to Owners prior to the Effective Date, or that is furnished to Owners after the Effective Date but prior to the issuance of the Full Notice to Proceed, shall be governed exclusively by the provisions of the Confidentiality Agreement. The disclosure by Owners to Recipients of Contractor's Confidential and Proprietary Information that is furnished to Owners after the issuance of the Full Notice to Proceed shall be made in accordance with the procedures and subject to the limitations set forth in Sections 19.2 and 19.3. Notwithstanding the foregoing sentence, disclosures by Owners of Contractor's Confidential and Proprietary Information that is furnished to Owners after the issuance of the Full Notice to Proceed to (A) a municipal participant or cooperative member of an Owner; (B) a bulk power purchaser with which an Owner is negotiating for the potential sale of, or has entered into a contract for the sale of, electrical output from the Facility; (C) an outside legal, consulting or accounting firm engaged by an Owner, Southern Nuclear or one of the entities described in clause (A) or (B); or (D) the lessors, mortgagees and security deed holders, including prospective lessors, mortgagees or security deed holders, of any of the Owners and any credit rating agencies and other financing entities that need-to-know such information in connection with the financing of an Owner’s

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interest in the Facility (each such entity or person in (A) through (D) above, a “Related Party Recipient”) shall be governed exclusively by Section 19.7.

(ii)       Owners shall enter into a proprietary data agreement with the Recipient substantially on the terms set forth in Exhibit O-1; provided, however, that the Owners may disclose such Confidential and Proprietary Information without entering into such agreements to those persons to which access is required by any Government Authority or as necessary in order to comply with Law, or, in the case of Owners that receive financing from or are subject to the rules or regulations of the U.S. Rural Utilities Service, such Owners may disclose such Confidential and Proprietary Information without entering into such agreements to the U.S. Rural Utilities Service.

(iii)      Should Owners discover a breach of the terms and conditions of a proprietary data agreement with a Third Party, Owners will promptly notify Contractor of such breach and provide to Contractor necessary information and support pertaining to any suit or proceeding contemplated or brought by Contractor against Recipient for such breach.

(iv)      Contractor shall not be responsible to Owners for the consequence of the use or misuse of Contractor’s Confidential and Proprietary Information by Third Parties. Contractor makes no warranties, express or implied, to the extent of any such use or misuse of Contractor’s Confidential and Proprietary Information by Third Parties.

(v)       Nothing herein shall prevent Owners from disclosing to the appropriate Government Authority any noncompliance or violation of Laws within the jurisdiction of such Government Authority.

(c)       Owners’ Export of Technical Information. Owners agree to comply with relevant United States Government regulations concerning the export of technical information, with respect to Contractor’s Proprietary and Confidential Information provided to Owners by Contractor under this Agreement. This provision shall also apply to any technical information developed by Owners using Contractor’s Proprietary and Confidential Information. Irrespective of any other provisions in this Agreement, the obligations set forth in this Section 19.2(c) shall be binding so long as the relevant United States Government regulations remain in effect.

19.3     Special Procedures Pertaining to Contractor’s Confidential and Proprietary Information.

(a)       Categories of Contractor Information. The Parties acknowledge and agree that certain Confidential and Proprietary Information of Contractor delivered to Owners under this Agreement in accordance with Table 2-1 of Exhibit A may be disclosed on a confidential basis without the prior consent of Contractor (“Contractor Disclosable Information,” as described in Section 19.3(b)), and that certain other Confidential and Proprietary Information of Contractor may not be disclosed by Owners to any Third Parties without the prior consent of Contractor (“Contractor Non-Disclosable Information,” as described in Section 19.3(d)). Owners agree to abide by the provisions of this Section 19.3 governing the release of Contractor’s Confidential and Proprietary Information.

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(b)       Contractor Disclosable Information. Contractor Disclosable Information consists of the following Confidential and Proprietary Information that has been developed by Contractor, to the extent such information does not include Contractor Non-Disclosable Information as described in Subsection 19.3(d) below:

(i)        Descriptions of the plant, its components, or its systems (physical characteristics, general outline drawings, equipment lists, termination drawings, general arrangement drawings, electrical drawings, and basic schematic drawings);

(ii)       Plant, component, or system data that can be measured by plant sensors;

(iii)      Information that may be acquired by physical measurement, such as location, dimensions, weight and material properties;

(iv)      Contractor operating and maintenance manuals, and QA documentation;

(v)       Erection and commissioning documentation such as installation and layout drawings, and control room panel assembly and location drawings;

(vi)      Information or calculations directly developed using publicly available methods or data;

(vii)     Final results of calculated information or input assumptions to calculated information such that calculations could be recreated by a Third Party using the Third Party’s own then-existing methods (excluding Contractor-developed test or experience-based data, methodologies, correlations and models, which Contractor will not release to the Owners); and

(viii)    Design specifications for non-safety related equipment and system specification documents (“SSDs”) for non-safety related systems with the exception of the following: (A) all design specifications for non-safety Instrumentation & Control (I&C) systems, and (B) SSDs identified for the systems listed below:

(1)	Chemical and Volume Control System
(2)	Data Display and Processing System
(3)	Diverse Actuation System
(4)	Incore Instrumentation System
(5)	Operation and Control Centers
(6)	Plant Control System
(7)	Main Turbine Control and Diagnostics System

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(8)	Main Generation System
(9)	Special Monitoring Systems.

(c)       Disclosable Information may be disclosed Procedures for Release of Contractor Disclosable Information. Contractor by Owners to Third Parties without prior notice to Contractor, provided that such disclosure is exclusively for the Facility Purposes and provided that:

(i)        Owners shall take reasonable steps to minimize the disclosure of Contractor’s Confidential and Proprietary Information to only that information necessary for a Recipient to perform its contracted functions;

(ii)       Owners shall execute an agreement with the Recipient governing the disclosure of Contractor’s Confidential and Proprietary Information consistent with Section 19.2(b)(ii);

(iii)      Contractor has the right to audit Owners’ records and the contents of any agreements (subject to Owners right to protect confidential and proprietary information of Owners and Third Parties) executed between Owners and a Recipient governing the disclosure of Contractor’s Confidential and Proprietary Information; and

(iv)      The provisions of Section 19.2(b)(iii), (iv) and (v) shall apply to such disclosure.

(d)       Contractor Non-Disclosable Information. Contractor Non-Disclosable Information consists of the following information that has been developed by Contractor:

(i)	Calculation for safety-related equipment and systems;
(ii)	Plant Design Model;

(iii)      I&C functional, system, software and interface requirements and functional logic diagrams;

(iv)      Design specifications and qualification reports for safety-related equipment;

(v)	SSDs for safety related systems;

(vi)       I&C architecture diagrams, I&C software verification and validation documentation, I&C testing procedures and test results;

(vii)     Component data packages which include Manufacturing Deviation Notices, Certified Material Test Reports and Quality Releases (will typically be provided to the Owners in the final data package if the deviations exceed the official design/fabrication specifications); and

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(viii)    Information which contains confidential intellectual property of Contractor’s Subcontractors, Vendors, or other Contractor utility customers which is licensed to Contractor and which Contractor has the right to sub-license to Owners, or confidential intellectual property of Contractor’s Subcontractors or Vendors licensed directly to Owners. Exhibit O-2 contains the list of such confidential intellectual property identified as of the Effective Date, and these items are subject to the separate contractual or license agreements and limitations on copying and use, and Owners agree to and shall be bound by the terms of any such Third Party contractual or license agreements provided or identified; provided that Owners will not incur any additional costs or license fee in connection with any such Third Party contractual or license agreements. The list in Exhibit O-2 will be updated by Contractor during the performance of the Work as such additional Third Party license agreements are identified and required as part of the Work. Contractor shall not remove an item from Exhibit O-2 without Owners’ mutual agreement. For license agreements with such Third Parties necessary for maintenance or operation of the Facility for items such as those identified in Exhibit O-2 but not previously executed, Contractor agrees to make commercially reasonable efforts to negotiate terms consistent with the provisions of this Article 19 permitting Contractor to sub-license to Owners and Owners’ Engineer(s) confidential information received by Contractor from Contractor’s Subcontractors, Vendors, or other Contractor utility customers.

(e)       Procedures Pertaining to Contractor Non-Disclosable Information. Upon written request by Owners in accordance with the provisions of this Section 19.3(e), Contractor shall consider the disclosure of Contractor Non-Disclosable Information. The request shall identify the information requested to be disclosed, the work that is to be performed and the name of the intended Recipient. The request shall be in writing sent to Contractor’s Authorized Representative. The request shall be reviewed by Contractor for acceptability for disclosure based on the principle, agreed to by Owners and Contractor, that Contractor has the right to protect its proprietary information in which it has made a substantial investment and which required substantial innovation, balanced against whether such disclosure would jeopardize such proprietary rights of Contractor and the principle that Owners have the right to assure that services associated with maintenance and operation of the Facility are in all respects prudent, including cost, and thus may need to be performed by Third Party service providers. The determination of whether or not to disclose the information shall be made by Contractor in its discretion based on the above principles. Contractor shall make commercially reasonable efforts to respond within five (5) Business Days of receipt of a written request from Owners to disclose specific Contractor Non-Disclosable Information. If, at the end of fifteen (15) Business Days following such receipt by Contractor of a written request from Owners to disclose specific Contractor Non-Disclosable Information, Contractor has not rejected the request to disclose specific Contractor Non-Disclosable information, such request shall be deemed accepted by Contractor. If Contractor agrees to the disclosure of such information, the specific information to be provided to the Recipient (subject to Owners’ right to protect Confidential and Proprietary Information of Owners and Recipient) shall be subject to review and approval by Contractor and shall be governed by the terms of the confidentiality agreement with the Recipient substantially in the forms set forth in Exhibit O-1.

(f)        Documents Containing Combined Information. Where a document marked “Confidential and Proprietary” or the like contains Contractor Disclosable Information and Contractor Non-Disclosable Information, Owners shall not disclose any Contractor Non-

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Disclosable Information without Contractor’s prior written consent. Owners shall have the right to:

(i)        request Contractor to prepare and verify the accuracy of a version of such document containing only Contractor Disclosable Information;

(ii)       request Contractor to prepare and verify the accuracy of a document which contains the specific information requested by the Third Party service provider; or

(iii)      itself extract the Contractor Disclosable Information from such document and provide the Disclosable Information to the Third Party service provider in accordance with the procedures set forth in Section 19.3(c). All right, title and interest in Contractor Disclosable Information contained in such document or material prepared by Owners remains with Contractor and, for the avoidance of doubt, is hereby assigned to Contractor. Owner shall make commercially reasonable efforts to give notice to Contractor’s Authorized Representative and access prior to disclosure of any extract of Contractor Disclosable Information, and will provide a copy of such upon Contractor’s request.

(iv)      [***]. Contractor shall assume no liability for, and will not warrant the accuracy or validity of, any version of a document containing Disclosable Information prepared by Owners pursuant to Section 19.3(f)(iii) above.

(g)       Additional Procedures. Owners and Contractor shall each designate a contact person for the purposes of administering the release of Contractor’s Confidential and Proprietary Information. Owners’ Authorized Representative shall be responsible for (i) ensuring that an agreement is executed with the Recipient governing the disclosure of Contractor’s Confidential and Proprietary Information consistent with Section 19.2(b)(ii) before the information is released and( (ii) making formal requests to Contractor for the release of information designated as Contractor's Non-Disclosable Information. Contractor’s Authorized Representative shall be responsible for (i) handling and expediting responses to Owners’ requests for release of information not specifically designated as disclosable and (ii) conducting periodic reviews of Owners’ records listing the Recipients and purposes of disclosure of Contractor Confidential and Proprietary Information.

19.4     Software. Software provided to Owners by Contractor shall be subject to the software license provisions set forth in Exhibit M.

19.5     Publicity. Each Party shall use commercially reasonable efforts to consult with the other Party before issuing any press releases or other public announcements involving any details of this Agreement other than that the Parties are or have had discussions with the other, except that the foregoing shall not be required if necessary to comply with Law or in the case of an emergency.

19.6     Conditional License Grant. Owners may designate an Owners’ Engineer. Contractor understands and recognizes that Owners intend to utilize a Third Party or parties as Owners’ Engineer(s) for Facility Purposes in the day-to-day overall operations of the Facility. Upon written approval from Contractor, which shall not be unreasonably withheld consistent

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with the above understanding and, provided such grant is not explicitly prohibited in Contractor’s existing Subcontracts, Contractor shall grant to the Owners’ Engineer a fully paid-up, royalty-free, non-exclusive, nontransferable and nonassignable right and license to use the applicable deliverable portion of the AP1000 Facility Information (including the categories of information described on Table 2-1 of Exhibit A) and any released AP1000 Facility Information solely during the term that Owners’ Engineer performs services for Owners in connection with the Facility and solely for the purposes specified in section 19.2 (a)(i). In the event a Contractor’s Subcontractor or Vendor does not permit Contractor to sublicense Subcontractor or Vendor information for this purpose, Contractor agrees to employ commercially reasonable efforts to jointly negotiate with Owner and said Subcontractor or Vendor to attempt to secure a license for Owners’ Engineer.

19.7     Procedures for Disclosure to Related Party Recipients. Without the prior written consent of Contractor, disclosure of Contractor’s Confidential and Proprietary Information to Related Party Recipients following the issuance of the Full Notice to Proceed shall be limited solely to the terms of this Agreement (including all Exhibits and Amendments), the Price Book, information exchanged by the Parties pursuant to Section 7.2, 7.3 or Exhibit J, any other information regarding pricing or pricing disputes, information that the Owners have the right to audit pursuant to Section 23.4 or Article 25, notices of and requests for Changes and resulting Change Orders, invoices and related supporting documentation, information regarding insurance claims and Contractor supplied insurance, the Monthly Status Report, updates to the Project Schedule or Payment Schedules, any Recovery Plans, the results of any tests and data collections performed under Article 11, the PQAP (including associated policies and procedures) and any audits related thereto, notices in connection with this Agreement, and other similar information of a legal, business, financial or commercial nature (“Commercial Information”) and Contractor Disclosable Information of the type described in subsection (i) of Section 19.3(b) (“Technical Information”). The disclosure of any other information that constitutes Contractor’s Confidential and Proprietary Information other than Contractor Non-Disclosable Information to a Related Party Recipient shall require the prior written consent of Contractor; provided, however, that such consent shall not be withheld if the affected Owner provides the Contractor with a reasonable basis supporting such Owner’s need to disclose such information to a Related Party Recipient. The disclosure of any Contractor Non-Disclosable Information to a Related Party Recipient shall require the prior written consent of Contractor. The disclosure of Commercial Information or Technical Information to a Related Party Recipient may be made only when necessary for purposes connected with bulk power sales from the Facility or a Related Party Recipient’s indirect ownership of the Facility, liability to an Owner for costs of the Facility or its provision of services to, financing for or the credit rating of an Owner or a Related Party Recipient. The disclosure of Commercial Information or Technical Information to a potential or actual bulk power purchaser shall require the prior written consent of Contractor, such consent not to be unreasonably withheld; provided, however that new or additional consents will not be required with respect to any bulk power purchaser for whom consent has already been provided by Contractor. The following procedures shall be followed for the disclosure of Commercial Information or Technical Information:

(a)       Each Related Party Recipient (other than directors, officers and employees of an Owner or of the municipal participants or cooperative members of an Owner) to whom Commercial Information or Technical Information is to be disclosed shall first be required to

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enter into an agreement with the disclosing Owner or Southern Nuclear, as the case may be, the terms of which are substantially in the form of Exhibit O-3-A; provided, however, the disclosing Owner or Southern Nuclear, as the case may be, shall only be required to undertake reasonable efforts to obtain confidentiality agreements from any credit rating agency. Each officer and employee of an Owner or municipal participant or cooperative member of an Owner and each director of a cooperative member of an Owner to whom Commercial Information or Technical Information is to be disclosed shall first be required to sign an acknowledgement, substantially in the form of Exhibit O-3-B. The Owner or Southern Nuclear, as the case may be, will maintain a copy of all such signed agreements and acknowledgements, which will be made available to Contractor upon written request. The directors of any Owner shall be advised orally of the Owner’s confidentiality obligations.

(b)       Disclosure of Commercial Information or Technical Information to a Related Party Recipient (other than an attorney of an Owner) shall be permitted only in accordance with the procedures set forth in Exhibit O-3-C. Contractor shall have the right to audit the logs and records of the Owners and Southern Nuclear from time to time upon reasonable notice to determine the identity of the Related Party Recipients and to verify compliance with the procedures of Exhibit O-3-C.

(c)       Any Related Party Recipient that has executed a confidentiality agreement in the form of either Exhibit A or an acknowledgement in the form of Exhibit B to the Confidentiality Agreement shall not be required to execute the corresponding form attached hereto as Exhibit O-3-A and O-3-B for the purposes of this Section 19.7, it being agreed by the Parties that the confidentiality agreement or acknowledgment signed by such Related Party Recipient pursuant to the Confidentiality Agreement shall remain in effect for the purposes of this Section 19.7.

(d)       The provisions of Section 19.2(b)(iii), (iv) and (v) shall apply to such disclosure.

ARTICLE 20

REPRESENTATIONS AND WARRANTIES

20.1     Representations and Warranties of Contractor. Each Consortium Member hereby represents and warrants to Owners as follows:

(a)       Due Organization of Consortium Member. Westinghouse is duly organized, validly existing and in good standing under the laws of the State of Delaware and Stone & Webster is duly organized, validly existing and in good standing under the laws of Louisiana. Each Consortium Member has the requisite power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in the State of Georgia and in any other jurisdiction in which the transaction of its business makes such qualification necessary.

(b)       Due Authorization of Consortium Member; Binding Obligation. Consortium Member has full power and authority to execute and deliver this Agreement and

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to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Consortium Member has been duly authorized by the necessary action on the part of such Consortium Member; this Agreement has been duly executed and delivered by such Consortium Member and is the valid and binding obligation of such Consortium Member enforceable in accordance with its terms.

(c)       Non-Contravention. The execution, delivery and performance of this Agreement by Consortium Member and the consummation of the transactions contemplated hereby do not and will not contravene the organizational documents of such Consortium Member and do not and will not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which such Consortium Member is a party or by which it or any of its properties is bound or affected.

(d)       Approvals. There are no approvals or consents of Governmental Authorities or other Persons not yet obtained, the absence of which would materially impair Consortium Member’s ability to execute, deliver and perform its obligations under this Agreement.

(e)       Intellectual Property Rights. To the best of Consortium Member’s knowledge, there are no intellectual property rights required for Owners to operate the Facility other than those intellectual property rights which Owners will acquire through such Consortium Member’s performance of the Work pursuant to the terms of this Agreement.

20.2     Representations and Warranties of Owners. Each Owner hereby represents, warrants and covenants to Contractor as follows (it being acknowledged that, in light of the provisions of Sections 8.1(a) and (b) with respect to Dalton Utilities, the representations, warranties and covenants of Dalton Utilities pertain only to that separate and distinct part of the City of Dalton that constitutes Dalton Utilities):

(a)       Due Organization of Owner. Owner is duly organized, validly existing and in good standing under the laws of the State of Georgia and has the requisite power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in State of Georgia and in any other jurisdiction in which the transaction of its business makes such qualification necessary.

(b)       Due Authorization of Owner; Binding Obligation. The execution, delivery and performance of this Agreement by Owner has been duly and effectively authorized by the requisite action on the part of such Owner’s governing board. This Agreement constitutes the legal, valid and binding obligations of such Owner, enforceable against such Owner in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and by general principles of equity.

(c)       Non-Contravention. The execution, delivery and performance of this Agreement by Owner and the consummation of the transactions contemplated hereby do not

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and will not contravene the organizational documents of such Owner and do not and will not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which such Owner is a party or by which it or any of its properties is bound or affected.

(d)       Approvals. Except for the approvals required from the Georgia PSC, the NRC and the U.S. Rural Utilities Service, there are no approvals or consents of Governmental Authorities or other Persons not yet obtained, the absence of which would materially impair such Owner’s ability to execute, delivery and perform its obligations under this Agreement.

20.3     Direct Representations by Owners. On the Effective Date, each Owner other than GPC shall provide a letter to Contractor making each of the representations set forth in Section 20.2 on its own behalf, and additionally shall represent that each such Owner has entered into the Ownership Agreement granting GPC certain power and authority as set forth therein to act on its behalf as its agent with respect to all matters arising under this Agreement.

20.4     Consortium Not a Partnership.  Owners acknowledge that Contractor consists of two separate legal entities and that the consortium does not constitute a partnership, joint venture or other legal entity.

ARTICLE 21

TITLE; RISK OF LOSS

21.1	Transfer of Title; Intellectual Property.

(a)       Title to Equipment, Machinery, Materials, Structures and Supplies. Except as otherwise expressly provided in this Agreement, title to the Equipment, machinery, materials, structures and supplies used in connection with the Work and which become a permanent part of the Facility, and title to the spare parts provided by Contractor to Owners under Section 3.5(i), shall vest in Owners upon delivery of the Equipment, machinery, materials, structures, supplies and spare parts to the Site. The passage of title to Owners shall not be deemed an acceptance or approval of such Equipment (or any Work), affect the allocation of risk of loss, or otherwise relieve Contractor of any obligation under this Agreement to provide and pay for transportation and storage in connection with the Equipment.

(b)       Title to Natural Resources. Title to water, soil, rock, gravel, sand, minerals, timber and any other resources developed or obtained in the excavation or the performance by Contractor of the Work and the right to use said items is hereby expressly vested in and reserved by Owners. Contractor agrees to execute and deliver and cause its Personnel to execute and deliver, to Owners any transfers, assignments, documents or other instruments which Owners may deem necessary or appropriate to vest complete right, title, interest and ownership of and to any of the items described herein, exclusively in Owners.

(c)       Title to Fossils and Artifacts. Title to fossils, coins, articles of value or antiquity, and structures and other remains or things of geological or archaeological interest

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discovered at the Facility shall (as between the Parties) remain with and be the property of Owners. Contractor shall take reasonable precautions to prevent Contractor, its Subcontractors, its Vendors or the Personnel or Invitees of any of them from removing or damaging any such articles or items. Contractor shall, immediately upon the discovery of any such article or item, notify Owners’ Authorized Representative.

(d)       Rights in Documentation. The rights, title and interests in and to the copies of Documentation provided to Owners shall be owned by Owners; provided that the rights, title and interests in and to Contractor’s Confidential and Proprietary Information within the Documentation shall remain with Contractor or its licensors, subject to the provisions of Article 19.

(e)       Ownership of Invention Rights. Contractor shall retain the ownership rights in any discoveries and inventions (patentable or unpatentable) and copyrightable material that Contractor or any of its Subcontractors or Vendors makes, creates, develops, discovers or produces in connection with the design, manufacture, testing, analysis or construction of the Facility or performance of the Work; provided, however, that Contractor hereby grants to Owners and their Affiliates a transferable (but only as part of the sale or transfer of the Facility or the operating responsibilities related thereto), royalty-free, fully paid up, irrevocable, nonexclusive license to use such discoveries and inventions for the purposes of the Facility (and associated simulator) including equipment supply, construction, testing, start-up, maintenance, operation, training, repair, decommissioning, licensing, and compliance with Laws. [***].

21.2	Risk of Loss.

(a)       Whether or not title has passed to Owners, the risk of loss or damage for each system or structure of a Unit shall remain with Contractor until, and shall pass to Owners upon Turnover of such system or structure. Prior to Turnover of Equipment or a structure or system thereof, except as otherwise provided in this Section 21.2, Contractor shall be liable for loss or damage to such Equipment, structure or system that does not arise out of or result from a Nuclear Incident, whether or not caused by its negligence, excepting the fault, strict liability or negligence of Owners or their Personnel. With respect to loss or damage to Equipment, systems, and structures located at the Site, to the extent that such loss or damage does not arise out of or result from a Nuclear Incident, Contractor shall: (i) repair or replace such Equipment, structures or components as required to cure such loss or damage, [***]. For the above losses or damages which are covered under Owners’ insurance coverages, (a) the amount equal to the difference between Contractor’s Deductible Portion and the applicable insurance deductible plus (b) the cost necessary to repair or replace such losses or damages that are in excess of such insurance coverages or not otherwise reimbursed by such coverages (unless due to the Insurance Exclusions), shall constitute a Change and entitle Contractor to seek a Change Order pursuant to Article 9. After Turnover, the risk of loss, destruction or damage of Equipment that Contractor removes from the Facility or from the Site will transfer to Contractor at the time of its loading on the carrier at the Facility. Upon completion of such replacement, refurbishment or repair services, the risk of loss will transfer back to Owners upon completion of the unloading of the Equipment from the carrier at the Facility. When Contractor bears the risk of loss, Contractor shall be responsible to

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promptly replace, repair or reconstruct the Equipment and property that comprises or will comprise the Facility that is lost, damaged, or destroyed subject to the limits enumerated in this Section 21.2. Notwithstanding the foregoing, and notwithstanding any provision of this Agreement that requires a Party to bear the risk of loss to its own property, during the Turnover process, and until Unit Mechanical Completion, through Substantial Completion, Final Completion and thereafter, if Owners or any of their Personnel or Invitees through its fault, strict liability or negligence damages any part of a system or structure of a Unit that has not yet been turned over to Owners, Owners shall be liable for any cost which is not reimbursed by the applicable insurance policy, including the insurance deductibles related to such loss and such cost shall constitute a Change and shall entitle Contractor to seek a Change Order pursuant to Article 9. After risk of loss passes to Owners, Contractor shall be responsible to pay for damage to the Facility to the extent provided under Section 15.2(b).

(b)        The risk of loss for Mandatory Spare Parts and Optional Spare Parts shall pass to Owners upon delivery of such spare parts to the Site.

(c)       Contractor shall be responsible for the care, custody, and control of, and shall bear the complete risk of loss, destruction, or damage of, the materials, supplies, Construction Equipment and other equipment, machines and structures that will not become a permanent part of the Facility and which are owned, used or leased by Contractor, its Subcontractors, its Vendors or the Personnel or Invitees of any of them to perform the Work.

ARTICLE 22

SUSPENSION AND TERMINATION

22.1	Suspension by the Owners for Convenience.

(a)       Owners may, without cause, order Contractor in writing to suspend, delay or interrupt the Work in whole or in part without terminating the Agreement and for such period of time as the Owners may determine. Following the issuance of the Full Notice to Proceed, any such suspension of the Work shall constitute a Change and shall entitle Contractor to seek a Change Order pursuant to Article 9.

(b)       Upon receipt of a suspension order, Contractor shall promptly suspend its performance of the Work but shall take reasonable precautions to protect, store and secure the Equipment against deterioration, loss or damage.

(c)       Owners will be liable to Contractor for Contractor’s Costs incurred by Contractor for protection, storage and securing the Equipment or other actions directed by Owners during the suspension [***]. Contractor shall use commercially reasonable efforts to minimize such costs associated with the suspension.

(d)       Contractor shall resume promptly any suspended Work following receipt of a written notice from Owners to do so.

22.2	Contractor Event of Default.

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(a)       Owners may declare a Contractor Event of Default upon written notice to Contractor of the occurrence of any of the following (each a “Contractor Event of Default”):

(i)        Contractor is in breach of a material provision of this Agreement (other than the matters addressed in the other subsections of this Section 22.2(a)) and fails to cure the breach [***];

(ii)       Owners notify Contractor in writing that Contractor has abandoned the Work, and within [***] after Contractor’s receipt of such written notice, Contractor has failed to (A) resume diligent performance of the Work consistent with the Project Schedule or (B) provide reasonable assurances that Contractor has not abandoned the Work;

(iii)      Achievement of any of the Critical Milestones for a Unit is delayed by more than [***] past the date for such Critical Milestone as set forth in Exhibit E-2, as a result, in whole or in part, of any defect or failure in the Work or any other actions or omissions of Contractor or Contractor’s Personnel, and Contractor is not exercising due diligence to correct same [***];

(iv)      Contractor fails to (A) submit a Recovery Plan as required under Section 3.4(d) or fails to begin implementation of the Recovery Plan and does not cure such failure within [***] following written notice of such failure, or (B) use commercially reasonable efforts to adhere to the Recovery Plan until such Recovery Plan is completed; provided that there shall be no Contractor Event of Default if the Recovery Plan is required due to Uncontrollable Circumstances or as a result of a breach of this Agreement by Owners or delay caused by Owners or their Personnel;

(v)	[***];

(vi)      Either Consortium Member is Insolvent unless the other Consortium Member has provided security for performance of the Insolvent Consortium Member’s obligations reasonably satisfactory to Owners;

(vii)	[***];

(viii)    Contractor fails to comply with the requirements of Section 17.4 or Contractor’s guarantor breaches any of its obligations under its guaranty or if any representation or warranty made by such guarantor in its guaranty shall prove to be incorrect in any material respect when made, unless any of the foregoing is cured by [***] following receipt of a written notice from Owners of a failure under this Section 22.2(a)(viii); or

(ix)      Any representation or warranty made by Contractor herein proves to be incorrect in any material respect when made and such breach of representation or warranty has a material adverse effect on Owners, unless Contractor promptly commences and diligently pursues action to cause such representation or warranty to become true in all material respects and does so within [***].

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(b)       Upon a Contractor Event of Default pursuant to this Section 22.2, in addition to any remedy available at Law, which is subject to the provisions of this Agreement limiting Contractor’s liability, Owners may at their option elect to: (i) terminate this Agreement; and/or (ii) assume responsibility for and take title to and possession of the Facility and Work and Equipment remaining at the Site and Equipment located outside the Site for which payment in full or in part has been made by Owners; and/or (iii) in Owners’ sole discretion, succeed automatically (subject to Section 3.5(u)(viii)), without the necessity of any further action by Contractor, to the interests of Contractor in any or all Subcontracts entered into by Contractor with respect to the Work, and shall be required to compensate such Subcontractors or Vendors only for compensation becoming due and payable to such parties under the terms of their Subcontracts with Contractor from and after the date Owners elect to succeed to the interests of Contractor in such Subcontracts. In the event of termination pursuant to this Section 22.2, Owners may, at their option, finish the Work and other work by whatever method Owners may deem expedient.

22.3	Termination by Owners for Convenience.

(a)       Owners may, at any time, terminate the Agreement for Owners’ convenience and without cause.

(b)       In the event of termination for Owners’ convenience, Contractor shall be entitled to receive payment for [***].

(c)       If Owners terminate for their convenience after [***] Owners shall pay to Contractor a termination fee of [***]. Upon such termination and payment, the Parties shall have no further liability to one another other than any liability that arose prior to the termination of this Agreement pursuant to this Section 22.3.

(d)       For the avoidance of doubt, this Section 22.3 shall not apply in the case of any other termination of this Agreement pursuant to any other Section of this Article 22.

22.4     Termination because of Uncontrollable Circumstance, Government Action or Other Causes.

(a)	Owners may terminate this Agreement at any time in the event that:

(i)        an Uncontrollable Circumstance that causes a delay of the Work [***] or that deprives Owners of the ability or authority to construct or operate the Facility;

(ii)       the action or failure to act of a Government Authority deprives Owners of the ability or authority to construct or operate the Facility (except to the extent the action or failure results from actions or inactions by Owners reasonably calculated to produce such result);

(iii)      a Georgia PSC Certification Order certifying the Facility on terms and conditions reasonably acceptable to GPC is not obtained on or before [***]; or

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(iv)      [***] Owners’ payment obligations to Contractor as of any given point in time are in excess of [***].

(b)       If Owners elect to terminate this Agreement in accordance with this Section 22.4 (except Section 22.4(a)(iii)), Owners shall provide Contractor with written notice and Owners shall pay Contractor for [***]. Upon such termination and payment, the Parties shall have no further liability to one another other than any liability that arose prior to the termination of this Agreement pursuant to this Section 22.4.

22.5	Termination by Contractor.

(a)       Contractor may terminate this Agreement by written notice delivered to Owners for any of the following reasons:

(i)        Unless due to a breach by Contractor of its obligations hereunder, a final, unappealable order of a Government Authority having jurisdiction over the Facility, which requires the Work to be permanently stopped;

(ii)       Unless due to the breach of Contractor’s obligations hereunder, Owners fail to obtain the COL for the Facility by the date that is [***];

(iii)      One or more Owners fail to comply with the requirements of Section 8.7 unless cured by the end of the second Business Day following receipt of a written notice from Contractor of a failure under this Section 22.5(a)(iii), which cure may include one or more of the other Owners providing collateral security that satisfies the collateral requirements of Section 8.7 on behalf of one or more Owners who fail to provide the required collateral;

(iv)	Full Notice to Proceed is not issued within [***];

(v)       Contractor does not receive payments due under this Agreement (other than payments which Owners have the right to withhold or set off under this Agreement) for a period exceeding [***] following receipt of written notification from Contractor that such amount is due under the terms of this Agreement;

(vi)      Unless due to the breach of Contractor’s obligations hereunder or Owners’ right to order Contractor to stop Work under Section 4.2(c), one or more suspensions, delays or interruptions of the Work caused or directed by Owners or due to an Uncontrollable Circumstance constitute in the aggregate more than [***] if due to one or more suspensions, delays or interruptions of the Work caused or directed by Owners (but excluding Uncontrollable Circumstances as to Owners); provided that the foregoing shall not apply to a suspension, delay or interruption under Section 11.4(c) or 11.5(d);

(vii)     Owners are in breach of a material provision of this Agreement (other than the matters addressed in the other subsections of this Section 22.5(a)) and fail to cure the breach [***];

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(viii)    One or more of the Owners is Insolvent unless the other Owners have provided security for payments that would be due from such Insolvent Owner(s) in accordance with Section 8.7 and no other changes to this Agreement have resulted from proceedings involving the Insolvent Owner; or

(ix)      Any representation or warranty made by Owners herein proves to be incorrect in any material respect when made and such breach of representation or warranty has a material adverse effect on Contractor, unless Owners promptly commence and diligently pursue action to cause such representation or warranty to become true in all material respects and do so [***].

(b)       Upon termination of this Agreement pursuant to subsection (a)(i) above, Owners shall pay Contractor for its [***]. Upon termination of this Agreement pursuant to subsections (ii), (iv) (if due to an Uncontrollable Circumstance), or (vi) (if due to Uncontrollable Circumstances) of Section 22.5(a), Owners shall pay Contractor for [***]. Upon such termination and payment, the Parties shall have no further liability to one another other than any liability that arose prior to the termination of this Agreement pursuant to this Section 22.5.

(c)       Upon termination of this Agreement pursuant to subsections (iii), (iv) (except when due to Uncontrollable Circumstance), (v), (vi) (except when due to Uncontrollable Circumstance), (vii), (viii) and (ix) of Section 22.5(a), Contractor shall be entitled to receive payment from Owners as if it were a termination for the Owners’ convenience under Section 22.3. Upon such termination and payment, the Parties shall have no further liability to one another other than any liability that arose prior to the termination of this Agreement pursuant to this Section 22.5.

22.6     Actions Required of Contractor upon Termination. Upon receipt of a notice of termination from Owners or the issuance of a notice of termination by Contractor, Contractor shall:

(a)       in an orderly manner and consistent with safety considerations, cease operations as directed by Owners in the notice;

(b)       take such actions necessary, or that Owners may otherwise direct, for the protection and preservation of the Work (wherever located);

(c)       except for Work directed to be performed in connection with such termination as stated in the notice, enter into no further contracts and/or purchase orders; and

(d)	[***].

ARTICLE 23

SAFETY; INCIDENT REPORTING

23.1     Designated Contractor Safety Representative. Contractor shall designate a responsible, qualified person in Contractor’s organization at the Site whose duty shall be the

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prevention of incidents and injuries and addressing unsafe and undesirable behavior for each of the following three (3) areas: (a) environmental matters (U.S. Environmental Protection Agency and any applicable state agency), (b) health matters (industrial hygiene and employee health hazard prevention/mitigation) and (c) safety matters, as each area relates to construction activities generally and the Work specifically. One individual may be designated for more than one of these three areas if the individual is qualified in the relevant areas.

23.2     OSHA and Other Laws. Contractor shall provide notices and comply with applicable workplace safety Laws, including the Occupational Safety and Health Act, 29 U.S.C. Section 651, et seq. (“OSHA”) and provisions of the Americans with Disabilities Act, 42 U.S.C. Section 12101, et seq., relevant to workplace safety.

(a)       Contractor represents that it is familiar with the Site, the Work to be performed, the Equipment to be provided, the hazards of the Work, and, if applicable, the Material Safety Data Sheets for, and the hazards of, the Hazardous Materials that Contractor is expected to provide or handle. Contractor represents that it is familiar with the Hazardous Materials’ labeling system used in the workplace.

(b)       Contractor acknowledges that OSHA and regulatory standards or state plan equivalent (collectively, the “OSHA Standards”) require that its employees be trained in various subjects, such as, but not limited to, the hazards of, and standards applicable to, the Work (29 C.F.R. § 1926.21(b)(2)) (applicable to construction work), lockout/tagout (29 C.F.R. § 1910.147), confined space entry (29 C.F.R. §§ 1926.21(b)(6) or 1910.146), and asbestos (29 C.F.R. §§ 1910.1001 or 1926.1101). Contractor’s employees and their supervisors and the employees and supervisors of Subcontractors and Invitees will have been trained in accordance with applicable OSHA Standards, and they will have been trained to recognize and avoid hazards related to the Work, and to perform the Work safely and without danger to any Person or to any property. Contractor shall comply with the requirements set forth in Exhibit Z.

(c)       Contractor represents that its Personnel and Invitees are or will be equipped with, and such Personnel and Invitees will be required to use, consistent with Contractors’ Project Safety Manual, the personal protective equipment required by applicable OSHA Standards in 29 C.F.R. Parts 1926 and 1910, and with the personal protective equipment required to protect its Personnel against other serious health or safety hazards. Contractor agrees that it shall discipline its personnel (and shall use commercially reasonable efforts to require the same of its Subcontractors) who violate any OSHA Standards or applicable Laws in accordance with appropriate policies and procedures.

(d)       Contractor will comply, and shall use commercially reasonable efforts to require its Subcontractors to comply, with the other OSHA Standards applicable to the Work and not addressed above, including those requiring pre-employment testing of employees, such as, but not limited to, pulmonary testing, blood testing, urine testing, hearing testing, respirator fit testing, NRC required drug screening, and/or applicable medical surveillance testing.

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(e)       Within a reasonable time following a specific request by Owners, and to the extent permitted by applicable Law, Contractor shall provide to Owners copies of training records for its employees and the employees of its Subcontractors concerning a particular safety and health standard and/or particular substantive or technical training requirement of the job.

23.3     Cooperation in Governmental Investigations and Inspections. Contractor shall provide, and shall use commercially reasonable efforts to require its Subcontractors and Vendors to provide, reasonable assistance to Owners in responding to requests and inspections by any Government Authority for information in connection with the Work involving Contractor or its Personnel. Contractor shall provide and shall require its Appendix B Subcontractors to provide NRC personnel with the facilities, furnishings, conveniences and access set forth in 10 C.F.R. § 50.70 and shall comply with the requirements of 10 C.F.R. § 50.70(b)(4) respecting the presence of any representative of the NRC at the Site.

23.4     Audit. To the extent permitted by applicable Law, and in response to specific and identifiable concerns, Contractor shall permit, and shall require its Subcontractors to permit, Owners to review and copy documents related to those specific and identifiable safety and health concerns at the Site.

ARTICLE 24

QUALIFICATIONS AND PROTECTION OF ASSIGNED PERSONNEL

24.1	Contractor’s Personnel.

(a)       Contractor shall comply with applicable labor and immigration Laws that may impact Contractor’s Work under this Agreement, including the Immigration Reform and Control Act of 1986 and Form I-9 requirements, by performing the required employment eligibility and verification checks and maintaining the required employment records as included therein. By providing an employee of Contractor or a Subcontractor or Vendor to engage in any portion of the Work under this Agreement, Contractor warrants and represents that it has completed the screening measures described in Section 24.2 with respect to such employee, if applicable, and that such screening measures did not reveal any information that could adversely affect such employee’s suitability for employment or engagement by Contractor, Subcontractor or Vendor or competence or ability to perform duties under this Agreement. If in doubt as to whether a suitability, competence or ability concern exists, Contractor shall discuss with Owners the relevant facts of such situation and Owners will determine, in their sole discretion, whether such Person should be allowed to perform any of the Work. Owners, in their sole discretion, shall have the option of barring from the Site any Person whom Owners determine does not meet the qualification requirements set forth above. In all circumstances, Contractor shall ensure that the substance and manner of any and all screening measures performed by Contractor pursuant to this Section conform to applicable Law. Owners shall have the right to bar from the Site any Person employed or engaged by Contractor, its Personnel or an Invitee who engages in misconduct or is incompetent or negligent in the Owners’ sole judgment while on the Site or while performing Work, or whom Owners have previously terminated for cause or otherwise dismissed or

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barred from the Site. Upon request of Owners, Contractor shall immediately remove those Persons to whom Owners object from the Site and shall not allow the further performance of Work by those Persons. In addition, in the event that Contractor learns of any such misconduct, incompetence or negligence independent of Owners’ objection, Contractor shall remove such Persons from the Site, shall not allow any further performance of Work by such Persons and shall promptly notify Owners of such misconduct, incompetence or negligence and the actions taken by Contractor as a result thereof. In either such event, any cost for replacement of such Persons shall be at Contractor’s expense.

(b)       Contractor and its Personnel performing Work at the Site shall at all times conduct their business activities pursuant to this Agreement in a highly ethical manner and in compliance with all Laws, including without limitation Executive Order 11246, as amended, relating to equal opportunity and nonsegregated facilities, and the Fair Labor Standards Act of 1933. While on Site, Contractor and its Personnel shall not, at any time, exhibit any of the following behaviors: (i) harassment or discrimination of any kind or character, including but not limited to conduct or language derogatory to any individual on the basis of race, gender, color, religion, age, national origin, disability, veteran status or sexual orientation that creates an intimidating, hostile, or offensive working environment. Specific examples include jokes, pranks, epithets, written or graphic material, or hostility or aversion toward any individual or group; (ii) any conduct or acts such as threats or violence that create a hostile, abusive, or intimidating work environment (examples of such inappropriate behaviors include fighting, abusive language, inappropriate signage, use or possession of firearms on Owners’ property, and destruction of Owners’ or their Affiliates’ or employees’ property or the threat of any of the foregoing); (iii) work practices that are unsafe or harmful to the environment; (iv) use of Owners’ or their Affiliates’ computers, email, telephone or voice-mail system that in any way involves material that is obscene, pornographic, sexually oriented, threatening, or otherwise derogatory or offensive to any individual on the basis of race, gender, color, religion, age, national origin, disability, veteran status or sexual orientation; or (v) engagement in any activity that creates a conflict of interest or appearance of the same, or that jeopardizes the integrity of Owners or Contractor (including providing gifts and gratuities to Owners’ employees or the employees of Owners’ Affiliates).

(c)       Contractor shall communicate these required behavior standards to its Personnel and Subcontractors and their Personnel and shall promptly dismiss, or cause its Subcontractors to dismiss, any individual who has violated these standards. Contractor and its Subcontractors shall inform their Personnel that they will maintain a “no tolerance” policy for violation of the required behavior standards. In the event that a Subcontractor or its Personnel violates these behavior standards, Contractor shall require such Subcontractor to promptly institute an educational program designed to raise awareness of and conformity to these behavior standards. In the event that a Subcontractor fails to institute the educational program within thirty (30) Days of notice from Contractor, or there are repeated violations of these standards by such Subcontractor or its Personnel, at Owners’ request, Contractor will take prompt action to terminate the applicable Subcontract. Contractor shall indemnify and hold harmless the Owners and any of their Affiliates, and the directors, officers, representatives, agents, employees and assigns of each of them, and all Persons claiming through them from and against any and all claims, demands, suits, or actions of every kind

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and nature presented or brought for any claim or liability and for all damages and costs incurred by such parties, including without limitation reasonable attorneys’ fees and costs, arising from or related to Contractor’s and all Subcontractors’ failures, or the failure of their Personnel to comply with these behavior standards. If Contractor or any of its Personnel observes an employee of Owners or any of their Affiliates doing, or is ever asked by such an employee to do, something considered to be unethical, illegal, or in violation of these behavior standards, Contractor shall notify Owners’ management immediately or call Workplace Ethics at (1-800-754-9452) or such other number as directed by Owners.

24.2     Screening Measures. Contractor acknowledges and agrees that it is responsible for conducting adequate screening of its employees and requiring Appendix B Subcontractors to conduct adequate screening of their employees prior to starting the Work. A fitness for duty and security screening program will be established for Contractor and Subcontractor and Vendor employees performing the Work to the extent required by Law. Contractor shall submit its program to Owners for approval no later than six (6) months prior to the Site Turnover Date of the first portion of the Site turned over to Contractor and shall allow Owners to audit the effectiveness of such program not less than once every twelve (12) months during the term of this Agreement. This program will comply with the regulations set forth in the Laws governing new nuclear build construction. This program will contain:

•	Prohibition of the use, transportation, sale, or possession of illegal drugs
•	Prohibition of the use or possession of alcohol beverages on the construction site
•	Requirement that employees be fit for duty at all times while on the construction site
•	Requirement that employees submit to drug and alcohol testing during pre-access screening, for-cause testing, and post event testing, as necessary
•	Requirement that employees must immediately report known, suspected, or potential violations of this policy to supervisory personnel or management
•	Requirement that a subset of workers who perform important safety functions be subject to random testing
•	Protection of information and records to assure confidentiality
•	Requirement that employees satisfy NRC requirements related to reliability and trustworthiness
•	Requirement that employees consent to a search or inspection of the individual's property while on the premises.

In addition to pre-access screening for drugs and alcohol an identity check and screening for criminal history will be performed. A law enforcement criminal records check shall be performed on potential employees to perform the Work to the extent required by Law shall be performed which shall include:

•	Verification of identity
•	A criminal history check of the individual will be performed

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•	Prior to a final adverse determination, the applicant shall be informed of the basis for potential denial of access to assure the accuracy of the basis for such denial.

24.3     Training of Employees. Contractor represents that Contractor and Subcontractor personnel will be trained, as applicable, regarding environmental, OSHA and NRC requirements and any other matters required by applicable Laws and relevant to the Work.

24.4     NRC Whistleblower Provision. To the extent required by Law, Contractor and its Personnel shall comply with the requirements of Section 211, “Employee Protection,” of the Energy Reorganization Act of 1974, 42 U.S.C. § 5851, as amended; 10 C.F.R. § 50.7, “Protection of Employees Who Provide Information” and 29 C.F.R. § 24. Contractor shall and shall require the Appendix B Subcontractors to develop and implement a program and develop procedures at all locations where Work under this Agreement is being performed to advise their personnel that they are entitled and encouraged to raise safety concerns to their management, to Owners, and to the NRC, without fear of discharge or other discrimination. Owners shall have the right to audit the effectiveness of such programs not less than once every twelve (12) months during the term of this Agreement. Such programs shall include (a) an Employee Concerns Program, and (b) a Corrective Action Program.

24.5     Respirator Protection. For any Work at the Site that may expose any of Contractor’s Personnel or Invitees to sources of radiation or require them to wear respiratory protection, Contractor shall require each of these Persons, prior to entering any radiation area or wearing respiratory protection, to undergo a physical examination to determine if occupational radiation exposure or the wearing of respiratory protection should be avoided because of any medical condition or other circumstance, and in addition, to undergo such physical examination as may be required by applicable Law or by a Government Authority having jurisdiction. Contractor shall keep a record of such physical examinations available for inspection by Owners as permitted under applicable Law. Owners will assist Contractor in defining the applicable requirements, if requested.

ARTICLE 25

RECORDS AND AUDIT

25.1     Technical Documentation. Except to the extent applicable Laws require a longer retention, Contractor shall maintain and shall cause its Major Vendors to maintain technical documentation relative to the Facility for a period of [***] after Final Completion of the Second Unit or such longer period as required by applicable Laws.

25.2     Accounting Records. Except to the extent applicable Laws require a longer retention, Contractor shall maintain and shall cause its Subcontractors and Vendors performing Work [***] to maintain complete accounting records relating to the Work performed or provided under this Agreement [***] in accordance with generally accepted

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accounting principles in the United States, as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants, for a period of [***] after Final Completion of the Second Unit or such longer period as required by Law, except that records relating to Sales Taxes for such items must be retained for [***] as specified in Section 25.5. The requirements of this Section 25.2 shall also apply to accounting records that pertain to [***].

25.3     Maintenance of Records Generally. Notwithstanding anything in Section 25.1 or 25.2 to the contrary, Contractor shall ensure that its maintenance of records complies with the applicable provisions of 10 C.F.R. § 50.71 and other applicable Laws until such time Contractor delivers such records to Owners in accordance with this Agreement.

25.4     Right to Audit. If Owners request verification of Contractor’s Costs claimed by Contractor [***], Owners or Owners’ independent auditor shall examine and audit Contractor’s records and books related to those costs and provide a report to Owners. Owners’ audit right also shall apply to Contractor’s books and records that pertain to any Change Order or to [***]. Such audit will be conducted during business hours and provide each Owner with a reasonable opportunity to verify that all costs and charges have been properly invoiced in accordance with the terms of this Agreement. Owners shall not be entitled to audit any information that would enable Owners to determine [***]; provided, however that Owners shall be permitted such information for the limited purposes of determining [***]. If an audit by the auditor reveals charges to or paid by Owners as charges or fees which are incorrectly charged, then Owners shall be entitled upon demand for a refund from Contractor of such plus interest since the date of payment of the over-charges at a rate equal to [***]. Likewise, if an audit or if an examination by any state or local taxing agency reveals additional Sales Tax to be imposed upon Contractor for under collection of tax from Owners on a taxable sale, then Contractor shall be entitled, upon demand, for a refund from Owners of all such amounts actually paid, subject to the following proviso: Contractor acknowledges and agrees that Owners will remit any and all Sales Tax due to the State of Georgia or any taxing jurisdiction thereof directly to the Georgia Department of Revenue (“DOR”) pursuant to a “Direct Pay Permit” issued to Owners by the DOR, which Owners shall also provide to Contractor, thereby relieving Contractor of any obligation to collect and remit such Sales Tax in Georgia. In the event that the DOR or any other Georgia taxing authority attempts to collect Sales Tax from Contractor with respect to any taxable sale to Owners, Contractor shall notify Owners of same and Owners shall provide to Contractor and the Georgia taxing jurisdiction evidence of payment of such Sales Tax pursuant to the Direct Pay Permit. Should such taxing jurisdiction continue to pursue the collection of such Sales Tax from Contractor notwithstanding the receipt of evidence from Owners that such Sales Tax has been paid, Owners shall have right, but not the obligation, to contest Contractor’s liability for such Sales Tax on Contractor’s behalf in any administrative or judicial proceedings that may arise with respect thereto. Notwithstanding anything in this Section to the contrary, Owners shall not be restricted from any audit rights that they are required to have in order to comply with applicable Laws, including without limitation the requirements of the NRC.

25.5     Sales Tax Records. Contractor shall provide to Owners the information and data Owners may from time to time reasonably request (including without limitation monthly descriptions of the tangible personal property purchase for the Facility and the price paid by

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Owners with respect to each individual piece of such property) and otherwise fully cooperate with Owners in connection with the reporting of (a) any Sales Taxes payable with respect to the Work and (b) any assessment, refund, claim or proceeding relating to Taxes payable with respect to the Work. Contractor shall use commercially reasonable efforts to require its Vendors and Subcontractors to provide to Contractor the information and data Contractor may reasonably request for purposes of complying with this Article and otherwise fully cooperate with Owners. Contractor shall retain, and shall require its Vendors and Subcontractors to retain, copies of such documentation and the documentation concerning purchases relating to the Work or the payment of Sales Taxes, if any, for a period of not less than seven (7) years. Contractor shall use commercially reasonable efforts to ensure that its contracts with Vendors and Subcontractors effectuate the provisions of this Section. Contractor’s obligations under this Section shall survive the termination, cancellation or expiration of this Agreement for any reason and shall last so long as is necessary to resolve matters regarding Taxes attributable to the Work; provided that, if Owners require Contractor to take action under this Section at any time after the later of (a) [***] after delivery of the piece of Equipment or (b) [***] after completion of the particular item of Work, Owners shall reimburse Contractor for the actual and reasonable expenses Contractor incurs in taking those actions.

25.6     Acknowledgement of Owners’ Co-ownership Agreements. Contractor acknowledges that pursuant to the Ownership Agreement and the Development Agreement, each of the Owners has informational and audit rights relating to the development, planning, design, licensing, acquisition, construction, completion, startup and commissioning of the Units and the associated costs to be shared among the Owners. Those rights include audits of the performance of Georgia Power Company, as agent for the other Owners, the provision of relevant information to the Owners relating to the development, planning, design, licensing, acquisition, construction, completion, startup and commissioning of the Units, and audits of Georgia Power Company or Southern Nuclear of the costs associated with the Units which are charged to or paid by the Owners.

Contractor shall cooperate with Southern Nuclear, Georgia Power Company and the other Owners and their representatives in connection with these informational and audit rights, and will upon request by Georgia Power Company or Southern Nuclear provide information relating to this Agreement and Contractor’s performance hereunder, to the extent that Owners are entitled to such information pursuant to the other provisions of this Agreement.

ARTICLE 26

TAXES

26.1     Taxes. Except as expressly provided in this Article 26, Contractor shall be responsible for all Taxes, including the following:

(a)       Contractor shall be responsible for the payroll and employment related Taxes and Tax Returns, including without limitation Social Security Taxes, unemployment Taxes or any other wage-related Tax or withholdings with respect to Contractor and its personnel.

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(b)       Contractor shall pay (or cause its Vendors and Subcontractors to pay) any Sales Tax on Contractor’s and its Vendors’ and Subcontractors’ purchases of goods, tools, equipment, supplies and other consumables that are not permanently incorporated into the Facility and that remain the property of Contractor. Contractor shall also pay any Sales Tax attributable to Contractor’s and its Vendors’ and Subcontractors’ Construction Equipment, temporary buildings and other property used in the performance of the Work. [***]. Contractor shall impose a similar obligation on its Subcontractors and Vendors and shall ensure that no Subcontractor or Vendor [***].

(c)	[***].
26.2	Changes in Import Fees and Duties. [***].

26.3     Sales and Use Tax on Equipment. [***]. Contractor will consult with Owners on Equipment purchases and work with Owners to obtain the most favorable Sales Tax treatment for Owners with respect to such Equipment purchases. Unless otherwise directed by Owners, and subject to any directives from Governmental Authorities to the contrary, Owners direct Contractor to treat all of its purchases of Equipment as “purchases for resale” and exempt from state and local sales and use tax.

26.4     Property Taxes. Contractor and Owners agree that Owners shall be responsible for filing Tax Returns and paying any state and local real and personal ad valorem property taxes (“Property Tax”) with respect to the Site and the Equipment delivered to the Site; provided that Contractor shall be responsible for the filing of any Tax Returns for Property Tax and the payment of any state and local Property Tax on Construction Equipment, tools and materials which are not incorporated into the Facility and which are owned, used or leased by Contractor, its Subcontractors, its Vendors or the Personnel or Invitees of any of them to perform the Work.

26.5	Tax Indemnification.

(a)       Except in cases where the imposition of any Tax is the result of the negligence or willful misconduct of Contractor, Owners shall defend, reimburse, indemnify and hold Contractor harmless for the costs and expenses (including without limitation any resulting Taxes and reasonable attorneys’ fees) incurred by Contractor as a result of Owner’s failure to pay any Sales Tax on Equipment incorporated in the Facility and any Property Tax with respect to the Site and Equipment delivered to the Site title to which has passed to Owner pursuant to Section 21.1(a) hereof. Owners shall not be responsible for any costs incurred by Contractor necessary to supply, substantiate or otherwise verify information for any civil Tax audit or investigation conducted by any Taxing Authority with respect to such Taxes. Contractor shall not be negligent or otherwise at fault for complying with this Article 26.

(b)       Except in cases where the imposition of any Tax is the result of the negligence or willful misconduct of Owners, Contractor shall defend, reimburse, indemnify and hold Owners harmless for the costs and expenses (including without limitation any resulting Taxes and reasonable attorneys’ fees) incurred by Owners as a result of Contractor’s failure to pay any Taxes described in Section 26.1 hereof and any Property Tax on Contractor’s

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Construction Equipment, tools and materials that are not incorporated into the Facility and that are owned, used or leased by Contractor or any of its Personnel to perform the Work. Contractor shall not be responsible for any costs incurred by Owners necessary to supply, substantiate or otherwise verify information for any civil Tax audit or investigation conducted by any Taxing Authority with respect to such Taxes.

26.6     Pollution Control Equipment Information. Contractor shall and will cause its Major Vendors to supply Owners with reasonable information requested by Owners for qualifying air, water or noise pollution control and other equipment for exemption from or reduction in Sales Tax and Property Tax and for qualifying such equipment for any other Tax credits, refunds, reductions or exemptions that may be available to Owners. Owners shall supply Contractor with reasonable information and cost analyses requested by Contractor for qualifying air, water or noise pollution control equipment for exemption from or reduction in Sales Tax and Property Tax and for qualifying such equipment for any other Tax credits, refunds, reductions or exemptions that may be available to Contractor.

ARTICLE 27

DISPUTE RESOLUTION

27.1     Claims. A “Claim” is any claim, dispute or other controversy arising out of or relating to this Agreement, including Change Disputes. The responsibility to substantiate a Claim shall rest with the Party making the Claim. The other Party shall provide reasonable cooperation in making available non-privileged information in its possession or control that is relevant for purposes of substantiating the Claim.

27.2     Change Disputes. A Party shall provide written notice to the other Party of any dispute or disagreement that such Party may have regarding a request for a Change or a notice of a Change given by either Party (“Change Dispute”), which notice shall contain such Party's position with respect to such Change Dispute (the “Change Dispute Notice”). Such Party shall provide the Change Dispute Notice to the other Party no earlier than [***] after such Party (a) submitted a notice of Change without having received either (i) a written response from the other Party, or (ii) a response from the other Party regarding a notice of Change that is satisfactory to such Party or (b), in the case of Section 9.2, Contractor has received from Owners a request for a Change that Contractor does not believe conforms to the requirements of Section 9.2, or a dispute otherwise arises out of 9.2.

27.3	Resolution by Negotiation.

(a)       As an express condition precedent to commencement of any further proceedings with respect to a Claim (except as may be provided under any applicable lien statute), the Party making such Claim shall notify the Contractor’s Project Director or the Owners’ Authorized Representative, as the case may be, in writing of such Claim. The Contractor’s Project Director and the Owners’ Authorized Representative shall meet within [***] of receipt of the written notice of such Claim for the purpose of attempting to resolve the Claim.

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(b)       If the Claim remains unresolved after the [***] period described in Section 27.3(a) then the Parties shall undertake mediation pursuant to Section 27.4.

(c)       The Parties agree to make a diligent, good faith attempt to resolve a Claim as expeditiously as reasonably possible as provided in this Section 27.3.

27.4	Mediation.

(a)       Any Claim not resolved pursuant to Section 27.3 shall be referred to mediation which, unless the Parties mutually agree otherwise, shall be in accordance with the Construction Industry Mediation Procedures of the AAA in effect at the time of the mediation. If the mediation has not concluded within [***] after its commencement, then, as applicable:

(i)	[***]
(ii)	[***]

(b)       An executive vice president (or equivalent) of (i) in the case of Contractor, each Consortium Member (unless otherwise agreed by the Consortium Members) and (ii) in the case of Owners, each Owner (or GPC acting as agent for such Owner) shall be in attendance at and participate in the mediation.

(c)       The Parties shall share equally the mediator’s fee and any AAA filing fees equally. The mediation shall be held in Atlanta, Georgia, unless another location is mutually agreed upon. Agreements reached in mediation shall be enforceable as settlement agreements pursuant to Section 27.6.

27.5	[***].

(a)       [***] (“Arbitrable Claim”) not resolved pursuant to Section 27.3 or 27.4 shall be submitted to final and binding arbitration for resolution pursuant to this Section 27.5 and in accordance with the Construction Industry Rules of the AAA in effect at the time of the arbitration, except as modified by this Section 27.5 or otherwise agreed by the Parties.

(b)       Unless the Parties otherwise mutually agree in writing, the arbitral panel (“Arbitral Panel”) shall consist of three (3) people. Within [***] after the expiration of the time period for mediation set forth in Section 27.4(a), each Party (i) shall give written notice of its selection of a person to serve as a member of the Arbitral Panel (a “Member”), who shall have no less than [***] of engineering experience, or supervisory or managerial level construction experience, in electric power plant construction, and (ii) propose two (2) candidates for consideration as chairman of the Arbitration Panel (the “Chairman”), each of whom shall be a practicing attorney validly licensed to practice law in a jurisdiction in the United States and/or retired judge, and who shall have no less than [***] of experience in the litigation of complex disputes including preferably experience in the power plant construction industry. (References hereinafter to “Member” shall include the Chairman unless the context otherwise requires.) Within [***] after the selection of the Members of the Arbitral Panel, the Members shall select the Chairman from the Parties' candidates. The

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Chairman shall be subject to the approval of the Parties within [***] following his or her selection. In the event that a Party fails to propose a Member or Chairman, the Members cannot agree upon the Chairman, or such Chairman is not approved by the Parties within the time periods stated above, then the AAA shall select such Member(s) or Chairman from among the Parties' candidates or otherwise in accordance with AAA procedures.

(c)       It being imperative that all members of the Arbitral Panel be neutral, act impartially, and be free from any conflict of interest, the Arbitral Panel shall be selected such that the Members and the Chairman shall:

(i)        have no interest, financial or otherwise, in either Party nor any financial interest in this Agreement except for payment of its fees and expenses as provided herein;

(ii)       not previously have been employed as a consultant or otherwise by either Party, unless any such relationship has been disclosed in writing and approved by the Parties;

(iii)      have disclosed in writing to the Parties and each other Member and the Chairman as applicable, before being selected and to his or her best knowledge and recollection, any professional or personal relationships with any director, officer or employee of either Party;

(iv)      not, for the duration of the Arbitral Panel, be employed as a consultant or otherwise by either Party, except as may be agreed in writing by the Parties, the other Members and the Chairman;

(v)       not give advice to either Party or its Personnel concerning the conduct of this Agreement, other than in accordance with this Agreement;

(vi)      not have any ex-parte communications with either Party at any time after their selection pursuant to Section 27.5(b);

(vii)     not, while a Member or Chairman, as applicable, enter into discussions or make any agreement with either Party regarding employment by any of them, whether as a consultant or otherwise, after ceasing to act as a Member or Chairman, as applicable; and

(viii)    treat the details of this Agreement and all the Arbitral Panel’s activities and hearings as private and confidential, and not publish or disclose them without the prior written consent of the Parties.

(d)       Each Party shall be responsible for one-half of the fees and expenses of the members constituting the Arbitral Panel commissioned to hear a dispute. The arbitration shall be held in Atlanta, Georgia, unless another location is mutually agreed upon.

(e)       In resolving each Arbitrable Claim, the Arbitral Panel shall (i) be neutral and act fairly and impartially as between Owners and Contractor, (ii) give each Party

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a reasonable opportunity to prepare its case, present evidence, witnesses and arguments to support its case, and respond to the other’s case, (iii) adopt procedures suitable to such Arbitrable Claim, including but not limited to a reasonable opportunity to conduct discovery such as exchange of documents, depositions, and expert reports, and (iv) follow applicable Law. The Arbitral Panel shall conduct a hearing on all such Arbitrable Claims, in which event it will decide on the date for the hearing and may request that written documentation and arguments from Owners and Contractor be presented to it prior to or at the hearing. Except as otherwise agreed in writing by Owners and Contractor, the Arbitral Panel shall have the power to decide upon provisional relief such as interim or conservatory measures, adopt an inquisitorial procedure, to refuse admission to hearings or audience at hearings to any persons other than representatives of Owners and Contractor, and to proceed in the absence of any party who the Arbitral Panel is satisfied received notice of the hearing, but shall have discretion to decide whether and to what extent this power may be exercised. Upon the written request of either Party, a stenographic record shall be made of all proceedings before the Arbitral Panel.

(f)        Except with the written consent of the other Party, neither Party shall be entitled to have any Third Party join into any proceedings hereunder for an Arbitrable Claim as a party thereto under this Section 27.5. More than one Arbitrable Claim may be heard in the same proceeding.

(g)       The Arbitral Panel shall be governed by the provisions of this Agreement and the governing Law, which shall be the Laws of the State of Georgia, and shall not be entitled to consider or award any damages or any other relief not permitted under this Agreement.

(h)       The Parties shall promptly provide the Arbitral Panel with such additional information and access to such facilities and Personnel as the Arbitral Panel may require for purposes of resolving any submitted Arbitrable Claim. The Arbitral Panel shall use reasonable efforts to resolve any submitted Arbitrable Claim as promptly as reasonably practicable and in any event within [***]. Notwithstanding the foregoing, if the Parties mutually agree to a deadline extension or the Chairman determines that it is not feasible to resolve the submitted Arbitrable Claim within the above listed deadlines then a deadline may be extended to provide additional time to resolve such Arbitrable Claim; provided, that the duration of any such extension shall be set taking into account the agreed upon principle that disputes are to be resolved as expeditiously as possible. The Arbitral Panel shall have the authority to determine as to whether the amount in controversy and amount of schedule relief sought results in the [***] resolution deadline being applicable, which determination shall be final and binding on the Parties.

(i)        The decision of the Arbitral Panel shall be issued in a writing that sets forth the Arbitral Panel's reasoned decision. Dissenting opinions shall not be permitted. The Arbitral Panel shall not be entitled to deviate from the construct, procedures or requirements of this Agreement. In the absence of bias, fraud, or willful misconduct by an arbitrator, any decision rendered by the Arbitral Panel in any arbitration shall be final and binding upon the Parties under the United States Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment thereon may be entered in a court of competent jurisdiction.

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27.6     Exclusive Resolution Procedures; Equitable Remedies. The procedures specified in this Article shall be the sole and exclusive procedures for the resolution of Claims (except for lien claims which are governed by statute); provided, however, that, notwithstanding anything in this Article to the contrary, a Party may file a complaint in a court of competent jurisdiction to seek injunctive relief, sequestration, garnishment, attachment, or an appointment of a receiver. Despite such actions, the Parties will continue to participate in good faith in and be bound by the dispute resolution procedures specified in this Article.

27.7     Continuation of Work. Pending the final resolution of any Claim, Contractor shall proceed diligently with the performance or provision of the Work and its other duties and obligations pursuant to the provisions of this Agreement and Owners shall compensate Contractor in accordance with the provisions of Article 8 of this Agreement.

ARTICLE 28

NOTICES

28.1     General. Subject to the limitations on certain notices set forth in Section 28.2, and except as specifically provided herein, all notices, communications, and approvals required or permitted to be given hereunder shall be in writing and shall be valid and sufficient if (a) delivered in person or dispatched by certified mail (return receipt requested), postage prepaid, in any post office in the United States or by any national overnight express mail services (return receipt requested) to the Person(s) and at the address(es) identified below for a Party; (b) delivered by facsimile directed to the Person(s) as listed below provided that the sender has received electronic or voice confirmation of the recipient’s receipt of such transmission; or (c) delivered by electronic mail directed to the Person(s) as listed below provided that the tracking option on such electronic mail is enabled to provide both a delivery receipt and a read receipt from the addressee (i.e., the sender will receive a return acknowledgement that the electronic mail has been received and read by the addressee); provided, however, if such delivery receipt and read receipt are not received, the subject notice, communication, or required approval shall not be deemed delivered.

If to Owners:	Southern Nuclear Operating Company, Inc.

40 Inverness Center Parkway

Birmingham, Alabama 35242-4809

Attn: General Counsel

Facsimile No.: see project correspondence routine

E-mail address: see project correspondence routine

With a copy to:

Georgia Power Company

241 Ralph McGill Boulevard

Atlanta, Georgia 30308

Attention: Office of the General Counsel

Facsimile No.: see project correspondence routine

E-mail address: see project correspondence routine

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With a copy to Owners’

Authorized Representative:	Contract information shall be included in the project correspondence routine

If to Westinghouse:	Westinghouse Electric Company, LLC
Attn: Daniel Lipman
4350 Northern Pike
Monroeville, PA 15146
Facsimile No.: see project correspondence routine
E-mail address: see project correspondence routine

With a copy to:	Westinghouse Electric Company, LLC
Attn: General Counsel
4350 Northern Pike
Monroeville, PA 15146
Facsimile No.: see project correspondence routine
E-mail address: see project correspondence routine

If to Stone & Webster:	Stone & Webster, Inc.
Attn: Ed Hubner
3 Executive Campus
Cherry Hill, NJ 08002
Facsimile No.: see project correspondence routine
E-mail address: see project correspondence routine

With a copy to:	Stone & Webster, Inc.
Attn: E.K. Jenkins
E&C Division Counsel
100 Technology Center Drive
Stoughton, MA 02072
Facsimile No.: see project correspondence routine
E-mail address: see project correspondence routine

With a copy to Contractor’s Authorized Representative:      Contract information shall be included in the project correspondence routine or to such other address, attention, facsimile number or email address as such Party to whom such notice is to be addressed shall have hereafter furnished to the other Party in writing as provided in this Section 28.1.

28.2     Notices Not Permitted by Facsimile or Email. Notices under the following sections of the Agreement shall be valid only if delivered pursuant to one of the methods named in Section 28.1(a):

(i)        Section 3.4(d)(i) (requirement for Contractor to prepare a Recovery Plan);

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(ii)       Section 3.5(u) (Owners’ request to remove Subcontractor from Site);

(iii)	Section 4.2(c) (order to stop Work);
(iv)	Section 9.5 (notice of a Dispute over a Change);
(v)	Section 22.1 (notice of suspension by Owners);

(vi)      Section 22.2 (notice of any Contractor Event of Default; notice of termination of the Agreement);

(vii)     Section 22.3 and 22.4 (notice of termination by Owners);

(viii)    Section 22.5 (notice of breach by Owners; notice of termination of the Agreement); and

(ix)	Article 27 (all notices).

ARTICLE 29

ASSIGNMENT

Contractor shall not assign this Agreement in whole or in part without the prior written consent of the Owners, which may be withheld in their sole discretion. Owners shall not assign this Agreement in whole or in part without the prior written consent of Contractor, which consent shall not be unreasonably withheld; provided, however, that this agreement may be assigned by the Owners to any agent, replacing GPC as agent for the Owners, pursuant to the provisions of the Ownership Agreement; and provided further that any Owner shall be permitted to assign this Agreement to another Owner or to an Affiliate, or to any Third Party in accordance with the Ownership Agreement, who is able to satisfy either the credit rating requirements set forth in Section 8.7 or provide the letter of credit or other acceptable collateral pursuant to Section 8.7, or to any Financing Parties for collateral purposes. If Owners so request, Contractor will without delay or conditions, execute such documentation as the Financing Parties may reasonably require in connection with an assignment to any Financing Parties. If any assignment by any Party of this Agreement or any right, interest or obligation herein requires the consent of, or notice to, any Government Authority, including the NRC, then such Party shall not effect such assignment except as permitted under applicable Law.

ARTICLE 30

WAIVER

30.1     Non Waiver. The failure of either Party to enforce at any time any of the provisions of this Agreement shall neither be construed as a waiver of such provision nor in any way affect the validity of this Agreement or the right of either Party to enforce each and every provision.

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30.2     No Implied Waiver. Unless otherwise expressly provided herein, no waiver by either Party of any provision hereof shall be deemed to have been made unless expressed in writing and signed by such Party.

ARTICLE 31

MODIFICATION

No waiver, modification, or amendment of any of the provisions of this Agreement shall be binding unless it is in writing and signed by duly authorized officer of each Party.

ARTICLE 32

SURVIVAL

The Parties agree that the provisions of Section 3.5(u)(viii) (obligation to cooperate on assignment of Subcontracts), Section 8.2 [***], Section 8.3 ([***] Price Payments), Section 8.5(b) (disputed invoices), Article 10 (Uncontrollable Circumstances—to the extent an Uncontrollable Circumstance affects a Party’s ability to perform an obligation that survives termination), Article 15 (Indemnity), Section 17.1 (No Consequential Damages), Section 17.2 (Maximum Total Liability), Section 17.3 (Division of Liability), Article 19 (Confidential and Proprietary Information), Section 21.1(e) (Ownership of Invention Rights), 22.2(b) (remedies upon Contractor Event of Default), Section 22.3(b) (payment of Termination Costs), Section 22.3(c) [***], Section 22.4(b) (payment of Termination Costs), Section 22.5(b) (payment of Termination Costs), Section 22.5(c) [***], Section 22.6 (Actions Required of Contractor upon Termination), Article 25 (Records and Audits), Section 26.5 (Tax Indemnification), Article 27 (Dispute Resolution), Article 28 (Notices), Article 33 (Transfer), Article 34 (Applicable Law; Waiver of Jury Trial; Venue), Section 38.1 (Rights Exclusive) and any other terms and conditions of this Agreement that are expressly stated to survive or that limit the liability of Contractor to Owners shall survive termination, cancellation or expiration of this Agreement.

ARTICLE 33

TRANSFER

Prior to the removal of any Equipment furnished hereunder from the Facility, except temporarily for repair or permanently for disposal, or the sale, lease or transfer of the ownership of the Facility and/or any interest in VEGP Unit 1 or 2 to any Person other than the Owners, Owners shall use commercially reasonable efforts to provide Contractor with written assurances from the transferee of limitation of and protection against liability following the proposed removal or transfer at least equivalent to that afforded Contractor and Contractor Interests under the provisions of this Agreement. If Owners fail to provide such assurances, as Contractor’s sole and exclusive remedy, Owners will indemnify Contractor and Contractor Interests against any liabilities incurred by Contractor or Contractor Interests in excess of those that would have been incurred had no such transfer taken place.

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ARTICLE 34

APPLICABLE LAW; WAIVER OF JURY TRIAL; VENUE

34.1     Governing Law. The validity, construction, and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Georgia, without giving effect to the principles thereof relating to conflicts of laws.

34.2     Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

34.3     Venue. The Parties agree to the non-exclusive jurisdiction of the United States District Court for the District of Columbia for any legal proceedings that may be brought by a Party arising out of or in connection with this Agreement or for recognition or enforcement of any judgment. Each Party accepts, generally and unconditionally, the jurisdiction of the aforesaid court for legal proceedings arising out of or in connection with this Agreement. Each Party hereby waives any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing court on the basis of forum non-conveniens or improper venue. For the avoidance of doubt, the Parties do not, by this Section 34.3, waive any first-to-file challenges to venue.

ARTICLE 35

FEDERAL ACQUISITION REGULATIONS REQUIREMENTS

35.1     Inclusion of FARs. GPC is a government contractor under an Areawide Public Utilities Contract with the General Services Administration of the United States Government. Contractor agrees that each of the clauses contained in the Federal Acquisition Regulations referred to below, shall, as if set forth herein in full text, be incorporated into and form a part of this Agreement, and Contractor shall comply therewith if the amount of this Agreement and the circumstances surrounding its performance require GPC to include such clause in this Agreement:

(a)       52.203-6 Restrictions on Subcontractor Sales to the Government (SEPT 2006);

(b)	52.203-7	Anti-Kickback Procedures (JULY 1995);
(c)	52.219-8	Utilization of Small Business Concerns (MAY 2004);

(d)       52.219-9 Small Business Subcontracting Plan (SEPT 2007); provided, however, Westinghouse shall not be required to prepare a Subcontracting Plan (as defined in FAR 52.219-9) for this Agreement. Westinghouse’s company-wide Subcontracting Plan, as approved by any agency of the United States Government, shall fulfill any Subcontracting Plan required of Westinghouse for this Agreement. Stone & Webster shall be required to prepare a project specific Subcontracting Plan (as defined in

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FAR 52.219-9) for this Agreement. Westinghouse and Stone & Webster shall, upon request from Owners, provide a written report(s) to Owners that sets forth the total dollar amount paid to any Subcontractor that is a small business concern, veteran-owned small business concern, service-disabled veteran-owned small business concern, HUBZone small business concern, small disadvantaged business concern, or women-owned small business concern.  Further, Westinghouse and Stone & Webster shall state in its request for Subcontract approval, if the proposed Subcontractor fits into any of the classifications identified in this subsection.

(e)	52.222-21	Prohibition of Segregated Facilities (FEB 1999);
(f)	52.222-26	Equal Opportunity (MAR 2007);
(g)	52.223-14	Toxic Chemical Release Reporting (AUG 2003); and,
(h)	52.225-11	Buy America Act (AUG 2007).

35.2     Full Text of Clauses. Upon written request, GPC will provide the full text of any of the above clauses incorporated herein by reference.

35.3     Debarment. Contractor represents and warrants that neither it nor any of its “principals” (as defined in 7 C.F.R. Part 3017) is presently debarred, suspended, proposed for debarment, voluntarily excluded or declared ineligible by any Federal department or agency from participation in any “covered transaction” (as defined in 7 C.F.R. Part 3017). Contractor agrees to comply with Subpart C (“Responsibilities of Participants Regarding Transactions”) of 7 C.F.R. Part 3017 in connection with the planning, design, licensing, acquisition, construction, completion, startup, renewal, addition, replacement, and modification of the Facility. Contractor further agrees to cause each party performing services or providing goods (i) which relate to the planning, design, licensing, acquisition, construction, completion, startup, renewal, addition, replacement, and modification of the Facility or future capital improvements related thereto and (ii) the payments for which are expected to equal or exceed Twenty Five Thousand Dollars ($25,000) (or such other amount as is specified from time to time in 7 C.F.R. § 3017.220), to provide a representation and warranty and agreement substantially identical to the representation and warranty and agreement in the first two sentences of this Section 35.3.

ARTICLE 36

RELATIONSHIP OF OWNERS AND CONTRACTOR

Contractor is an independent contractor and nothing contained herein shall be construed as creating (a) any relationship between Owners and Contractor other than that of owners and independent contractor, (b) any relationship whatsoever between Owners and Contractor’s Personnel or (c) a fiduciary relationship between Contractor and Owner. Neither Contractor, nor any of its personnel, are or shall be deemed to be employees of Owners.

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ARTICLE 37

THIRD PARTY BENEFICIARIES

Except as expressly set forth in this Agreement, the provisions of this Agreement are intended for the sole benefit of Owners and the Consortium Members, and the Parties do not intend to create any other third party beneficiaries or otherwise create privity of contract with any other Person.

ARTICLE 38

MISCELLANEOUS PROVISIONS

38.1     Rights Exclusive. The rights and remedies of Owners or Contractor as set forth in this Agreement shall be the exclusive rights or remedies of the Parties. The limitations of liability, waivers, indemnities, extension of insurance coverages and other liability protection provided herein for the benefit of Contractor shall also apply for the benefit of Contractor Interests and shall apply irrespective of the basis of such claim, whether arising at contract (including breach warranty, indemnity, etc.), tort or otherwise, and regardless of the fault, negligence or strict liability, except as otherwise provided in Section 15.4(e).

38.2     Severability. If any provision of this Agreement or the application of this Agreement to any Person or circumstance shall to any extent be held invalid or unenforceable by a court of competent jurisdiction or arbitrators under Article 27, then (i) the remainder of this Agreement and the application of that provision to Persons or circumstances other than those as to which it is specifically held invalid or unenforceable shall not be affected, and every remaining provision of this Agreement shall be valid and binding to the fullest extent permitted by Laws, and (ii) a suitable and equitable provision shall be substituted for such invalid or unenforceable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

38.3     Entire Agreement. This Agreement contains the entire agreement and understanding between the Parties as to the subject matter hereof, and merges and supersedes all prior agreements, commitments, representations, writings and discussions between them with respect to the subject matter hereof other than the Purchase Orders, the letter agreement dated August 22, 2007 between Westinghouse and Southern Nuclear, and the Confidentiality Agreement. Except as provided in this Section 38.3, neither of the Parties will be bound by any prior obligations, conditions, warranties, or representations with respect to the subject matter hereof.

38.4     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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38.5     Further Assurances. The Parties will execute and deliver such other instruments and documents, and take such other actions, as either Party reasonably requests to evidence or effect the transactions contemplated by this Agreement.

125

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

GEORGIA POWER COMPANY, as an Owner and as agent for the other Owners By: /s/Michael D. Garrett Name: Michael D. Garrett Title: President and CEO Attest: /s/Daniel Lowery Its: (CORPORATE SEAL)
STONE & WEBSTER, INC. By: /s/J.M. Bernhard, Jr. Name: J. M. Bernhard, Jr., Title: Authorized Representative Attest: /s/Gary Graphia Its: (CORPORATE SEAL)	WESTINGHOUSE ELECTRIC COMPANY LLC By: /s/Stephen R. Tritch Name: Stephen R. Tritch Title: President and CEO Attest: /s/Aris Candris Its: (CORPORATE SEAL)

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EXHIBITS

EXHIBIT A

SCOPE OF WORK/SUPPLY AND DIVISION OF RESPONSIBILITIES

[***]

EXHIBIT B

CONTRACTOR ORGANIZATION CHART

[***]

EXHIBIT C

GOVERNMENT APPROVALS

Permit or Regulatory Requirement	Purpose/Permitted Activity	Submittal Resp.	Regulatory Authority	Agency Contact
FEDERAL
Section 404 Dredge & Fill Permit (Corps of Engineers)	Construction Work in Wetlands which includes construction of Rail Corridor Upgrade, Discharge/Intake Structure, Barge Facilities, and Retention Ponds (2)	Owners - Contractor Provide Support as requested	33 CFR 323 33 CFR 330 33 CFR 322 CWA Section 316(b)(33 CFR320.2(f), 322, 323, 328)	912-652-5214 U.S. Army Corps of Engineers Savannah District100 W. Oglethorpe Ave. Savannah, GA 31401
Federal Aviation Administration § 77.15 Permit	Permit needed for construction of an object that has the potential to affect navigable airspace (height in excess of 200 ft) or within 20,000 ft of an airport.	Owners - Permanent Structures Contractor - Temp Construction Cranes	49USC1501 14 CFR 77 Objects Affecting Navigable Airspace	Tel: 718-553-2616 FAA Eastern Regional Office Air Traffic Division, AEA-520 JFK International Airport Fitzgerald Federal Building Jamaica, NY 11430
Private Aids to Navigation	For installation of navigation aids at the facility for coffer dams only	Contractor	COMDTINST M16500.3A	USCG
Certificate of Registration	Transportation of Hazardous Materials - This is already in place	Owners	49 CFR 107, Subpart G	USDOT
NRC Design Certification Rule	Amendment to the Design Certification Rule for the AP1000 to incorporate Revision 16 of the Design Control Document, as modified by Technical Report 134, Revision 4	Contractor	10 CFR Part 52	USNRC
STATE
Education and Training Certification Program(Note - This is not a permit, but a requirement of the State of Georgia for all land disturbing activities)

As part of House Bill 285, there are new education and training certification requirements included in the 2003 amendments to the Georgia Erosion & Sedimentation Act (Act). These new certification requirements state that all persons involved in land development design review, permitting, construction, monitoring or inspection or any land disturbing activity shall meet the education and training certification requirements, dependent on their level of involvement with the process, as developed by the commission in consultation with the division and the Stakeholder Advisory Board created pursuant to Code section 12-7-20.

		Owners and Contractor	House Bill 285 Code section 12-7-20. Authority O.C.G.A. §§ 2-6-27(7.1) and 12-7-19.

The Education and Training Certification Program is administered by the E&SC Education and Certification Program of the Georgia Soil and Water Conservation Commission, telephone (706) 542-1840. For additional information, access the Commission’s website: www.gaswcc.org; click on Education/Certification.

Well Permits	Permit to use Groundwater - Site characterization, Consumptive use of 100,000 GPD or more, Dewater (Deep Well) foundation if needed for more than 60 days, Certification of abandon wells	Owners	OCGA R.12-5-90 GA R.391-3-2-.03,.09,.14	Tel: 404-675-1680 GAEPD Water Withdrawal Permitting Program Groundwater Permitting Unit (GWUR) 4220 International Parkway, Suite 101 Atlanta, GA30354

1

Permit or Regulatory Requirement	Purpose/Permitted Activity	Submittal Resp.	Regulatory Authority	Agency Contact
Department of Transportation (DOT) Highway Encroachment	Upgrade entrance and provide turning lanes.	Contractor to obtain, Owners, will support as needed.	23 CFR 1.23	GDOT 2 Capitol Square S.W. Atlanta, Georgia 30334 (404) 656-5267
General NPDES Permit for Storm Water Discharges from Construction Activities	Construction - Discharge Stormwater from site during construction	Owners will obtain- Contractor will support as needed.	GA Water Quality Control Act OCGA R. 12-5-20, GA R.391-3-6 (This/Like Permits may be local authority)	GAEPD West Central District Office 2640 Shurling Drive Macon, GA 31211 478-751-6612 and/or LIA
General NPDES Stormwater Permit Construction - Linear Projects

For relocation of Macintosh Line and new 500 KV line r Needed prior to land disturbing activities of greater than 1 acre, or in the case of transmission line corridor within 200 feet of the bank of any state waters.

Owners with assistance from GPC

GA Water Quality Control Act OCGA R. 12-5-20, 12-7-1 GA R.391-3-6 and 7 (This/Like Permits may be local authority) Burke County Soil Erosion and Sedimentation Control Ordinance of 9-12-95, art.V, R.5-100

GAEPD and/or LIA
Georgia SIP Construction & Operating Permit (may include contractor small sources)

Construction air emissions, including concrete batch plant Will also cover 1st 12 mos of operation. Although required prior to construction, this permit wouldn't be considered a "construction permit". Should probably be obtained during COL process. It addresses impacts of the facility, not impacts from construction of the facility.

		Owners with support from Contractor	FCAA OCGA R.12-9-1 GA R. 391-3-1	Georgia Air Protection Branch 4244 International Parkway, Suite 120 Atlanta, GA 30354 Phone: 404.363.7000

2

Permit or Regulatory Requirement	Purpose/Permitted Activity	Submittal Resp.	Regulatory Authority	Agency Contact
Section 401 Water Quality Certification

The GA EPD administers the Water Quality Certification program pursuant to Section 401 of the CWA. GA issues certification for any activity which requires a Federal permit and may result in a discharge to state waters. This certification must state that applicable effluent limits and water quality standards will not be violated. All activities requiring a Federal404 permit result in a discharge to waters or wetlands, so GA EPD must take certification action on all 404 permit applications. During review of applications for WQC , the Dept looks at whether or not there are feasible alternatives to the activity, if the activity is water dependent, and the intended purpose of the activity. Certification is denied if the activity will adversely affect existing or designated uses. The Federal permit cannot be issued if certification is denied. Any applicant for a Federal permit or license for an activity which may result in a discharge to navigable waters must receive certification from the GA EPD that applicable State water quality standards will not be violated.

		Owners	CWA Section 401, OCGA R.12-5-20, GA 391-3-6	GA EPD
Public Water Supply System	Needed to construct/operate a public, non-transient and/or transient, non-community water supply system.	Owners	40 CFR 141, GA Safe Drinking Water Act of 1977 OCGA R. 12-5-170; GA R.391-3-5	GAEPD Drinking Water Program 2 Martin Luther King Jr. Drive, SE, Suite 1362 East Atlant, GA 30334
NPDES Permit to Construct a Sanitary Wastewater, Wastewater Treatment	Permit(s) are required to expand existing wastewater treatment facilities	Owners	CWA, 33 U.S.C 1251 Section 208 of the Federal Clean Water Act State Law (TBD)	Region IV Permit Contact, Permits Section, USEPA 345 Courtland Street, NE, Atlanta, GA 30365, 404-881-2017
Spills Prevention Control and Countermeasure Plan	Construction - ensure plan in place prior to construction	Contractor to prepare for construction Owners, will support as needed and prepare for operation	40 CFR 112	USEPA
Construction Landfill

Private modification for LF #2 for vertical expansion, Closure for LF #3. On-site disposal of solid waste consisting of earth and earth like products, concrete, cured asphalt, rock, bricks, and land clearing debris.

		Owners	GA Comprehensive Solid Waste Management Act OCGA R.12-8-20, GA R. 391-3-4	GAEPD

3

Permit or Regulatory Requirement	Purpose/Permitted Activity	Submittal Resp.	Regulatory Authority	Agency Contact
UST Removal	To remove 6 USTs on site	Owners	TBD	Georgia Department of Natural Resources Environmental Protection Division Underground Storage Tank Management Program 4244 International Parkway, Suite 104, Atlanta, Georgia 30354 404/362-2687
Hazardous Site Response Act (HSRA) Release Notification/Reporting	To remediate old firing range	Owners	Rules for Hazardous Site Response, Chapter 391-3-19	GAEPD Hazardous Sites Response Program 404.657.8600
Asbestos Removal	Removal and disposal of asbestos from existing buildings, prior to demolition	Owners	TBD	GAEPD
Solid Waste Handling Permit	Disposal of industrial solid wastes. Transportation of putrescible wastes for disposal at a permitted landfill	Owners	GA Comprehensive Solid Waste Management Act OCGA R.12-8-20, GA R. 391-3-4	GAEPD
BURKE COUNTY
Land Disturbing Activity	All land disturbing activities within county boundaries.	Owners	Burke County Code of Ordinances Article VII, Sec. 260311	Burke County Building Office
Land Disturbing Activity	All land disturbing activities within county boundaries. For transmission line corridor.	Owners	Jefferson, Warren, and Macduffie County Ordinances	TBD
Demolition Permit	Included Asbestos notification for all demolition activities	Owners	Burke County Code of Ordinances	Burke County Building Office
Building Permit	Construction, alteration, repair, or demolition of any building or structure within the county boundaries.	Contractor	Burke County Code of Ordinances Article VII, Sec. 260311	Burke County Building Office

4

EXHIBIT D

DESCRIPTION OF SITE

[***]

EXHIBIT E-1

PROJECT SCHEDULE

[***]

EXHIBIT E-2

CRITICAL MILESTONES

[***]

EXHIBIT F

PAYMENT SCHEDULES

[***]

EXHIBIT G

TIME AND MATERIALS RATES AND CHARGES

[***]

EXHIBIT H

PRICING

[***]

EXHIBIT I

EARLY SERVICE EQUIPMENT

[***]

EXHIBIT J

PRICE ADJUSTMENT PROVISIONS

[***]

EXHIBIT K

CONTRACTOR’S COSTS

[***]

EXHIBIT L

NET ELECTRICAL GUARANTEE CONDITIONS AND LOAD LIST

[***]

EXHIBIT M

FORM OF SOFTWARE LICENSE

This FORM OF SOFTWARE LICENSE (“Software License”) is made as of _____________, 2008 (“Effective Date”) by and between, on the one hand, GEORGIA POWER COMPANY, a Georgia corporation, acting for itself and as agent for OGLETHORPE POWER CORPORATION, an electric membership corporation formed under the laws of the State of Georgia, MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA, a public body corporate and politic and an instrumentality of the State of Georgia, and THE CITY OF DALTON, GEORGIA, an incorporated municipality in the State of Georgia acting by and through its Board of Water, Light and Sinking Fund Commissioners (collectively, “Owners”), and, on the other hand, WESTINGHOUSE ELECTRIC COMPANY LLC, a Delaware limited liability company having a place of business in Monroeville, Pennsylvania and STONE & WEBSTER, INC., a Louisiana corporation having a place of business in Charlotte, North Carolina (the “Consortium Members”). Owners and Consortium Members may be referred to individually as a “Party” and collectively as the “Parties.”

1.          Definitions. For purposes of this Software License, the terms listed below shall have the meanings indicated beside them. Capitalized terms not otherwise defined below shall have the meanings ascribed to them in the Engineering, Procurement and Construction Agreement for Units 3 and 4 at the Vogtle site between the Owners and the Consortium consisting of Westinghouse Electric Company LLC and Stone & Webster, Inc., dated ______________ (the “Agreement”).

(a)	“Permitted Users” shall mean the [***]

(b)        “Software” shall mean the computer programs, procedures, rules or routines embodied in computer programs, databases and related computer files provided to Owners by Consortium Members or its Subcontractors in performance of the Work, as furnished and as installed, and Application Software developed by Consortium Members for Owner during the performance of this Agreement. Software shall also mean bug fixes, error-correction releases, updates, upgrades, enhancements, modifications, changes, new versions and replacement thereof if provided from time to time by or on behalf of Consortium Members or its Subcontractors. Software includes, without limitation:

(i)

“Base Software”, which consists of the programs and tools that provide basic Facility system functions. Base Software may include tools used to develop control strategies (function blocks, standard control algorithms, rules, etc.), operator graphics (e.g., symbol libraries), and database entries.

(ii)

“Application Software”, which consists of the project-specific implementation of the Facility requirements using the objects and tools provided by the Base Software. The Application Software is specific to a particular Facility.

1

(iii)	“Third-Party Software”, which consists of that portion of the Software which is developed and owned by a Third Party.

(c)        “Configuration Data” shall mean the Facility-specific data that is used in conjunction with the Software, including without limitation, tuning and set point constants, graphical, pictorial and text files, that instantiate the Software for the specific Facility environment.

(d)        “Software Documentation” shall mean any: (i) materials created by or on behalf of Consortium Members or their licensors, or by Third Parties, that describe or relate to the functional, operational, or performance capabilities of the Software regardless of whether such materials be in written, printed, electronic or other format; and (ii) user, operator, system administration, technical, support and other manuals, including but not limited to functional specifications, help files, flow charts, logic diagrams, programming comments, and acceptance plans, if any.

2.	Licenses.

(a)        Software License. Consortium Members hereby grant to Owners for an indefinite duration a fully paid-up, royalty-free, non-exclusive right and license for the Permitted Users to use the Software on the hardware with which it is provided (subject to subsection (iii) below) solely for the purposes of [***] (collectively, the “Facility Purposes”). Third-Party Software that is not imbedded in the Software developed by Consortium Members, but which is furnished by Consortium Members shall be subject to separate license agreements and/or registration requirements and limitations on copying and use and Owners agree to be bound by the terms of any such license agreements or as may be negotiated between Owners and each Third Party Software provider Consortium Members shall provide all Third-Party Software not imbedded in the Software developed by Consortium Members on a pass-through basis as further described herein. Nothwithstanding anything to the contrary herein , the license granted herein shall include the specific rights to:

(i)

adapt and otherwise modify the Application Software (provided Consortium Members shall not have any warranty liability for the Facility caused by any adaptation or modification made to the Application Software by the Owners outside of the scope of the documentation for the Application Software without the prior acceptance or approval of Consortium Members);

(ii)

make a reasonable number of copies of the Software (including the number of copies of Third-Party Software that is not imbedded in the Software developed by Consortium Members permitted by the Third-Party software supplier license agreements) solely for back-up, archival, testing, installation, maintenance, operation or disaster-recovery purposes, provided that any copyright or other proprietary rights notices included in the Software are also reproduced in such copies; and

2

(iii)

install the Software on replacement hardware that is functionally equivalent to the initial hardware and which meets the designated equipment configuration as documented by Consortium Members or its Subcontractors, provided that the Software as installed on such replacement hardware is solely used only for the licensed purposes set forth in Section 2(a) above and the Software is uninstalled from or otherwise rendered inoperable on the originally supplied Equipment. The right to install specific Third-Party Software that is not imbedded in the Software developed by Consortium Members as described in this subsection (iii) shall be governed by terms of the license agreement specific to such Third-Party Software.

(b)	Software License Restrictions. Except as may be otherwise provided herein:
(i)

Owners shall not alone or with the assistance of others, reverse compile or in any other manner attempt to decipher in whole or in part the logic or coherence of any Base Software or Third-Party Software provided hereunder in object-code or machine-readable form.

(ii)

Owners shall not use the Software for purposes of (A) performing a quality assurance program verification of any other computer program regardless of application, or (B) using the input or output of the Software to qualify, validate or provide credibility to any other software owned by Owners or any Third Party without the prior written consent of Consortium Members. Notwithstanding the foregoing, Owners shall have the right to use information obtained from Facility instrumentation through the use of the Software and/or Configuration Data for any purpose.

(c)        Software Documentation Use and Restrictions. Consortium Members hereby grant to Owners for an indefinite duration a fully paid-up, royalty-free, non-exclusive right and license to reproduce and distribute to Permitted Users Software Documentation solely for the Facility Purposes. Rights and obligations regarding the reproduction and distribution of Third-Party Software documents shall be as set forth in Third-Party Software licenses provided herewith.

(d)        Third-Party Software Provisions. With respect to the Third Party Software imbedded in the Software, Consortium Members hereby agree to maintain their licenses with the Third Party vendors and manufacturers of such Third Party Software so that Permitted Users may continue to use the Third Party Software on a fully paid-up basis for the life of the Facility as contemplated hereunder. In the event that any such license to the Third-Party Software is revoked or terminated for reasons not related to actions by Owners in violation of the terms of this Software License, Consortium Members hereby agree, at their sole expense, to either modify the Software so that it is no longer dependent upon such Third-Party Software or obtain the right to use and sublicense other software that is functionally equivalent in all material respects to such Third-Party Software such that the Permitted Users may continue to use the Software as contemplated by this Software License.

3

(e)        Other Computer Programs. Nothing in the Agreement shall prohibit the Permitted Users from using the Equipment to run computer programs other than the Software or from using the Equipment for purposes other than operation of the Facility, it being understood that Consortium Members shall not be responsible for any failure of the Software or Equipment as a result of such activities, or from loading such computer programs on, or removing such computer programs from, the Facility.

3.          Delivery, Installation and Acceptance of the Software. Consortium Members shall deliver, install and test the Software and Configuration Data, and subject to the representations and warranties herein, Owners shall accept the Software and Configuration Data, in accordance with the Project Schedule.

4.          Representations and Warranties. Consortium Members represent and warrant the following:

(a)        Licensing Rights. At least one of the Consortium Members own all rights, title and interest in and to the Software, Software Documentation and training materials, excluding Third-Party Software not imbedded in the Software developed by the Consortium Members and associated documentation and training materials, or otherwise has the legal right to transfer, grant, sublicense, or, for Third-Party Software, pass-through the rights and the licenses in the foregoing that are provided herein. For pass-through rights, Third-Party Software and associated documentation and training materials shall be licensed directly from the Third-Party Software developer to Owners as end user for the Permitted Use.

(b)        Software Performance. During the Standard Equipment Warranty Period for a Unit (herein, the “Software Warranty Period”), the Software and Configuration Data shall: (i) be compatible with and capable of operating as represented by Consortium in conjunction with other software and hardware if indicated in the Software Documentation or if recommended by Consortium Members; and (ii) conform to and perform as represented by Consortium without material errors or interruption and in accordance with the Software Documentation. Consortium Members shall, within a commercially reasonable time period and at no additional charge, correct any defect, nonconformity, incompatibility, or other condition that breaches the foregoing warranty, and repair, replace or maintain the Software in compliance with the standards set forth herein. If Consortium Members are unable to correct any defective or nonconforming Software, Consortium Members shall replace such Software without charge. If Consortium Members are unable to correct or replace any defective or nonconforming Software, then Consortium Members may propose another commercially reasonable alternative remedy. Consortium Members shall not be liable for failure to meet the foregoing warranty if adaptations or modifications made to the Software by Owners or others without authorization or approval from Consortium Members are responsible for causing such failure. For purposes of this Section 4(b), Software shall exclude commodity software or commercial off-the-shelf software, commonly known as COTSS, such as Microsoft OS. Exhibit O-2 contains a list of such commodity software identified as of the Effective Date. Such Third Party Software shall be governed by the provisions of the specific Third Party Software licenses.

(c)        Media. The media on which the Software, Configuration Data and Software Documentation are recorded shall be free from defects in material and workmanship for the

4

Software Warranty Period set forth in (b) above. Consortium Members will, at no additional charge, replace any defective media.

(d)        Intellectual Property. The Software will not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any Third Party.

5.	Intellectual Property Indemnity.

(a)        Consortium Members shall, at their own expense, indemnify, hold harmless, release, and defend Owners, their Affiliates or any of their respective Personnel from any and all losses, damages, penalties, costs, and expenses (including reasonable attorney’s fees) caused by, arising from, or resulting from any claim, suit or proceeding brought against Owners to the extent based on an allegation that any Software created and supplied by Consortium Members, or any part thereof furnished hereunder, or use thereof for its intended purpose, constitutes an infringement of any claim of any patent, trademark, service mark, copyright or trade secret or other property right of any Third Party, if Consortium Members are notified promptly in writing and given authority, information, and assistance for the defense or settlement of said suit or proceeding. Owners may independently appear in any such infringment action at its option and its own expense only if Owners is paying Owners’ defense costs. Owners shall not enter a settlement agreement, admission or the like that includes statements or terms that indicate that the Software infringes the intellectual property rights of others. Consortium Members will not be responsible for any settlement of such suit or proceeding made without its prior written consent. If the use of the Software developed by Consortium Members or any part thereof furnished hereunder, as a result of any such suit or proceeding is held to constitute infringement, and its use by Owners is enjoined, Consortium Members will, at their option and their own expense, either: (a) procure for Owners the right to continue using said Software or part thereof; (b) replace same with substantially equivalent noninfringing Software; or (c) modify same so it becomes non-infringing, provided that the replacement or modification performance matches or exceeds the performance and functionality of the Software or part thereof. Consortium Members shall maintain the ability to unilaterally settle a suit when only monetary damages against Consortium Members are at issue.

(b)        Notwithstanding the above, Consortium Members shall not compromise or settle any claim, action, suit or proceeding in which Owners are named without Owners’ prior written consent, which consent shall not be unreasonably conditioned, delayed or withheld unless such settlement provides for the payment of money only by Consortium Members and provides for a full, complete and unconditional (other than ceasing use of the applicable Software) release of Owners and each Permitted User.

(c)        Consortium Members will have no indemnity duty or obligation hereunder to the extent that the Software developed by Consortium Members and furnished hereunder is: (a) supplied pursuant to a design or drawing prepared by Owners wherein Consortium Members have deviated from their normal course of performance; (b) modified by Owners; or (c) combined by Owners with items not furnished hereunder, and solely as a result of said design, instruction, modification, or combination, a suit or proceeding is brought against Owners. In the event a suit or proceeding is brought against Consortium Members as a result of such Owners' actions not approved by Consortium Members, Owners will indemnify and save Consortium

5

Members harmless to the same extent as Consortium Members have agreed to indemnify and save Owners harmless hereunder.

(d)        This Section 5 is an exclusive statement relating to intellectual property indemnification regarding the Software developed by Consortium Members hereunder.

(e)        Any indemnities associated with Third Party Software that is not imbedded in the Software developed by Consortium Members hereunder and regarding which Owners directly license or receive on a pass-through basis from a Third Party shall be governed by the terms of the license agreements associated with such Third Party Software. Where the Third Party Software not imbedded in the Software developed by Consortium members is directly licensed to the Owners by Third Parties, Consortium Members shall have no obligation to indemnify Owners for any claims of infringement related to the use by Owner of such Third Party Software.

6.	Proprietary Rights.

(a)        Except for the licenses granted herein, all rights, title and interests in and to the Base Software, Third-Party Software and Application Software (subject to Section 6(c) below, including without limitation, all applicable copyrights) shall remain and vest exclusively with Consortium Members or their licensors.

(b)        All rights, title and interests in and to (i) any new material subject to copyright protection added to Application Software by Owners and (ii) the Configuration Data created by Owners, shall be exclusively owned by the Owners. Owners hereby grant Consortium Members a fully paid-up, royalty-free, non-exclusive, right and license to use such new material added to Application Software and the Configuration Data upon terms and conditions as the Parties may agree; provided, however,that such right and license shall not continue upon the termination of the Agreement or of this License Agreement.

(c)        All rights, title and interests in and to Configuration Data and any Application Software developed by Consortium Members for Owners during the execution of the Agreement shall be exclusively owned by Consortium Members. Consortium Members hereby grant Owners for an indefinite duration a fully paid-up, royalty-free, non-exclusive right and license to use the Configuration Data and such Application Software in support of the Facility.

(d)        To the extent there are any conflicts between any of the provisions of this Article 6 and Article 19 of the Agreement, the provisions of this Article 6 shall take precedence.

7.          Assignment. Neither Party shall be entitled to assign this Software License or its rights hereunder or to delegate or subcontract its obligations hereunder, in whole or in part, without the express written consent of the other Party hereto; provided, however, that this Software License may be assigned by the Owners to any agent, replacing Georgia Power Company as agent for the Owners, pursuant to the provisions of the Ownership Agreement; and provided further that any Owner shall be permitted to assign this Software License to another Owner or to an Affiliate, or to any Third Party in accordance with the Ownership Agreement, who is able to satisfy either the credit rating requirements set forth in Section 8.7 or provide the letter of credit or other

6

acceptable collateral pursuant to Section 8.7, or to any Financing Parties for collateral purposes. Notwithstanding the above, assignment rights for Third-Party Software shall be subject to the terms of the associated Third-Party Software license and may require ratification by the Third-Party. Any assignment or transfer in violation of this Software License will be null and void. This Software License and the rights and obligations of either Party hereto will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

8.	Miscellanous.

(a)        Applicable law. This Software License will be governed exclusively by and construed in accordance with the laws of the state of Georgia, without giving effect to those laws relating to conflict of laws.

(b)        Waiver. No party will be deemed to have waived any provision of this Software License unless such waiver is made explicit in writing and signed by the party waiving such provision. No waiver will be deemed to be a continuing waiver unless so stated in writing.

(c)        Amendment. No change, amendment, or modification of this Software License will be binding upon the parties unless such change, amendment, or modification is in writing and duly executed by the parties.

(d)        Severability. If any one or more of the provisions in this Software License or any application of such provision is held to be invalid, illegal or unenforceable in any respect by a competent tribunal, the validity, legality and enforceability of the remaining provisions in this Software License and all other applications of the remaining provisions shall not in any way be affected or impaired by such invalidity, illegality or unenforceability.

(e)        Entire Agreement. This Software License contains the entire agreement of the parties and there are no oral or written representations, understandings or agreements between the parties respecting the subject matter of this Software License that are not expressed herein.

(f)        Notice. All notices and other communications hereunder shall be in writing and shall be delivered in accordance with the notice provisions contained in the Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Software License as of the Effective Date.

7

GEORGIA POWER COMPANY, as an Owner and as agent for the other Owners

By: ______________________________

Name: Michael D. Garrett

Title: President and CEO

Attest: ______________________

Its:

(CORPORATE SEAL)

STONE & WEBSTER, INC. By:__________________________ Name: J. M. Bernhard, Jr., Title: Authorized Representative Attest: ______________________ Its: (CORPORATE SEAL)	WESTINGHOUSE ELECTRIC COMPANY LLC By:____________________________ Name: Stephen R. Tritch Title: President and CEO Attest: ______________________ Its: (CORPORATE SEAL)

8

EXHIBIT N

INDUSTRY CODES AND STANDARDS

Introduction	2
Codes and Standards
ACI - American Concrete Institute	4
AISC - American Institute of Steel Construction	4
AISI - American Iron and Steel Institute	4
AMCA - Air Movement and Control Association, Inc.	5
ANS – American Nuclear Society	5
ANSI – American National Standards Institute	6
API – American Petroleum Institute	8
ARI – Air Conditioning and Refrigeration Institute	8
ASCE – American Society of Civil Engineers	8
ASHRAE – American Society of Heating, Refrigeration, and Air-Conditioning Engineers	8
ASME – American Society of Mechanical Engineers	9
ASTM – American Society of Testing and Materials	12
AWWA – American Water Works Association	13
AWS – American Welding Society	14
CMAA – Crane Manufacturers Association of America	14
FEMA – Federal Emergency Management Agency	14
IEEE – Institute of Electrical and Electronics Engineers	14
ISA – Instrumentation, Systems and Automation Society	18
MIL – Military Standards and Specifications	18
NEMA – National Electrical Manufacturers Association	18
NFPA – National Fire Protection Association	18
SMACNA – Sheet Metal and Air Conditioning Contractors’ National Association	19
UBC – Uniform Building Code	20
UL – Underwriters Laboratories Inc.	20

AP1000 Nuclear Power Plant Codes and Standards Introduction

This document provides the listing of industry codes and standards that are applicable to the AP1000 Nuclear Power Plant design (the “Industry Codes and Standards”). The attached listing of the Industry Codes and Standards is derived from the DCD. This list therefore is a listing of codes and standards that the AP1000 Nuclear Power Plant design is committed to by the licensing process. The revision or date of each code and standard is also included in the attached table. For codes and standards that were provided in the DCD without revision or date, the revision or date in effect, March 2002 (submittal date of the AP1000 Nuclear Power Plant design to NRC) was used. The revisions reflect the DCD licensing commitment. Changes to the standard or revision may require a licensing submittal by Owners. Contractor will notify Owners of any proposed changes to the listing of Industry Codes and Standards to ensure that they are reflected in future licensing submittals.

Except as provided below, regarding ASME application, the edition and addenda of the ASME code applied in the design and manufacture of each component is the edition and addenda established by the requirements of the DCD. The use of editions and addenda issued subsequent to the DCD is permitted, however any change to ASME code edition will require NRC approval. In the event the DCD does not specify the edition and addenda of the code applicable to an activity required under the Contract, the activity will be performed in compliance with the code edition and addenda required under 10 CFR 50.55a in effect at the time of the activity. The baseline used for the evaluations done to support this Design Control Document and the DCD is the 1998 Edition, 2000 Addenda, except as follows:

The 1989 Edition, 1989 Addenda is used for Articles NB-3200 (Design by Analysis), NB-3600, NC-3600, and ND-3600 (Piping Design) in lieu of later editions and addenda.

When later Editions and Addenda of ASME Code are used, Contractor shall perform ASME Code reconciliation per the applicable ASME Code section for all code related aspects of design, procurement and construction.

Guidance for ASME code year and addenda to use in mechanical equipment and valve specifications:

CASE 1: ASME Section III Safety Related Equipment in Support of the Design Certification

If the principal construction code for the equipment is ASME Section III as defined in Table 3.2-3 of the DCD, then the year and addenda shall be in accordance with paragraphs 5.2.1.1 and 6.1.1 of the DCD (i.e., 1998 year with 2000 addenda), except as follows:

“The 1989 Edition, 1989 Addenda is used for Articles NB-3200 (Design by Analysis), NB-3600, NC-3600, and ND-3600 (Piping Design) in lieu of later editions and addenda.”

Any other ASME BP&V Code Sections listed within the equipment specification for this equipment (e.g., II, V, IX, and XI) shall have the same 1998 year and 2000 addenda.

In addition to AP1000 Nuclear Power Plant codes A, B, and C, the above applies to code D (non-safety equipment being built to ASME Section III as the principal construction code defined in Table 3.2-3 of the DCD).

CASE 2: Non-ASME Section III Equipment (Non-Safety Related Equipment)

If the equipment principal construction code is ASME but NOT Section III as defined in Table 3.2-3 in the DCD (e.g., ASME Section VIII for pressure tanks/vessels), then the ASME 2001 year and 2003 addenda shall be used, unless otherwise specified in the DCD. ASME Section III will NOT be included in the specifications and standards list in the equipment specification.

If any other ASME Sections are listed within the equipment specification (e.g., ASME Section IX for welding requirements), then the 2001 year with 2003 addenda shall be used for them as well.

Additional codes and standards may be applied to the final AP1000 Nuclear Power Plant design at the sole discretion of Contractor. These additional codes and standards will then be requirements for the AP1000 Nuclear Power Plant design, however they will not be required by licensing and therefore the date and application is subject to change as determined by Contractor in its sole discretion.

The attached table, Table 1, only lists industry codes and standards. Regulatory standards (Regulatory Guides, NUREGs, etc.) are not included in the attachment; these standards are referenced in the DCD.

Table 2 identifies codes and standards that are not included in the Licensing Basis but are pertinent to the Facility. Since they are not included as part of the Licensing Basis, revisions may be used as determined by Contractor in its sole discretion.

Table 1

AP1000 Codes and Standards (Licensing Basis)

Title	DCD Section

ACI - American Concrete Institute
ACI 117, “Standard Specification for Tolerances for Concrete Construction and Materials,” 1990	3.8
ACI 211.1, “Standard Practice for Selecting Proportions for Normal, Heavy Weight, and Mass Concrete,” 1991	3.8
ACI 304R, “Guide for Measuring, Mixing, Transporting, and Placing Concrete,” 2000	3.8
ACI 318, “Building Code Requirements for Reinforced Concrete,” 2002	2.5
ACI 349.3R, “Evaluation of Existing Nuclear Safety-Related Concrete Structures,” 1996	3.8
ACI 349, “Code Requirements for Nuclear Safety Related Concrete Structures,” 2001	1A, 3.8, 3H
AISC - American Institute of Steel Construction
AISC N690, “Specification for the Design, Fabrication, and Erection of Steel Safety-Related Structures for Nuclear Facilities,” 1994	3A, 3F, 3H
AISC S335, “Specification for Structural Steel Buildings, Allowable Stress Design and Plastic Design,” 1989	3.3
Seismic Provisions for Structural Steel Buildings, American Institute of Steel Construction, April 1977 including Supplement 2, November 2000	3.7
AISI - American Iron and Steel Institute
AISI, “Specification for the Design of Cold Formed Steel Structural Members,” 1996 Edition and Supplement No. 1, July 30, 1999	3A, 3F

Table 1

AP1000 Codes and Standards (Licensing Basis)

Title	DCD Section

AMCA - Air Movement and Control Association, Inc.
AMCA 210, “Laboratory Method of Testing Fans for Rotating Purposes,” 1985	9.4
AMCA 211, “Certified Ratings Program Air Performance,” 1987	9.4
AMCA 300, “Reverberant Room Method for Sound Testing of Fans,” 1985	9.4
AMCA 500, “Test Method for Louvers, Dampers, and Shutters,”1989	9.4
ANS – American Nuclear Society
ANS 5.1, “Decay Heat Power in Light Water Reactors,” 1994	5.4
ANS 5.1, “Decay Heat Power in Light Water Reactor,” 1979	1.9, 15.2
ANS 5.4, “American National Standard Method for Calculating the Fractional Release of Volatile Fission Products From Oxide Fuel,” 1982	1A
ANS 6.1, “Guidelines on the Nuclear Analysis and Design of Concrete Radiation Shielding for Nuclear Power Plants,” 1989	12.3
ANS 6.4, “Guidelines on the Nuclear Analysis and Design of Concrete Radiation Shielding for Nuclear Power Plants,” 1997	1A, 12.3
ANS 15.8, “Nuclear Material Control Systems for Nuclear Power Plants,” 1974	13
ANS 18.1, “Radioactive Source Term for Normal Operation of Light Water Reactors,” 1999	1A, 11.1
ANS 51.1, “Nuclear Safety Criteria for the Design of Stationary Pressurized Water Reactor Plants,” 1983	3.2, 3.9, 5.4, 9.3
ANS 55.6, “Liquid Radioactive Waste Processing Systems for Light Water Reactor Plants,” 1993	11.2

Table 1

AP1000 Codes and Standards (Licensing Basis)

Title	DCD Section

ANS 56.2, “Containment Isolation Provisions for Fluid Systems,” 1984	1A
ANS 56.11, “Design Criteria for Protection Against the Effects of Compartment Flooding in Light Water Reactor Plants,” 1988	3.4
ANS 57.1, “Design Requirements for Light Water Reactor Fuel Handling Systems,” 1992	9.1
ANS 57.2, “Design Requirements for Light Water Reactor Spent Fuel Storage Facilities at Nuclear Power Plants,” 1983	4.3, 9.1
ANS 57.3, “Design Requirements for New Fuel Storage Facilities at LWR Plants,” 1983	4.3
ANS 58.2, “Design Bases for Protection of Light Water Nuclear Power Plants Against Effects of Postulated Pipe Rupture,” 1988	3.6
ANS 58.8, “Time Response Design Criteria for Nuclear Safety Related Operator Actions,” 1984	1.9
ANS C-2, “National Electrical Safety Codes,” 1997	8.2
ANSI – American National Standards Institute
ANSI 16.1, “Nuclear Criticality Safety in Operations with Fissionable Materials Outside Reactors,” 1975	9.1
ANSI 56.5, “PWR and BWR Containment Spray System Design Criteria,” 1979	1.9
ANSI 56.8, “Containment System Leakage Testing Requirements,” 1994	6.2
ANSI 58.6, “Criteria for Remote Shutdown for Light Water Reactors,” 1996	7.4
ANSI B16.34, “Valves – Flanged and Buttwelding End,” 1996	3.2
ANSI B16.41, “Functional Operational Requirement for Power Operated Valves,” 1983	1.9
ANSI B30.2, “Overhead and Gantry Cranes,” 1990	9.1

Table 1

AP1000 Codes and Standards (Licensing Basis)

Title	DCD Section

ANSI B30.9, “Slings,” 1996	9.1
ANSI B31.1, “Power Piping, ASME Code for Pressure Piping,” 1989	3.2, 3.6, 9.2
ANSI B96.1, “Welded Aluminum-Alloy Storage Tanks,” 1981	3.2
ANSI HFS-100, “American Standard for Human Factors Engineering of Visual Display Terminal Workstations,” 1988	18.8
ANSI N14.6, "Special Lifting Devices for Shipping Containers Weighing 10,000 Pounds (4500 kg) or More,” 1993	3.9, 9.1
ANSI N16.1, “Nuclear Criticality Safety in Operations with Fissionable Materials Outside Reactors,” 1975	9.1
ANSI N16.9, “Validation of Calculational Methods for Nuclear Criticality Safety,” 1975	9.1
ANSI N18.2, “Nuclear Safety Criteria for the Design of Stationary Pressurized Water Reactor Plants,” 1973	15.0
ANSI N18.2a, “Nuclear Safety Criteria for the Design of Stationary Pressurized Water Reactor Plants,” 1975	3.2
ANSI N101.6, “Atomic Industry Facility Design, Construction, and Operation Criteria,” 1972	1A
ANSI N210, “Design Objectives for Light Water Reactor Spent Fuel Storage Facilities at Nuclear Power Stations,” 1976	9.1
ANSI N237, “Source Term Specification,” 1976	1A
ANSI N271, “Containment Isolation Provisions for Fluid Systems,” 1976	1A
ANSI N278.1, “Self-Operated and Power-Operated Safety-Relief Valves Functional Specification Standard,” 1975	5.4

Table 1

AP1000 Codes and Standards (Licensing Basis)

Title	DCD Section

API – American Petroleum Institute
API 610, “Centrifugal Pumps for General Refinery Services,” 1981	3.2
API-620, “Recommended Rules for Design and Construction of Large, Welded, Low-Pressure Storage Tanks,” Revision 1, April 1985	3.2
API-650, “Welded Steel Tanks for Oil Storage,” Revision 1, February 1984	3.2
ARI 410, “Forced Circulation Air Cooling and Air Heating Coils,” 1991	9.4
ARI – Air Conditioning and Refrigeration Institute
ARI 620, “Self-Contained Humidifiers for Residential Applications,” 1996	9.4
ASCE – American Society of Civil Engineers
ASCE 4, “Seismic Analysis of Safety-Related Nuclear Structures and Commentary,” 1989	3.7
ASCE 7, “Minimum Design Loads for Buildings and Other Structures,” 1998	3.7
ASCE 8, “Specification for the Design of Cold Formed Stainless Steel Structural Members,” 1990	6.2
ASCE Paper No. 3269 “Wind Forces on Structures” Transactions of the American Society of Civil Engineers, Vol. 126, Part II (1961).	3
ASHRAE – American Society of Heating, Refrigeration, and Air-Conditioning Engineers
ASHRAE 33, “Methods of Testing for Rating Forced Circulation Air Cooling and Air Heating Coils,” 1978	9.4

Table 1

AP1000 Codes and Standards (Licensing Basis)

Title	DCD Section

ASHRAE 52.1, “Gravimetric and Dust Spot Procedures for Testing Air-Cleaning Devices Used in General Ventilation for Removing Particulate Matter,” 1992	9.4
ASHRAE 62, “Ventilation for Acceptable Indoor Air Quality,” 1999	9.4
ASHRAE 62, “Ventilation for Acceptable Indoor Air Quality,” 1989	6.4
ASHRAE 126, “Method of Testing HVAC Air Ducts,” 2000	9.4
ASME – American Society of Mechanical Engineers
ASME OM Code, “Code for Operation and Maintenance of Nuclear Power Plants,” 1995 Edition, 1996 Addenda	3.9
ASME/ANSI AG-1, “Code on Nuclear Air and Gas Treatment,” 1997	1A, 3.2, 3A, 9.4
ASME B16.34, “Valves – Flanged and Buttwelding End,” 1996	5.4
ASME B30.2, “Overhead & Gantry Cranes,” 1990	9.1
ASME B31.1, “Code for Power Piping,” 1989 Edition, 1989 Addenda	5.2
ASME Boiler and Pressure Vessel Code, Section II, “Metal Specifications,” 1989 Edition, 1989Addenda, (Class 1, 2, 3 Piping and Components)	5.2, 5.4

ASME Boiler and Pressure Vessel Code, Section III, “Rules for Construction of Nuclear Power Plant Components,” (The baseline used for the evaluations done to support this safety analysis report and the Design Certification is the 1998 Edition, 2000 Addenda, except as follows: the 1989 Edition, 1989 Addenda is used for Articles NB-3200, NB-3600, NC-3600, and ND-3600 in lieu of later editions and addenda.), (Class 1, 2, 3 Piping and Components)

3.9, 5.2, 5.3, 5.4

Table 1

AP1000 Codes and Standards (Licensing Basis)

Title	DCD Section

Code Case N-4-11, “Special Type 403 Modified Forgings or Bars, Section III, Division 1, Class 1 and Class CS”	5.2
Code Case N-20-4, “SB-163 Nickel-Chromium-Iron Tubing (Alloys 600 and 690) and Nickel-Iron-Chromium Alloy 800 at a Specified Minimum Yield Strength of 40.0 ksi and Cold Worked Alloy 800 at Yield Strength of 47.0 ksi, Section III, Division 1, Class 1”	5.2
Code Case N-60-5, “Material for Core Support Structures, Section III, Division 1”	5.2
Code Case N-71-18, “Additional Material for Subsection NF, Class 1, 2, 3 and MC Component Supports Fabricated by Welding, Section III Division 1”	5.2
Code Case N-122-2, “Stress Indices for Integral Structural Attachments Section III, Division 1, Class 1,” 1994	5.2
Code Case N-249-14, “Additional Materials for Subsection NF, Class 1, 2, 3, and MC Supports Fabricated Without Welding, Section III, Division 1”	5.2
Code Case N-284-1, “Metal Containment Shell Buckling Design Methods, Section III, Division 1 Class MC”	5.2
Code Case N-318-5, “Procedure for Evaluation of the Design of Rectangular Cross Section Attachments on Class 2 or 3 Piping Section III, Division”	5.2
Code Case N-391-2, “Procedure for Evaluation of the Design of Hollow Circular Cross Section Welded Attachments on Class 1 Piping Section III, Division 1”	5.2
Code Case N-319-3, “Procedure for Evaluation of Stresses in Butt Welding Elbows in Class 1 Piping, Section III, Division 1”	5.2

Table 1

AP1000 Codes and Standards (Licensing Basis)

Title	DCD Section

Code Case N-392-3, “Procedure for Valuation of the Design of Hollow Circular Cross Section Welded Attachments on Class 2 and 3 Piping Section III, Division 1”	5.2
Code Case-N-474-2, “Design Stress Intensities and Yield Strength Values for UNS06690 With a Minimum Yield Strength of 35 ksi, Class 1 Components, Section III, Division 1”	5.2
ASME Boiler and Pressure Vessel Code, Section IV, “Non-destructive Examination,” 1998 Edition, 2000 Addenda, (Class 1, 2, 3 Piping and Components)	5.2
ASME Boiler and Pressure Vessel Code, Section V, “Non-destructive Examination,” 1998 Edition, 2000 Addenda, (Class 1, 2, 3 Piping and Components)	5.4
ASME Boiler and Pressure Vessel Code, Section VIII, Division 1, “Pressure Vessels,” 1998 Edition, 2000 Addenda, (Class 1, 2, 3 Piping and Components)	5.2, 9.3
ASME Boiler and Pressure Vessel Code, Section IX, “Welding and Brazing Qualifications,” 1998 Edition, 2000 Addenda, (Class 1, 2, 3 Piping and Components)	5.2
Code Case 2142-1, “F-Number Grouping for Ni-Cr-Fe, Classification UNS N06052 Filler Metal, Section IX”	5.2
Code Case 2143-1, “F-Number Grouping for Ni-Cr-Fe, Classification UNS W86152 Welding Electrode, Section IX”	5.2

ASME Code Section XI (1998 Edition) and mandatory appendices. (Design provisions, in accordance with Section XI, Article IWA-1500, are incorporated in the design processes for Class 1 components), (Class 1, 2, 3 Piping and Components)

3.9, 5.2, 5.4
ASME Code Section XI (1996 Edition) Appendix G	5.3
ASME N509 (R1996), “Nuclear Power Plant Air Cleaning Units and Components,” 1989	1A, 3A, 9.4

Table 1

AP1000 Codes and Standards (Licensing Basis)

Title	DCD Section

ASME N510, “Testing of Nuclear Air Cleaning Systems,” 1989	1A, 9.4
ASME NOG-1, “Rules for Construction of Overhead and Gantry Cranes (Top Running Bridge, Multiple Girder),” ASME Code, Section IV, Pt. HWL, 1998	9.1
ASME NQA-1, “Quality Management System,” 1989 edition through NQA-1b-1991, Addenda (DCD identifies NQA-1 1b 1991 Addenda, however NRC has accepted NQA-1 through NQA-1c-1992, Addenda as acceptable via Reg Guide 1.28. NQA-1-1c-1992 is to be specified to be consistent with the ASME Section III Code and Addenda specified in the DCD.)	17.0
ASME Performance Test Code 19.11, 1970	10.4
ASTM – American Society of Testing and Materials
ASTM A 580, “Specification for Stainless and Heat-resisting Steel Wire,” 1990	4.2
ASTM A 609, “Standard Specification for Longitudinal Beam Ultrasonic Inspection of Carbon and Low Alloy Steel Castings,” 1991
ASTM A 615, “Deformed and Plain Billet Steel Bars for Concrete Reinforcement,” 2001	3.8
ASTM A 706, “Low Alloy Steel Deformed Bars for Concrete Reinforcement,” 2001	3.8
ASTM A 970, “Specification for Welded Headed Bars for Concrete Reinforcement,” 1998	3.8
ASTM C 33, “Specification for Concrete Aggregates,” 2002	3.8
ASTM C 94, “Specifications for Ready-Mixed Concrete,” 2000	3.8
ASTM C 131, “Resistance to Abrasion of Small Size Coarse Aggregate by Use of the Los Angeles Machine,” 2001	3.8

Table 1

AP1000 Codes and Standards (Licensing Basis)

Title	DCD Section

ASTM C 150, “Specification for Portland Cement,” 2002	3.8
ASTM C 260, “Air Entraining Admixtures for Concrete,” 2001	3.8
ASTM C 311, “Sampling and Testing Fly Ash or Natural Pozzolans for Use as Mineral Admixture in Portland Cement Concrete,” 2002	3.8
ASTM C 494, “Chemical Admixtures for Concrete,” 1999	3.8
ASTM C 535, “Test Method for Resistance to Degradation of Large-Size Coarse Aggregate by Abrasion and Impact in the Los Angeles Machine,” 2001	3.8
ASTM C 618, “Fly Ash and Raw or Calcined Natural Pozzolans for Use in Portland Cement Concrete,” 2001	3.8
ASTM D 512, “Chloride Ion in Industrial Water,” 1999	3.8
ASTM E 142, “Methods for Controlling Quality of Radiographic Testing,” 1986	4.2
ASTM E 165, “Practice for Liquid Penetrant Inspection Method,” 1995	5.4
ASTM E 185, “Standard Practice for Conducting Surveillance Tests for Light-Water Cooled Nuclear Power Reactor Vessels,” 1982	5.3
ASTM E 741, “Standard Test Methods for Determining Air Change in a Single Zone by Means of a Tracer Gas Dilution,” 2000	6.4, 9.4
AWWA – American Water Works Association
AWWA D100, “Welded Steel Tanks for Water Storage,” 1984	3.2

Table 1

AP1000 Codes and Standards (Licensing Basis)

Title	DCD Section

AWS – American Welding Society AWS D1.1 Structural Welding Code – 2000 - Steel Covers the design, welding and examination of welded structural steel 1/8" and thicker. It allows for both pre-qualified and non prequalified welding procedures. AWS D 1.4-98 Reinforcing Steel Welding Code,	3.8.3.2
CMAA – Crane Manufacturers Association of America
CMAA Specifications, “Specification for Electric Overhead Traveling Cranes,” 1999	9.1
FEMA – Federal Emergency Management Agency
FEMA 356, “Prestandard and Commentary for the Seismic Rehabilitation of Buildings,” 2000	3.7
IEEE – Institute of Electrical and Electronics Engineers
IEEE Standard 7-4.3.2, “IEEE Standard Criteria for Digital Computers in Safety Systems of Nuclear Power Generating Stations,” 1993	1A, 7.1
IEEE Standard 98, “IEEE Standard for the Preparation of Test Procedures for the Thermal Evaluation of Solid Electrical Insulating Materials,” 1984	3D
IEEE Standard 100, “IEEE Standard Dictionary of Electrical and Electronic Terms,” 1996	3D
IEEE Standard 141, “IEEE Recommended Practice for Electric Power Distribution for Industrial Plants,” (IEEE Red Book) 1993	8.3
IEEE Standard 242, “IEEE Recommended Practice for Protection and Coordination of Industrial and Commercial Power Systems,” (IEEE Buff Book) 1986	8.3
IEEE Standard 279, “IEEE Standard Criteria for Protection Systems for Nuclear Power Generating Stations,” 1971	1A

Table 1

AP1000 Codes and Standards (Licensing Basis)

Title	DCD Section

IEEE Standard 281, “IEEE Standard Service Conditions for Power System Communication Equipment,” 1984	9.5
IEEE Standard 308, “IEEE Standard Criteria for Class 1E Power Systems for Nuclear Power Generating Stations,” 1991	1A, 8.1, 8.3
IEEE Standard 317, “IEEE Standard for Electric Penetrations Assemblies in Containment Structures for Nuclear Power Generating Stations,” 1983	1.9, 1A, 8.1, 8.3
IEEE Standard 323, “IEEE Standard for Qualifying Class 1E Equipment for Nuclear Power Generating Stations,” 1974	1.9, 1A, 3.2, 8.1
IEEE Standard 338, “IEEE Standard Criteria for the Periodic Surveillance Testing of Nuclear Power Generating Stations Safety Systems,” 1987	1.9, 1A, 8.1
IEEE Standard 344, “IEEE Recommended Practice for Seismic Qualification of Class 1E Equipment for Nuclear Power Generating Stations,” 1987	3.2, 3F, 8.1
IEEE Standard 379, “IEEE Standard Application of the Single-Failure Criterion to Nuclear Power Generating Station Safety Systems,” 2000	1A, 8.1
IEEE Standard 381, “IEEE Standard Criteria for Type Test of Class 1E Modules used in Nuclear Power Generating Stations,” 1977	3D
IEEE Standard 382, “IEEE Standard for Qualification of Actuators for Power-Operated Valve Assemblies with Safety-Related Functions for Nuclear Power Plants,” 1996	1A, 8.1
IEEE Standard 383, “IEEE Standard for Type Test of Class 1E Electric Cables, Field Splices, and Connections for Nuclear Power Generating Stations,” 1974	8.1, 9.5
IEEE Standard 384, “IEEE Standard Criteria for Independence of Class 1E Equipment and Circuits,” 1981	1A, 1.9, 8.1, 8.3

Table 1

AP1000 Codes and Standards (Licensing Basis)

Title	DCD Section

IEEE Standard 420, “IEEE Standard for the Design and Qualification of Class 1E Control Boards, Panels, and Racks Used in Nuclear Power Generating Stations,” 1982	7.1
IEEE Standard 422, “Guide for the Design and Installation of Cable Systems in Power Generating Stations,” 1986	8.3
IEEE Standard 450, “IEEE Recommended Practice for Maintenance, Testing, and Replacement of Vented Lead-Acid Batteries for Stationary Applications,” 1995	8.1, 8.3
IEEE Standard 484, “IEEE Recommended Practice for Installation Design and Installation of Vented Lead-Acid Batteries for Stationary Applications,” 1996	1A, 8.1
IEEE Standard 485, “IEEE Recommended Practice for Sizing Lead-Acid Batteries for Stationary Applications,” 1997	8.3
IEEE Standard 494, “IEEE Standard Method for Identification of Documents Related to Class 1E Equipment and Systems for Nuclear Power Generating Stations,” 1974	3D
IEEE Standard 535, “IEEE Standard for Qualification of Class 1E Lead Storage Batteries for Nuclear Power Generating Stations,” 1986	1A
IEEE Standard 572, “IEEE Standard for Qualification of Class 1E Connection Assemblies for Nuclear Power Generating Stations,” 1985	3D
IEEE Standard 603, “IEEE Standard Criteria for Safety Systems for Nuclear Power Generating Stations,” 1991	1A, 7.1
IEEE Standard 627, “IEEE Standard for Design Qualification of Safety System Equipment Used in Nuclear Power Generating Stations,” 1980	7.1
IEEE Standard 649, “IEEE Standard for Qualifying Class 1E Motor Control Centers for Nuclear Power Generating Stations,” 1991	3D
IEEE Standard 650, “IEEE Standard for Qualification of Class 1E Static Battery Chargers and Inverters for Nuclear Power Generating Stations,” 1990	3D

Table 1

AP1000 Codes and Standards (Licensing Basis)

Title	DCD Section

IEEE Standard 665, “IEEE Guide for Generating Station Grounding,” 1995	8.3
IEEE Standard 741, “IEEE Standard Criteria for the Protection of Class 1E Power Systems and Equipment in Nuclear Power Generating Stations,” 1997	1A, 8.1, 8.3
IEEE Standard 828, “IEEE Standard for Software Configuration Management Plans,” 1990	7.1
IEEE Standard 829, “IEEE Standard for Software Test Configuration,” 1983	7.1
IEEE Standard 830, “Recommended Practice for Software Requirements Specifications,” 1993	7.1
IEEE Standard 946, “IEEE Recommended Practice for the Design of DC Auxiliary Power Systems for Generating Stations,” 1992	8.3
IEEE Standard 1012, “IEEE Standard for Software Verification and Validation Plans,” 1986	7.1
IEEE Std 1023-2004, “IEEE Recommended Practice for the Application of Human Factors Engineering to Systems, Equipment and Facilities of Nuclear Power Generating Stations and Other Nuclear Facilities”	18.8
IEEE Standard 1028, “IEEE Standard for Software Reviews and Audits,” 1988	7.1
IEEE Standard 1042, “IEEE Guide to Software Configuration Management,” 1987	7.1
IEEE Standard 1050, “IEEE Guide for Instrumentation and Control Equipment Grounding in Generating Stations,” 1996	8.3, 7.1
IEEE Standard 1074, “Standard for Developing Software Life Cycle Processes,” 1995	7.1

Table 1

AP1000 Codes and Standards (Licensing Basis)

Title	DCD Section

IEEE Standard 1202, “IEEE Standard for Flame Testing of Cables for Use in Cable Tray in Industrial and Commercial Occupancies,” 1991	8.1, 1A, 9.5
IEEE Std 1289-1998, “IEEE Guide for the Application of Human Factors Engineering in the Design of Computer-Based Monitoring and Control Displays for Nuclear Power Generating Stations.”	18.8
IEEE Standard C37.98, “IEEE Standard for Seismic Testing of Relays,” 1987	3D
ISA – Instrumentation, Systems and Automation Society
ISA S7.3, “Quality Standard for Instrument Air,” 1981	9.3
MIL – Military Standards and Specifications
MIL-HDBK-759C, “Human Engineering Design Guidelines,” 1995	6.4
MIL-STD 1472E, “Human Engineering,” 1996	6.4
NEMA – National Electrical Manufacturers Association
NEMA MG-1, “Motors and Generators,” Revision 1, 1998	3.2
NEMA Standard Publication No. VE 1-1998, “Metallic Cable Tray Systems”	3F
NFPA – National Fire Protection Association
NFPA 10, “Standard for Portable Fire Extinguishers,” 1998	9.5
NFPA 13, “Standard for the Installation of Sprinkler Systems,” 1999	9.5
NFPA 14, “Standard for Installation of Standpipe, Private Hydrants, and Hose Systems,” 2000	9.5

Table 1

AP1000 Codes and Standards (Licensing Basis)

Title	DCD Section

NFPA 15, “Standard for Water Spray Fixed Systems for Fire Protection,” 2001	9.5
NFPA 20, “Standard for the Installation of Stationary Pumps for Fire Protection,” 1999	9.5
NFPA 22, “Standard for Water Tanks for Private Fire Protection,” 1998	9.5
NFPA 24, “Standard for Installation of Private Fire Service Mains and Fire Protection,” 1995	9.5
NFPA 30, “Flammable and Combustible Liquids Code,” 2000	9.5
NFPA 50A, “Standard for Gaseous Hydrogen Systems at Consumer Sites,” 1999	9.5
NFPA 50B, “Standard for Liquefied Hydrogen Systems at Consumer Sites,” 1999	9.5
NFPA 70, “National Electrical Code (NEC),” 1999	8.3, 9.5
NFPA 72, “National Fire Alarm Code,” 1999	9.5
NFPA 90A, “Installation of Air-Conditioning and Ventilation Systems,” 1999	9.4
NFPA 92A, “Recommended Practice for Smoke Control Systems,” 2000	9.4, 9A
NFPA 780, “Standard for the Installation of Lighting Protection Systems,” 2000	8.3, 9.5
NFPA 804, “Standard for Fire Protection for Advanced Light Water Reactor Electric Generating Plants,” 2001	9.5
SMACNA – Sheet Metal and Air Conditioning Contractors’ National Association
SMACNA, “HVAC Duct Construction Standards - Metal and Flexible,” Second Edition 1995	3A, 9.4

Table 1

AP1000 Codes and Standards (Licensing Basis)

Title	DCD Section

SMACNA, “HVAC Systems – Testing, Adjusting, and Balancing,” 1993	9.4
SMACNA, “Rectangular Industrial Duct Construction Standards,” 1980	9.4
SMACNA, “HVAC Duct Construction Standards - Metal and Flexible,” 1985	3.2
SMACNA, “Round Industrial Duct Construction Standard,” 1999	9.4
SMACNA, “HVAC Duct Leakage Test Manual,” 1985	9.4
UBC – Uniform Building Code
UBC, “Uniform Building Code,” 1997	3.2
UL – Underwriters Laboratories Inc.
UL 555, “Safety Fire Dampers,” 1999	9.4
UL 555S, “Leakage Rated Dampers for Use in Smoke Control Systems,” 1999	9.4
UL 586, “High-Efficiency, Particulate, Air-Filter Units,” 1996	9.4
UL 900, “Test Performance of Air-Filter Unit,” 1994	9.4
UL 1995, “Heating and Cooling Equipment,” 1995	9.4
UL 1996, “Electric Duct Heating,” 1996	9.4

Table 2

AP1000 Codes and Standards (not found in Licensing Basis)

Title	DCD Section

ASME NQA-2 Quality Assurance Requirements for Nuclear Power Plants 1989 Edition, through NQA-1c-1992, Addenda	None
American Society for Nondestructive Testing SNT-TC-1A, “Recommended Practice for Non-Destructive Testing 1992 Edition.	None
CP-189 Qualification and Certification of Nondestructive Testing Personnel 1995 Edition	None

EXHIBIT O-1

PROPRIETARY DATA AGREEMENT

THIS PROPRIETARY DATA AGREEMENT (this "Agreement") is made as of the ___ day of _____________, 20__, by and between ___________________ [identify Owner or Southern Nuclear] (the "Disclosing Party") and ________________ (the "Recipient").

WHEREAS, the Disclosing Party is a party to an Engineering, Procurement and Construction Agreement, dated as of ___________, 2008, by and among Westinghouse Electric Company LLC ("Westinghouse"), Stone & Webster, Inc. ("Stone & Webster" and collectively with Westinghouse, "Contractor"), Georgia Power Company, for itself and as agent for Oglethorpe Power Corporation, Municipal Electric Authority Of Georgia, and the City Of Dalton, Georgia, acting by and through its Board of Water, Light and Sinking Fund Commissioners (the "EPC Contract") for a new nuclear power plant facility at the Vogtle Electric Generating Plant site (the "Facility");

WHEREAS, the Disclosing Party has been provided with certain confidential and/or proprietary information ("Confidential and Proprietary Information") of Westinghouse and/or Stone & Webster and/or both as Contractor, which the Disclosing Party desires to disclose to the Recipient as permitted in accordance with Article 19 of the EPC Contract; and

WHEREAS, under the terms of the EPC Contract, the Disclosing Party and the Recipient are required to enter into this Agreement as a condition to disclosure of such Confidential and Proprietary Information to the Recipient.

NOW THEREFORE, for and in consideration of the premises and the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.         Recipient shall maintain the confidentiality of all Confidential and Proprietary Information disclosed to it hereunder, and shall not use such Confidential and Proprietary Information for any purpose other than the purposes of Facility (and associated simulator) trouble-shooting, response to plant events, inspection, evaluation of system or component performance, scheduling, investigations, operation, maintenance, training, repair, licensing, modification, decommissioning and compliance with laws or the requirements of governmental authorities (the "Purpose").

2.         Recipient shall not transmit or further disclose such Confidential and Proprietary Information to any third party, including, without limitation, parent organizations of Recipient, sister organizations of Recipient, subsidiaries of Recipient, consultants of Recipient or subcontractors of Recipient.

3.         In the event that the Recipient or any of its representatives are requested or required in any proceeding or by any governmental authority to disclose any of the Confidential and Proprietary Information, the Recipient shall provide the Disclosing Party with prompt written notice of such request or requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver from the Disclosing Party, the Recipient or any of its representatives are nonetheless, in the written opinion of their counsel, legally compelled to disclose such information, it or its representatives may, without liability hereunder, disclose only that portion of the Confidential and Proprietary Information which such counsel advises the Recipient is legally required to be disclosed, provided that the Recipient exercises its best efforts to preserve the confidentiality of the Confidential and Proprietary Information, including, without limitation, by cooperating with the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential and Proprietary Information.

4.         Except where necessary in furtherance of the Purpose, Recipient shall not make any copy or in any way reproduce or excerpt such Confidential and Proprietary Information except as authorized by the Disclosing Party in writing prior to such reproduction or excerption. Any such copies or excerpts shall include all proprietary notices and designations. Upon the written request of the Disclosing Party, the Confidential and Proprietary Information provided hereunder and any such copies or excerpts thereof shall be returned to the Disclosing Party, or, at the sole option and request of the Disclosing Party, Recipient shall destroy such information and any such copies and/or excerpts and certify in writing to the Disclosing Party that such information has in fact been destroyed.

5.         Nothing herein shall apply to any information which is:

(a)	now generally known or readily available to the trade or public or which becomes so known or readily available without fault of the Recipient; or
(b)	rightfully possessed by the Recipient without restriction prior to its disclosure hereunder by the Disclosing Party; or
(c)

acquired from a third party without restriction, provided that the Recipient does not know, or have reason to know, or is not informed subsequent to disclosure by such third party and prior to disclosure by the Recipient that such information was acquired under an obligation of confidentiality.

6.         It is mutually understood that nothing herein shall be construed as granting or implying any right under any letters patent, or to use any Confidential and Proprietary Information claimed therein, or as permitting Recipient to unfairly obtain the right to use Confidential and Proprietary Information which becomes publicly known through an improper act or omission on its part.

7.         The Disclosing Party, Westinghouse and Stone & Webster make no warranty or representation whatsoever to the Recipient as to the sufficiency or accuracy of the Confidential and Proprietary Information provided hereunder, the ability of Recipient to use the Confidential and Proprietary Information for its intended purpose, or as to the result to be obtained therefrom.

8.         Neither the Disclosing Party, Westinghouse, Stone & Webster, nor their suppliers or subcontractors of any tier shall be liable with respect to or resulting from the use (or the results of such use) or misuse of any Confidential and Proprietary Information furnished hereunder.

9.         Nothing in this Agreement shall obligate the Disclosing Party to provide any specific information that it otherwise desires to withhold.

10.       Recipient agrees to fully comply with all laws and regulations with regard to the Confidential and Proprietary Information transmitted hereunder.

11.       Recipient shall not, at any time file, cause or authorize the filing of any patent application in any country in respect of any invention derived from the Confidential and Proprietary Information supplied hereunder.

12.       Recipient shall indemnify and hold the Disclosing Party harmless from and against all losses, liabilities, costs and expenses (including reasonable attorneys’ fees) arising out of or related to any disclosure of Confidential and Proprietary Information by Recipient in violation of this Agreement.

13.       Recipient shall not assign this Agreement. This Agreement shall be binding upon the Recipient and its successors and shall benefit and be enforceable by the Disclosing Party, Westinghouse or Stone & Webster and each of their respective successors and assigns.

14.       If any of the terms of this Agreement are violated by Recipient, the Disclosing Party, Westinghouse or Stone & Webster shall be entitled to an injunction to be issued by any court of competent jurisdiction, enjoining and restraining the Recipient, as well as damages and any costs of collection, including but not limited to attorneys’ and other professionals’ fees and related charges and interest.

15.       If any provision of this Agreement is held invalid in any respect, it shall not affect the validity of any other provision of this Agreement. If any provision of this Agreement is held to be unreasonable as to the time, scope or otherwise, it shall be construed by limiting and reducing it so as to be enforceable under then applicable law.

16.       This Agreement shall be governed in accordance with the laws of the State of New York without giving effect to any choice of law, provision, or rule (whether of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than New York.

IN WITNESS WHEREOF, the parties have hereto set their respective signatures to this Agreement.

DISCLOSING PARTY:

By: Name: Title: Address:

RECIPIENT:

By: Name: Title: Address:

EXHIBIT O-2

LIST OF INTELLECTUAL PROPERTY SUBJECT TO THIRD PARTY LICENSE TERMS

[***]

EXHIBIT O-3-A

FORM OF CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (this “Agreement”) is made as of the ___ day of _____________, 20__, by and between ___________________ [identify Owner or Southern Nuclear] (the “Disclosing Party”) and ________________ (the “Recipient”).

WHEREAS, the Disclosing Party is a party to the Engineering, Procurement and Construction Agreement, dated as of ___________, 200_, by and among Georgia Power Company (“GPC”), for itself and as agent for Oglethorpe Power Corporation (An Electric Membership Corporation) (“OPC”), the Municipal Electric Authority Of Georgia (“MEAG”), and the City Of Dalton, Georgia (“Dalton”), acting by and through its Board of Water, Light and Sinking Fund Commissioners (each of GPC, OPC, MEAG and Dalton being an “Owner”) and a consortium consisting of Westinghouse Electric Company LLC (“Westinghouse”), Stone & Webster, Inc. (the "EPC Contract");

WHEREAS, the Disclosing Party has been provided with certain Confidential and Proprietary Information (as defined in the EPC Contract) of Westinghouse and/or Stone & Webster, which the Disclosing Party desires to disclose to the Recipient in connection with the licensing, procurement or construction of the Additional Units at the Vogtle Electric Generating Plant located near Waynesboro, Burke County, Georgia (as defined in the EPC Contract);

WHEREAS, under the terms of the EPC Contract, the Disclosing Party and the Recipient are required to enter into this Agreement as a condition to disclosure of such Confidential and Proprietary Information to the Recipient;

NOW THEREFORE, for and in consideration of the premises and the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.         Recipient acknowledges that it has reviewed and is familiar with the terms and conditions of Article 19 of the EPC Contract, including, without limitation, Exhibit O-3-C to such agreement. Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings given such terms in the EPC Contract.

2.         Recipient shall maintain the confidentiality of all Confidential and Proprietary Information disclosed to it hereunder, and shall not use such Confidential and Proprietary Information for any purpose other than the licensing, procurement, construction or development of the Units (“the Purpose”).

3.         Recipient acknowledges that, in addition to any requirements of this Agreement, and except as provided in the EPC Contract with respect to attorneys of an Owner or Southern Nuclear, disclosure to it of Confidential and Proprietary Information shall not be made other than in accordance with the procedures set forth in Exhibit O-3-C to the EPC Contract and it agrees to comply with such procedures.

4.         Upon the written request of the Disclosing Party, the Confidential and Proprietary Information provided hereunder and any such copies or excerpts thereof shall be returned to the Disclosing Party, or, at the sole option and request of the Disclosing Party, Recipient shall destroy such information and any such copies and/or excerpts and certify in writing to the Disclosing Party that such information has in fact been destroyed.

5.         Nothing herein shall apply to any information which is excluded from the definition of Confidential and Proprietary Information as provided in the EPC Contract.

6.         It is mutually understood that nothing herein shall be construed as granting or implying any right under any letters patent, or to use any Confidential and Proprietary Information claimed therein, or as permitting Recipient to unfairly obtain the right to use Confidential and Proprietary Information which becomes publicly known through an improper act or omission on its part.

7.         The Disclosing Party, Westinghouse and Stone & Webster make no warranty or representation whatsoever as to the sufficiency or accuracy of the Confidential and Proprietary Information provided hereunder, the ability of Recipient to use the Confidential Information for its intended purpose, or as to the result to be obtained therefrom.

8.         Neither the Disclosing Party, Westinghouse, Stone & Webster, nor their suppliers or subcontractors of any tier shall be liable with respect to or resulting from the use (or the results of such use) or misuse of any Confidential and Proprietary Information furnished hereunder.

9.         Nothing in this Agreement shall obligate the Disclosing Party to provide any specific information that it otherwise desires to withhold.

10.       Recipient agrees to fully comply with all laws and regulations with regard to the Confidential and Proprietary Information transmitted hereunder.

11.       Recipient, to the extent permitted by law, shall indemnify and hold the Disclosing Party harmless from and against all losses, liabilities, costs and expenses (including reasonable attorneys’ fees) arising out of or related to any disclosure of Confidential and Proprietary Information by Recipient in violation of this Agreement.

12.       Recipient shall not assign this Agreement.

13.       Westinghouse and Stone & Webster are third party beneficiaries of this Agreement and shall have the right to enforce this Agreement directly against Recipient.

14.       Disclosure of any Confidential and Proprietary Information to third parties in violation of this Agreement may cause the Disclosing Party to suffer irreparable harm for which there is not adequate legal remedy. Each Party acknowledges that, in such an event, immediate injunctive relief upon good cause found is an appropriate remedy. No Party shall be liable for any consequential, indirect, incidental, special or punitive damages arising from a disclosure in violation of this Agreement, including, without limitation, loss of profits or revenues, whether arising in contract or agreement, tort (including, without limitation, fraud, negligence, strict liability or breach of fiduciary duty), or under any other legal or equitable theory of law.

15.       This Agreement shall be governed in accordance with the laws of the State of New York without giving effect to any choice of law, provision, or rule (whether of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than New York.

IN WITNESS WHEREOF, the parties have hereto set their respective signatures to this Agreement.

DISCLOSING PARTY:	____________________________________ By: Name: Title: Address:

RECIPIENT:	____________________________________ By: Name: Title: Address:

EXHIBIT O-3-B

FORM OF ACKNOWLEDGEMENT

Confidentiality Acknowledgement

In accordance with the provisions of that certain Engineering, Procurement and Construction Agreement dated as of __________, 2008 (the “Agreement”), by and between GEORGIA POWER COMPANY, acting for itself and as agent for OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA and THE CITY OF DALTON, GEORGIA, acting by and through its Board of Water, Light and Sinking Fund Commissioners (collectively, "Owners"), and a consortium consisting of WESTINGHOUSE ELECTRIC COMPANY LLC, (“Westinghouse”), and STONE & WEBSTER, INC. a Louisiana corporation having a place of business in Charlotte, North Carolina (“Stone & Webster”) (Westinghouse and Stone & Webster, the "Contractor") the undersigned hereby acknowledges to [insert name of Owner, Southern Nuclear, municipal participant of MEAG or cooperative member of OPC, as the case may be] (the “Receiving Party”) as follows:

(i)        The Receiving Party has received or will be receiving certain Confidential and Proprietary Information as defined in the Agreement, which the Receiving Party desires to disclose to the undersigned in order to carry out the Purpose (as defined in the Agreement);

(ii)       The undersigned has read and understands the restrictions and limitations on the use and disclosure of Confidential and Proprietary Information as set forth in the Agreement, a copy of which restrictions and limitations have been provided to it, and agrees to abide by such restrictions and limitations, including, without limitation, the procedures set forth in Attachment 1 hereto; [Note: if the recipient is not a recipient of the full Agreement, then the provisions of Section 19.7 should be excerpted and provided to it.]

(iii)      The undersigned will maintain the confidentiality of all Confidential and Proprietary Information disclosed to the undersigned in accordance with the Agreement, which obligation continues following termination of the undersigned’s employment or other association with the Receiving Party;

(iv)      Without limiting the generality of the foregoing Clause (iii), the undersigned agrees that he or she will not leave Confidential and Proprietary Information unattended, or discuss Confidential and Proprietary Information in hallways, elevators or other places, in each case, where persons not permitted to have access to such information might be able to see such information or overhear the discussion.

DULY EXECUTED, as of the ____ day of ____________, _______.

______________________________________________

Signature

______________________________________________

Name typed or printed

______________________________________________

([Position with the Receiving Party])

Attachment 1

PROCEDURES FOR DISCLOSURE TO RELATED PARTY RECIPIENTS

1.

Each Related Party Recipient receiving Confidential and Proprietary Information prior to receipt of such information (whether in oral or written form), shall have received a copy of these procedures and shall be required to sign an agreement substantially in the form attached as Exhibit O-3-A to the Agreement stating that it agrees to comply with these procedures.

2.

All Confidential and Proprietary Information shall be prominently marked as “Confidential Trade Secret Information—Subject to Restricted Procedures” on each page thereof or if orally disclosed shall be identified at the time of disclosure as highly confidential trade secret information and subject to these procedures. Confidential and Proprietary Information may not be distributed electronically (but may be viewed electronically in an electronic data room established in accordance with the procedures in paragraph 5 below) and may only be disclosed and maintained in written or hard copy form in accordance with the procedures described below. Portions of summaries, power point presentations, reports or other documentation containing Confidential and Proprietary Information inclusive of specific price information or other specific terms included in either Agreement or Price Book, whether in draft or final form, shall be subject to the same procedures.

3.

Confidential and Proprietary Information shall be disclosed only for the purposes permitted under Section 19.7 of the Confidentiality Agreement, and only to the minimum number of persons that need to have access to such information for such purpose. Where feasible, a redacted or edited version of such information shall be used. For example, whereas a consultant for a city may need to review detailed pricing information, it may be feasible to provide the City Council and its staff summaries of the conclusions reached by the consultant without the underlying details.

4.

Copies of the Agreement and Price Book, whether in draft or final form (the “Highly Confidential Information”), provided to the Owners and Southern Nuclear shall not be distributed in any form to any Related Party Recipient other than attorneys of the Owners and Southern Nuclear. In the event that a Related Party Recipient, other than the attorneys of the Owners and Southern Nuclear, to whom Confidential and Proprietary Information is permitted to be disclosed requests access to Highly Confidential Information, such Related Party Recipient shall be permitted to review the Highly Confidential Information only at the offices of an Owner or Southern Nuclear or of one of their attorneys. A log shall be kept of the name of the Related Party Recipient, the name of the staff person(s), the specific documents reviewed and the dates and times of access to the documentation. The Related Party Recipient shall not be permitted to make copies of the Highly Confidential Information or to remove the Highly Confidential Information from the room. No computers, cameras, cell phones with camera functions or copying machines shall be permitted in the data room. Highly Confidential Information will not be provided or shown to potential lenders or rating agencies.

5.

Confidential and Proprietary Information other than Highly Confidential Information may be accessed by a Related Party Recipient through an electronic data room maintained by an Owner or Southern Nuclear. The electronic data room shall require the following procedures at a minimum:

a.	the use of passwords individually assigned only to persons that have signed an acknowledgment form substantially in the form of Exhibit O-3-B to the Agreement;
b.	the maintenance of an electronic log of each person receiving a password;
c.	each person receiving a password shall be informed that it cannot be distributed to others; and
d.	the electronic data room site shall be closed after each use and/or a session timeout shall be used.

6.

All Confidential and Proprietary Information shall be maintained during non-business hours in a locked file cabinet or locked room, and during business hours shall not be left unattended, e.g., placed openly on a desk or table where persons not permitted to have access to such information might be able to view it. Confidential and Proprietary Information shall not be discussed in hallways or elevators or other places where persons not permitted to have access to such information might be able to overhear the discussion.

7.

In the event that any public meetings are required to discuss the participation of any Recipient entity in the ownership or lease of the Facility or the purchase of power from the Facility, Confidential and Proprietary Information shall be discussed only in executive session or other session in which the public is barred from participation, to the extent permitted by law.

8.

Each Related Party Recipient that is a public entity or that is subject to the Georgia Open Records Act or other similar state or local laws, rules, regulations or ordinances shall take all actions permitted to be taken by law to protect the confidential and proprietary nature of Confidential and Proprietary Information. If a Related Party Recipient is required by law or an order of a Government Authority to disclose any Confidential and Proprietary Information, it shall promptly notify the respective Owner or Southern Nuclear, as the case may be, and shall seek a protective order or similar protection for such Confidential and Proprietary Information. If, in the opinion of its legal counsel and in the absence of a protective order or waiver, the Related Party Recipient is legally compelled to disclose Confidential and Proprietary Information, such person will disclose only the minimum amount of such information as, in the opinion of its legal counsel, is legally required.

EXHIBIT O-3-C

PROCEDURES FOR DISCLOSURE TO RELATED PARTY RECIPIENTS

1.

Each Related Party Recipient receiving Confidential and Proprietary Information prior to receipt of such information (whether in oral or written form), shall have received a copy of these procedures and shall be required to sign an agreement substantially in the form attached as Exhibit O-3-A to the Agreement stating that it agrees to comply with these procedures.

2.

All Confidential and Proprietary Information shall be prominently marked as “Confidential Trade Secret Information—Subject to Restricted Procedures” on each page thereof or if orally disclosed shall be identified at the time of disclosure as highly confidential trade secret information and subject to these procedures. Confidential and Proprietary Information may not be distributed electronically (but may be viewed electronically in an electronic data room established in accordance with the procedures in paragraph 5 below) and may only be disclosed and maintained in written or hard copy form in accordance with the procedures described below. Portions of summaries, power point presentations, reports or other documentation containing Confidential and Proprietary Information inclusive of specific price information or other specific terms included in either Agreement or Price Book, whether in draft or final form, shall be subject to the same procedures.

3.

Confidential and Proprietary Information shall be disclosed only for the purposes permitted under Section 19.7 of the Confidentiality Agreement, and only to the minimum number of persons that need to have access to such information for such purpose. Where feasible, a redacted or edited version of such information shall be used. For example, whereas a consultant for a city may need to review detailed pricing information, it may be feasible to provide the City Council and its staff summaries of the conclusions reached by the consultant without the underlying details.

4.

Copies of the Agreement and Price Book, whether in draft or final form (the “Highly Confidential Information”), provided to the Owners and Southern Nuclear shall not be distributed in any form to any Related Party Recipient other than attorneys of the Owners and Southern Nuclear. In the event that a Related Party Recipient, other than the attorneys of the Owners and Southern Nuclear, to whom Confidential and Proprietary Information is permitted to be disclosed requests access to Highly Confidential Information, such Related Party Recipient shall be permitted to review the Highly Confidential Information only at the offices of an Owner or Southern Nuclear or of one of their attorneys. A log shall be kept of the name of the Related Party Recipient, the name of the staff person(s), the specific documents reviewed and the dates and times of access to the documentation. The Related Party Recipient shall not be permitted to make copies of the Highly Confidential Information or to remove the Highly Confidential Information from the room. No computers, cameras, cell phones with camera functions or copying machines shall be permitted in the data room. Highly Confidential Information will not be provided or shown to potential lenders or rating agencies.

5.

Confidential and Proprietary Information other than Highly Confidential Information may be accessed by a Related Party Recipient through an electronic data room maintained by an Owner or Southern Nuclear. The electronic data room shall require the following procedures at a minimum:

a.	the use of passwords individually assigned only to persons that have signed an acknowledgment form substantially in the form of Exhibit O-3-B to the Agreement;
b.	the maintenance of an electronic log of each person receiving a password;
c.	each person receiving a password shall be informed that it cannot be distributed to others; and
d.	the electronic data room site shall be closed after each use and/or a session timeout shall be used.

6.

All Confidential and Proprietary Information shall be maintained during non-business hours in a locked file cabinet or locked room, and during business hours shall not be left unattended, e.g., placed openly on a desk or table where persons not permitted to have access to such information might be able to view it. Confidential and Proprietary Information shall not be discussed in hallways or elevators or other places where persons not permitted to have access to such information might be able to overhear the discussion.

7.

In the event that any public meetings are required to discuss the participation of any Recipient entity in the ownership or lease of the Facility or the purchase of power from the Facility, Confidential and Proprietary Information shall be discussed only in executive session or other session in which the public is barred from participation, to the extent permitted by law.

8.

Each Related Party Recipient that is a public entity or that is subject to the Georgia Open Records Act or other similar state or local laws, rules, regulations or ordinances shall take all actions permitted to be taken by law to protect the confidential and proprietary nature of Confidential and Proprietary Information. If a Related Party Recipient is required by law or an order of a Government Authority to disclose any Confidential and Proprietary Information, it shall promptly notify the respective Owner or Southern Nuclear, as the case may be, and shall seek a protective order or similar protection for such Confidential and Proprietary Information. If, in the opinion of its legal counsel and in the absence of a protective order or waiver, the Related Party Recipient is legally compelled to disclose Confidential and Proprietary Information, such person will disclose only the minimum amount of such information as, in the opinion of its legal counsel, is legally required.

EXHIBIT P-1

MAJOR VENDORS

[***]

EXHIBIT P-2

SUBCONTRACTORS

[***]

EXHIBIT Q

Equipment with Owner-Designated Witness and Hold Points

Potential Components to be Supplied	Supplier
Steam Generators	TBD
Reactor Vessel	TBD
Reactor Vessel Head	TBD
Main Turbine and Generator	Toshiba
Pressurizer	TBD
Reactor Coolant Pumps	TBD
Control Rod Drive Mechanisms	TBD
Reactor Coolant Piping	TBD
Core Makeup Tanks	TBD

EXHIBIT R

SITE CONDITION INFORMATION

[***]

EXHIBIT S

FORM OF LIEN WAIVERS AND RELEASES

INTERIM PAYMENT REPRESENTATIONS AND LIEN WAIVER

By executing and submitting its interim payment application and the lien waiver below, in consideration for the payment described in the lien waiver below, and for the purpose of inducing Owners to make this interim payment, the Contractor for itself, its Subcontractors, and the Personnel of any of them, does hereby represent and warrant as follows effective upon receipt of the subject payment:

1.

All Parties Paid. It has been paid amounts owed pursuant to the terms of the Engineering, Procurement and Construction Agreement between Owners and Contractor for Units 3 & 4 at the Vogtle Site in Georgia, dated as of _____________, 200_ (the "Agreement") for the materials, equipment, services and or labor furnished to the Facility through the effective date of the preceding interim lien waiver and for the portion of the Work covered by the invoice dated _____________, 200_, except for (a) retained funds withheld by Owner pursuant to Article 8 of the Agreement, (b) disputed amounts specifically identified herein below, or (c) amounts claimed for pending Changes specifically identified below, and that the parties supplying labor or materials under contract to the Contractor in connection with the Facility have been paid, or will be paid promptly from the proceeds of this progress payment pursuant to the terms of the respective agreements with the Contractor (except to the extent of payments that Contractor has the right (or in good faith believes it has the right) to withhold or are in dispute under such agreements), for labor, services, equipment or materials furnished with relation to the Facility.

Disputed Amounts Excepted from the Lien Release and Lien Waiver:

__________________________________________________________________________ __________________________________________________________________________

Pending Changes Excepted from the Lien Release and Lien Waiver:

__________________________________________________________________________ __________________________________________________________________________

2.

Waiver Of Lien Claims. It waives and releases any and all lien claims for nonpayment for the Work for which payment is owed and is being made against the Owners, any construction lender, and their respective directors, officers, principals, partners, employees, agents, subsidiaries, parent and related firms, successors and assigns, to the effective date of the interim lien waiver below, with the exception of (a) claims for retained funds withheld by Owner pursuant to Article 8 of the Agreement, (b) disputed amounts specifically identified above, and (c) amounts claimed for pending Changes specifically identified above.

3.

Representations. Contractor represents that insurance coverages required to be maintained by Contractor remain in effect and unchanged, that Contractor has not received notice nor does it have actual knowledge of any event or circumstance that would void or diminish the warranty provided by Contractor under the Agreement or by a Vendor or Subcontractor under a Subcontract and that Contractor has secured from its Major Vendors and Major Subcontractors with Subcontracts in excess of One Million Dollars ($1,000,000) written waivers of lien rights, on forms that conform to the State of Georgia’s statutory requirements, with respect to services, labor, materials or equipment supplied through the effective date of the preceding interim lien waiver from such Vendors and Subcontractors for which proper and acceptable invoices through the effective date of the preceding interim lien waiver have been received and processed. Contractor will make available to Owner copies of such waivers of lien rights for Owners’ review.

4.

Authorization. It warrants that it is the sole owner of the lien claims released herein, that it has not sold, assigned or conveyed such lien claims to any other party, and that the individual whose signature appears below has personal knowledge of these matters and is fully authorized and qualified to make these representations on behalf of the Contractor.

5.

Scope Of Lien Release. The representations and lien release contained herein are independent covenants and operate, and are effective with respect to, labor, services, materials or equipment provided by or through the Contractor, under any agreement, whether oral or written, whether extra or additional to any such agreement, and with respect to the Facility, the Property, or the Agreement.

__________________________________________________________________________________________________

INTERIM LIEN WAIVER AND LIEN RELEASE UPON PAYMENT FORM

STATE OF _____________________________

COUNTY OF ___________________________

The undersigned Contractor has been employed by __________________(“Owners”) to furnish __________________________________________________________________________________________________ (describe materials and/or labor) for the construction of improvements known as ____________ _________________________________ (the “Facility”) which is located in _____________________________, County of _______________________________, State of __________________________________, and is owned by Owners and more particularly described as follows (the “Property”):

The Property upon which the improvements were made is more fully described in Exhibit “A.”

Upon receipt of the sum of $__________________, the Contractor waives and releases any liens or claims of liens it has upon the foregoing described property with respect to the portion of the Work covered by, and amounts owed under, the Contractor’s invoice dated ____________, 200__, and through the date of _____________, 20____, and excepting those rights and liens that the Contractor might have in any retained amounts or with respect to amounts specifically identified above and excepted from this waiver, on account of labor, equipment, and materials furnished by the undersigned to or on account of said Agreement for said Facility or premises.

Given under hand and seal this _______ day of ____________________________, 20___.

_______________________________________________________ (Contractor) By: ___________________________________________________

Sworn to and subscribed before me

this _____________day of__________ 20 ______

_________________________________

Notary Public
My Commission Expires:

Witness	________________________________________________

________________________________________________________

Address

FINAL PAYMENT REPRESENTATIONS AND LIEN WAIVER

By executing and submitting its payment application and the lien waiver below, in consideration for and effective upon receipt of the final payment described in the lien waiver below, and for the purpose of inducing Owners to make final payment, the Contractor, for itself, its Subcontractors and the Personnel of any of them does hereby represent and warrant as follows:

1.

All Parties Paid. It has been paid in full amounts owed pursuant to the terms of the Engineering, Procurement and Construction Agreement between Owners and Contractor for Units 3 & 4 at the Vogtle Site in Georgia, dated as of _____________, 200__ (the "Agreement") for the materials or labor furnished to the Facility except for disputed amounts specifically identified and detailed below, and that the parties supplying labor or materials under contract to the Contractor in connection with the Facility have been paid in full for all labor, services, equipment or materials ordered or supplied pursuant to the terms of agreements with the Contractor (except to the extent of payments that Contractor has the right (or in good faith believes it has the right) to withhold or are in dispute under such agreements).

Disputed Claim Amounts Specifically Excepted from the Representation and Lien Waiver:

__________________________________________________________________________ __________________________________________________________________________

2.

Waiver Of Lien Claims. It waives and releases any lien claims for non-payment of Work performed, and for which payment is owed, against the Owners, any construction lender, and their respective directors, officers, principals, partners, employees, agents, subsidiaries, parent and related firms, successors and assigns, arising out of or pertaining in any manner to the Agreement, the property described below, or the Facility except to the extent disputed amounts are detailed and specifically identified above.

3.

Representations. Contractor represents that Contractor has not received notice nor does it have actual knowledge of any event or circumstance that would void the warranty provided by Contractor under the Agreement or by a Vendor or Subcontractor under a Subcontract and that Contractor has secured from its Major Vendors and Major Subcontractors with Subcontracts in excess of One Million Dollars ($1,000,000) waivers of lien rights with respect to services, labor, materials or equipment supplied to or for the benefit of the Facility.

4.

Authorization. It warrants that it is the sole owner of the lien claims released herein, that it has not sold, assigned or conveyed such lien claims to any other party, and that the individual whose signature appears below has personal knowledge of these matters and is fully authorized and qualified to make these representations on behalf of the Contractor.

5.

Scope Of Lien Release. The representations and lien release contained herein are independent covenants and operate, and are effective with respect to, labor, services, materials or equipment provided by or through the Contractor, under any agreement, whether oral or written, whether extra or additional to any such agreement, and with respect to the Facility, the Property, or the Agreement.

LIEN WAIVER AND LIEN RELEASE UPON FINAL PAYMENT

STATE OF ______________________

COUNTY OF _____________________

The undersigned Contractor has been employed by ______________________________________________________________

____________________ (“Owners”) to furnish                                                               (describe materials and/or labor) for the construction of improvements known as                                                                                    (the “Facility”) which is located in the City of __________________, County of , State of

, and is owned by Owners and more particularly described as follows (the “Property”):

If a legal description is available, the Property upon which the improvements were made will be more fully described in Exhibit “A.”

Upon receipt of the sum of $                , the undersigned waives and releases any liens or claims of liens it has upon the foregoing described property in connection with any Work performed with respect to Unit [__], and all amounts owed under said Agreement, excepting those rights and liens that the Contractor might have with respect to amounts specifically identified above and excepted from this waiver, on account of labor, equipment, and materials furnished by the undersigned to or on account of said Agreement for said Facility or premises.

Given under hand and seal this __________ day of ____________________, 20_____.

__________________________________________________ (Contractor) By: _______________________________________________

Sworn to and subscribed before me

this ____________ day of __________, 20____.

_______________________________

Notary Public
My Commission Expires:

Witness	________________________________________________

________________________________________________________

Address

NOTICE: THIS DOCUMENT WAIVES RIGHTS UNCONDITIONALLY AND STATES THAT YOU HAVE BEEN PAID FOR GIVING UP THOSE RIGHTS. THIS DOCUMENT IS ENFORCEABLE AGAINST YOU IF YOU SIGN IT, EVEN IF YOU HAVE NOT BEEN PAID. IF YOU HAVE NOT YET BEEN PAID, USE A CONDITIONAL RELEASE FORM.

EXHIBIT T

EXTENDED EQUIPMENT WARRANTY PERIODS

[***]

EXHIBIT U

FORM OF LETTER OF CREDIT

_______ 20__

[Name and Address

of Beneficiary]

Dear Sirs:

We hereby establish in your favor, for the account of [NAME OF ACCOUNT PARTY] (“Account Party”), with respect to that certain Engineering, Procurement and Construction Agreement for Units 3 & 4 at the Vogtle Site, dated as of _____________ 20__ between Account Party and you (“Beneficiary”) including without limitation the Exhibits attached thereto and any such Exhibit forms that have been executed by either of the Account Party and/or the Beneficiary (the “Agreement”), our irrevocable standby letter of credit no. ______ (the “Standby Letter of Credit”) whereby we hereby irrevocably authorize you to draw on us, in accordance with the terms and conditions hereinafter set forth, an amount not to exceed ___________________________ United States Dollars (U.S. $______).

Funds against this Standby Letter of Credit are available to you against your written demand(s) for payment delivered to us, referring thereon to the number and date of this Standby Letter of Credit, accompanied by a written and completed certificate executed by you in the form attached as Annex 1 hereto, with appropriate insertions. Multiple, partial demands may be made hereunder. Such available funds shall not directly or indirectly constitute funds or collateral deposited with or for the bank account by the Account Party, or pledged with or for the bank’s account by the Account Party.

Delivery of such demands and such certificates shall be made on any day which is a business day for us at or prior to 5:00 p.m. (Atlanta time) at our office located at _____________ or at any other office in the United States of America which may be designated by us in a written notice delivered to you. If such demand and such certificate are received at either such office, all in strict conformity with the terms and conditions of this Standby Letter of Credit, on or prior to the expiration date hereof, we hereby agree with you that we will duly honor the same within three (3) business days of such presentation. Notwithstanding the foregoing, Beneficiary may demand payment under this Standby Letter of Credit by telecopy or e-mail when promptly confirmed by written demand; however, actual disbursement of funds pursuant to a demand presented by telecopy or e-mail shall not occur until we are presented with the original Standby Letter of Credit.

This Standby Letter of Credit is effective immediately and expires at 5:00 p.m. (Atlanta time) on _______, 20__. It is a condition of this Standby Letter of Credit that it will be

1

deemed automatically extended for successive periods of one year each from the present or any future expiration date under the immediately preceding sentence (but in no event later than _______, 20__), unless we notify you, in writing, by certified or registered mail at your respective addresses, not less than ninety (90) days prior to any such date, that we have elected not to extend such expiration date for such additional period.

We hereby undertake that we will not modify, revoke or terminate this Standby Letter of Credit without your written consent. Except as stated herein, payment of demands made under this Standby Letter of Credit is not subject to any condition or qualification. This Standby Letter of Credit sets forth in full the terms of our undertaking, and such undertaking shall not be modified, annulled or amplified by reference to any other document, instrument or agreement referred to herein or in which the Standby Letter of Credit is referred or to which the Standby Letter of Credit relates, and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement. Our obligations hereunder are primary obligations that shall not be affected by the performance or non-performance by Account Party of any obligations under any loan agreement or under any agreement between Account Party and you or between Account Party and us or between Account Party and its agents.

We hereby waive any right to set off and apply any and all deposits (general or special, time or demand, provisional or final) or collateral at any time held and other indebtedness at any time owing by us to or for the credit of or the account of Account Party against any and all of the obligations of Account Party now or hereafter existing to reimburse us for our disbursements under this Standby Letter of Credit; provided, however, that each such right shall be reinstated if it is determined that such right would not lead to our being released, prevented or restrained from or delayed in, honoring any demand for payment made in accordance with this Standby Letter of Credit. The foregoing waiver is intended to defeat any possible claim that honor of this Standby Letter of Credit, or of any demand for payment made hereunder, may constitute a preferential transfer of the bankrupt account party’s property securing our right of reimbursement. Nothing herein shall be construed to support the validity of any such claim, to support any delay in our obligation to honor this Standby Letter of Credit or to detract from the independence of our obligation to honor this Standby Letter of Credit at the times and in accordance with the terms stated and incorporated by reference herein.

This Standby Letter of Credit is transferable in its entirety (but not in part). Each letter of credit issued upon any such transfer and assignment may be successively transferred and assigned. Transfer of this Standby Letter of Credit to any transferee shall be effected by the presentation to us of this Standby Letter of Credit accompanied by a certificate in the form attached as Annex 2 hereto, with appropriate insertions. Upon such presentation we shall forthwith issue an irrevocable letter of credit to such transferee with provisions therein consistent with this Standby Letter of Credit.

To the extent not contrary to the express terms hereof, this Standby Letter of Credit shall be governed by the ISP98, International Chamber of Commerce Publication No. 590 (herein referred to as the “ISP98”). This Standby Letter of Credit shall be deemed to be a contract made under the laws of the State of Georgia and shall, as to matters not governed by the ISP98, be governed by and construed in accordance with the laws of the State of Georgia.

2

Yours very truly,

[ISSUING BANK]

3

ANNEX 1

CERTIFICATE

Re:

That certain Engineering, Procurement and Construction Agreement for Units 3 & 4 at the Vogtle Site, dated as of _____________ 20__ between [Name of Account Party] (“Account Party”) and [Name of Beneficiary] (“Beneficiary”) including without limitation the Exhibits attached thereto and any such Exhibit forms that have been executed by either of the Account Party and/or the Beneficiary (the “Agreement”).

The undersigned, each a duly authorized officer of Beneficiary hereby certify to [ISSUING BANK] (the “Bank”) with reference to irrevocable standby letter of credit no. __ (the “Standby Letter of Credit”), issued by the Bank for the account of Account Party in favor of Beneficiary that:

(1)	(Insert one of the following, as applicable)

Pursuant to the provisions of the Agreement, an event has occurred under the Agreement that entitles Beneficiary to demand payment under the Standby Letter of Credit in the amount of the demand accompanying this certificate (an example of such an event includes, without limitation, an event of default described in the Agreement). The undersigned certifies that Beneficiary has at least thirty (30) days prior to the date of this certificate provided the Account Party with a written notice of the intent to demand payment under the Standby Letter of Credit.

or

Beneficiary has received written notice from the Bank in accordance with the terms of the Standby Letter of Credit that the Bank has elected not to extend the expiration date of the Standby Letter of Credit for an additional period past its then-expiration date, and the Account Party has failed to deliver a substitute letter of credit in accordance with the terms of the Agreement.

(2)       The undersigned are each a duly elected and incumbent officer of Beneficiary and are authorized to execute and deliver this certificate and to draw upon the Standby Letter of Credit.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Certificate as of this ____ day of _____,20_.

[BENEFICIARY]

By: ____________________________

Title:

By: ____________________________

Title:

4

ANNEX 2

INSTRUCTION TO ASSIGN IN ENTIRETY

, 20

______________

__________	Re:	Irrevocable Standby Letter of Credit No.

Gentlemen:

For value received, the undersigned beneficiary hereby irrevocably assigns to:

(Name of Assignee)

(Address)

all rights of the undersigned beneficiary to draw under the above Standby Letter of Credit in its entirety.

By this assignment, all rights of the undersigned beneficiary in such Standby Letter of Credit are transferred to the assignee and the assignee shall hereafter have the sole rights as beneficiary thereof.

The Standby Letter of Credit is returned herewith and in accordance therewith we ask you to issue a new irrevocable Standby Letter of Credit in favor of the assignee with provisions consistent with the Standby Letter of Credit.

Very truly yours

[Beneficiary]

By: ___________________________

Title:

By: ___________________________

Title:

5

EXHIBIT V-1

FORM OF TOSHIBA CORPORATION GUARANTY

THIS GUARANTY AGREEMENT (the “Guaranty”), dated and effective as of April __ 2008, is made and entered into by TOSHIBA CORPORATION, a Japanese corporation (the “Guarantor”) in favor of the GEORGIA POWER COMPANY, a Georgia corporation (the “Beneficiary”), acting for itself and as agent for the OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), an electric membership corporation formed under the laws of the State of Georgia, the MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA, a public body corporate and politic and an instrumentality of the State of Georgia, and THE CITY OF DALTON, GEORGIA, an incorporated municipality in the State of Georgia acting by and through its Board of Water, Light and Sinking Fund Commissioners. Individually, the Guarantor and Beneficiary may be referred to as a “Party” and together the “Parties.”

WHEREAS, Beneficiary, on the one hand, and WESTINGHOUSE ELECTRIC COMPANY LLC, a Delaware limited liability company (the “Company”), a subsidiary of the Guarantor, and STONE & WEBSTER, INC. a Louisiana corporation (“S&W”) (collectively, "Contractor"), on the other hand, have entered into that certain Engineering, Procurement and Construction Agreement for Units 3 & 4 at the Vogtle Site, dated as of _____________, 20__, including without limitation the Exhibits attached thereto and any such Exhibit forms that are executed by either or both of the Contractor and the Beneficiary (the “Agreement”);

WHEREAS, [***];

WHEREAS, the Beneficiary has required, as an inducement to enter into the Agreement, that Guarantor deliver to the Beneficiary this Guaranty or a letter of credit in accordance with the Agreement;

WHEREAS, the Guarantor qualifies as a guarantor under the Agreement in that Guarantor’s credit ratings meet or exceed the minimum credit ratings specified in Section 17.4 of the Agreement; and

WHEREAS, the Guarantor will derive substantial direct and indirect benefit from the transactions contemplated by the Agreement.

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor agrees as follows:

ARTICLE 1 - DEFINITIONS

1.1       Definitions. Unless otherwise defined in this Guaranty, capitalized terms have the meanings specified or referred to in the Agreement.

1

ARTICLE 2 - GUARANTY

2.1       Guaranty. Guarantor hereby unconditionally and irrevocably guarantees to the Beneficiary and its successors and assigns, upon the terms and conditions herein, [***] (the “Guaranteed Obligations”). If the Company fails to pay or perform any Guaranteed Obligation, then Guarantor will immediately pay for such obligation following written notice from the Beneficiary in accordance with this Guaranty and subject to the terms and conditions provided herein.

2.2       Guaranty Absolute. (a) The Guarantor absolutely guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Agreement, regardless of any law or regulation now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Beneficiary with respect thereto. This Guaranty constitutes a guarantee of payment and not of collection. The obligations of the Guarantor hereunder are several from the Company or any other person, and are primary obligations concerning which the Guarantor is the principal obligor. The liability of Guarantor under this Guaranty shall be direct and immediate and not conditional or contingent upon the pursuit of any remedies against the Company or any other person, but subject to Section 2.3(c), or against securities or liens available to the Beneficiary, its successors or assigns. Notwithstanding anything to the contrary herein, as a condition to enforcement of this Guaranty against Guarantor, Beneficiary shall be required to show: (a) a copy of the written notice sent by Beneficiary to the Company before making the claim under this Guaranty specifying the Company’s default in payment and requesting the Company to remedy it; and (b) a letter signed by Beneficiary’s authorized officer certifying that the Company has failed to remedy the default within any applicable cure period set forth in the Agreement. The liability of the Guarantor under this Guaranty shall, subject to Section 2.3(c) and the immediately preceding sentence, be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of:

(i)        any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment, modification or waiver of, or any consent to departure from, the terms of such Guaranteed Obligations;

(ii)       any change, restructuring or termination of the corporate structure or existence of the Company or any of its subsidiaries;

(iii)      any lack of validity or enforceability of the Agreement or any agreement or instrument relating thereto;

(iv)      any failure of the Beneficiary to disclose to either the Contractor or the Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of either the Company or any of its subsidiaries now or hereafter known to the Beneficiary (the Guarantor waiving any duty on the part of the Beneficiary to disclose such information);

2

(v)       any failure of the Beneficiary to commence an action against the Company, including without limitation the provisions of O.C.G.A. Section 10-7-24, as amended;

(vi)      any lack of due diligence by the Beneficiary in the collection or protection of or realization upon any collateral securing the Guaranteed Obligations; or

(vii)     any circumstance whatsoever or any act of the Beneficiary or any existence of or reliance on any representation by the Beneficiary that might otherwise constitute a legal or equitable defense available to, or a discharge of, the Guarantor.

(b)       This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Beneficiary or any other Person upon the insolvency, bankruptcy, or reorganization of the Company, all as though such payment had not been made. No action which the Beneficiary shall take or fail to take in connection with the Guaranteed Obligations, or any security for the payment or performance of any of the Guaranteed Obligations, nor any course of dealing with the Company or any other person, shall release Guarantor’s obligations hereunder, affect this Guaranty in any way, or afford Guarantor any recourse against the Beneficiary.

(c)       In the case of an event of default under the Agreement which has not been cured during any applicable cure period set forth in the Agreement, or with regard to any of the Guaranteed Obligations, Guarantor hereby consents and agrees that the Beneficiary shall have the right to enforce its rights, powers, and remedies thereunder or hereunder or under any other instrument now or hereafter evidencing, securing, or otherwise relating to the Guaranteed Obligations, and apply any payments or credits received from the Company, the Contractor or Guarantor or realized from any security, in any manner and in any order as the Beneficiary, in its sole discretion, shall see fit, and all rights, powers, and remedies available to the Beneficiary in such event shall be nonexclusive and cumulative of all other rights, powers, and remedies provided thereunder or hereunder or by law or in equity. If the Guaranteed Obligations are partially paid by reason of the election of the Beneficiary, its successors or assigns, to pursue any of the remedies available to the Beneficiary, or if such indebtedness is otherwise partially paid, this Guaranty shall nevertheless remain in full force and effect less any such amounts paid to the Beneficiary, and Guarantor shall remain liable for the remaining balance of the Guaranteed Obligations even though any rights which Guarantor may have against the Company may be destroyed or diminished by the exercise of any such remedy.

2.3       Waivers and Acknowledgments. (a) Guarantor hereby waives promptness, diligence, presentment, demand of payment, acceptance, notice of acceptance, protest, notice of dishonor and any other notices with respect to any of the Guaranteed Obligations and this Guaranty.

(b)       The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future. The provisions of this

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Guaranty shall extend and be applicable to all renewals, amendments, extensions, consolidations, and modifications of the Agreement.

(c)       The Guarantor hereby unconditionally and irrevocably waives any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Guarantor hereunder; provided, however, notwithstanding any provision to the contrary herein, (i) the liability of Guarantor is subject to the same limitations applicable to the Company’s obligations under the Agreement, and (ii) Guarantor shall have the full benefit of, and reserves the right to assert, any and all defenses, counterclaims, and setoff rights available to the Company with respect to any obligations arising under the Agreement, except for defenses arising out of bankruptcy, insolvency, dissolution or liquidation of the Company.

2.4       Subrogation. Notwithstanding any payment or payments or performance made by the Guarantor hereunder, the Guarantor hereby irrevocably waives any and all rights of subrogation to the rights of the Beneficiary against the Company and any and all rights of reimbursement, assignment, indemnification or implied contract or any similar rights (including without limitation any statutory rights of subrogation under Section 509 of the Bankruptcy Code, 11 U.S.C. § 509) against the Company or against any other guarantor of all or any part of the Guaranteed Obligations until such time as the Guaranteed Obligations have been indefeasibly paid or performed in full. If, notwithstanding the foregoing, any amount shall be paid to the Guarantor on account of such subrogation or similar rights at any time when all of the Guaranteed Obligations shall not have been indefeasibly paid in full, such amount shall be held by the Guarantor in trust for the Beneficiary and shall be turned over to the Beneficiary in the exact form received by the Guarantor, to be applied against the Guaranteed Obligations in such order as the Beneficiary may determine in its sole discretion.

2.5       Payments Free and Clear.     (a) All payments under this Guaranty shall be made in U.S. Dollars and without any deduction or withholding for or on account of any tax imposed upon Beneficiary or the Guarantor unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If the Guarantor is so required to deduct or withhold, then the Guarantor will (i) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount of tax required to be deducted or withheld from any additional amount paid by the Guarantor to the Beneficiary under this Section 2.5) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such an amount has been assessed against the Beneficiary, and in any event before penalties attach thereto or interest accrues thereon, (ii) promptly forward to the Beneficiary an official receipt (or certified copy), or other documentation reasonably acceptable to the Beneficiary, evidencing such payment to such authorities and, (iii) in addition to the payment which the Beneficiary is otherwise entitled under this Guaranty, if such withholding is on account of any tax imposed upon Guarantor, pay to the Beneficiary such additional amount as is necessary to ensure that the net amount actually received by the Beneficiary (free and clear of taxes assessed against the Guarantor) will equal the full amount the Beneficiary would have received had no such deduction or withholding been required.

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(b)       If (i) the Guarantor is required to make any deduction or withholding on account of any tax from any payment made by it under this Guaranty, (ii) the Guarantor does not make the deduction or withholding, and (iii) a liability for or on account of the tax is therefore assessed directly against the Beneficiary, the Guarantor shall pay to the Beneficiary, promptly after demand, the amount of the liability (including any related liability for interest or penalties).

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

The Guarantor hereby represents and warrants as follows:

3.1    Organization. The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of Japan.

3.2    Authorization; No Conflict. The execution and delivery by the Guarantor of this Guaranty, and the performance by the Guarantor of its obligations hereunder (i) are within the Guarantor’s corporate powers, (ii) have been duly authorized by all necessary corporate action, do not contravene its organizational documents or any law or regulation applicable to or binding on the Guarantor or any of its properties and (iv) do not require the consent or approval of any person which has not already been obtained or the satisfaction or waiver of any conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

3.3    Enforceability. This Guaranty constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, dissolution, reorganization, moratorium, liquidation or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.4    No Bankruptcy Proceedings. There are no bankruptcy proceedings pending or being contemplated by Guarantor or, to its knowledge, threatened against it.

3.5    No Legal Proceedings. There are no legal proceedings that would be reasonably likely to materially adversely affect Guarantor’s ability to perform this Guaranty.

ARTICLE 4 - MISCELLANEOUS

4.1    Continuing Guaranty; Assignment. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until all of the Guaranty Obligations have been satisfied, (ii) consistent with the terms hereof, apply to all Guaranteed Obligations whenever arising, (iii) be binding upon the Guarantor, its successors and assigns, and (iv) inure to the benefit of, and be enforceable by, the Beneficiary and its permitted assignees hereunder; provided that (A) no permitted assignment or other transfer by, through or under the Beneficiary shall operate to increase Guarantor's obligations hereunder without the prior written consent of the Guarantor to such assignment or transfer, and (B) Guarantor shall receive full credit for any payments made by it to the Beneficiary or successors and permitted assigns with respect to the Guaranteed Obligations prior to the time Guarantor receives written notice of such assignment or

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succession. The Beneficiary may not assign or delegate its rights or obligations under this Guaranty without the prior written consent of the Guarantor, which consent shall not be unreasonably delayed or withheld. The Guarantor may not assign or delegate its rights or obligations under this Guaranty without (x) the prior written consent of the Beneficiary, which consent may be withheld in the Beneficiary’s sole discretion, and (y) a written assignment and assumption agreement in form and substance reasonably acceptable to the Beneficiary.

4.2    Survival.         Without prejudice to the survival of any of the other agreements of the Guarantor under this Guaranty, the agreements and obligations of the Guarantor contained in Section 2.5, Section 4.5 (with respect to enforcement expenses) and the last sentence of Section 2.2(a) shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Guaranty.

4.3    Notices. All notices, requests, demands and other communications which are required or may be given under this Guaranty shall be in writing and shall be deemed to have been duly given when actually received if (a) personally delivered; (b) transmitted by facsimile, electronic or digital transmission method; or (c) if sent by certified or registered mail, return receipt requested. In each case notice shall be sent:

(i)	if to the Beneficiary:

Georgia Power Company 241 Ralph McGill Boulevard Atlanta, Georgia 30308 Attention: Office of the General Counsel
(ii)	if to the Guarantor:
Toshiba Corporation 1-1, Shibaura 1-chome, Minato-ku, Tokyo 105-8001, Japan Attention: Vice President, WEC Coordination Division, Power Systems Company

or to such other place and with such other copies as the Beneficiary or the Guarantor may designate as to itself by written notice to the other pursuant to this Section 4.3. Delivery by facsimile of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty shall be effective as delivery of an original executed counterpart thereof.

4.4    Delay and Waiver. No failure on the part of the Beneficiary to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

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4.5    Expenses. Guarantor agrees to pay or reimburse the Beneficiary and any permitted assignees of the Beneficiary for its reasonable costs, charges and expenses (including reasonable fees and expenses of counsel) incurred in connection with and to the extent of the proper enforcement of this Guaranty or occasioned by any breach by the Guarantor of any of its obligations under this Guaranty should Guarantor be required to pay under this Guaranty. The Beneficiary agrees to pay or reimburse Guarantor for its reasonable costs, charges and expenses (including reasonable fees and expenses of counsel) incurred in connection with and to the extent of defending a wrongful enforcement of this Guaranty.

4.6    Entire Agreement; Amendments. This Guaranty and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Guaranty and any such agreement, document or instrument, the terms, conditions and provisions of this Guaranty shall prevail. This Guaranty may only be amended or modified by an instrument in writing signed by each of the Guarantor and the Beneficiary and any permitted assignees of the Beneficiary.

4.7    Headings. The headings of the various Sections of this Guaranty are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

4.8    Governing Law. This Guaranty shall be construed and interpreted, and the rights of the parties determined, in accordance with the law of the State of New York without giving effect to principles of conflicts of law that would require the application of the laws of another jurisdiction.

4.9	Settlement of Disputes.

(a) Disputes. Any and all disputes arising out of or in connection with this Guaranty, including disputes regarding the interpretation, scope or validity of this Guaranty or any alleged breach of any provision contained herein or any money owed hereunder (a “Dispute”), shall be addressed by the Parties pursuant to this Section 4.9.

(b) Amicable Settlement of Disputes. In the event any Party raises a Dispute, it shall promptly provide the other Parties written notice thereof, which notice shall include:

(i)	a description of the Dispute;

(ii)       the grounds on which the Party relies in seeking to have the Dispute determined in its favor; and

(iii)	any written material in support of the Party’s position.

Upon receipt of such notification, the Parties shall cause an authorized representative of their respective companies to meet, negotiate and attempt to resolve the Dispute on an amicable basis

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within thirty (30) days. If such representatives fail to reach a mutually-agreed upon written resolution within this time, then the arbitration provisions of Section 4.9(c) shall apply.

(c)	Arbitration.

(i) Arbitration Rules and Administering Body. If the Dispute cannot be resolved within the period of time as prescribed by Section 4.9(b), then either Party may submit the Dispute to the International Chamber of Commerce (the “Administrators”) for arbitration under and in accordance with the Rules of Arbitration of the International Chamber of Commerce as in force at the time such arbitration is commenced (the “Rules”), for final resolution, provided, however, that to the extent the Rules conflict with the provisions of this Section 4.9, the provisions of this Section 4.9 shall prevail. The Party electing arbitration shall so notify the other Party in accordance with the Rules. It is the Parties’ intention that, subject to Sections 4.9(b) and 4.9(d), arbitration will be the exclusive means of resolution of all Disputes.

(ii) Appointment of Arbitrator. The Dispute shall be settled by a panel consisting of a three arbitrators, who shall each be appointed by the Administrators within twenty-five (25) days of the date of a request to initiate arbitration.

(iii) Location. The site of the arbitration shall be New York City. Each Party waives any objection it may now or hereafter have to the above venue and specifically waives any objection that any Dispute resolved under this Section 4.9 was brought in any inconvenient forum and agrees not to plead or claim the same.

(iv) Monetary Awards. Any monetary award of the arbitration panel shall be made and payable in U.S. Dollars. Any such monetary award shall accrue interest at the maximum rate allowed under the law of which governs this Guaranty, from the date of the notification of the Dispute in accordance with Section 4.9(b) to the date when the award is paid in full.

(v) Arbitration Costs. Each Party shall pay for its own costs and expenses (including attorneys’ fees and expenses) incurred in order to participate in the arbitration; provided, however, that the Parties shall share equally the fees and expenses of the arbitration panel and any other general hearing expenses from which both Parties benefit.

(vi) Description of Award. The arbitral award rendered by the arbitration panel shall be in writing and shall set forth in reasonable detail the facts of the Dispute and the reasons for the arbitration panel’s decision.

(vii) International Arbitration. It is the Parties’ intention that any arbitration pursuant to this Section 4.9 shall be an “international arbitration,” conducted under the Convention on the Recognition and Enforcement of Foreign Arbitral Awards (New York, 10 June 1958) (the “New York Convention”). If at any time the United States or Japan ceases to be a signatory to the New York Convention, the Parties agree to execute an amendment to this Guaranty which shall ensure, to the fullest extent allowed by law, that the provisions and intent of the New York Convention applicable to this

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Guaranty are thereby incorporated into this Guaranty and become binding upon the Parties.

(d)       Injunctive Relief. Notwithstanding the foregoing, nothing contained in this Section 4.9 shall prevent either Party from seeking and receiving injunctive relief or interim measures if and to the extent such relief or measures are available under applicable law.

4.10  Severability. Any provision of this Guaranty that shall be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

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IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized representative as of the day and year first above written.

TOSHIBA CORPORATION, The Guarantor By: ____________________________________ Name: Title:

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EXHIBIT V-2

FORM OF THE SHAW GROUP, INC. GUARANTY

THIS GUARANTY AGREEMENT (the “Guaranty”), dated and effective as of April __, 2008, is made and entered into by THE SHAW GROUP, INC., a Louisiana corporation (the “Guarantor”) in favor of the GEORGIA POWER COMPANY, a Georgia corporation (the “Beneficiary”), acting for itself and as agent for the OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), an electric membership corporation formed under the laws of the State of Georgia, the MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA, a public body corporate and politic and an instrumentality of the State of Georgia, and THE CITY OF DALTON, GEORGIA, an incorporated municipality in the State of Georgia acting by and through its Board of Water, Light and Sinking Fund Commissioners. Individually, the Guarantor and Beneficiary may be referred to as a “Party” and together the “Parties.”

WHEREAS, Beneficiary, on the one hand, and WESTINGHOUSE ELECTRIC COMPANY LLC, a Delaware limited liability company (“WEC”), and STONE & WEBSTER, INC. a Louisiana corporation and a subsidiary of the Guarantor (the “Company”) (collectively, "Contractor"), on the other hand, have entered into that certain Engineering, Procurement and Construction Agreement for Units 3 & 4 at the Vogtle Site, dated as of April __, 2008, including without limitation the Exhibits attached thereto and any such Exhibit forms that are executed by either or both of the Contractor and the Beneficiary (the “Agreement”);

WHEREAS, [***];

WHEREAS, the Beneficiary has required, as an inducement to enter into the Agreement, that Guarantor deliver to the Beneficiary this Guaranty in accordance with the Agreement; and

WHEREAS, the Guarantor will derive substantial direct and indirect benefit from the transactions contemplated by the Agreement.

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor agrees as follows:

ARTICLE 1 - DEFINITIONS

1.1     Definitions. Unless otherwise defined in this Guaranty, capitalized terms have the meanings specified or referred to in the Agreement.

ARTICLE 2 - GUARANTY

2.1       Guaranty. Guarantor hereby unconditionally and irrevocably guarantees to the Beneficiary and its successors and assigns, upon the terms and conditions herein, [***]

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(the “Guaranteed Obligations”); provided, however, [***]. If the Company fails to pay or perform any Guaranteed Obligation, then Guarantor will immediately pay for such obligation following written notice from the Beneficiary in accordance with this Guaranty and subject to the terms and conditions provided herein.

2.2       Guaranty Absolute. (a) The Guarantor absolutely guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Agreement, regardless of any law or regulation now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Beneficiary with respect thereto. This Guaranty constitutes a guarantee of payment and not of collection. The obligations of the Guarantor hereunder are several from the Company or any other person, and are primary obligations concerning which the Guarantor is the principal obligor. The liability of Guarantor under this Guaranty shall be direct and immediate and not conditional or contingent upon the pursuit of any remedies against the Company or any other person, but subject to Section 2.3(c), or against securities or liens available to the Beneficiary, its successors or assigns. Notwithstanding anything to the contrary herein, as a condition to enforcement of this Guaranty against Guarantor, Beneficiary shall be required to show: (a) a copy of the written notice sent by Beneficiary to the Company before making the claim under this Guaranty specifying the Company’s default in payment and requesting the Company to remedy it; and (b) a letter signed by Beneficiary’s authorized officer certifying that the Company has failed to remedy the default within any applicable cure period set forth in the Agreement. The liability of the Guarantor under this Guaranty shall, subject to Section 2.3(c) and the immediately preceding sentence, be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of:

(i)        any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment, modification or waiver of, or any consent to departure from, the terms of such Guaranteed Obligations;

(ii)       any change, restructuring or termination of the corporate structure or existence of the Company or any of its subsidiaries;

(iii)      any lack of validity or enforceability of the Agreement or any agreement or instrument relating thereto;

(iv)      any failure of the Beneficiary to disclose to either the Contractor or the Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of either the Company or any of its subsidiaries now or hereafter known to the Beneficiary (the Guarantor waiving any duty on the part of the Beneficiary to disclose such information);

(v)       any failure of the Beneficiary to commence an action against the Company, including without limitation the provisions of O.C.G.A. Section 10-7-24, as amended;

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(vi)      any lack of due diligence by the Beneficiary in the collection or protection of or realization upon any collateral securing the Guaranteed Obligations; or

(vii)     any circumstance whatsoever or any act of the Beneficiary or any existence of or reliance on any representation by the Beneficiary that might otherwise constitute a legal or equitable defense available to, or a discharge of, the Guarantor.

(b)       This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Beneficiary or any other Person upon the insolvency, bankruptcy, or reorganization of the Company, all as though such payment had not been made. No action which the Beneficiary shall take or fail to take in connection with the Guaranteed Obligations, nor any course of dealing with the Company or any other person, shall release Guarantor’s obligations hereunder, affect this Guaranty in any way, or afford Guarantor any recourse against the Beneficiary.

(c)       In the case of an event of default under the Agreement which has not been cured during any applicable cure period set forth in the Agreement, or with regard to any of the Guaranteed Obligations, Guarantor hereby consents and agrees that the Beneficiary shall have the right to enforce its rights, powers, and remedies thereunder or hereunder or under any other instrument now or hereafter evidencing, securing, or otherwise relating to the Guaranteed Obligations, and apply any payments or credits received from the Company, the Contractor or Guarantor or realized from any security, in any manner and in any order as the Beneficiary, in its sole discretion, shall see fit, and all rights, powers, and remedies available to the Beneficiary in such event shall be nonexclusive and cumulative of all other rights, powers, and remedies provided thereunder or hereunder or by law or in equity. If the Guaranteed Obligations are partially paid by reason of the election of the Beneficiary, its successors or assigns, to pursue any of the remedies available to the Beneficiary, or if such indebtedness is otherwise partially paid, this Guaranty shall nevertheless remain in full force and effect less any such amounts paid to the Beneficiary, and Guarantor shall remain liable for the remaining balance of the Guaranteed Obligations even though any rights which Guarantor may have against the Company may be destroyed or diminished by the exercise of any such remedy.

2.3       Waivers and Acknowledgments. (a) Guarantor hereby waives promptness, diligence, presentment, demand of payment, acceptance, notice of acceptance, protest, notice of dishonor and any other notices with respect to any of the Guaranteed Obligations and this Guaranty.

(b)       The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future. The provisions of this Guaranty shall extend and be applicable to all renewals, amendments, extensions, consolidations, and modifications of the Agreement.

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(c)       The Guarantor hereby unconditionally and irrevocably waives any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Guarantor hereunder; provided, however, notwithstanding any provision to the contrary herein, (i) the liability of Guarantor is subject to the same limitations applicable to the Company’s obligations under the Agreement, and (ii) Guarantor shall have the full benefit of, and reserves the right to assert, any and all defenses, counterclaims, and setoff rights available to the Company with respect to any obligations arising under the Agreement, except for defenses arising out of bankruptcy, insolvency, dissolution or liquidation of the Company.

2.4       Subrogation. Notwithstanding any payment or payments or performance made by the Guarantor hereunder, the Guarantor hereby irrevocably waives any and all rights of subrogation to the rights of the Beneficiary against the Company and any and all rights of reimbursement, assignment, indemnification or implied contract or any similar rights (including without limitation any statutory rights of subrogation under Section 509 of the Bankruptcy Code, 11 U.S.C. § 509) against the Company or against any other guarantor of all or any part of the Guaranteed Obligations until such time as the Guaranteed Obligations have been indefeasibly paid or performed in full. If, notwithstanding the foregoing, any amount shall be paid to the Guarantor on account of such subrogation or similar rights at any time when all of the Guaranteed Obligations shall not have been indefeasibly paid in full, such amount shall be held by the Guarantor in trust for the Beneficiary and shall be turned over to the Beneficiary in the exact form received by the Guarantor, to be applied against the Guaranteed Obligations in such order as the Beneficiary may determine in its sole discretion.

2.5       Payments Free and Clear.     (a) All payments under this Guaranty shall be made in U.S. Dollars and without any deduction or withholding for or on account of any tax imposed upon Beneficiary or the Guarantor unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If the Guarantor is so required to deduct or withhold, then the Guarantor will (i) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount of tax required to be deducted or withheld from any additional amount paid by the Guarantor to the Beneficiary under this Section 2.5) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such an amount has been assessed against the Beneficiary, and in any event before penalties attach thereto or interest accrues thereon, (ii) promptly forward to the Beneficiary an official receipt (or certified copy), or other documentation reasonably acceptable to the Beneficiary, evidencing such payment to such authorities and, (iii) in addition to the payment which the Beneficiary is otherwise entitled under this Guaranty, if such withholding is on account of any tax imposed upon Guarantor, pay to the Beneficiary such additional amount as is necessary to ensure that the net amount actually received by the Beneficiary (free and clear of taxes assessed against the Guarantor) will equal the full amount the Beneficiary would have received had no such deduction or withholding been required.

(b)       If (i) the Guarantor is required to make any deduction or withholding on account of any tax from any payment made by it under this Guaranty, (ii) the Guarantor does not make the deduction or withholding, and (iii) a liability for or on account of the tax is therefore assessed

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directly against the Beneficiary, the Guarantor shall pay to the Beneficiary, promptly after demand, the amount of the liability (including any related liability for interest or penalties).

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

The Guarantor hereby represents and warrants as follows:

3.1       Organization. The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana.

3.2       Authorization; No Conflict. The execution and delivery by the Guarantor of this Guaranty, and the performance by the Guarantor of its obligations hereunder (i) are within the Guarantor’s corporate powers, (ii) have been duly authorized by all necessary corporate action, do not contravene its organizational documents or any law or regulation applicable to or binding on the Guarantor or any of its properties and (iv) do not require the consent or approval of any person which has not already been obtained or the satisfaction or waiver of any conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

3.3       Enforceability. This Guaranty constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, dissolution, reorganization, moratorium, liquidation or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.3       No Bankruptcy Proceedings. There are no bankruptcy proceedings pending or being contemplated by Guarantor or, to its knowledge, threatened against it.

3.4       No Legal Proceedings. There are no legal proceedings that would be reasonably likely to materially adversely affect Guarantor’s ability to perform this Guaranty.

ARTICLE 4 - MISCELLANEOUS

4.1       Continuing Guaranty; Assignment. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until all of the Guaranty Obligations have been satisfied, (ii) consistent with the terms hereof, apply to all Guaranteed Obligations whenever arising, (iii) be binding upon the Guarantor, its successors and assigns, and (iv) inure to the benefit of, and be enforceable by, the Beneficiary and its permitted assignees hereunder; provided that (A) no permitted assignment or other transfer by, through or under the Beneficiary shall operate to increase Guarantor's obligations hereunder without the prior written consent of the Guarantor to such assignment or transfer, and (B) Guarantor shall receive full credit for any payments made by it to the Beneficiary or successors and permitted assigns with respect to the Guaranteed Obligations prior to the time Guarantor receives written notice of such assignment or succession. The Beneficiary may not assign or delegate its rights or obligations under this Guaranty without the prior written consent of the Guarantor, which consent shall not be unreasonably delayed or withheld. The Guarantor may not assign or delegate its rights or obligations under this Guaranty without (x) the prior written consent of the Beneficiary, which

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consent may be withheld in the Beneficiary’s sole discretion, and (y) a written assignment and assumption agreement in form and substance reasonably acceptable to the Beneficiary.

4.2       Survival.         Without prejudice to the survival of any of the other agreements of the Guarantor under this Guaranty, the agreements and obligations of the Guarantor contained in Section 2.5, Section 4.5 (with respect to enforcement expenses) and the last sentence of Section 2.2(a) shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Guaranty.

4.3       Notices. All notices, requests, demands and other communications which are required or may be given under this Guaranty shall be in writing and shall be deemed to have been duly given when actually received if (a) personally delivered; (b) transmitted by facsimile, electronic or digital transmission method; or (c) if sent by certified or registered mail, return receipt requested. In each case notice shall be sent:

(i)	if to the Beneficiary:
Georgia Power Company 241 Ralph McGill Boulevard Atlanta, Georgia 30308 Attention: Office of the General Counsel

(ii)	if to the Guarantor:
The Shaw Group Inc. 4171 Essen Lane Baton Rouge, LA 70809 Attention: General Counsel

or to such other place and with such other copies as the Beneficiary or the Guarantor may designate as to itself by written notice to the other pursuant to this Section 4.3. Delivery by facsimile of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty shall be effective as delivery of an original executed counterpart thereof.

4.4       Delay and Waiver. No failure on the part of the Beneficiary to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

4.5       Expenses. Guarantor agrees to pay or reimburse the Beneficiary and any permitted assignees of the Beneficiary for its reasonable costs, charges and expenses (including reasonable fees and expenses of counsel) incurred in connection with and to the extent of the proper enforcement of this Guaranty or occasioned by any breach by the Guarantor of any of its obligations under this Guaranty should Guarantor be required to pay under this Guaranty. The Beneficiary agrees to pay or reimburse Guarantor for its reasonable costs, charges and expenses

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(including reasonable fees and expenses of counsel) incurred in connection with and to the extent of defending a wrongful enforcement of this Guaranty.

4.6       Entire Agreement; Amendments. This Guaranty and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Guaranty and any such agreement, document or instrument, the terms, conditions and provisions of this Guaranty shall prevail. This Guaranty may only be amended or modified by an instrument in writing signed by each of the Guarantor and the Beneficiary and any permitted assignees of the Beneficiary.

4.7       Headings. The headings of the various Sections of this Guaranty are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

4.8       Governing Law. This Guaranty shall be construed and interpreted, and the rights of the parties determined, in accordance with the law of the State of New York without giving effect to principles of conflicts of law that would require the application of the laws of another jurisdiction.

4.9	Settlement of Disputes.

(a) Disputes. Any and all disputes arising out of or in connection with this Guaranty, including disputes regarding the interpretation, scope or validity of this Guaranty or any alleged breach of any provision contained herein or any money owed hereunder (a “Dispute”), shall be addressed by the Parties pursuant to this Section 4.9.

(b) Amicable Settlement of Disputes. In the event either Party raises a Dispute, it shall promptly provide the other Party written notice thereof, which notice shall include:

(i)	a description of the Dispute;

(ii)       the grounds on which the Party relies in seeking to have the Dispute determined in its favor; and

(iii)	any written material in support of the Party’s position.

Upon receipt of such notification, the Parties shall cause an authorized representative of their respective companies to meet, negotiate and attempt to resolve the Dispute on an amicable basis within thirty (30) days. If such representatives fail to reach a mutually-agreed upon written resolution within this time, then the provisions of Section 4.9(c) shall apply.

(c)	Venue.

(i) If the Dispute cannot be resolved within the period of time as prescribed by Section 4.9(b), then the Parties agree to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York for any legal

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proceedings that may be brought by a Party arising out of or in connection with such Dispute. Each Party accepts, generally and unconditionally, the jurisdiction of the aforesaid court for legal proceedings arising out of or in connection with any such Dispute. Each Party hereby waives any right to stay or dismiss any action or proceeding under or in connection with any such Dispute brought before the foregoing court on the basis of forum non-conveniens or improper venue. For the avoidance of doubt, the Parties do not, by this Section 4.9(c)(i), waive any first-to-file challenges to venue.

(ii) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY SUCH DISPUTE.

(d)       Injunctive Relief. Notwithstanding the foregoing, nothing contained in this Section 4.9 shall prevent either Party from seeking and receiving injunctive relief or interim measures if and to the extent such relief or measures are available under applicable law.

4.10     Severability. Any provision of this Guaranty that shall be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

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IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized representative as of the day and year first above written.

THE SHAW GROUP, INC., The Guarantor By: ________________________________ J. M. Bernhard, Jr. Chief Executive Officer and President

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EXHIBIT V-3

FORM OF PARENT COMPANY GUARANTY

THIS GUARANTY AGREEMENT (the “Guaranty”), dated and effective as of ____________ 20__, is made and entered into by __________________, a ____________ corporation (the “Guarantor”) in favor of WESTINGHOUSE ELECTRIC COMPANY LLC, a Delaware limited liability company, and STONE & WEBSTER, INC. a Louisiana corporation (collectively, “Contractor” or “Beneficiary”). Individually, the Guarantor and Beneficiary may be referred to as a “Party” and together the “Parties.”

WHEREAS, Beneficiary, on the one hand, and GEORGIA POWER COMPANY [(the “Company”)], a Georgia corporation, acting for itself and as agent for the OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION) [(the “Company”)], an electric membership corporation formed under the laws of the State of Georgia, the MUNICIPAL ELECTRIC AUTHORITY OF GEORGIA [(the “Company”)], a public body corporate and politic and an instrumentality of the State of Georgia, and THE CITY OF DALTON, GEORGIA [(the “Company”)], an incorporated municipality in the State of Georgia acting by and through its Board of Water, Light and Sinking Fund Commissioners (collectively, “Owners”), on the other hand, have entered into that certain Engineering, Procurement and Construction Agreement for Units 3 & 4 at the Vogtle Site, dated as of _____________ 20__, including without limitation the Exhibits attached thereto and any such Exhibit forms that are executed by either or both of the Company and the Beneficiary (the “Agreement”); [NOTE: Define the “Company” to mean the particular Owner that will be utilizing this form of guaranty.]

WHEREAS, the Guarantor qualifies as a guarantor under the Agreement in that Guarantor’s credit ratings meet or exceed the minimum credit ratings specified in Section 8.7(a) of the Agreement, as they apply to the Company; and

WHEREAS, the Guarantor will derive substantial direct and indirect benefit from the transactions contemplated by the Agreement.

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor agrees as follows:

ARTICLE 1 - DEFINITIONS

1.1       Definitions. Unless otherwise defined in this Guaranty, capitalized terms have the meanings specified or referred to in the Agreement.

ARTICLE 2 - GUARANTY

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2.1       Guaranty. Guarantor hereby unconditionally and irrevocably guarantees to the Beneficiary and its successors and assigns, upon the terms and conditions herein, the prompt and full payment of any and all obligations of the Company to the Beneficiary when due, whether by acceleration or otherwise, with such interest as may accrue thereon, under the Agreement or under any other documents or instruments now or hereafter evidencing, securing or otherwise relating to the Agreement (the “Guaranteed Obligations”); provided, however, that the Guarantor’s liability under this Guaranty shall in no event exceed [the product of (a) the highest three (3) monthly payments remaining in the Payment Schedules multiplied by (b) the Company’s Ownership Interest]. If the Company fails to pay or perform any Guaranteed Obligation, then Guarantor will immediately pay for such obligation following written notice from the Beneficiary in accordance with this Guaranty and subject to the terms and conditions provided herein.

2.2       Guaranty Absolute. (a) The Guarantor absolutely guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Agreement, regardless of any law or regulation now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Beneficiary with respect thereto. This Guaranty constitutes a guarantee of payment and not of collection. The obligations of the Guarantor hereunder are several from the Company or any other person, and are primary obligations concerning which the Guarantor is the principal obligor. The liability of Guarantor under this Guaranty shall be direct and immediate and not conditional or contingent upon the pursuit of any remedies against the Company or any other person, but subject to Section 2.3(c), or against securities or liens available to the Beneficiary, its successors or assigns. Notwithstanding anything to the contrary herein, as a condition to enforcement of this Guaranty against Guarantor, Beneficiary shall be required to show: (a) a copy of the written notice sent by Beneficiary to the Company before making the claim under this Guaranty specifying the Company’s default in payment and requesting the Company to remedy it; and (b) a letter signed by Beneficiary’s authorized officer certifying that the Company has failed to remedy the default within any applicable cure period set forth in the Agreement. The liability of the Guarantor under this Guaranty shall, subject to Section 2.3(c) and the immediately preceding sentence, be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of:

(i)        any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment, modification or waiver of, or any consent to departure from, the terms of such Guaranteed Obligations;

(ii)       any change, restructuring or termination of the corporate structure or existence of the Company or any of its subsidiaries;

(iii)      any lack of validity or enforceability of the Agreement or any agreement or instrument relating thereto;

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(iv)      any failure of the Beneficiary to disclose to either the Contractor or the Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of either the Company or any of its subsidiaries now or hereafter known to the Beneficiary (the Guarantor waiving any duty on the part of the Beneficiary to disclose such information);

(v)       any failure of the Beneficiary to commence an action against the Company, including without limitation the provisions of O.C.G.A. Section 10-7-24, as amended;

(vi)      any lack of due diligence by the Beneficiary in the collection or protection of or realization upon any collateral securing the Guaranteed Obligations; or

(vii)     any circumstance whatsoever or any act of the Beneficiary or any existence of or reliance on any representation by the Beneficiary that might otherwise constitute a legal or equitable defense available to, or a discharge of, the Guarantor.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Beneficiary or any other Person upon the insolvency, bankruptcy, or reorganization of the Company, all as though such payment had not been made.

(a)       No action which the Beneficiary shall take or fail to take in connection with the Guaranteed Obligations, or any security for the payment or performance of any of the Guaranteed Obligations, nor any course of dealing with the Company or any other person, shall release Guarantor’s obligations hereunder, affect this Guaranty in any way, or afford Guarantor any recourse against the Beneficiary.

(b)       In the case of an event of default under the Agreement which has not been cured during any applicable cure period set forth in the Agreement, or with regard to any of the Guaranteed Obligations, Guarantor hereby consents and agrees that the Beneficiary shall have the right to enforce its rights, powers, and remedies thereunder or hereunder or under any other instrument now or hereafter evidencing, securing, or otherwise relating to the Guaranteed Obligations, and apply any payments or credits received from the Company, the Contractor or Guarantor or realized from any security, in any manner and in any order as the Beneficiary, in its sole discretion, shall see fit, and all rights, powers, and remedies available to the Beneficiary in such event shall be nonexclusive and cumulative of all other rights, powers, and remedies provided thereunder or hereunder or by law or in equity. If the Guaranteed Obligations are partially paid by reason of the election of the Beneficiary, its successors or assigns, to pursue any of the remedies available to the Beneficiary, or if such indebtedness is otherwise partially paid, this Guaranty shall nevertheless remain in full force and effect less any such amounts paid to the Beneficiary, and Guarantor shall remain liable for the remaining balance of the Guaranteed

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Obligations even though any rights which Guarantor may have against the Company may be destroyed or diminished by the exercise of any such remedy.

2.3       Waivers and Acknowledgments. (a) Guarantor hereby waives promptness, diligence, presentment, demand of payment, acceptance, notice of acceptance, protest, notice of dishonor and any other notices with respect to any of the Guaranteed Obligations and this Guaranty.

(a)       The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future. The provisions of this Guaranty shall extend and be applicable to all renewals, amendments, extensions, consolidations, and modifications of the Agreement.

(b)       The Guarantor hereby unconditionally and irrevocably waives any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Guarantor hereunder; provided, however, notwithstanding any provision to the contrary herein, (i) the liability of Guarantor is subject to the same limitations applicable to the Company’s obligations under the Agreement, and (ii) Guarantor shall have the full benefit of, and reserves the right to assert, any and all defenses, counterclaims, and setoff rights available to the Company with respect to any obligations arising under the Agreement, except for defenses arising out of bankruptcy, insolvency, dissolution or liquidation of the Company.

2.4       Subrogation. Notwithstanding any payment or payments or performance made by the Guarantor hereunder, the Guarantor hereby irrevocably waives any and all rights of subrogation to the rights of the Beneficiary against the Company and any and all rights of reimbursement, assignment, indemnification or implied contract or any similar rights (including without limitation any statutory rights of subrogation under Section 509 of the Bankruptcy Code, 11 U.S.C. § 509) against the Company or against any other guarantor of all or any part of the Guaranteed Obligations until such time as the Guaranteed Obligations have been indefeasibly paid or performed in full. If, notwithstanding the foregoing, any amount shall be paid to the Guarantor on account of such subrogation or similar rights at any time when all of the Guaranteed Obligations shall not have been indefeasibly paid in full, such amount shall be held by the Guarantor in trust for the Beneficiary and shall be turned over to the Beneficiary in the exact form received by the Guarantor, to be applied against the Guaranteed Obligations in such order as the Beneficiary may determine in its sole discretion.

2.5       Payments Free and Clear.     (a) All payments under this Guaranty shall be made in U.S. Dollars and without any deduction or withholding for or on account of any tax imposed upon Beneficiary or the Guarantor unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If the Guarantor is so required to deduct or withhold, then the Guarantor will (i) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount of tax required to be deducted or withheld from any additional amount paid by the

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Guarantor to the Beneficiary under this Section 2.5) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such an amount has been assessed against the Beneficiary, and in any event before penalties attach thereto or interest accrues thereon, (ii) promptly forward to the Beneficiary an official receipt (or certified copy), or other documentation reasonably acceptable to the Beneficiary, evidencing such payment to such authorities and, (iii) in addition to the payment which the Beneficiary is otherwise entitled under this Guaranty, if such withholding is on account of any tax imposed upon Guarantor, pay to the Beneficiary such additional amount as is necessary to ensure that the net amount actually received by the Beneficiary (free and clear of taxes assessed against the Guarantor) will equal the full amount the Beneficiary would have received had no such deduction or withholding been required.

(b)       If (i) the Guarantor is required to make any deduction or withholding on account of any tax from any payment made by it under this Guaranty, (ii) the Guarantor does not make the deduction or withholding, and (iii) a liability for or on account of the tax is therefore assessed directly against the Beneficiary, the Guarantor shall pay to the Beneficiary, promptly after demand, the amount of the liability (including any related liability for interest or penalties).

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

The Guarantor hereby represents and warrants as follows:

3.1       Organization. The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of [______________].

3.2       Authorization; No Conflict. The execution and delivery by the Guarantor of this Guaranty, and the performance by the Guarantor of its obligations hereunder (i) are within the Guarantor’s corporate powers, (ii) have been duly authorized by all necessary corporate action, do not contravene its organizational documents or any law or regulation applicable to or binding on the Guarantor or any of its properties and (iv) do not require the consent or approval of any person which has not already been obtained or the satisfaction or waiver of any conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

3.3       Enforceability. This Guaranty constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, dissolution, reorganization, moratorium, liquidation or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.4       No Bankruptcy Proceedings. There are no bankruptcy proceedings pending or being contemplated by Guarantor or, to its knowledge, threatened against it.

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3.5       No Legal Proceedings. There are no legal proceedings that would be reasonably likely to materially adversely affect Guarantor’s ability to perform this Guaranty.

ARTICLE 4 - MISCELLANEOUS

4.1       Continuing Guaranty; Assignment. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until all of the Guaranty Obligations have been satisfied, (ii) consistent with the terms hereof, apply to all Guaranteed Obligations whenever arising, (iii) be binding upon the Guarantor, its successors and assigns, and (iv) inure to the benefit of, and be enforceable by, the Beneficiary and its permitted assignees hereunder; provided that (A) no permitted assignment or other transfer by, through or under the Beneficiary shall operate to increase Guarantor's obligations hereunder without the prior written consent of the Guarantor to such assignment or transfer, and (B) Guarantor shall receive full credit for any payments made by it to the Beneficiary or successors and permitted assigns with respect to the Guaranteed Obligations prior to the time Guarantor receives written notice of such assignment or succession. The Beneficiary may not assign or delegate its rights or obligations under this Guaranty without the prior written consent of the Guarantor, which consent shall not be unreasonably delayed or withheld. The Guarantor may not assign or delegate its rights or obligations under this Guaranty without (x) the prior written consent of the Beneficiary, which consent may be withheld in the Beneficiary’s sole discretion, and (y) a written assignment and assumption agreement in form and substance reasonably acceptable to the Beneficiary; provided, however, that the Guarantor may assign this Guaranty without the need for the Beneficiary’s consent to an affiliate whose credit ratings meet or exceed the minimum credit ratings specified in Section 8.7(a) of the Agreement as they apply to the Company.

4.2       Survival.         Without prejudice to the survival of any of the other agreements of the Guarantor under this Guaranty, the agreements and obligations of the Guarantor contained in Section 2.5, Section 4.5 (with respect to enforcement expenses) and the last sentence of Section 2.2(a) shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Guaranty.

4.3       Notices. All notices, requests, demands and other communications which are required or may be given under this Guaranty shall be in writing and shall be deemed to have been duly given when actually received if (a) personally delivered; (b) transmitted by facsimile, electronic or digital transmission method; or (c) if sent by certified or registered mail, return receipt requested. In each case notice shall be sent:

(i)	if to the Beneficiary:

[Beneficiary, address, c/o person]

(ii)	if to the Guarantor:

[Guarantor, address, c/o person]

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or to such other place and with such other copies as the Beneficiary or the Guarantor may designate as to itself by written notice to the other pursuant to this Section 4.3. Delivery by facsimile of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty shall be effective as delivery of an original executed counterpart thereof.

4.4       Delay and Waiver. No failure on the part of the Beneficiary to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

4.5       Expenses. Guarantor agrees to pay or reimburse the Beneficiary and any permitted assignees of the Beneficiary for its reasonable costs, charges and expenses (including reasonable fees and expenses of counsel) incurred in connection with and to the extent of the proper enforcement of this Guaranty or occasioned by any breach by the Guarantor of any of its obligations under this Guaranty should Guarantor be required to pay under this Guaranty. The Beneficiary agrees to pay or reimburse Guarantor for its reasonable costs, charges and expenses (including reasonable fees and expenses of counsel) incurred in connection with and to the extent of defending a wrongful enforcement of this Guaranty.

4.6       Entire Agreement; Amendments. This Guaranty and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Guaranty and any such agreement, document or instrument, the terms, conditions and provisions of this Guaranty shall prevail. This Guaranty may only be amended or modified by an instrument in writing signed by each of the Guarantor and the Beneficiary and any permitted assignees of the Beneficiary.

4.7       Headings. The headings of the various Sections of this Guaranty are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

4.8       Governing Law. This Guaranty shall be construed and interpreted, and the rights of the parties determined, in accordance with the law of the State of New York without giving effect to principles of conflicts of law that would require the application of the laws of another jurisdiction.

4.9	Settlement of Disputes.

(a) Disputes. Any and all disputes arising out of or in connection with this Guaranty, including disputes regarding the interpretation, scope or validity of this Guaranty or any alleged breach of any provision contained herein or any money owed hereunder (a “Dispute”), shall be addressed by the Parties pursuant to this Section 4.9.

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(b) Amicable Settlement of Disputes. In the event any Party raises a Dispute, it shall promptly provide the other Parties written notice thereof, which notice shall include:

(i)	a description of the Dispute;

(ii)       the grounds on which the Party relies in seeking to have the Dispute determined in its favor; and

(iii)	any written material in support of the Party’s position.

Upon receipt of such notification, the Parties shall cause an authorized representative of their respective companies to meet, negotiate and attempt to resolve the Dispute on an amicable basis within thirty (30) days. If such representatives fail to reach a mutually-agreed upon written resolution within this time, then the provisions of Section 4.9(c) shall apply.

(c)	Venue.

(i) If the Dispute cannot be resolved within the period of time as prescribed by Section 4.9(b), then the Parties agree to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York for any legal proceedings that may be brought by a Party arising out of or in connection with such Dispute. Each Party accepts, generally and unconditionally, the jurisdiction of the aforesaid court for legal proceedings arising out of or in connection with any such Dispute. Each Party hereby waives any right to stay or dismiss any action or proceeding under or in connection with any such Dispute brought before the foregoing court on the basis of forum non-conveniens or improper venue. For the avoidance of doubt, the Parties do not, by this Section 4.9(c)(i), waive any first-to-file challenges to venue.

(ii) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY SUCH DISPUTE.

(d)       Injunctive Relief. Notwithstanding the foregoing, nothing contained in this Section 4.9 shall prevent either Party from seeking and receiving injunctive relief or interim measures if and to the extent such relief or measures are available under applicable law.

4.10     Severability. Any provision of this Guaranty that shall be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

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IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized representative as of the day and year first above written.

[____________________], The Guarantor By: ________________________________ Name: Title:

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STATUS REPORT

SOUTHERN NUCLEAR, VOGTLE 3&4

Shaw S&W /Westinghouse Consortium

STATUS REPORT

MONTH ENDING _________, 20__

1.	EXECUTIVE SUMMARY	3
2.	SAFETY	3
3.	QUALITY	3
4.	MAJOR ACCOMPLISHMENTS THIS REPORT PERIOD	3
5.	SCHEDULE	3
6.	FOUR WEEK LOOK AHEAD	3
7.	AREAS OF CONCERN	4
8.	ACTION ITEMS	4
9.	COST / BUDGET STATUS	4
10.	BILLING STATUS	4
11.	CHANGE ORDERS	4
12.	DISPUTES	5
13.	ATTACHMENTS	5

1. EXECUTIVE SUMMARY

This section provides an overview of the key events during the past month including a written synopsis of the Work performed and highlights of the major points covered in the remainder of the report.

2. SAFETY

This section will address safety statistics such as OSHA Recordables, Lost Time Injuries, First Aids, safety violations such as discovery of unsafe working conditions and remedial efforts, safety training in both classroom and field discussions (i.e. pre-job briefings and gangbox briefings when unsafe conditions are discovered in the performance of the work).

3. QUALITY

This section will discuss the effectiveness of the Project QA Plan implementation on the project and will report on areas of concern regarding Quality such as, but not limited to:

•	Responding to specific surveillance and audit observations
•	Clarifying and emphasizing the need for verbatim procedure compliance in departmental and project meetings
•	Identification of and remedial actions taken in the area of human performance issues/concerns
•	Providing additional oversight personnel as required by the amount of Quality Related work in progress
•	Identifying and addressing corrective actions in the Project Corrective Action Program

4. MAJOR ACCOMPLISHMENTS THIS REPORT PERIOD

This section will report major work completion that occurred during the reporting period such as completion of large work activities on or ahead of forecast, critical path or other major milestone accomplishments, critical equipment deliveries on schedule, each system and structure that has achieved Turnover as compared with the schedule, details of on-Site testing activities as compared with the schedule, etc.

5. SCHEDULE

Detailed reporting and discussion of ongoing scheduled work activities, especially activities on or in support of the critical path, including without:

•	Actual versus planned progress curves
•	Quantity progress curves for each bulk commodity
•	Actual manhours expended
•	Work force loading curves

For circumstances described in Section 3.4(d) of the Agreement where Contractor has been required to provide a Recovery Plan, the report will also include a progress report on the implementation of any such Recovery Plan.

6. FOUR WEEK LOOK AHEAD

Significant activities to be started or completed, equipment deliveries, staffing, milestones scheduled for completion, modules installation, and buildings erection milestones completion, etc.

7. AREAS OF CONCERN

This section will discuss areas of concern identified by either Owners or Project Management such as but not limited to:

•	Productivity rates
•	Schedule adherence
•	Late equipment deliveries
•	Quality audit findings
•	Safety experience
•	Critical Path negativity (actual or pending)
•	Vendor quality and surveillance findings
•	Vendor manufacturing capacity inadequacies
•	Craft turnover rates
•	Craft absenteeism rates

8. ACTION ITEMS

This section will give an overview of critical action items, responsibility, status and projected completion dates and a summary of key action items accomplished during the reporting period. A complete Action Item List will be attached to the report.

9. BUDGET STATUS

This section will provide Owners with a summary level of Contractor’s assessment of its costs [***]. This status will enable Owners to have sufficient advance notice [of no less than 6 months] [***].

10. BILLING STATUS

This section will report on billings during the reporting period and any payments made by Owners. Any outstanding payments and/or late payments will be addressed, as well as any deviation in billings vs. the periodic payment plan. Upcoming Milestone Payments in the next reporting period will be identified.

11. CHANGE ORDERS

This section will provide a summarization of Change Orders activity during the reporting period:

•	Change Orders submitted
•	Change Orders approved/denied
•	Early notification of potential Change Orders

12. DISPUTES

This section will provide a summarization and status of Dispute Resolution activities and progress during the reporting period which would include:

•	Payment or Schedule Change Disputes initiated
•	Status of disputes in progress
•	Disputes resolved
•	Disputes slated for arbitration or litigation
•	Significant disputes with Vendors and Subcontractors

(Contractor’s Note: This information will be provided under Section 1 Executive Summary)

13. ATTACHMENTS

Attachment 1 – Safety Statistics

Attachment 2 – Productivity and Work Off curves/graphs

Attachment 3 – Level 1 Milestone Schedule Status

Attachment 4 – Modules Installation and Building Erection Schedule Status graphs/curves

Attachment 5 – Corrective Action Program Reporting graphs/curves

Attachment 6 – Equipment Delivery status graphs/curves

Attachment 7 – Action Item List

Attachment 8 – Invoice and Payment History and Current

Attachment 9 – Change Orders History

EXHIBIT X

CONTRACTOR AFFIDAVIT

(To Be Signed Contemporaneously With The Final Payment Or With The Subsequent Resolution Of Dispute Claim Amounts)

CONTRACTOR AFFIDAVIT WAIVING LIEN RIGHTS

Personally appeared before me, the undersigned officer duly authorized to administer oaths, (name of the Affiant) , who after being duly sworn, deposes and states as follows:

1.           I am over 18 years of age and otherwise competent to make this Affidavit. The facts set forth herein are based upon my personal knowledge. I am a duly authorized representative of the ____________ (“Contractor”) who, was in charge of the property improvement described as follows:

(describe the construction project)________________________________________________________________

_____________________________________________________________________________________________

The improvement describe above was made with respect to the property owned by ____________(“Owners”), and that property is more fully identified as follows:

(describe the improved property by, at least, reference to the street address, city and county. It is recommended that the property's legal description be referenced here and attached as an exhibit to this affidavit.)__________________

2.           The construction improvement referenced herein now has been completed, and the agreed price or reasonable value of the labor, services, or materials furnished in connection with this improvement invoiced by Contractor to Owners have been fully paid.

3.           I acknowledge that Contractor has received payment in full for the amounts due pursuant to the terms of the Engineering, Procurement and Construction Agreement between Owners and Contractor for Units 3 & 4 at the Vogtle Site in Georgia, dated as of _____________, 200_ (the "Agreement") in connection with the materials, equipment, services and labor furnished by Contractor for the improvement of the property described herein, and hereby releases all rights to any lien on that improvement or the property so improved.

4.           This Affidavit is given in compliance with the requirements of O.C.G.A. § 44-14-361.2, and as part of a transaction involving final disbursement of the Contract Price by the Owners to this Contractor.

5.           On behalf of Contractor, I further represent that to the best of my knowledge, as of the date of this Affidavit, there is no valid preliminary notice or claim of lien filed at the [______________] registry of deeds located at [_______________________] filed by Contractor or one of its Subcontractors or Vendors arising out of this Project Work as a result of non payment of amounts due from Owners which affects the improved property described herein and which has not been previously cancelled, dissolved, or expired.

________________________________________________ (Name of Affiant) ON BEHALF OF CONTRACTOR
Sworn to and subscribed before me this ______ day of ________, 20____. ____________________________________ Notary Public My Commission Expires: ________

EXHIBIT Y

FLOW-DOWN CLAUSES

[***]

EXHIBIT Z

ENVIRONMENTAL, HEALTH AND SAFETY SPECIFICATIONS

The Contractor shall perform Work in a safe manner, and comply at all times with all federal, state, county, and municipal laws and regulations which in any manner affect the Agreement and its performance. Such laws and regulations include, but are not limited to, all laws and regulations with respect to inspection of the Work, inspection of construction equipment, and licensing members of crews with respect to observance of all applicable occupational safety and health standards promulgated pursuant to the federal “Occupational Safety and Health Act of 1970”. The Contractor shall have, and exercise full legal responsibility for compliance to safety requirements and regulations by itself, its agents, its employees, and subcontractors with respect to its portion of the Work on the project. By making references to particular laws and regulations above and to these specifications set out below, Owners does not intend to restrict or limit in any way the laws and regulations which apply to the Contractor’s performance under the Agreement. The Contractor shall be solely responsible for providing for the safety and health of its agents, employees, and subcontractors. The Contractor expressly binds itself to indemnify and save harmless any person or entity of Persons Indemnified against all claims, demands, suits, or actions of every kind and nature presented or brought for any claim or liability arising from or based upon the violation of any such law, regulation, on the part of the Contractor, or its subcontractor or agents, servants, or employees of the Contractor of its requirements or measures as may be prescribed by the State Board of Health, or any other lawful constituted health or authorities having jurisdiction over the project. In the event the specifications set forth below address the same issues as set forth in the applicable standards, rules, and regulations referred to above, then the most stringent requirements shall apply.

Observation, monitoring, or notification of Contractor of noncompliance on the part of the Contractor, its agents, employees, or subcontractors of any of the specifications set forth herein or of any of the terms or provisions of the rules and regulations, laws, or ordinances referenced above shall not constitute an assumption on the part of Owners to perform any of the obligations of Contractor hereunder. Owners reserve the right, but not the duty, to point out such items of noncompliance to Contractor. In the event the Contractor fails or refuses to take proper corrective action in a manner acceptable to Owners, Owners have the right to stop Work until such time as Contractor is in compliance or Owners may terminate the Agreement. No lost time due to any such Work stoppage shall constitute a claim for extension of Agreement Time or cost or damages by the Contractor.

The safety of all persons employed by Contractor and its subcontractors on Owners’ premises, or any other person who enters upon Owners’ premises for reasons related to this Agreement, shall be the sole responsibility of Contractor. Contractor shall take all reasonable measures and precautions at all times to prevent injuries to or the death of any of its employees, its subcontractors or any other person who enters upon Owners’ premises. It is understood that if the employees of Owners shall perform any acts for the purpose of discharging the responsibility undertaken by the Contractor under these specifications or under the safety requirements and regulations referenced above, whether requested to perform such acts by the Contractor or not, such employees of Owners while performing such acts shall be considered the agents and servants of the Contractor subject to the exclusive control of the Contractor.

1.

Contractor EH&S Program – Before starting Work, Contractor shall submit its written project specific EH&S Program for Owners’ review and concurrence. The Contractor’s Program shall be implemented by the Contractor and shall apply to Contractor’s employees, agents and subcontractors.

2.

EH&S Training – EH&S training shall be conducted as described in 29 CFR 1926.21. In addition, EH&S training shall be delivered to appropriate employees in accordance with the specific training requirements contained in 29 CFR 1926 and applicable sections of 29 CFR 1910. The Contractor shall provide EH&S

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training for its employees at its own expense, and such training shall be documented and records provided to Owners upon request. EH&S training shall include, but not be limited to:

A.	New Employee Orientation – Training in the EH&S program, policies, procedures and rules in place for the project. This training shall take place prior to Work activity on the project.
B.	Weekly EH&S “toolbox talks” on an appropriate subject, for all employees.
C.	Hazardous materials training.
D.

Special EH&S training for those affected; such training shall include, but not be limited to, confined space entry, respiratory protection, personal protective equipment, fire watch, trenching/excavation, fall protection, lockout/tagout, scaffolding, ladders, ammonia awareness, emergency plans, etc.

E.	Hazard recognition and avoidance.

3.

EH&S Inspections – Contractor shall comply with the provisions of 29 CFR 1926.20. Additionally, the Contractor’s site manager shall conduct a weekly field EH&S inspection of all Contractor and their subcontractor’s Work areas. The Contractor shall generate a written report of the inspection findings. The report, including the resolutions of the findings, shall be submitted to Owners on a weekly basis. The Contractor shall also inspect its Work areas on a continuous basis and correct all noncompliance conditions and actions. Owners will perform EH&S inspections of Work areas for the benefit of Owners employees.

4.	Personal Protective Equipment and Clothing – Contractor’s employees shall wear all applicable personal protective equipment as required in 29 CFR 1926. This shall include, but not be limited to:

A.

Safety glasses that meet ANSI Z-87.1 requirements must be worn in all areas of the project. Administrative areas are exempt, unless construction or maintenance Work is being performed. Safety glasses must have rigid side shields. Slip-on, flexible plastic side shields are not allowed. Visitor spectacles, conforming to ANSI Z-87.1, worn over prescription glasses are acceptable. A full-face shield over approved safety glasses is required for all grinding, abrasive cutting operations or any other operation which generates high-speed particles.

B.

Hard hats that meet ANSI Z-89.1 Class B requirements must be worn in all areas of the project except administrative areas. Hard hat must be worn for welding operations. Cowboy style hard hats are prohibited.

C.	Hard soled, heavy leather boots or shoes must be worn in all areas of the project, except administrative areas. Foot guards shall be worn while using jack hammers, tampers and similar equipment.
D.	Hearing protection shall be worn when noise levels exceed 85dBA.
E.	Leather or cut resistant gloves are required when handling sheet metal, rough or unfinished lumber, metal bands, and other materials likely to cause hand injuries.
F.	Cut resistant gloves must be worn when handling or using sharp instruments, tools, or equipment, which could cause lacerations if hand contact would occur (i.e. knives, razors, handsaws, etc.).
G.	Shirts must have at least a 4-inch sleeve. Trousers covering the legs and ankles shall be worn at all times. Perforated or mesh shirts or trousers are prohibited.
H.	Cotton or FR clothing shall be worn by any employee working on or near exposed, energized electrical parts.

5.

Fall Prevention – Contractor shall comply with provisions of 29 CFR 1926.500; 1926.501; 1926.502; 1926.503. Additionally, 100% fall protection shall be utilized whenever employees are exposed to a potential fall hazard of 6 feet or greater. 100 % fall protection may be accomplished through the use of a guardrail system (per 1926.502(b)), approved safety net system, covers or personal fall arrest systems.

Before starting any elevated Work, Contractor shall submit to Owners a project specific, written fall prevention plan. Elevated Work includes, but is not limited to: scaffold erection, steel erection, Work in pipe bridges, roof Work, Q-decking or grating installation and removal, formwork and reinforcing steel and any other Work with potential for a 6 feet or greater fall, except Work performed from ladders. The plan must include:

A.	A list of elevated Work tasks.
B.	The proposed method(s) of fall protection for each task. If a personal fall arrest system is to be used, identify anchor points.
C.	Rescue provisions.
D.	Means of access and egress to elevated Work locations.

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E.	Name(s) and qualifications of Contractor’s competent person(s).
F.	Description of the Fall Protection Training Program.

Full-body harnesses shall be equipped with dual shock absorbing lanyards. The use of employee owned fall arrest equipment is strictly prohibited.

6.

Mobile Equipment and Vehicles – Mobile equipment and vehicles shall be operated, maintained and stored in accordance with the requirements of 29 CFR 1926 and manufacturer’s recommendations. Additionally:

A.	Each employee must have a valid state driver’s license to operate any mobile equipment or vehicle on the project.
B.	Daily pre-use inspections shall be performed on each vehicle and item of mobile equipment. The inspection shall be documented and available for review.
C.

Each vehicle and item of mobile equipment arriving on site for use on the project shall be inspected before use. Operator training is required for all mobile equipment and shall be documented and available for review.

D.

Seat belts, when provided by the manufacturer, shall be used by vehicle and mobile equipment operators and any other occupants. Passengers are not allowed on mobile equipment ( dozers, backhoes, cranes, fork trucks, graders, etc) unless a space was specifically designed by the manufacturer and seat belts provided.

E.	All mobile equipment and any vehicle with an obstructed view to the rear shall have an operable back-up alarm..
F.

All telescopic boom material handlers (forktrucks) shall have low mounted booms that afford 360 degree visibility from the operator’s cab when the boom is in a travel position or when picking/setting a load at or near ground level. The equipment shall be designed so that a person cannot enter the area between the front and rear tires.

7.	Cranes – Contractor shall comply with all provisions of 29 CFR 1926.550 and applicable ANSI/ASME standards. Additionally:
A.	An anti-two block device is required on all cranes.
B.	The Contractor shall provide a copy of the results of the current OSHA required annual crane inspection.
C.

The Contractor shall submit details of its proposed Work platform and rigging method for Owners’ review and concurrence before conducting any Work from a platform suspended from a crane. Included in the details must be a clear justification for using a crane-suspended Work platform rather than another method. Contractor shall comply with all provisions of 29 CFR 1926.550(g).

D.

The Contractor shall develop a rigging plan for all critical lifts and submit the plan, approved by the Contractor’s Site Manager, to Owners no later than 15 calendar days before the lift is conducted. A lift is considered critical when any of the following conditions exist:

1.	Lift involving more than one crane to handle a common load
2.	Any lift greater than 25 tons

The rigging plan shall include at least the following information:

A.	Manufacture, model, and capacity of the crane(s)
B.	Capacity charts of the crane(s)
C.	Working radius of the crane(s)
D.	Boom length and angle of the crane(s)
E.	Weight of the load, including rigging, load block, headache ball, cable, etc
F.	How the weight of the lift was determined
G.	Size and capacity of all rigging hardware ( slings, shackles, etc)
H.	Plot plan showing crane location with pick, swing, and set points
I.	Plan approval signatures

E.

Prior to the operation of any crane, Contractor shall submit to Owners methods used to assure the crane operator is qualified in accordance with the applicable ANSI/ASME standards and is qualified to operate the specific crane to be operated in compliance with manufacture’s specifications and limitations, and with any applicable regulation.

F.	All loads being landed or received by personnel shall be controlled by the use of tag lines. Keep hands off suspended loads.

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G.	All cranes shall receive a documented daily inspection and a more detailed monthly inspection (periodic) by a qualified individual. Inspection records shall be maintained and available for review.
H.

Hand Signals – Hand signals to crane operators shall be in accordance with the applicable ANSI standard for the type of crane in use. Employees giving and receiving hand signals shall be trained and qualified in Hand Signals.

I.	All rigging shall be performed by qualified personnel under the direction of a Competent Person.

8.	Scaffolds – The Contractor shall erect, use, maintain, and dismantle scaffolds in accordance with 29 CFR 1926 Subpart L. Additionally:
A.

All scaffolds shall be constructed as physically complete as possible. This includes handrails and midrails on all sides at all elevations used as a Work location, complete Work decks, toe boards on all sides and ladder access.

B.	Scaffolds and scaffold components shall be inspected for visible defects by a competent person before each Work shift. This inspection shall be documented on the scaffold tag.
C.	Contractor shall utilize a scaffold tag system meeting the following criteria:
1.	A green scaffold tag designates a complete scaffold.
2.

A yellow scaffold tag designates a scaffold that is not complete, but may be used with special precautions. e.g., 100% tie off. Yellow tags shall identify the scaffold deficiency and applicable precautions/requirements.

3.	A red tag designates a scaffold is in the process of being erected, changed, dismantled or otherwise unfit for occupancy and shall not be used under any circumstances.
4.

A competent person shall affix the appropriate tag to each scaffold access ladder. All tags shall identify the responsible Contractor and shall be dated and signed by the erecting supervisor and competent person.

9.	Ladders – Contractor shall comply with the provisions of 29 CFR 1926.1053. Additionally:
A.	Contractor shall denote ownership of ladders by identifying each ladder with Contractor’s name.
B.	Stepladders shall not exceed 12 feet in height...
C.	Contractor shall implement a pre-use and a formal monthly ladder inspection program.
D.	Straight and extension ladders shall be secured to prevent displacement.
E.	Employees shall not carry tools or materials while ascending or descending ladders.
F.	All manufactured ladders shall be extra-heavy-duty Type 1A.
G.	Metal ladders are prohibited when doing electrical Work or around open electrical circuits. Additional prohibitions of metal ladders may exist for local conditions.

10.	Electrical – Contractor shall comply with all aspects of 29 CFR 1926 Subpart K. Additionally :
A.

Contractor shall provide ground fault circuit interrupter (GFCI ) protection for all cord sets, receptacles, and electrical tools and equipment connected by cord and plug which are used or available for use by employees. Contractor shall inspect each GFCI device monthly. Inspection shall be documented and records provided to Owners upon request.

B.

Contractor shall not perform any “hot” Work above 50 volts. “Hot” Work is defined as any Work that involves intentional contact using hands or tools (except for approved test equipment) with exposed energized circuits.

C.	Contractor shall not connect electrical conductors to the permanent power source until all field installation Work associated with the equipment, device or apparatus is complete.
D.	Contractor shall not energize any permanent electrical equipment, device or apparatus without prior approval of Owners.

11.	Excavation and Trenching-Contractor shall comply with all aspects of 29 CFR 1926.650; 1926.651;

and 1926.652 with applicable appendices.

A.	Contractor shall provide Owners the name of the Competent Person who will perform documented inspections of excavations and trenches prior to employee entries.

B.	Contractor will provide Owners with the methodology used to determine soil classification.
C.	Contractor shall determine the need and perform any atmospheric testing required prior to entry of employees.

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D.	Contractor shall maintain and make all documents relative to soil classification, protective system selection, inspections, and required training available for Owners to review upon request.

12.	Confined Space Entry-Contractor shall comply with 29 CFR 1926.21(b)(6). In addition when conditions are known to exist that apply to the Work in dangerous or potentially dangerous areas the Contractor shall fully comply with 29 CFR 1910.146, “Permit-required Confined Spaces”.

13.

Housekeeping – Contractor shall maintain a clean Work area. Contractor shall clean up and remove all scrap, trash, debris and waste materials that accumulate from its operations on an on-going basis. If the Contractor’s Work area is not maintained properly, Owners reserves the right to clean up the Contractor’s Work area, by others, at the Contractor’s expense.

14.	Occupational Health/Industrial Hygiene Program
A.

Hazard Communication – Contractor shall comply with all aspects of 29 CFR 1910.1200 and all applicable state and local hazard communication requirements. Basic requirements include, but are not limited to:

1.	Developing and implementing a written site specific Hazard Communication Program. Contractor shall submit a copy of their site program to Owners.
2.	Training its employees in all aspects of handling and working with hazardous materials.
3.	The development and maintenance of a list of hazardous materials used by the Contractor.
4.	Obtaining and maintaining Material Safety Data Sheets (MSDS) for all hazardous materials on site.
5.	Labeling the containers of hazardous materials
B.

Respiratory Protection – Contractor shall comply with all aspects of 29 CFR 1910.134 including the development of a written site specific Respiratory Protection Program. Contractor shall submit a copy of their site program to Owners. Contractor employee’s medical approval, respirator training and fit test records shall be available upon request.

C.	Bloodborne pathogens – Contractor shall comply with 29 CFR 1910.1030. Contractor shall provide Owners with its required site specific Exposure Control Plan.
D.	Inorganic Arsenic – Contractor shall comply with all aspects of 29 CFR 1910.1018 and Owners’ arsenic Work requirements.
E.	Lead – Contractor shall comply with all aspects of 29 CFR 1910.1025 and 1926.62, and Owners’ lead Work requirements.
F.	Asbestos – Contractor shall comply with all aspects of 29 CFR 1910.1001 and 1926.1101, and Owners’ asbestos Work requirements.
G.	Contractor shall submit a list of hazardous materials and a Material Safety Data Sheet for each hazardous material to Owners for approval prior to bringing the hazardous material on site.
6.	The Contractor shall develop and submit a plan to Owners that details both the personal and environmental monitoring that they will perform for any special hazardous operations such as spray painting, sandblasting, and large chemical applications.

15.

Reporting Occupational Injuries, Illnesses and Incidents – Contractor shall immediately report to Owners all injuries, illnesses, and incidents resulting in property damage greater than $10,000, fires, crane incidents, personnel falls and all environmental spills arising out of or in connection with the performance of the Contractor and their subcontractor’s Work. For all events reported, except first aid cases, Contractor shall submit within two working days a written report documenting the facts of the event, including root causes and action(s) taken or planned to prevent recurrence. Additionally, for all occupational injuries and illnesses requiring off-site medical treatment, the Contractor shall submit to Owners the state workers’ compensation First Report of Injury. At the end of each month the Contractor shall submit to Owners a report documenting the Contractor and their subcontractor’s safety statistics, including Work hours, number of recordable injuries and illnesses and the number of lost workday cases for the month, year-to-date, and project-to-date.

16.

Fire Protection – Contractor shall comply with 29 CFR 1926.150 through 29 CFR 1926.155. Additionally, the Contractor shall comply with applicable Owners Hot Work Permit systems. All oxy-fuel burning and welding units shall be equipped with flashback arrestors installed between the regulator and the hose, and between the hose and the torch. Arrestors shall be inspected and maintained per the manufacture’s recommendations. The Contractor shall train all users of oxy-fuel burning and welding equipment in safe operating practices. Training shall be documented and available for review. The Contractor shall provide adequate numbers of trained

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Firewatches and fire extinguishers in locations to support and protect the scope of Work. Firewatches may perform collateral duties that do not interfere with the fire prevention efforts.

17.

Hazardous Waste Control and Disposal – Contractor shall not cause or permit to be released in connection with the Work to be performed, any hazardous wastes or toxic substances and/or any other waste, pollution, noxious gases or substances, or any other substances in violation of applicable laws, rules, and regulations. Contractor is responsible for spill cleanup in accordance with applicable regulations. Contractor shall properly package any hazardous waste or toxic substances which may be generated through the execution of its Work for disposal by Owners. Contractor shall store any hazardous waste generated only in designated, approved storage areas prior to shipment from site.

18.	Barricades – Contractor shall furnish, erect, maintain and dismantle barricades required for their Work activity that, at a minimum, achieves the following :
A.

Warning Barricades (tape and stand ) shall be used to alert employees to potential hazards. Each barricade shall be identified regarding the date it was erected, the potential hazard, and the person responsible for the barricaded area. Warning barricades shall be about 42 inches high and shall be removed when no longer needed.

1.

Yellow-black barricade tape shall be used to indicate caution or warning. An employee may enter the barricaded area only after reviewing the identified potential hazard and taking the necessary precautions. Examples include: excavations( six feet back from the edge), counterweight swing area, overhead Work boundaries

2.	Yellow-magenta barricade tape shall be used to restrict access to a Work area where radioactive material is present or where industrial radiography is being conducted.
3.

Red barricade tape shall be used to indicate immediate danger. No one may enter a red barricaded area unless the supervisor responsible for the barricaded area specifically authorizes them. Examples include: overhead rigging operations, pneumatic test areas, attended floor openings (six feet back from the edge)

B.

Protective (rigid) Barricades shall consist of a guardrail system meeting the requirements of 29 CFR 1926.502(b). Protective barricades are required for, but not limited to: unattended floor and roof openings, unprotected floor edges or platforms, and ladderway floor openings.

19.

Hole covers in floors and decks – Contractor shall comply with 29 CFR 1926.502 (i). Additionally, wooden hole covers shall, at a minimum, be constructed of three-quarter-inch plywood provided one dimension of the opening is less than 18 inches; otherwise, 2-inch lumber or doubled ¾ inch plywood is required. Material or equipment shall not be stored on any hole cover. Contractor shall identify hole covers with warning labels as prescribed in 29 CFR 1926.502(i)(4).

20.	Owners Location Specific EH&S Requirements – Contractor will be provided with any applicable Owners specific EH&S requirements which must be adhered to during Contractor’s Work activity.

21.	Miscellaneous Requirements
A.

Tool Inspection – All Contractor tools shall be stored, used, and maintained in accordance with 29 CFR 1926 Subpart I. Additionally, all Contractor tools and equipment shall be subject to inspection by Owners at any time while on the project site. Owners retain the right to prohibit or restrict the use of tools and equipment determined to be in unsafe working condition. The use of homemade tools is prohibited unless approved by Owners management. The modification of tools and equipment is prohibited without the express written consent of the manufacturer or by the design of a Registered Professional Engineer. The Contractor shall make provisions to remove defective tools and equipment from service immediately by such means as “Do Not Operate” tags or similar methods determined to be effective.

B.

Impalement hazards – Reinforcing steel and similar objects projecting above horizontal surfaces shall be capped or otherwise protected to prevent the possibility of impaling personnel. Non-reinforced plastic caps are not approved protection for falls greater than six feet. Use covers of wood or other approved devices.

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C.

Environmental, Health and Safety (EH&S) Professional – Contractor shall provide qualified individual(s) to serve as their EH&S resource for the project in accordance with the following criteria, at a minimum:

1.

If the Contractor’s projected workforce, including subcontractors, is a total of 25 employees or less, Contractor shall designate an appropriately trained and experienced supervisor to assume the duties of the EH&S resource.

2.	If the Contractor’s projected workforce, including subcontractors, is a total of 25 to 50 employees, an EH&S Professional, whose primary function is EH&S, shall be assigned to the jobsite.
3.

If the Contractor’s projected workforce, including subcontractors, is a total greater than 50 employees, an EH&S Professional whose sole function is EH&S shall be assigned to the jobsite. If the workforce becomes 150 employees, a second EH&S Professional whose sole function is EH&S shall be assigned to the jobsite. A 200 plus employee workforce may require additional EH&S resources. The number of EH&S Professionals will be mutually agreed to by the Contractor and Owners at the 200 plus level.

4.	The EH&S resource/Professional shall be assigned to the jobsite upon Contractor mobilization, not when the reference workforce size is attained.
5.	Contractor shall submit the qualifications of the EH&S resource/Professional to Owners for approval prior to assigning the individual to the jobsite.
D.

Use of Explosives – In the event the use of explosives is require under the Agreement, all blasting operations shall be conducted in strict accordance with 29 CFR 1926 Subpart U and any other applicable ordinance or regulation. Only experienced and licensed blasters shall perform blasting. The Contractor shall acquire all licenses and/or permits applicable to the use of explosives. A whistle or siren shall be provided by the Contractor, and shall be sounded immediately before blasting. It shall be the Contractor’s responsibility to assure all persons are fully aware of the meaning of the signal and that all personnel and vehicles are cleared from the area where they might be injured or damage might occur as a result of the blasting. No blasting shall be performed without the written consent of Owners’ Construction Manager.

E.

The Contractor shall notify Owners immediately of any complaint, contact, or intent to inspect the site by any regulatory agency such as, but not limited to, OSHA, EPA, Public Health, and local law enforcement. Upon request the Contractor shall provide Owners such information as the nature of allegations or complaints, any citations or penalties, and agreed upon resolutions or abatements.

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